                                                FILED PURSUANT TO RULE 424(b)(3)
                                                             FILE NO. 333-108797

[Provident Bancorp, Inc. Logo]            [Warwick Community Bancorp, Inc. Logo]

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

        The boards of directors of Provident Bancorp, Inc. and Warwick Community Bancorp, Inc. have both unanimously approved the merger of Warwick Community Bancorp with and into Provident Bancorp. If the merger is completed, Warwick Community Bancorp stockholders will have the opportunity to elect to receive in exchange for each share of Warwick Community Bancorp common stock they own immediately prior to completion of the merger 2.7810 shares of Provident Bancorp common stock, a cash payment of $32.26, or a combination of shares of Provident Bancorp common stock and cash. However, because 50% of the total number of shares of Warwick Community Bancorp common stock outstanding at the closing will be converted into Provident Bancorp common stock and the remaining 50% of the outstanding shares will be converted into cash (subject to a potential adjustment to preserve the intended federal income tax treatment of the merger), regardless of your election, you may receive a combination of cash and shares of Provident Bancorp common stock for your Warwick Community Bancorp shares that is different than what you elected depending on the elections made by other Warwick Community Bancorp stockholders.

        Based on the closing price of $11.12 per share of Provident Bancorp common stock on August 13, 2004, each share of Warwick Community Bancorp common stock that is exchanged solely for Provident Bancorp common stock would be converted into 2.7810 shares of Provident Bancorp common stock having an implied value of $30.92. The market price of Provident Bancorp common stock will fluctuate over time, which will cause the implied value of the stock component of the merger consideration to fluctuate. You should obtain current market quotations for the shares of both companies from a newspaper, the internet or your broker. Provident Bancorp common stock is listed on the Nasdaq National Market under the symbol "PBCP." Warwick Community Bancorp common stock is listed on the Nasdaq National Market under the symbol "WSBI." We expect that the merger will generally be tax-free to you with respect to any Provident Bancorp common stock that you receive and will generally be taxable to you with respect to any cash that you receive.

        The merger cannot be completed unless the stockholders of Warwick Community Bancorp approve the merger agreement. Warwick Community Bancorp has scheduled an annual meeting so its stockholders can vote on the merger agreement, elect three directors and ratify the appointment of Warwick Community Bancorp's independent registered public accounting firm for the year ending December 31, 2004. Warwick Community Bancorp's board of directors unanimously recommends that its stockholders vote "FOR" the merger agreement, "FOR" Warwick Community Bancorp's nominees to the Warwick Community Bancorp board of directors and "FOR" the ratification of KPMG LLP as its independent registered public accounting firm for the year ending December 31, 2004.

        Warwick Community Bancorp will hold its annual meeting of stockholders on September 22, 2004, at 9:30 a.m., at The Inn at Central Valley, Smith Clove Road, Central Valley, New York.

        This document describes the annual meeting of stockholders, the merger, the documents related to the merger, and other related matters. WE URGE YOU TO READ THIS ENTIRE DOCUMENT CAREFULLY. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN THE SECTION TITLED "RISK FACTORS" BEGINNING ON PAGE
28. YOU CAN ALSO OBTAIN INFORMATION ABOUT OUR COMPANIES FROM DOCUMENTS THAT WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

        YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Warwick Community Bancorp annual meeting of stockholders, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote "FOR" the merger agreement and the other proposals being considered at the annual meeting of stockholders. If you do not return the proxy card, it will have the same effect as a vote against the merger agreement.

        THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY. NEITHER THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, NOR ANY OTHER BANK REGULATORY AGENCY, NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        This Proxy Statement/Prospectus is dated August 16, 2004 and is first being mailed to stockholders of Warwick Community Bancorp on or about August 20, 2004.


                     HOW TO GET COPIES OF RELATED DOCUMENTS


        This document incorporates important business and financial information about Provident Bancorp, Inc. and Warwick Community Bancorp, Inc. that is not included in or delivered with this document. Warwick Community Bancorp stockholders may receive the information free of charge by writing or calling the persons listed below. For Provident Bancorp documents, make your request to Provident Bancorp, Inc., 400 Rella Boulevard, Montebello, New York 10901,
Attention: Roberta Lennett; telephone number (845) 369-8082. For Warwick
Community Bancorp documents, make your request to Barbara A. Rudy-Moore, Senior
Vice President, Shareholder Relations, Warwick Community Bancorp, Inc., P.O. Box
591, Warwick, New York 10990-0591; telephone number (845) 986-2206. We will respond to your request within one business day by sending the requested documents by first class mail or other equally prompt means. IN ORDER TO ENSURE
TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF WARWICK COMMUNITY BANCORP'S
ANNUAL MEETING OF STOCKHOLDERS, ANY REQUEST SHOULD BE MADE BY SEPTEMBER 15,
2004. ALSO SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 136.


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                                TABLE OF CONTENTS


HOW TO GET COPIES OF RELATED DOCUMENTS............................................................................i
SUMMARY...........................................................................................................1
QUESTIONS AND ANSWERS ABOUT THE VOTING PROCEDURES FOR THE ANNUAL MEETING.........................................12
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF PROVIDENT BANCORP, INC........................................14
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF WARWICK COMMUNITY BANCORP, INC................................18
SELECTED CONSOLIDATED UNAUDITED PRO FORMA FINANCIAL DATA.........................................................21
   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION..............................................21
   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET......................................................22
   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME...............................................24
   COMPARATIVE PRO FORMA PER SHARE DATA..........................................................................27
RISK FACTORS.....................................................................................................28
   RISKS RELATED TO THE MERGER...................................................................................28
   RISKS ABOUT PROVIDENT BANCORP.................................................................................30
   RISKS RELATED TO PRIOR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF WARWICK COMMUNITY BANCORP.............36
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS........................................................37
THE WARWICK COMMUNITY BANCORP, INC. ANNUAL MEETING...............................................................39
   MATTERS TO BE CONSIDERED......................................................................................39
   PROXIES.......................................................................................................39
   SOLICITATION OF PROXIES.......................................................................................40
   RECORD DATE...................................................................................................41
   VOTING RIGHTS AND VOTE REQUIRED...............................................................................41
   RECOMMENDATION OF THE BOARD OF DIRECTORS......................................................................42
   ATTENDING THE WARWICK COMMUNITY BANCORP ANNUAL MEETING........................................................42
   PARTICIPANTS IN WARWICK COMMUNITY BANCORP'S AND WARWICK SAVINGS' BENEFIT PLANS................................42
   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF WARWICK COMMUNITY BANCORP..................................43
   BENEFICIAL STOCK OWNERSHIP OF MANAGEMENT......................................................................43
INFORMATION ABOUT THE COMPANIES..................................................................................45
PROPOSAL I-- THE PROPOSED MERGER.................................................................................48
   GENERAL.......................................................................................................48
   BACKGROUND OF THE MERGER......................................................................................48
   WARWICK COMMUNITY BANCORP'S REASONS FOR THE MERGER; RECOMMENDATION OF WARWICK COMMUNITY BANCORP'S BOARD OF
        DIRECTORS................................................................................................51
   OPINION OF WARWICK COMMUNITY BANCORP'S FINANCIAL ADVISOR......................................................55
   PROVIDENT BANCORP'S REASONS FOR THE MERGER....................................................................67
   MERGER CONSIDERATION; CASH OR STOCK ELECTION..................................................................69
   ELECTION PROCEDURES; SURRENDER OF STOCK CERTIFICATES..........................................................72
   TREATMENT OF WARWICK COMMUNITY BANCORP STOCK OPTIONS..........................................................74
   EMPLOYEE MATTERS..............................................................................................75
   INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER.............................................................76


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   CONDUCT OF BUSINESS PENDING THE MERGER........................................................................79
   PAYMENT OF SPECIAL CASH DIVIDEND..............................................................................80
   REPRESENTATIONS AND WARRANTIES................................................................................81
   CONDITIONS TO THE MERGER......................................................................................82
   REGULATORY APPROVALS REQUIRED FOR THE MERGER..................................................................83
   NO SOLICITATION...............................................................................................85
   TERMINATION; AMENDMENT; WAIVER................................................................................86
   MANAGEMENT AND OPERATIONS AFTER THE MERGER....................................................................87
   EFFECTIVE DATE OF MERGER......................................................................................87
   PUBLIC TRADING MARKETS........................................................................................88
   WARWICK COMMUNITY BANCORP RIGHTS AGREEMENT....................................................................88
   PROVIDENT BANCORP DIVIDENDS...................................................................................89
   FEES AND EXPENSES.............................................................................................89
   MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER..........................................89
   MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO PARTICIPANTS IN THE WARWICK
        COMMUNITY BANCORP, INC. EMPLOYEE STOCK OWNERSHIP PLAN AND THE 401(K) SAVINGS PLAN........................94
   RESALE OF PROVIDENT BANCORP COMMON STOCK......................................................................96
   ACCOUNTING TREATMENT..........................................................................................97
   DISSENTERS' RIGHTS OF APPRAISAL...............................................................................97
   WARWICK COMMUNITY BANCORP STOCK TRADING AND DIVIDEND INFORMATION.............................................102
   PROVIDENT BANCORP STOCK TRADING AND DIVIDEND INFORMATION.....................................................104
   DESCRIPTION OF CAPITAL STOCK OF PROVIDENT BANCORP............................................................107
   PROVISIONS OF THE PROVIDENT BANCORP CERTIFICATE OF INCORPORATION AND BYLAWS..................................109
   BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS...........................................................111
   BUSINESS COMBINATION STATUTES AND PROVISIONS.................................................................112
PROPOSAL II-- ELECTION OF DIRECTORS.............................................................................113
   GENERAL......................................................................................................113
   INFORMATION AS TO NOMINEES AND CONTINUING DIRECTORS..........................................................113
   NOMINEES FOR ELECTION AS DIRECTORS...........................................................................114
   CONTINUING DIRECTORS.........................................................................................115
   BOARD MEETINGS, BOARD COMMITTEES AND CORPORATE GOVERNANCE MATTERS............................................116
   AUDIT COMMITTEE REPORT.......................................................................................120
   RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM..............................................121
   GENERAL......................................................................................................121
   INDEPENDENT AUDITING FIRM FEES...............................................................................122
   CHANGE IN AUDITORS...........................................................................................122
   DIRECTORS COMPENSATION.......................................................................................123
   FEE ARRANGEMENTS.............................................................................................123
   COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION..................................................124
   COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION......................................................124
   PERFORMANCE GRAPH............................................................................................127
   EXECUTIVE COMPENSATION.......................................................................................128
   SUMMARY COMPENSATION TABLE...................................................................................128
   AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES.............................129
   OTHER COMPENSATION PLANS AND ARRANGEMENTS....................................................................129


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   PENSION PLAN TABLE...........................................................................................131
   SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN.......................................................................131
   TRANSACTIONS WITH CERTAIN RELATED PERSONS....................................................................132
   COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT............................................................132
   EQUITY COMPENSATION PLAN INFORMATION TABLE...................................................................132
PROPOSAL III-- RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.....................133
ADDITIONAL INFORMATION..........................................................................................134
EXPERTS.........................................................................................................135
LEGAL OPINIONS..................................................................................................135
OTHER MATTERS...................................................................................................136
WHERE YOU CAN FIND MORE INFORMATION.............................................................................136


APPENDICES

A.   Agreement and Plan of Merger by and between Provident Bancorp, Inc. and Warwick Community Bancorp, Inc.
     dated March 15, 2004.......................................................................................A-1
B.   Opinion of Sandler O'Neill & Partners, L.P.................................................................B-1
C.   Section 262 of the Delaware General Corporation Law........................................................C-1
D.   Warwick Community Bancorp, Inc. Audit Committee Charter....................................................D-1
E.   Warwick Community Bancorp, Inc. Nominating Committee Charter...............................................E-1
F.   Index to Consolidated Financial Statements of E.N.B. Holding Company, Inc..................................F-1

                         WARWICK COMMUNITY BANCORP, INC.
                                18 OAKLAND AVENUE
                             WARWICK, NEW YORK 10990

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        To Be Held on September 22, 2004


        NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Warwick Community Bancorp, Inc. will be held at The Inn at Central Valley, Smith Clove Road, Central Valley, New York, on September 22, 2004 at 9:30 a.m., local time, for the following purposes:

        1. To consider and vote on a proposal to approve the Agreement and Plan of Merger, by and between Provident Bancorp, Inc. and Warwick Community Bancorp, Inc., dated as of March 15, 2004, and all of the matters contemplated in the agreement, pursuant to which Warwick Community Bancorp will merge with and into Provident Bancorp, with Provident Bancorp being the surviving corporation;

        2. To elect three persons to serve as directors of Warwick Community Bancorp until the merger with Provident Bancorp is consummated or, if the merger is not consummated, for a term of three years each;

        3. To ratify the appointment of KPMG LLP as Warwick Community Bancorp's independent registered public accounting firm for the year ending December 31, 2004; and

such other matters as may properly come before the Warwick Community Bancorp annual meeting of stockholders or any adjournment or postponement of the meeting, including any proposal to approve the adjournment of the annual meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the annual meeting to approve the proposals. As of the date of this Proxy Statement/Prospectus, management of Warwick Community Bancorp is not aware of any other business to be considered.

        We more fully describe the merger with Provident Bancorp and the other proposals in the attached Proxy Statement/Prospectus, which you should read carefully and in its entirety before voting. A copy of the merger agreement is included as APPENDIX A to the accompanying Proxy Statement/Prospectus.

        We have established August 9, 2004 as the record date for determining the stockholders entitled to notice of and to vote at the annual meeting. Only record holders of Warwick Community Bancorp common stock as of the close of business on that date will be entitled to vote at the annual meeting or any adjournment or postponement of the annual meeting. If there are not sufficient votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the annual meeting, the annual meeting may be adjourned in order to permit further solicitation of proxies by Warwick Community Bancorp. A list of stockholders entitled to vote at the annual meeting will be available at Warwick Community Bancorp, Inc., 18 Oakland

Avenue, Warwick, New York, for ten days prior to the annual meeting and also will be available at the annual meeting.

        Our board of directors unanimously recommends that you vote "FOR" approval of the merger agreement and the transactions contemplated by the merger agreement, "FOR" each of the nominees for director listed in the Proxy Statement/Prospectus and "FOR" ratification of the appointment of KPMG LLP as Warwick Community Bancorp's independent registered public accounting firm for the year ending December 31, 2004.

        PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Your vote is important, regardless of the number of shares that you own. Voting by proxy will not prevent you from voting in person at Warwick Community Bancorp's annual meeting of stockholders, but will assure that your vote is counted if you are unable to attend.

                                    By Order of the Board of Directors,



                                    /s/ Lois E. Ulatowski
                                    ----------------------------
                                    Lois E. Ulatowski
                                    Corporate Secretary

Warwick, New York
August 16, 2004

                                     SUMMARY

        This is a summary of certain information regarding the proposed merger and the annual meeting of stockholders. It does not contain all of the information that may be important to you. We urge you to carefully read the entire document, including the Appendices, before deciding how to vote.

WHAT THIS DOCUMENT IS ABOUT

        The boards of directors of Warwick Community Bancorp, Inc. and Provident Bancorp, Inc. have approved the merger agreement between Warwick Community Bancorp and Provident Bancorp pursuant to which Warwick Community Bancorp will merge with and into Provident Bancorp. The merger cannot be completed unless the stockholders of Warwick Community Bancorp approve the merger agreement. Warwick Community Bancorp's stockholders will vote on the merger agreement at Warwick Community Bancorp's annual meeting. They will also vote on the election of three directors and the ratification of KPMG LLP as Warwick Community Bancorp's independent registered public accounting firm for the year ending December 31, 2004. This document is the Proxy Statement used by your board to solicit proxies for the annual meeting. It is also the Prospectus of Provident Bancorp regarding the shares of Provident Bancorp common stock to be issued to Warwick Community Bancorp stockholders if the merger is completed.

THE WARWICK COMMUNITY BANCORP ANNUAL MEETING

DATE, TIME AND PLACE

        Warwick Community Bancorp will hold its annual meeting of stockholders on September 22, 2004, 9:30 a.m., at The Inn at Central Valley, Smith Clove Road, Central Valley, New York.

RECORD DATE

        The record date for stockholders entitled to vote at the annual meeting of stockholders is August 9, 2004.

SHARES ENTITLED TO VOTE

        4,498,923 shares of Warwick Community Bancorp common stock were outstanding on the record date and entitled to vote at the Warwick Community Bancorp annual meeting.

PURPOSE OF THE ANNUAL MEETING

        The purpose of the annual meeting is to consider and vote on the merger agreement, the election of three directors and the ratification of KPMG LLP as Warwick Community Bancorp's independent registered public accounting firm for the year ending December 31, 2004.

VOTE REQUIRED

        A majority of the outstanding shares of Warwick Community Bancorp common stock entitled to vote must be cast in favor of the merger agreement for it to be approved. Directors are elected by a plurality of votes cast, without regard to either broker non-votes or proxies as to which authority to vote for the nominees being proposed is withheld. The ratification of KPMG LLP as Warwick Community Bancorp's independent registered public accounting firm is determined by a majority of the votes cast, without regard to broker non-votes or proxies marked "ABSTAIN."

        As of the record date, the directors and executive officers of Warwick Community Bancorp and their affiliates beneficially owned 668,469 shares, or approximately 14.05% of the outstanding shares of Warwick Community Bancorp common stock. Pursuant to voting agreements entered into at the time the merger agreement with Provident Bancorp was signed, each director of Warwick Community Bancorp has agreed, among other things, to vote or cause to be voted all shares over which they maintain sole or shared voting power in favor of approval and adoption of the merger agreement.

        THE WARWICK COMMUNITY BANCORP BOARD RECOMMENDS YOU VOTE IN FAVOR OF THE PROPOSALS.

        Warwick Community Bancorp's board of directors has unanimously approved the merger agreement and unanimously recommends that Warwick Community Bancorp stockholders vote "FOR" the merger agreement, "FOR" each of the nominees listed in this Proxy Statement/Prospectus for the Warwick Community Bancorp board of directors and "FOR" the ratification of KPMG LLP as independent registered public accounting firm for the year ending December 31, 2004.

THE COMPANIES

PROVIDENT BANCORP

        Provident Bancorp, a Delaware corporation, is the savings and loan holding company for Provident Bank. Provident Bank is a federally-chartered savings association that operates 27 full-service banking offices in Rockland, Orange, Ulster and Sullivan Counties in New York. Provident Bank has established Provident Municipal Bank as a special purpose New York-chartered commercial bank that accepts deposits from municipalities located in the State of New York. The Federal Deposit Insurance Corporation insures the deposits of Provident Bank and Provident Municipal Bank. At June 30, 2004, Provident Bancorp had $1.8 billion in total consolidated assets. Provident Bancorp's principal executive offices are located at 400 Rella Boulevard, Montebello, New York 10901. Provident Bancorp's telephone number is (845) 369-8040.

WARWICK COMMUNITY BANCORP

        Warwick Community Bancorp, a Delaware corporation, is the bank holding company for The Warwick Savings Bank, which we refer to in this document as "Warwick Savings", a New

York-chartered savings bank that operates seven full-service banking offices in Orange and Putnam Counties in New York, and The Towne Center Bank, a New Jersey-chartered commercial bank with two banking offices in Bergen County, New Jersey. Warwick Savings has established Warwick Commercial Bank as a special purpose New York-chartered commercial bank that accepts deposits from municipalities located in the State of New York. The Federal Deposit Insurance Corporation insures the deposits of Warwick Savings, The Towne Center Bank and Warwick Commercial Bank. At June 30, 2004, Warwick Community Bancorp had approximately $718.0 million in total consolidated assets. Warwick Community Bancorp's principal executive offices are located at 18 Oakland Avenue, Warwick, New York 10990. Warwick Community Bancorp's telephone number is (845) 986-2206.

THE MERGER

GENERAL DESCRIPTION (SEE PAGE 48)

        Warwick Community Bancorp will merge with and into Provident Bancorp, with Provident Bancorp as the surviving entity. The merger will be completed within thirty days after all conditions precedent to closing have been met, unless Provident Bancorp and Warwick Community Bancorp agree on a different closing date. In addition, in the event the closing would be required to occur on or after September 11, 2004 but before October 1, 2004, then, at Provident Bancorp's sole discretion, the closing may occur on the close of business on October 1, 2004, provided that all conditions precedent to the closing have been fulfilled or waived. A copy of the merger agreement is attached as APPENDIX A to this document and is incorporated by reference.

CONSIDERATION PAYABLE TO WARWICK COMMUNITY BANCORP STOCKHOLDERS (SEE PAGE 69)

        Warwick Community Bancorp stockholders will be offered the opportunity to elect to receive merger consideration in the form of 2.7810 shares of Provident Bancorp common stock, $32.26 in cash or a combination of Provident Bancorp common stock and cash in exchange for their shares of Warwick Community Bancorp common stock. However, because the merger agreement generally provides that 50% of the total number of shares of Warwick Community Bancorp common stock outstanding at the closing will be converted into Provident Bancorp common stock and the remaining 50% of the outstanding shares will be converted into cash, regardless of a Warwick Community Bancorp stockholder's election, a Warwick Community Bancorp stockholder may actually receive a combination of cash and shares of Provident Bancorp common stock for his, her or its Warwick Community Bancorp shares that is different than what such stockholder elected, depending on the elections made by other Warwick Community Bancorp stockholders. All elections will be subject to the allocation and proration procedures described in the merger agreement.

        For federal income tax purposes that are explained on page 70, the number of shares of Provident Bancorp common stock that will be issued in the merger to Warwick Community Bancorp stockholders may be increased, and the aggregate amount of cash that will be issued to Warwick Community Bancorp stockholders may be decreased. If this tax-related adjustment becomes necessary, the amount of cash you would have received, after taking into account your election and any proration, will be reduced and you will receive additional shares of Provident

Bancorp common stock instead. Whether the tax-related adjustment will be made, and the magnitude of the adjustment, if made, will be based on a number of factors, including the average trading price of Provident Bancorp common stock prior to the date of the merger.

        Warwick Community Bancorp stockholders may also receive a special cash dividend based on factors relating to the disposition of automobiles contained in the automobile lease portfolio held by Warwick Savings. Warwick Savings has disposed of all the automobiles and related lease receivables in the automobile lease portfolio for total consideration of $7,052,000, of which $7,008,000 was received by Warwick Savings in cash and $44,000 is being held in escrow. Warwick Savings realized a loss on this sale of $2,573,000, beyond reserves established for this portfolio through March 31, 2004, in the second calendar quarter of 2004. While Warwick Savings has disposed of all such automobiles, the ultimate amount of the dividend (if any) will depend on a number of additional factors and legal limitations (including the approval of the New York State Banking Department with respect to any special dividend payment). While there can be no assurance as to the amount or timing of the dividend, or whether the dividend will be declared and paid, based upon the amounts received and the applicable expenses, Warwick Community Bancorp and Provident Bancorp have agreed that the amount available that may be declared as a special dividend is $4,150,000. However, the ultimate declaration of that dividend is subject to, among other things, approval of the New York State Banking Department, and accordingly, Warwick Community Bancorp cannot give any assurances as to the amount or timing of any special dividend. See page 80.

ELECTION OF CASH OR STOCK CONSIDERATION (SEE PAGE 72)

        No more than 40 business days and no less than 20 business days before the expected date of completion of the merger, Provident Bancorp will send an election form to Warwick Community Bancorp stockholders that may be used to indicate whether their preference is to receive cash, shares of Provident Bancorp common stock or a combination of cash and Provident Bancorp common stock, or whether they have no preference.

        WARWICK COMMUNITY BANCORP STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE INSTRUCTIONS FROM THE PROVIDENT BANCORP EXCHANGE AGENT.

        The merger agreement contains allocation and proration provisions that are designed to ensure that, subject to a tax-related adjustment, 50% of the outstanding shares of common stock of Warwick Community Bancorp will be exchanged for shares of Provident Bancorp common stock and the remaining 50% of the outstanding shares of common stock of Warwick Community Bancorp will be exchanged for cash.

        Therefore, if the holders of more than 50% of the outstanding Warwick Community Bancorp common stock elect to receive Provident Bancorp common stock for such shares, the amount of Provident Bancorp common stock that each such stockholder would receive from Provident Bancorp will be reduced on a pro rata basis. As a result, these Warwick Community Bancorp stockholders will receive cash consideration for any Warwick Community Bancorp shares for which they do not receive Provident Bancorp common stock.

        Similarly, if the holders of more than 50% of the outstanding Warwick Community Bancorp common stock elect to receive cash for such shares, the amount of cash that each such stockholder would receive from Provident Bancorp will be reduced on a pro rata basis. As a result, such stockholders will receive Provident Bancorp common stock for any Warwick Community Bancorp shares for which they do not receive cash.

        THE DEADLINE FOR RETURNING THE ELECTION FORM IS THE CLOSE OF BUSINESS ON THE TWENTY-FIFTH DAY FOLLOWING THE MAILING DATE OF THE ELECTION FORM, NOT INCLUDING THE DATE OF MAILING, UNLESS WARWICK COMMUNITY BANCORP AND PROVIDENT BANCORP MUTUALLY AGREE UPON ANOTHER DEADLINE DATE. IF YOU DO NOT MAKE AN ELECTION, YOU WILL BE ALLOCATED EITHER CASH OR SHARES OF PROVIDENT BANCORP COMMON STOCK, OR A COMBINATION OF CASH AND SHARES OF PROVIDENT BANCORP COMMON STOCK, DEPENDING ON THE ELECTIONS MADE BY OTHER WARWICK COMMUNITY BANCORP STOCKHOLDERS.

COMPARATIVE MARKET PRICES AND SHARE INFORMATION (SEE PAGE 102)

        Provident Bancorp common stock is listed on the Nasdaq National Market under the symbol "PBCP." Warwick Community Bancorp common stock is listed on the Nasdaq National Market under the symbol "WSBI." The table below presents the per share closing prices of Provident Bancorp's and Warwick Community Bancorp's common stock and the equivalent per share price for Warwick Community Bancorp common stock on (1) March 15, 2004, the last trading date before public announcement of the merger agreement and (2) August 13, 2004, the latest practicable date before the printing of this Proxy Statement/Prospectus. The equivalent price per share column is calculated by assuming half of each share of Warwick Community Bancorp's common stock is converted into Provident Bancorp common stock at an exchange ratio of 2.7810 shares per full Warwick Community Bancorp share and the remaining half is converted into cash at $32.26 per full Warwick Community Bancorp share. For more information about the exchange ratio, see "Proposal I - The Proposed Merger - Merger Consideration; Cash or Stock Election," and for more information about the stock prices and dividends of Provident Bancorp and Warwick Community Bancorp, see "Proposal I - The Proposed Merger - Warwick Community Bancorp Stock Trading and Dividend Information" and "Proposal I - The Proposed Merger - Provident Bancorp Stock Trading and Dividend Information."


                             LAST REPORTED SALE PRICE FOR SHARES OF
                           ------------------------------------------
                                             WARWICK
                            PROVIDENT       COMMUNITY
                             BANCORP         BANCORP      EQUIVALENT
                             COMMON          COMMON       PER SHARE
                              STOCK           STOCK          PRICE
                           -----------     -----------    -----------
          March 15, 2004   $    11.85      $    33.57     $    32.61
          August 13, 2004       11.12           32.08          31.59

        The market price of Provident Bancorp's common stock will fluctuate between the date of this Proxy Statement/Prospectus and the date on which the merger takes place, as well as after completion of the merger. Warwick Community Bancorp stockholders are advised to obtain current market quotations for Provident Bancorp's common stock. No assurance can be given as to the market price of Provident Bancorp's common stock at the time of the merger or thereafter.

PROVIDENT BANCORP DIVIDENDS (SEE PAGE 104)

        During the quarter ended June 30, 2004, Provident Bancorp paid a cash dividend on its common stock of $0.04 per share. Provident Bancorp currently expects to continue to pay a quarterly dividend of at least $0.04 per share of common stock. Although there is no present plan or intention to increase or decrease this dividend, the Provident Bancorp board of directors may, subject to applicable law and regulations, change this dividend amount at any time, and Provident Bancorp's ability to pay dividends on its common stock is subject to various legal and regulatory limitations.

DISSENTERS' RIGHTS FOR WARWICK COMMUNITY BANCORP STOCKHOLDERS (SEE PAGE 97)

        Under the Delaware General Corporation Law, holders of Warwick Community Bancorp common stock have the right to obtain an appraisal of the value of their shares of Warwick Community Bancorp common stock in connection with the merger. To perfect appraisal rights, a Warwick Community Bancorp stockholder must not vote for the approval of the merger agreement and must strictly comply with all of the procedures required under Section 262 of the Delaware General Corporation Law. These procedures are described more fully beginning on page 97.

        We have included a copy of the Delaware General Corporation Law -
Section 262 -- Appraisal Rights as APPENDIX C to this document.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (SEE PAGE 89)

        The merger has been structured to qualify as a "reorganization" under
Section 368(a) of the Internal Revenue Code for United States federal income tax purposes, and it is a condition to the respective obligations of the parties to complete the merger that Provident Bancorp and Warwick Community Bancorp each receive a legal opinion to the effect that the merger will so qualify. The consequences described below assume that, as expected, that the merger will qualify as a tax-free reorganization for federal income tax purposes. The federal income tax consequences of the merger to you will depend on the form of consideration you receive in the merger.

        If you receive solely Provident Bancorp common stock in exchange for your shares of Warwick Community Bancorp common stock, you will generally not recognize any gain or loss for federal income tax purposes (except with respect to cash received in lieu of any fractional shares).

        If you receive solely cash in exchange for your shares of Warwick Community Bancorp common stock, you will generally recognize gain or loss in an amount equal to the difference between the amount of cash received and your tax basis in your shares of Warwick Community Bancorp common stock exchanged.

        If you receive a combination of Provident Bancorp common stock and cash in exchange for your shares of Warwick Community Bancorp common stock, and your tax basis in your shares of Warwick Community Bancorp common stock is less than the sum of the amount of cash and the fair market value of the Provident Bancorp common stock you receive, you generally will recognize gain in an amount equal to the lesser of:

        (1) the sum of the amount of cash and the fair market value of the Provident Bancorp common stock you receive minus your tax basis in Warwick Community Bancorp common stock exchanged in the merger; or

        (2)     the amount of cash that you receive in the merger.

        In certain circumstances, such gain or, in the case of recipients of cash only, the entire amount of cash received, could be taxable as a dividend rather than as gain from the sale of a capital asset.

        However, if you receive a combination of Provident Bancorp common stock and cash in exchange for your shares of Warwick Community Bancorp and you realize a loss because your tax basis in your shares of Warwick Community Bancorp common stock is greater than the sum of the amount of cash and the fair market value of the Provident Bancorp common stock you receive, the loss will not currently be allowed.

        THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND UPON YOUR OWN SITUATION. IN ADDITION, YOU MAY BE SUBJECT TO STATE, LOCAL OR FOREIGN TAX LAWS THAT ARE NOT DISCUSSED IN THIS DOCUMENT. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU.

TREATMENT OF WARWICK COMMUNITY BANCORP STOCK OPTIONS (SEE PAGE 74)

        In the merger, the outstanding and unexercised options to acquire Warwick Community Bancorp common stock will be cancelled and all rights under the options will be extinguished in exchange for a cash payment determined by multiplying the number of Warwick Community Bancorp common stock underlying the option by an amount equal to $32.26 less the per share exercise price of the option.

RESELLING THE STOCK YOU RECEIVE IN THE MERGER (SEE PAGE 96)

        The shares of Provident Bancorp common stock to be issued in the merger will be registered under the Securities Act of 1933, as amended. Except as noted below, stockholders of Warwick Community Bancorp may freely transfer the shares of Provident Bancorp common stock after they receive them. Warwick Community Bancorp has identified certain of its directors, executive officers and others who may be deemed "affiliates" of Warwick Community Bancorp, and those persons have entered into agreements with Provident Bancorp restricting their ability to transfer the shares they will receive in the merger.

DIFFERENCES IN STOCKHOLDERS' RIGHTS (SEE PAGE 104)

        In the merger, each Warwick Community Bancorp stockholder who receives Provident Bancorp common stock will become a Provident Bancorp stockholder. The rights of Warwick Community Bancorp stockholders are currently governed by the Delaware General Corporation Law and Warwick Community Bancorp's certificate of incorporation and bylaws. The rights of Provident Bancorp stockholders are currently governed by Delaware General Corporation Law and Provident Bancorp's certificate of incorporation and bylaws. There are differences in the rights of stockholders of Warwick Community Bancorp and Provident Bancorp stockholders with respect to voting requirements and various other matters.

REASONS FOR THE MERGER (SEE PAGES 51 AND 67)

        On January 14, 2004, Provident Bancorp, MHC completed its "second-step" conversion from the mutual holding company structure to the fully converted stock form of ownership. As part of the conversion, Provident Bancorp sold approximately $195.7 million in shares of common stock. Over the last several years, Provident Bancorp has expanded its operations through the acquisition of E.N.B. Holding Company, Inc., which was completed on January 14, 2004, contemporaneous with the completion of the second-step conversion, and the acquisition of The National Bank of Florida in April 2002. Provident Bancorp identified Warwick Community Bancorp as a merger candidate that would add to its franchise by expanding its banking operations in Orange County, New York, which Provident Bancorp believes is an attractive market area.

        Warwick Community Bancorp entered into the merger agreement at the conclusion of a process in which Warwick Community Bancorp determined that a merger with Provident Bancorp was in the best interests of its stockholders. The reasons of the Warwick Community Bancorp board are discussed in more detail in the body of this document, and include, among others, the expectation that the combined company would have better future prospects than Warwick Community Bancorp was likely to achieve on a stand-alone basis. The Warwick Community Bancorp board of directors believes that the merger is fair to Warwick Community Bancorp stockholders and urges stockholders to vote "FOR" approval of the merger agreement.

OPINION OF WARWICK COMMUNITY BANCORP'S FINANCIAL ADVISOR (SEE PAGE 55)

        Among other factors considered in deciding to approve the merger agreement, the board of directors of Warwick Community Bancorp considered the opinion of Sandler O'Neill & Partners, L.P., its financial advisor, provided to the Warwick Community Bancorp board of directors on March 15, 2004 that as of that date, and based on and subject to the assumptions made, matters considered and qualifications and limitations in its opinion, the merger consideration provided for in the merger agreement was fair from a financial point of view to holders of Warwick Community Bancorp common stock. This opinion was subsequently confirmed in writing as of the date of this Proxy Statement/Prospectus. Holders of Warwick Community Bancorp common stock should carefully read Sandler O'Neill's opinion in its entirety. A copy of the full text of Sandler O'Neill's opinion dated as of the date of this Proxy Statement/Prospectus is included as APPENDIX B to this Proxy Statement/Prospectus. Sandler O'Neill's opinion is not intended to be and does not constitute a recommendation to any holder of Warwick Community Bancorp common stock as to how such holder should vote in connection with the merger transaction.

        Pursuant to an engagement letter between Warwick Community Bancorp and Sandler O'Neill, Warwick Community Bancorp agreed to pay Sandler O'Neill a fee of approximately $1,489,000 (based upon the closing price of Provident Bancorp common stock as of August 13, 2004), $384,000 of which has been paid and the remainder of which is payable upon completion of the merger. Warwick Community Bancorp has paid Sandler O'Neill a fee of $200,000 in connection with rendering its opinion, which fee will be credited against the transaction fee payable at the completion of the merger.

FINANCIAL INTERESTS OF WARWICK COMMUNITY BANCORP'S DIRECTORS AND OFFICERS IN THE MERGER (SEE PAGE 76)

        Some of Warwick Community Bancorp's directors and executive officers have financial interests in the merger that are in addition to their interests as stockholders of Warwick Community Bancorp. The Warwick Community Bancorp board of directors considered these interests in deciding to approve the merger agreement.

        Provident Bancorp has agreed that two current directors of Warwick Community Bancorp will be appointed as directors of Provident Bancorp and Provident Bank when the merger is completed.

        In addition, Messrs. Fred G. Kowal, Ronald J. Gentile and Arthur W. Budich will each receive a payment in consideration of the termination of their existing employment agreements with Warwick Community Bancorp.

        Messrs. Kowal and Gentile are also participants in a non-tax-qualified benefit restoration plan which will be amended in connection with the merger to require lump sum distributions to be paid to Messrs. Kowal and Gentile within 30 days following the merger. In addition, Mr. Kowal is a participant in a supplemental executive retirement plan. Mr. Kowal has agreed to a lump sum cash payment from the supplemental executive retirement plan at the effective time of the merger in lieu of any further benefits or accruals under the supplemental executive retirement plan.

        Provident Bancorp has agreed to indemnify the directors and officers of Warwick Community Bancorp against certain liabilities following the merger. Provident Bancorp has also agreed to provide directors' and officers' liability insurance for a period of six years following the merger.

        On the Record Date, directors and executive officers of Warwick Community Bancorp and their affiliates owned 668,469 shares or 14.05% of the Warwick Community Bancorp common stock.

CONDITIONS TO THE MERGER (SEE PAGE 82)

        Completion of the merger is contingent on a number of customary conditions, including approval of the merger agreement by Warwick Community Bancorp stockholders at the annual meeting and receipt of the required regulatory approvals.

REGULATORY APPROVAL (SEE PAGE 83)

        The merger and related transactions are subject to the approval of the Office of Thrift Supervision, the Federal Deposit Insurance Corporation and the New York State Banking Department, and the non-objection of the Federal Reserve Bank of New York. We have filed the applications required to obtain the necessary regulatory approvals. As of the date of this document, we have not received all of the required approvals. We filed a waiver notice with the Federal Reserve Bank of New York. Approval by any of these entities does not constitute an endorsement of the merger or a determination that the terms of the merger are fair to Warwick Community Bancorp stockholders.

TERMINATING THE MERGER AGREEMENT (SEE PAGE 86)

        Warwick Community Bancorp will be required to pay Provident Bancorp a termination fee in the amount of $6.5 million if, among other things, in connection with Warwick Community Bancorp's receipt of a superior proposal (as defined in the merger agreement), the merger agreement is terminated because Warwick Community Bancorp (i) enters into an acquisition agreement with respect to such superior proposal, (ii) terminates the merger agreement or (iii) withdraws or adversely modifies its recommendation to its stockholders to vote in favor of the merger agreement.

        The merger agreement also may be terminated by mutual consent, by either Warwick Community Bancorp or Provident Bancorp if the merger has not occurred by December 31, 2004 and under other limited circumstances described in the merger agreement.

AMENDING THE MERGER AGREEMENT (SEE PAGE 86)

        The merger agreement may be amended by the written consent of Provident Bancorp and Warwick Community Bancorp at any time prior to the completion of the merger. However, under applicable law, an amendment that reduces the amount or value, or changes the form of the merger consideration payable to Warwick Community Bancorp stockholders, and certain other types of amendments cannot be made following approval of the merger agreement by Warwick Community Bancorp stockholders without their approval.

ACCOUNTING TREATMENT OF THE MERGER (SEE PAGE 97)

        Provident Bancorp expects to account for the merger as a purchase for financial reporting purposes. Under the purchase method of accounting, the tangible and identifiable intangible assets and liabilities of Warwick Community Bancorp will be recorded, as of completion of the merger, at their respective fair values. The excess of the purchase price over the net assets acquired will be recorded as goodwill. Goodwill resulting from the merger will not be amortized, but will be reviewed for impairment at least annually. Core deposit and other intangibles with finite useful lives recorded in connection with the merger will be amortized.

WARWICK COMMUNITY BANCORP HAS AGREED NOT TO SOLICIT ALTERNATIVE TRANSACTIONS (SEE PAGE 85)

        In the merger agreement, Warwick Community Bancorp has agreed not to initiate, solicit or knowingly encourage, negotiate with, or provide any information to any person other than Provident Bancorp concerning an acquisition transaction involving Warwick Community Bancorp, Warwick Savings or Towne Center Bank. This restriction may deter other potential acquirors of control of Warwick Community Bancorp. However, Warwick Community Bancorp may take certain of these actions if its board of directors determines that it must do so in order to properly discharge its fiduciary duties following consultation with its legal counsel.

                     QUESTIONS AND ANSWERS ABOUT THE VOTING
                        PROCEDURES FOR THE ANNUAL MEETING


Q:      WHAT DO I NEED TO DO NOW?           proxy card to ensure that your vote
                                            is counted.
A:      After you have carefully
read this Proxy                             Q:      IF MY SHARES ARE HELD IN
Statement/Prospectus, indicate on           "STREET NAME" BY MY BROKER, WILL MY
your proxy card how you want your           BROKER VOTE MY SHARES FOR ME?
shares of Warwick Community Bancorp
common stock to be voted, then sign         A:      No. Your broker cannot vote
and mail it in the enclosed                 on the merger proposal on your
postage-paid envelope as soon as            behalf without specific
possible so that your shares may be         instructions from you. Your broker
represented and voted at the                will vote your shares on the merger
Warwick Community Bancorp annual            proposal only if you provide
meeting. If you sign and send in            instructions on how to vote. You
your proxy card and do not indicate         should follow the directions
how you want to vote, we will vote          provided by your broker. Your
your shares in favor of the merger          broker can vote your shares on all
agreement and the other proposals           other proposals without your
to be voted on at the annual                instructions.
meeting.
                                            Q.      WHAT IF I FAIL TO INSTRUCT
Q:      WHY IS MY VOTE IMPORTANT?           MY BROKER?

A.      If you do not return your           A.      If you fail to instruct
proxy card at or prior to the               your broker how to vote your shares
annual meeting, it will be more             and the broker submits an unvoted
difficult for Warwick Community             proxy, the resulting broker
Bancorp to obtain the necessary             "non-vote" will be counted toward a
quorum to hold the annual meeting.          quorum at the annual meeting, but
The merger must be approved by the          it will have the same effect as a
holders of a majority of the                vote against the merger agreement.
outstanding shares of Warwick
Community Bancorp common stock              Q.      CAN I ATTEND THE ANNUAL
entitled to vote at the Warwick             MEETING AND VOTE MY SHARES IN
Community Bancorp annual meeting.           PERSON?
Therefore, the failure of a Warwick
Community Bancorp stockholder to            A.      Yes. All stockholders are
vote, by proxy or in person, will           invited to attend the annual
have the same effect as a vote              meeting. Stockholders of record can
against the merger agreement.               vote in person at the annual
                                            meeting. If a broker holds your
Q:      HOW DO I VOTE?                      shares in street name, then you are
                                            not the stockholder of record and
A:      You can vote by mail. For           you must ask your broker how you
this method you will need to                can vote at the annual meeting in
complete, sign, date and return             person.
your proxy card in the postage-paid
envelope provided. You can also
vote in person at the annual
meeting. Even if you plan to attend
the annual meeting in person,
please take the time to properly
return the

Q:      CAN I CHANGE MY VOTE AFTER          Q:      WHOM SHOULD I CALL WITH
I HAVE MAILED MY SIGNED PROXY CARD?         QUESTIONS OR TO OBTAIN ADDITIONAL
                                            COPIES OF THIS PROXY
A:      Yes. If you have not voted          STATEMENT/PROSPECTUS?
through your broker, there are
three ways for you to revoke your           You should contact:
proxy and change your vote. First,
you may send written notice to the          Warwick Community Bancorp, Inc.
Corporate Secretary of Warwick              18 Oakland Avenue
Community Bancorp stating that you          Warwick, New York 10990
would like to revoke your proxy.            Attention:  Barbara A. Rudy-Moore
Second, you may complete and submit         Senior Vice President, Shareholder
a new proxy card. Third, you may              Relations
vote in person at the annual                Phone Number:  (845) 986-2206
meeting. If you have instructed a
broker to vote your shares, you
must follow the directions you
receive from your broker to revoke
or change your vote. Your last vote
will be the vote that is counted.

Q:      I AM A WARWICK COMMUNITY
BANCORP STOCKHOLDER. SHOULD I SEND
IN MY WARWICK COMMUNITY BANCORP
STOCK CERTIFICATES NOW?

A:      No. You should not send in
your stock certificates at this
time. We will separately send you
an election form with instructions
for surrendering your Warwick
Community Bancorp stock
certificates.

Q:      WHEN DO YOU EXPECT TO
MERGE?

A:      We are working toward
completing the merger as quickly as
possible. We expect to complete the
merger in the fourth quarter of
2004. However, we cannot assure you
when or if the merger will occur.
We must first obtain the approvals
of stockholders of Warwick
Community Bancorp and all necessary
regulatory approvals.

               SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF
                             PROVIDENT BANCORP, INC.


        The following tables set forth selected consolidated historical financial and other data of Provident Bancorp for the periods and at the dates indicated. In January 1999, Provident Bank reorganized from a mutual savings association into the mutual holding company structure. Prior to that date, Provident Bancorp had no significant assets, liabilities or operations and, accordingly, the financial and other data prior to that date represent the consolidated financial condition and results of operations of Provident Bank. The information at September 30, 2003 and 2002 and for the years ended September 30, 2003, 2002 and 2001 is derived in part from and should be read together with the audited consolidated financial statements and notes thereto of Provident Bancorp, incorporated by reference into this Proxy Statement/Prospectus. The information at September 30, 2001, 2000 and 1999 and for the years ended September 30, 2000 and 1999 was derived in part from audited consolidated financial statements that are not included or incorporated into this Proxy Statement/Prospectus. The information at June 30, 2004 and for the nine months ended June 30, 2004 and 2003 is unaudited. However, in the opinion of management of Provident Bancorp, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data presented below for the nine months ended June 30, 2004, are not necessarily indicative of the results that may be expected for future periods. You should read this information in conjunction with Provident Bancorp's consolidated financial statements and related notes included in Provident Bancorp's Annual Report on Form 10-K for the year ended September 30, 2003, which is incorporated by reference in this Proxy Statement/Prospectus and from which certain of this information is derived. See "Where You Can Find More Information" on page 136. The information presented below at and for the nine months ended June 30, 2004 reflects the second-step conversion and the acquisition of E.N.B. Holding Company consummated in January 2004.


                                                                             AT SEPTEMBER 30,
                                         AT JUNE 30,  --------------------------------------------------------------
                                            2004         2003         2002         2001         2000         1999
                                         ----------   ----------   ----------   ----------   ----------   ----------
                                                                        (IN THOUSANDS)
SELECTED FINANCIAL CONDITION DATA:
Total assets........................     $1,782,670   $1,174,305   $1,027,701   $  881,260   $  844,303   $  814,518
Loans, net (1)......................        971,935      703,184      660,816      606,146      589,822      566,521
Securities available for sale.......        571,962      300,715      206,146      163,928      162,157      148,387
Securities held to maturity.........         70,066       73,544       86,791       71,355       48,586       56,782
Deposits............................      1,240,827      869,553      799,626      653,100      608,976      586,640
Borrowings..........................        169,552      164,757      102,968      110,427      127,571      117,753
Equity..............................        342,644      117,857      110,867      102,620       90,986       90,299


                                           FOR THE
                                      NINE MONTHS ENDED
                                           JUNE 30,                         FOR THE YEARS ENDED SEPTEMBER 30,
                                   ------------------------  --------------------------------------------------------------
                                      2004          2003        2003          2002         2001        2000         1999
                                   ----------    ----------  ----------    ----------   ----------  ----------   ----------
                                                                        (IN THOUSANDS)
SELECTED OPERATING DATA:

Interest and dividend income.....  $   53,387    $   43,715  $   57,790    $   59,951   $   60,978  $   58,899   $   52,267
Interest expense.................       9,401         9,311      12,060        17,201       26,244      26,034       21,589
                                   ----------    ----------  ----------    ----------   ----------  ----------   ----------
   Net interest income...........      43,986        34,404      45,730        42,750       34,734      32,865       30,678
Provision for loan losses........         575           800         900           900        1,440       1,710        1,590
                                   ----------    ----------  ----------    ----------   ----------  ----------   ----------
   Net interest income after
     provision for loan losses...      43,411        33,604      44,830        41,850       33,294      31,155       29,088
Non-interest income..............       8,462         7,258       9,555         5,401        4,706       3,391        3,103
Non-interest expense ............      41,725(11)    27,206      36,790        32,161       26,431      25,808       26,303
                                   ----------    ----------  ----------    ----------   ----------  ----------   ----------
Income before income tax expense       10,148        13,656      17,595        15,090       11,569       8,738        5,888
Income tax expense...............       3,377         4,989       6,344         5,563        4,087       2,866        1,958
                                   ----------    ----------  ----------    ----------   ----------  ----------   ----------
   Net income....................  $    6,771    $    8,667  $   11,251    $    9,527   $    7,482  $    5,872   $    3,930
                                   ==========    ==========  ==========    ==========   ==========  ==========   ==========


                                                                                             (FOOTNOTES ON FOLLOWING PAGES)


                                              AT OR FOR THE NINE
                                                 MONTHS ENDED
                                                    JUNE 30,                       AT OR FOR THE YEARS ENDED SEPTEMBER 30,
                                            ------------------------  --------------------------------------------------------------
                                               2004          2003        2003          2002         2001        2000         1999
                                            ----------    ----------  ----------    ----------   ----------  ----------   ----------
SELECTED FINANCIAL RATIOS AND OTHER DATA:


PERFORMANCE RATIOS:

Return on assets (ratio of net income to
   average total assets) (9)...............      0.59%         1.09%       1.04%         0.99%        0.87%       0.70%        0.52%
Return on equity (ratio of net income to
   average equity) (9).....................      3.51         10.27        9.92          8.92         7.71        6.58         5.03
Average interest rate spread  (2) (9)......      3.90          4.38        4.30          4.33         3.56        3.51         3.66
Net interest margin (3) (9)................      4.22          4.64        4.55          4.71         4.20        4.12         4.24
Efficiency ratio (4).......................     79.55(11)     65.30       66.55         66.79        67.02       71.18        77.86
Non-interest expense to average total
   assets (9)..............................      3.61          3.40        3.40          3.36         3.06        3.08         3.47
Ratio of average interest-earning assets
   to average interest-bearing
   liabilities.............................    134.81        120.65      121.33        120.03       120.20      118.54       119.28


PER SHARE AND RELATED DATA:
Basic earnings per share (5)(10)...........  $   0.19      $   0.25    $   0.33      $   0.28     $   0.22    $   0.17     $   0.09
Diluted earnings per share (10)............      0.18          0.25        0.32          0.28         0.22        0.17         0.09
Dividends per share (6) (10)...............      0.11          0.09        0.13          0.09         0.05        0.03         0.01
Dividend payout ratio (7) (10).............     57.89%        36.00%      39.04%        33.06%       22.45%      19.74%       15.00%
Book value per share (8) (10)..............  $   8.64      $   3.28    $   3.35      $   3.13     $   2.89    $   2.45     $   2.46


ASSET QUALITY RATIOS:
Non-performing assets to total assets......      0.31%         0.48%       0.40%         0.49%        0.27%       0.50%        0.62%
Non-performing loans to total loans........      0.55          0.77        0.66          0.74         0.37        0.67         0.81
Allowance for loan losses to
   non-performing loans....................    316.43        205.87      235.66        209.59       400.66      189.85       133.78
Allowance for loan losses to total loans...      1.75          1.59        1.55          1.55         1.48        1.28         1.08


CAPITAL RATIOS:
Equity to total assets at end of period....     19.22%        10.38%      10.04%        10.79%       11.64%      10.78%       11.09%
Average equity to average assets...........     16.74         10.59       10.47         11.15        11.24       10.67        10.29
Tier 1 leverage ratio (bank only)..........     11.86          8.34        8.14          8.45        10.20        9.59         9.56

OTHER DATA:
Number of full service offices.............        27            18          18            17           15          13           12

---------------------------------------------
(1)     Includes loans held for sale.
(2) The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(3) The net interest margin represents the net interest income as a percent of average interest-earning assets for the period.
(4) The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(5) Basic earnings per share for fiscal 1999 was computed for the nine-month period following the stock offering based on net income of approximately $3.2 million for that period and 35,640,204 average outstanding common shares (as adjusted for the 4.4323 exchange ratio to reflect the second-step conversion completed January 14,2004).
(6) The following table sets forth aggregate cash dividends paid per period, which is calculated by multiplying the dividend declared per share by the number of shares outstanding as of the applicable record date.

                                              FOR THE NINE MONTHS
                                                 ENDED JUNE 30,                       FOR THE YEARS ENDED SEPTEMBER 30,
                                            ------------------------  --------------------------------------------------------------
                                               2004          2003        2003          2002         2001        2000         1999
                                            ----------    ----------  ----------    ----------   ----------  ----------   ----------
                                                                                  (In thousands)
Dividends paid to public stockholders       $    3,422    $    1,418  $    1,968    $    1,435   $      807  $      563   $      235

Dividends paid to Provident Bancorp, MHC            --           453         453           500           --         486          132
                                            ----------    ----------  ----------    ----------   ----------  ----------   ----------

Total dividends paid                        $    3,422    $    1,871  $    2,421    $    1,935   $      807  $    1,049   $      367
                                            ==========    ==========  ==========    ==========   ==========  ==========   ==========


        Payments listed above exclude cash dividends waived by Provident Bancorp, MHC of $662,000, $1.4 million, $2.1 million, $1.3 million, $972,000, $177,000 and $132,000 for the nine months ended June 30, 2004 and 2003 and for the years ended September 30, 2003, 2002, 2001, 2000 and 1999, respectively. Provident Bancorp, MHC began waiving dividends in May 1999, and, as of September 30, 2003, had waived dividends totaling $4.7 million.
(7) The dividend payout ratio represents dividends per share divided by basic earnings per share. For fiscal 1999, the payout ratio is based on dividends of $0.06 per share and nine-month earnings of $0.40 per share. Based on six-month earnings of $0.29 per share for the third and fourth quarters of fiscal 1999, the dividend payout ratio would have been 20.69%.
(8) Book value per share is based on total stockholders' equity and 39,638,415, 35,250,414, 35,221,365, 35,447,372, 35,565,510, 35,803,232
        and 36,699,444 outstanding common shares at June 30, 2004 and 2003, and September 30, 2003, 2002, 2001, 2000 and 1999, respectively (as adjusted for the 4.4323 exchange ratio to reflect the second-step conversion completed January 14, 2004). For this purpose, common shares include unallocated employee stock ownership plan shares but exclude treasury shares.
(9)     Ratios for the nine months ended June 30, 2004 and 2003 are annualized.
(10) Prior period share information has been retroactively adjusted to reflect the 4.4323 exchange ratio due to the second-step conversion completed January 14, 2004.
(11) Reflects contribution of $5.0 million in shares of common stock and cash to the Provident Bank Charitable Foundation.

               SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF
                         WARWICK COMMUNITY BANCORP, INC.


        The following tables set forth selected consolidated historical financial and other data of Warwick Community Bancorp, Inc. for the periods and at the dates indicated. The information at December 31, 2003 and 2002 and for the years ended December 31, 2003, 2002 and 2001 is derived in part from and should be read together with the audited consolidated financial statements and notes thereto of Warwick Community Bancorp, incorporated by reference into this Proxy Statement/Prospectus. The information at December 31, 2001, 2000 and 1999 and for the years ended December 31, 2000 and 1999 is derived in part from audited consolidated financial statements that are not included or incorporated in this document. The information at June 30, 2004 and for the six months ended June 30, 2004 and 2003 is unaudited. However, in the opinion of management of Warwick Community Bancorp, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data presented below for the six months ended June 30, 2004, are not necessarily indicative of the results that may be expected for future periods. You should read this information in conjunction with Warwick Community Bancorp's consolidated financial statements and related notes included in Warwick Community Bancorp's Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference in this Proxy Statement/Prospectus and from which this information is derived. See "Where You Can Find More Information" on page 136.


                                                                             AT DECEMBER 31,
                                         AT JUNE 30,  --------------------------------------------------------------
                                            2004         2003         2002         2001         2000         1999
                                         ----------   ----------   ----------   ----------   ----------   ----------
                                                                        (IN THOUSANDS)

SELECTED FINANCIAL CONDITION DATA:
   Total assets.......................   $  717,953   $  759,996   $  781,238   $  806,702   $  637,799   $  597,714
   Loans receivable, net..............      290,792      320,978      464,273      516,172      432,198      349,321
   Investment securities..............      312,395      340,883      211,597      209,572      149,513      186,490
   Real estate owned, net.............           96          505        1,145        1,149        1,268          415
   Deposits...........................      485,313      487,572      466,676      422,246      348,131      283,072
   FHLB-NY advances...................      152,100      183,495      216,495      290,785      188,800      201,675
   Securities sold under repurchase
     agreements.......................           --           --           --        2,500       16,845       37,375
   Stockholders` equity...............       67,966       73,834       81,108       74,003       72,581       66,572


                                                 FOR THE
                                            SIX MONTHS ENDED
                                                 JUNE 30,                         FOR THE YEARS ENDED DECEMBER 31,
                                         ------------------------  --------------------------------------------------------------
                                            2004          2003        2003          2002         2001        2000         1999
                                         ----------    ----------  ----------    ----------   ----------  ----------   ----------
                                                                               (IN THOUSANDS)
SELECTED OPERATING DATA:

   Interest income....................   $   17,448    $   20,841  $   38,872    $   49,706   $   52,120  $   45,630   $   35,562
   Interest expense...................        6,975         9,560      17,331        21,825       27,415      26,226       16,951
                                         ----------    ----------  ----------    ----------   ----------  ----------   ----------
   Net interest income................       10,473        11,281      21,541        27,881       24,705      19,404       18,611
   Provision for loan losses..........        6,058            90          90         1,338          979         900          500
                                         ----------    ----------  ----------    ----------   ----------  ----------   ----------
   Net interest income after
     provision for loan losses........        4,415        11,191      21,451        26,543       23,726      18,504       18,111
   Non-interest income:
     Service and fee income...........        2,634         2,871       5,946         5,433        4,526       3,540        2,914
     Gain (loss) on securities
     transactions.....................           12           352         405           507           27        (878)         524
     Net gain on sale of loans........           69           265         451           350          687         600          109
     Other income.....................          326           274         695         1,577          700       2,106          258
                                         ----------    ----------  ----------    ----------   ----------  ----------   ----------
     Total non-interest income, net...        3,041         3,762       7,497         7,867        5,940       5,368        3,805
                                         ----------    ----------  ----------    ----------   ----------  ----------   ----------
   Non-interest expense:
     Salaries and employee benefits...        5,363         5,139      10,538        10,423       11,642      10,109        9,536
     FDIC insurance...................           42            40          84            80           72          62           31
     Occupancy and equipment..........        1,134         1,062       2,094         2,136        2,191       1,889        1,452
     Data processing..................          732           645       1,382         1,171        1,102       1,063          974
     Advertising......................           87           153         275           304          134         182          500
     Professional fees................        1,407           452       1,110         1,095        1,394       1,192        1,006
     Other operating expenses.........        1,511         1,587       3,276         3,334        3,912       2,908        3,308
                                         ----------    ----------  ----------    ----------   ----------  ----------   ----------
     Total non-interest expense.......       10,276         9,078      18,759        18,543       20,447      17,405       16,807
                                         ----------    ----------  ----------    ----------   ----------  ----------   ----------
   Income (loss) before income tax
     expense..........................       (2,820)        5,875      10,189        15,867        9,219       6,467        5,109
   Income tax expense (benefit).......       (1,009)        2,212       3,729         6,211        3,281       2,057        1,966
                                         ----------    ----------  ----------    ----------   ----------  ----------   ----------
     Net income (loss)................   $   (1,811)   $    3,663  $    6,460    $    9,656   $    5,938  $    4,410   $    3,143
                                         ==========    ==========  ==========    ==========   ==========  ==========   ==========


                                               AT OR FOR THE SIX
                                                  MONTHS ENDED
                                                    JUNE 30,                     AT OR FOR THE YEARS ENDED DECEMBER 31,
                                            ------------------------  --------------------------------------------------------------
                                               2004          2003        2003          2002         2001        2000         1999
                                            ----------    ----------  ----------    ----------   ----------  ----------   ----------
SELECTED FINANCIAL RATIOS AND OTHER DATA:

   Per Share Data:
     Earnings (loss) per share, Basic.....  $  (0.42)     $   0.84    $   1.50      $   2.11     $   1.27    $   0.91     $   0.57
     Earnings (loss) per share, Diluted...     (0.42)         0.80        1.44          2.02         1.24        0.91         0.57
     Dividends declared per share.........      0.30          0.29        0.59          0.31         0.38        0.27         0.19
     Book Value(2)........................     15.11         16.94       16.42         16.78        16.15       14.96        13.18

   Performance Ratios:
     Return on average assets.............     (0.49)%        0.91%       0.82%         1.23%        0.79%       0.70%        0.62%
     Return on average equity.............     (4.92)         9.30        8.50         12.08         7.97        6.61         4.15
     Average equity to average assets.....      9.87          9.77        9.60         10.19         9.86       10.51        14.83
     Equity to total assets...............      9.47          9.28        9.72         10.38         9.17       11.38        11.14
     Core deposits to total deposits(3)...     81.12         78.54       79.87         74.87        70.90       64.70        68.48
     Net interest spread(4)...............      2.58          2.54        2.48          3.31         2.96        2.71         3.14
     Net interest margin(5)...............      2.98          2.96        2.88          3.78         3.48        3.28         3.87
     Operating expense to average
       assets(7)..........................      2.73          2.21        2.34          2.36         2.70        2.73         3.27
     Average interest-earning assets to
       average interest-bearing
       liabilities........................    120.13        116.78      117.36        116.00       113.62      112.97       120.87
     Efficiency ratio(6)..................     75.69         61.84       65.45         51.02        61.68       72.68        76.70
     Dividend Payout Ratio................       n/a         36.25       40.97         15.35        30.65       29.67        33.33

   REGULATORY CAPITAL RATIOS(1):

   Warwick Savings:
     Tier 1 capital to assets.............      7.69%         7.73%       7.77          8.33         7.08        8.68         9.38
     Tier 1 capital to risk-weighted
       assets.............................     16.27         15.27       15.80         14.88        12.87       16.33        17.60
     Total capital to risk-weighted
       assets.............................     17.22         16.50       17.05         15.99        13.70       17.16        18.34
   Warwick Commercial:
     Tier 1 capital to assets.............     24.02         11.40       17.41         20.60        20.18         N/A          N/A
     Tier 1 capital to risk-weighted
       assets.............................     71.36         71.87       87.78         89.45        93.89         N/A          N/A
     Total capital to risk-weighted
       assets.............................     71.36         71.87       87.78         89.45        93.89         N/A          N/A
   Towne Center:
     Tier 1 capital to assets.............     19.82         18.64       19.62         20.00        21.58       36.35        87.72
     Tier 1 capital to risk-weighted
       assets.............................     23.29         24.03       23.21         23.67        28.49       50.83       211.83
     Total capital to risk-weighted
       assets.............................     24.52         25.25       24.36         24.82        29.74       51.72       211.83
   Warwick Community Bancorp:
     Tier 1 capital to assets.............      9.28          8.98        9.41          9.98         8.93       11.76        12.67
     Tier 1 capital to risk-weighted
       assets.............................     18.61         17.18       18.33         17.29        15.27       20.81        23.94
     Total capital to risk-weighted
       assets.............................     19.60         18.42       19.57         18.40        16.13       21.63        24.58

   ASSET QUALITY RATIOS(1):

   Non-performing loans to total loans....      0.37%         0.60%       0.68          0.44         0.30        0.28         0.58
   Non-performing loans to total assets...      0.15          0.28        0.29          0.26         0.20        0.19         0.34
   Non-performing assets to total assets..      0.16          0.29        0.36          0.41         0.34        0.39         0.41
   Allowance for loan losses to total
     loans................................      1.24          1.29        1.51          1.05         0.71        0.63         0.55
   Allowance for loan losses to
     non-performing loans.................    337.02        214.85      222.75        241.76       231.45      219.69        95.33

   OTHER DATA:

   Branch Offices.........................         9             9           9             8            8           7            6

---------------------------------------
(1) Regulatory Capital Ratios and Asset Quality Ratios are end of period ratios. With the exception of period-end ratios, all ratios are based on average monthly balances during the periods indicated.
(2) Book Value represents total stockholders' equity divided by the shares outstanding for the period, net of unearned shares held by the Employee Stock Ownership Plan and Recognition and Retention Plan.
(3) Warwick Community Bancorp considers the following to be core deposits: checking accounts, passbook accounts, NOW accounts and money market accounts.
(4) The interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5) The net interest margin represents net interest income as a percentage of average interest-earning assets.
(6) The efficiency ratio represents non-interest expense, excluding non-recurring items and amortization of intangibles, as a percentage of the sum of net interest income and non-interest income, excluding any gains or losses on sales of assets.
(7) The operating expense to average assets ratio represents non-interest expense, excluding amortization of intangibles and expense on other real estate owned, as a percentage of average assets.

            SELECTED CONSOLIDATED UNAUDITED PRO FORMA FINANCIAL DATA

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

        On January 14, 2004, Provident Bancorp completed its stock offering in conjunction with the second-step conversion of Provident Bancorp, MHC. On that same date, Provident Bancorp completed its acquisition of E.N.B. Holding Company and its wholly-owned subsidiary, Ellenville National Bank, located in Ellenville, New York. This acquisition was accounted for as a purchase, resulting in the creation of goodwill totaling approximately $52.1 million. At June 30, 2004, there was no impairment of goodwill resulting from this transaction.

        The following unaudited pro forma condensed consolidated balance sheet at June 30, 2004 and unaudited pro forma condensed consolidated statements of income for the nine months ended June 30, 2004 and for the year ended September 30, 2003, give effect to the merger of Provident Bancorp and Warwick Community Bancorp based on the assumptions set forth below. The unaudited pro forma consolidated financial information is based on unaudited consolidated financial information of Provident Bancorp and Warwick Community Bancorp at and for the nine months ended June 30, 2004, the audited consolidated financial statements of Provident Bancorp for the year ended September 30, 2003, the audited consolidated financial statements of E.N.B. Holding Company for the year ended December 31, 2003 and the audited consolidated financial statements of Warwick Community Bancorp for the year ended December 31, 2003. The unaudited pro forma consolidated financial information gives effect to the E.N.B. Holding Company and Warwick Community Bancorp mergers, using the purchase method of accounting under accounting principles generally accepted in the United States of America. However, no pro forma adjustments have been included herein that reflect potential effects of cost savings or synergies which may be obtained by combining the operations of Provident Bancorp and Warwick Community Bancorp, or the costs of combining the companies and their operations.

        The unaudited pro forma information is provided for informational purposes only. The pro forma financial information presented is not necessarily indicative of the actual results that would have been achieved had the merger been consummated on the dates or at the beginning of the periods presented, and is not necessarily indicative of future results. The unaudited pro forma financial information should be read in conjunction with the audited consolidated financial statements and the notes thereto of Provident Bancorp incorporated by reference into this document from Provident Bancorp's Annual Report on Form 10-K for the year ended September 30, 2003, as amended.

        THE UNAUDITED PRO FORMA NET INCOME DERIVED FROM THE ABOVE ASSUMPTIONS IS QUALIFIED BY THE STATEMENTS SET FORTH ABOVE AND SHOULD NOT BE CONSIDERED INDICATIVE OF THE MARKET VALUE OF PROVIDENT BANCORP COMMON STOCK OR THE ACTUAL OR FUTURE RESULTS OF OPERATIONS OF PROVIDENT BANCORP FOR ANY PERIOD.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                                                            AT JUNE 30, 2004 (1)
                                                        ------------------------------------------------------------
                                                                                           WARWICK
                                                                                          COMMUNITY
                                                                           WARWICK         BANCORP
                                                          PROVIDENT       COMMUNITY      ACQUISITION
                                                           BANCORP         BANCORP       ADJUSTMENTS    COMBINED PRO
                                                         HISTORICAL      HISTORICAL        (2)(3)          FORMA
                                                        ------------    ------------    -------------   ------------
                                                                               (IN THOUSANDS)
         ASSETS:
   Cash and cash equivalents.......................     $    33,686     $    70,842     $        --     $   104,528
   Securities available for sale...................         571,962         309,998         (97,847)        784,113
   Securities held to maturity.....................          70,066           2,397              --          72,463
   Loans, net (4)..................................         971,935         290,792           2,962       1,265,689
   Premises and equipment, net.....................          16,259           9,227              --          25,486
   Goodwill........................................          65,823           2,299          99,139         167,261
   Other identifiable intangibles..................           6,219              --           7,931          14,150
   Other assets....................................          46,720          32,398           4,101          83,219
                                                        -----------     -----------     -----------     -----------
     Total assets..................................     $ 1,782,670     $   717,953     $    16,286     $ 2,516,909
                                                        ===========     ===========     ===========     ===========

         LIABILITIES:
   Deposits........................................     $ 1,240,827     $   485,313     $       746     $ 1,726,886
   Borrowed funds..................................         169,552         152,100           9,505         331,157
   Other liabilities...............................          29,647          12,574              --          42,221
                                                        -----------     -----------     -----------     -----------
     Total liabilities.............................       1,440,026         649,987          10,251       2,100,264

         STOCKHOLDERS' EQUITY:
   Common stock....................................             396              68              (5)            459
   Additional paid-in capital......................         268,438          68,398           5,540         342,376
   Retained earnings...............................          88,713          48,417         (48,417)         88,713
   Accumulated other comprehensive income..........          (3,703)         (5,046)          5,046          (3,703)
   Less:  Common stock held by employee stock
     ownership plan................................         (11,073)         (2,774)          2,774         (11,073)
   Less:  Common stock acquired by recognition and
     retention plan................................            (127)           (804)            804            (127)
   Treasury stock..................................              --         (40,293)         40,293              --
                                                        -----------     -----------     -----------     -----------
     Total stockholders' equity....................         342,644          67,966           6,035         416,645
                                                        -----------     -----------     -----------     -----------

     Total liabilities and stockholders' equity....     $ 1,782,670     $   717,953     $    16,286     $ 2,516,909
                                                        ===========     ===========     ===========     ===========

------------------------------------
(1) Assumes that the acquisition of Warwick Community Bancorp was completed at June 30, 2004.
(2)     Assumes purchase accounting adjustments at June 30, 2004.
(3) Assumes a purchase price for Warwick Community Bancorp of $145.1 million to be paid in equal amounts of common stock (6,256,000 shares at $11.60 per share) and cash ($72.6 million) paid from the sale of securities available for sale, along with after-tax acquisition expenses of $16.8 million. Excludes estimated integration costs for Warwick Community Bancorp of $660,000, after tax, in connection with the merger. Adjustments to reflect the fair value of assets and liabilities for Warwick Community Bancorp include an increase in value for loans ($3.0 million), an increase in the value of deposits ($746,000) and an increase in the value of borrowings ($9.5 million). In addition, an estimated core deposit intangible asset is recorded ($7.9 million). A net deferred tax asset is reflected at a marginal rate of 40.0% for the tax effect on the fair market value adjustments and the deductible portion of the acquisition expenses.
(4)     Includes loans held for sale.

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(5) A reconciliation of the excess consideration paid by Provident Bancorp over Warwick Community Bancorp's net assets acquired ("Goodwill") is as follows (in thousands):

        Cost to Acquire Warwick Community Bancorp:         Note

        Cash                                                3                             $   72,569
        Provident common stock issued                       3                                 72,569
        Estimated cash paid for transaction costs, net                                        16,770
                                                                                           ---------
        of taxes (*)                                       6,7

        Consideration paid for Warwick Community
        Bancorp                                                                              161,908

        Warwick Community Bancorp Net Assets at Fair
        Value:
        Warwick Community Bancorp stockholders' equity
           at June 30, 2004                                        $  (67,966)
        Payout of special dividend related to the
           liquidation of automobile lease portfolio        8           4,150
        Capital adjustments related to elimination of
           stock benefit plans                                          1,432
                                                                   ----------
        Subtotal                                                                ($62,384)

        Fair Value Adjustments:
        Loans                                                          (2,962)
        Deposits                                                          746
        Borrowed funds                                                  9,505
                                                                   ----------

        Fair Value Adjustments:                                         7,289
        Tax effect of fair value adjustments (*)                        2,915
                                                                   ----------
        Total adjustments to net assets acquired                                   4,374
                                                                              ----------

        Adjusted net assets acquired                                                         (58,010)
                                                                                          -----------
        Subtotal                                                                             103,898
        Core deposit intangible                                                   (7,931)
        Tax effect of core deposit intangible (*)                                  3,172
                                                                              ----------
        Net core deposit intangible                                                           (4,759)
                                                                                          -----------

        Estimated Goodwill Recognized                                                     $   99,139
                                                                                          ==========

        *       Taxes estimated using a 40% marginal tax rate.

(6) Transaction costs associated with the merger are estimated to be $16.8 million, net of taxes. Estimated transaction costs have been recorded as a component of goodwill (see Note 5), based on Provident Bancorp's and Warwick Community Bancorp's preliminary estimates. A summary of these costs is as follows (in thousands):

        Merger related compensation and benefits                        $7,650
        Cash consideration paid for stock options                        6,746
        Systems costs                                                    3,500
        Professional fees                                                3,132
        Other merger related expenses                                      100
                                                                  ------------
        Estimated pre-tax transaction costs                             21,128
        Less related tax benefit                                         4,358
                                                                  ------------
        Estimated transaction costs, net of taxes                      $16,770
                                                                  ------------

(7) Deferred tax assets on the cash out of options and taxable transaction costs amounted to $4.4 million. Deferred tax assets on purchase accounting adjustments amounted to $2.9 million. Deferred tax assets related to the core deposit intangible amounted to $3.2 million. All tax calculations were based on an assumed rate of 40%.
(8) Warwick Community Bancorp stockholders may also receive a special cash dividend based on factors relating to the disposition of automobiles contained in an automobile lease portfolio held by Warwick Savings. Warwick Community Bancorp and Provident Bancorp have agreed that the amount available that may be declared as a special dividend is $4,150,000, subject to approval by the New York State Banking Department and other legal requirements. Warwick Community Bancorp cannot give any assurances to the amount or timing of any special dividend.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME


                                                           FOR THE NINE MONTHS ENDED JUNE 30, 2004 (1)
                                                     ------------------------------------------------------
                                                                                    WARWICK
                                                                                   COMMUNITY
                                                                     WARWICK        BANCORP
                                                      PROVIDENT     COMMUNITY     ACQUISITION
                                                       BANCORP       BANCORP      ADJUSTMENTS    COMBINED
                                                      HISTORICAL    HISTORICAL      (2)(3)       PRO FORMA
                                                     ------------  ------------  -------------  -----------
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income.................................     $     53,387  $     26,440  $      (3,640) $    76,187
Interest expense................................            9,401        10,675         (2,465)      17,611
                                                     ------------  ------------  -------------  -----------
     Net interest income........................           43,986        15,765         (1,175)      58,576
Provision for loan losses.......................              575         6,058             --        6,633
                                                     ------------  ------------  -------------  -----------
     Net interest income after provision........           43,411         9,707         (1,175)      51,943
Non-interest income.............................            8,462         4,810             --       13,272
Non-interest expense (4)........................           41,725        15,396          1,813       58,934
                                                     ------------  ------------  -------------  -----------
Income before income taxes......................           10,148          (879)        (2,988)       6,281
Income taxes....................................            3,377          (397)        (1,076)       2,305
                                                     ------------  ------------  -------------  -----------
     Net income (loss)..........................     $      6,771  $       (482) $      (1,912) $     3,976
                                                     ============  ============  =============  ===========
EARNINGS (LOSS) PER SHARE:
   Basic........................................     $       0.19  $      (0.11)                $      0.09
   Diluted......................................     $       0.18  $      (0.11)                $      0.09
SHARES USED FOR CALCULATING:
   Basic........................................       36,450,748     4,258,077      1,662,779   42,371,604
   Diluted......................................       37,068,663     4,461,231      1,742,111   43,272,005

------------------------------------
(1) Assumes that the acquisition of Warwick Community Bancorp was completed at the beginning of the periods presented.
(2) Purchase accounting adjustments are amortized using a level yield over the estimated life of the related assets and liabilities. See note 3 to the Pro Forma Condensed Consolidated Statement of Income for the Year Ended September 30, 2003, below. Amortization for the nine months ended June 30, 2004 approximates three-quarters of the full-year amortization.
(3) Included in interest income is the effect of lost earnings on after-tax merger-related costs for Warwick Community Bancorp that include 50% of the purchase price that is to be paid in cash ($72.6 million) and acquisition expenses ($21.1 million). These funds were applied to a reinvestment rate of 3.70% for the nine months ended June 30, 2004, reflecting the average yield on Provident Bancorp's available for sale portfolio for the three months ended June 30, 2004.
(4)     Non-interest expense does not reflect anticipated cost savings.


                                                           FOR THE YEAR ENDED SEPTEMBER 30, 2003 (1)
                                  ----------------------------------------------------------------------------------------------
                                                                E.N.B.
                                                                HOLDING       E.N.B.
                                                                COMPANY      HOLDING                     WARWICK
                                                  E.N.B.      ACQUISITION    COMPANY       WARWICK      COMMUNITY
                                                  HOLDING         AND      ACQUISITION    COMMUNITY      BANCORP
                                   PROVIDENT      COMPANY     CONVERSION       AND         BANCORP     ACQUISITION
                                    BANCORP      HISTORICAL   ADJUSTMENTS   CONVERSION    HISTORICAL   ADJUSTMENTS    COMBINED
                                   HISTORICAL       (6)         (2)(3)      PRO FORMA        (6)          (3)(4)      PRO FORMA
                                  ------------  ------------  -----------  -----------   ------------  -----------   -----------
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income...............    $     57,790  $     20,021  $      (878) $    76,933   $     38,872  $    (4,796)  $   111,009
Interest expense..............          12,060         3,889         (468)      15,481         17,331       (3,209)       29,603
                                  ------------  ------------  -----------  -----------   ------------  -----------   -----------
     Net interest income......          45,730        16,132         (410)      61,452         21,541       (1,587)       81,406
Provision for loan losses.....             900           620           --        1,520             90           --         1,610
                                  ------------  ------------  -----------  -----------   ------------  -----------   -----------
     Net interest income
       after provision........          44,830        15,512         (410)      59,932         21,451       (1,587)       79,796
Noninterest income............           9,555         2,434           --       11,989          7,497           --        19,486
Noninterest expense (5).......          36,790        13,353        2,453       52,596         18,759        2,265        73,620
                                  ------------  ------------  -----------  -----------   ------------  -----------   -----------
Income before income taxes....          17,595         4,593       (2,863)      19,325         10,189       (3,852)       25,662
Income taxes..................           6,344         1,917       (1,145)       7,116          3,729       (1,391)        9,264
                                  ------------  ------------  -----------  -----------   ------------  -----------   -----------
     Net income...............    $     11,251  $      2,676  $    (1,718) $    12,209   $      6,460  $    (2,461)  $    16,398
                                  ============  ============  ===========  ===========   ============  ===========   ===========
EARNINGS PER SHARE:
   Basic......................    $       0.33  $     175.74               $      0.32   $       1.50                $      0.37
   Diluted....................    $       0.32  $     175.74               $      0.31   $       1.44                $      0.36
SHARES USED FOR CALCULATING:
   Basic......................      34,186,015        15,227    4,354,449   38,555,691      4,301,633    1,679,788    44,537,112
   Diluted....................      34,663,259        15,227    4,354,449   39,032,935      4,491,471    1,753,919    45,278,325

------------------------------------
(1) Assumes that the second-step conversion of Provident Bancorp, MHC and the acquisitions of E.N.B. Holding Company and Warwick Community Bancorp were completed at the beginning of the periods presented.
(2) Included in interest income is the effect of lost earnings on after-tax merger-related costs for E.N.B. Holding Company that include the portion of the purchase price that was paid in cash ($36.773 million) and after-tax acquisition expenses ($6.8 million). These funds were applied to a reinvestment rate of 4.07% for the year ended September 30, 2003, reflecting the average rate on Provident Bancorp's available for sale portfolio as of September 30, 2003.
(3) Purchase accounting adjustments are amortized using a level yield over the estimated life of the related assets and liabilities.

        The following table summarizes the estimated full-year impact of the amortization/(accretion) of the purchase accounting adjustments on the pro forma statement of income (dollars in thousands).

                                                                AMORTIZATION/       2004
                                   PREMIUMS/      ESTIMATED      (ACCRETION)    AMORTIZATION/
                CATEGORY          (DISCOUNTS)   LIFE IN YEARS      METHOD        (ACCRETION)
        ------------------------- -----------  ---------------  -------------   -------------
        Core deposit intangibles  $     7,931            10      Level Yield     $     2,471
        Deposits                         (746)            5      Level Yield            (420)
        Borrowed funds                 (9,505)            7      Level Yield          (2,789)
        Loans                           2,962             5      Level Yield           1,160
                                  -----------                                    -----------
                                  $       642                                    $       422
                                  ===========                                    ===========

        The following table summarizes the estimated impact of the amortization/(accretion) of the purchase accounting adjustments made in connection with the merger on Provident Bancorp's results of operations for the following years.

                                                                 NET (INCREASE)/
           PROJECTED FUTURE                                        DECREASE IN
        AMOUNTS FOR THE YEARS   CORE DEPOSIT    NET ACCRETION/    INCOME BEFORE
         ENDED SEPTEMBER 30,     INTANGIBLE     (AMORTIZATION)        TAXES
        ---------------------   ------------    -------------    --------------

                 2004           $      2,471    $     (2,049)    $         422
                 2005           $      1,568    $     (1,572)    $          (4)
                 2006           $      1,095    $     (1,105)    $         (10)
                 2007           $        798    $     (1,064)    $        (266)
                 2008           $        597    $       (545)    $          52
                 2009           $        452    $       (607)    $        (155)


                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(4) Included in interest income is the effect of lost earnings on after-tax merger-related costs for Warwick Community Bancorp that include 50% of the purchase price that is to be paid in cash ($72.6 million) and acquisition expenses ($21.1 million). These funds were applied to a reinvestment rate of 4.07% for the year ended September 30, 2003, reflecting the yield on Provident Bancorp's available-for-sale portfolio as of September 30, 2003.
(5)     Non-interest expense does not reflect anticipated cost savings.
(6) E.N.B. Holding Company and Warwick Community Bancorp historical financial information is presented for the year ended December 31, 2003.

COMPARATIVE PRO FORMA PER SHARE DATA

        The table below summarizes selected per share information about Provident Bancorp and Warwick Community Bancorp. The Provident Bancorp per share information is presented on a historical basis and then on a pro forma adjusted basis to reflect the second-step conversion and related stock offering, and the mergers with E.N.B. Holding Company and Warwick Community Bancorp. The Warwick Community Bancorp per share information is presented both historically, and on a pro forma basis to reflect the merger.

        The data in the table should be read together with the financial information and the financial statements of Provident Bancorp and Warwick Community Bancorp incorporated by reference into this document. The pro forma per share data is presented as an illustration only. The data does not necessarily indicate the combined financial position per share or combined results of operations per share that would have been reported if the merger had occurred when indicated, nor is the data a forecast of the combined financial position or combined results of operations for any future period. No pro forma adjustments have been included herein which reflect potential effects of cost savings or synergies which may be obtained by combining the operations of Provident Bancorp and Warwick Community Bancorp or the costs of combining the companies and their operations.

                                                                                                         PRO FORMA
                                                                                                          WARWICK
                                                                 E.N.B.       WARWICK                    COMMUNITY
                                                  PROVIDENT     HOLDING      COMMUNITY    COMBINED PRO    BANCORP
                                                   BANCORP      COMPANY       BANCORP         FORMA      EQUIVALENT
                                                 HISTORICAL    HISTORICAL    HISTORICAL    AMOUNTS (1)   SHARES (2)
                                                ------------  ------------  ------------  ------------  ------------
Book value per share at June 30, 2004(5)....... $       8.64   $       N/A  $      15.11  $       8.95  $      24.88
Book value per share at September 30, 2003(5)..         3.35      1,845.60         16.42          9.20         25.59

Cash dividends paid per share for the nine
  months ended June 30, 2004(4)................         0.11           N/A          0.45          0.11          0.31
Cash dividends paid per share for the year
  ended September 30, 2003(3)(4)...............         0.13         76.00          0.59          0.13          0.36

Basic earnings (loss) per share for the nine
  months ended June 30, 2004...................         0.19           N/A         (0.11)         0.09          0.26
Basic earnings per share for the year ended
  September 30, 2003(3)........................         0.33        175.74          1.50          0.37          1.02

Diluted earnings (loss) per share for the
  nine months ended June 30, 2004..............         0.18           N/A         (0.11)         0.09          0.26
Diluted earnings per share for the year
  ended September 30, 2003(3)..................         0.32           N/A          1.44          0.36          1.01

--------------------------
(1) Reflects the issuance of shares of common stock and 4.4323-for-one stock split by Provident Bancorp as part of Provident Bancorp, MHC's mutual-to-stock conversion, Provident Bancorp's related stock offering and acquisition of E.N.B. Holding Company, all completed January 14, 2004.
(2) Per equivalent share of Warwick Community Bancorp's common stock is calculated by taking the product of the relevant combined pro forma amounts and an exchange ratio of 2.7810.
(3) E.N.B. Holding Company and Warwick Community Bancorp financial information is presented for the year ended December 31, 2003.
(4) Pro forma cash dividends represent the historical dividends of Provident Bancorp.
(5) Pro forma book value per share is based on the pro forma stockholders' equity of the combined entity divided by the total pro forma common shares of the combined entity, assuming conversion of 50% of the outstanding shares of Warwick Community Bancorp at an implied exchange ratio of 2.7810.

                                  RISK FACTORS

        IN ADDITION TO THE OTHER INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE MATTERS ADDRESSED UNDER THE CAPTION "CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS," YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN DECIDING WHETHER TO VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

RISKS RELATED TO THE MERGER

        YOU MAY NOT RECEIVE THE FORM OF MERGER CONSIDERATION THAT YOU ELECT.

        The merger agreement contains provisions that are generally designed to ensure that 50% of the outstanding shares of Warwick Community Bancorp common stock are exchanged for shares of Provident Bancorp common stock and the other 50% of the shares are exchanged for the cash consideration, subject to a tax-related adjustment. If elections are made by Warwick Community Bancorp stockholders that would otherwise result in more or less than 50% of such shares being converted into shares of Provident Bancorp stock, either those electing to receive all or a portion of their consideration in cash or those electing to receive all or a portion of their consideration in shares of Provident Bancorp common stock will have the consideration of the type they elected reduced by a pro rata amount, and will receive a portion of their merger consideration in the form that they did not elect to receive. Accordingly, there is a risk that you will not receive a portion of the merger consideration in the form that you elect, which could result in, among other things, tax consequences that differ from those that would have resulted had you received the form of consideration you elected (including the recognition of gain for federal income tax purposes with respect to any cash received). If you do not make a valid election, you will receive the merger consideration in such form of cash and/or shares of common stock as Provident Bancorp shall determine.

        PROVIDENT BANCORP MAY FAIL TO REALIZE THE ANTICIPATED BENEFITS OF THE MERGER.

        The success of the merger will depend on, among other things, Provident Bancorp's ability to realize anticipated cost savings of the merger and to combine the businesses of Provident Bank, Warwick Savings and Towne Center Bank in a manner that does not materially disrupt the existing customer relationships of Provident Bank, Warwick Savings or Towne Center Bank or result in decreased revenues from any loss of customers. If Provident Bancorp is not able to achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

        Provident Bancorp and Warwick Community Bancorp have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of Provident Bancorp's or Warwick Community Bancorp's ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the ability of Provident Bancorp to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger.

        BECAUSE THE MARKET PRICE OF PROVIDENT BANCORP COMMON STOCK MAY FLUCTUATE, YOU CANNOT BE SURE OF THE VALUE OF THE MERGER CONSIDERATION THAT YOU WILL RECEIVE.

        Upon completion of the merger, each share of Warwick Community Bancorp common stock will be converted into merger consideration consisting of shares of Provident Bancorp common stock or cash pursuant to the terms of the merger agreement. The price of Provident Bancorp common stock may increase or decrease before or after completion of the merger and, therefore, the implied value of the stock portion of the merger consideration may be higher or lower than the implied value of the stock portion of the merger consideration on March 12, 2004, August 13, 2004 or the closing date of the merger, and the market price of the stock component of the merger consideration may be more or less than the cash component of the merger consideration.

        Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond our control.

        WARWICK COMMUNITY BANCORP STOCKHOLDERS WHO MAKE ELECTIONS WILL BE UNABLE TO SELL THEIR SHARES IN THE MARKET AFTER MAKING THEIR ELECTION.

        Warwick Community Bancorp stockholders may elect to receive the merger consideration in the form of cash or stock. To make a valid election, stockholders must turn in their Warwick Community Bancorp stock certificates with a properly completed election form. During the time between when the election is made and when Provident Bancorp stock certificates are received by former Warwick Community Bancorp stockholders following the completion of the merger, Warwick Community Bancorp stockholders will be unable to sell their Warwick Community Bancorp common stock. If the merger is unexpectedly delayed, this period could extend for a significant period of time. Elections received after the close of the election period will not be accepted or honored.

        WARWICK COMMUNITY BANCORP DIRECTORS AND OFFICERS HAVE INTERESTS IN THE MERGER BESIDES THOSE OF A STOCKHOLDER.

        Some of Warwick Community Bancorp's executive officers participated in negotiations of the merger agreement with Provident Bancorp, and the board of directors approved the merger agreement and is recommending that Warwick Community Bancorp stockholders vote for the merger agreement. In considering these facts and the other information contained in this Proxy Statement/Prospectus, you should be aware that Warwick Community Bancorp's executive officers and directors have financial interests in the merger besides being Warwick Community Bancorp stockholders. See "Proposal I -- The Proposed Merger -- Interests of Directors and Officers in the Merger." These interests include:

        o the payment of certain benefits in consideration of the termination of existing employment agreements;

        o the acceleration of and payment at or within 30 days following the merger of certain retirement benefits to two officers under two non tax-qualified retirement plans;

        o the appointment of two directors of Warwick Community Bancorp to the boards of directors of Provident Bancorp and Provident Bank upon the closing of the merger;

        o the payout at the effective time of the merger, of all outstanding vested and unvested stock options, including options for up to 306,239 shares of common stock held by Warwick Community Bancorp's executive officers and directors, in the form of cash; and

        o the agreement by Provident Bancorp to indemnify Warwick Community Bancorp directors and officers and to provide such persons with directors' and officers' liability insurance.

        PROVIDENT BANCORP MAY NOT RECEIVE REQUIRED REGULATORY APPROVALS. SUCH APPROVALS, IF RECEIVED, MAY BE SUBJECT TO ADVERSE REGULATORY CONDITIONS.

        Before the merger may be completed, various approvals must be obtained from, or notifications submitted to, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, the New York State Banking Department and the Federal Reserve Bank of New York. We cannot guarantee that we will receive all required regulatory approvals in order to complete the merger. In addition, some of the governmental authorities from whom those approvals must be obtained may impose conditions on the completion of the merger or require changes in the terms of the merger. These conditions or changes could have the effect of delaying the merger or imposing additional costs or limiting the possible revenues of the combined company.

RISKS ABOUT PROVIDENT BANCORP

        You should consider carefully the following risk factors in evaluating an investment in the shares of Provident Bancorp common stock.

        OUR COMMERCIAL REAL ESTATE, COMMERCIAL BUSINESS AND CONSTRUCTION LOANS EXPOSE US TO INCREASED CREDIT RISKS.

        At June 30, 2004, our portfolio of commercial real estate loans totaled $334.6 million, or 33.9% of total loans, our portfolio of commercial business loans totaled $101.4 million, or 10.3% of total loans, and our portfolio of construction loans totaled $43.6 million, or 4.4% of total loans. We plan to continue to emphasize the origination of these types of loans. Commercial real estate, commercial business and construction loans generally have greater credit risk than one- to four-family residential mortgage loans because repayment of these loans often depends on the successful business operations of the borrowers. These loans typically have larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans. Many of our borrowers also have more than one commercial real estate, commercial business or construction loan outstanding with us. Consequently, an adverse development with respect to one loan or one credit relationship may expose us to significantly greater risk of loss, compared to an adverse development with respect to a one- to four-family residential mortgage loan.

        CHANGES IN THE VALUE OF GOODWILL COULD REDUCE OUR EARNINGS.

        On April 23, 2002, we completed our acquisition of The National Bank of Florida. We recorded the assets acquired and liabilities assumed from The National Bank of Florida at their fair values at the closing date. The amount we paid for The National Bank of Florida in excess of the fair value of the net assets acquired was recorded as goodwill, which is an intangible asset. At December 31, 2003, the balance of goodwill on our balance sheet was $13.5 million.

        On January 14, 2004, we completed our acquisition of E.N.B. Holding Company. We recorded the assets acquired and liabilities assumed from E.N.B. Holding Company at their fair values at the closing date. The amount we paid for E.N.B. Holding Company in excess of the fair value of the net assets acquired was recorded as goodwill, which is an intangible asset. At March 31, 2004, the balance of goodwill resulting from the acquisition of E.N.B. Holding Company on our balance sheet was $52.1 million.

        We are required by accounting principles generally accepted in the United States of America to test goodwill for impairment at least annually. Testing for impairment of goodwill involves the identification of reporting units and the estimation of fair values. The estimation of fair values involves a high degree of judgment and subjectivity in the assumptions used. As of June 30, 2004, if our goodwill were fully impaired and we were required to charge-off all of our goodwill, the pro forma reduction to our stockholders' equity would be approximately $1.66 per share.

        WE MAY HAVE DIFFICULTY MANAGING OUR GROWTH, WHICH MAY DIVERT RESOURCES AND LIMIT OUR ABILITY TO SUCCESSFULLY EXPAND OUR OPERATIONS.

        We have grown substantially, from $757.9 million of total assets and $595.1 million of total deposits at December 31, 1998 to $1.8 billion of total assets and $1.2 billion of total deposits at June 30, 2004. We expect that our assets, deposits, number of customers and scale of operations will continue to grow significantly.

        Since 1998, we have expanded our branch network by both acquiring financial institutions and establishing de novo branches. At September 30, 1998, we had 11 branch offices, compared to 27 branches at June 30, 2004. In addition, during the next four years, we expect to open one new branch office per year. We cannot assure you that our ongoing branch expansion strategy will be accretive to our earnings, or that it will be accretive to earnings within a reasonable period of time. Numerous factors contribute to the performance of a new branch, such as a suitable location, qualified personnel and an effective marketing strategy. Additionally, it takes time for a new branch to generate significant deposits and make sufficient loans to produce enough income to offset expenses, some of which, like salaries and occupancy expense, are relatively fixed costs.

        We have incurred substantial expenses to build our management team and personnel, develop our delivery systems and establish an infrastructure to support future growth. Our future success will depend on the ability of our officers and key employees to continue to implement and improve our operational, financial and management controls, reporting systems and procedures, and to manage a growing number of client relationships. We may not be able to successfully implement improvements to our management information and control systems in an efficient or timely manner, and we may discover deficiencies in our existing systems and controls. Thus, we cannot assure you that our growth strategy will not place a strain on our administrative and operational infrastructure or require us to incur additional expenditures beyond current projections to support our future growth. Our future profitability will depend in part on our continued ability to grow. We cannot assure you that we will be able to sustain our historical growth rate or continue to grow at all.

        PROVIDENT BANCORP'S FINANCIAL SUCCESS DEPENDS ON THE SUCCESSFUL INTEGRATION OF ITS RECENT ACQUISITIONS.

        Provident Bancorp's future growth and profitability depends, in part, on its ability to successfully complete its acquisition of Warwick Community Bancorp and manage the combined operations as well as the operations of E.N.B. Holding Company, which was acquired on January 14, 2004. For the acquisitions to be successful, Provident Bancorp will have to succeed in combining the personnel and operations of Provident Bancorp, Warwick Community Bancorp and E.N.B. Holding Company and in achieving expense savings by eliminating selected redundant operations. We cannot assure you that our plan to integrate and operate the combined operations will be timely or efficient, or that we will successfully retain existing customer relationships of Warwick Savings.

        OUR CONTRIBUTION TO THE PROVIDENT BANK CHARITABLE FOUNDATION MAY NOT BE TAX DEDUCTIBLE, WHICH COULD REDUCE OUR PROFITS.

        We believe that the contribution to the Provident Bank Charitable Foundation, valued at $5.0 million, pre-tax, will be deductible for federal income tax purposes. If the contribution is not deductible, we would not receive any tax benefit from the contribution. In addition, even if the contribution is tax deductible, we may not have sufficient earnings to be able to use the deduction fully.

        OUR CONTINUING CONCENTRATION OF LOANS IN OUR PRIMARY MARKET AREA MAY INCREASE OUR RISK.

        Our success depends primarily on the general economic conditions in the counties in which we conduct business, and in the New York metropolitan area in general. Unlike larger banks that are more geographically diversified, we provide banking and financial services to customers primarily in Rockland and Orange Counties, New York, as well as Sullivan and Ulster Counties, New York. Following our acquisition of Warwick Community Bancorp, we will also provide banking services to customers in Putnam County, New York and Bergen County, New Jersey. The local economic conditions in our market area have a significant impact on our loans, the ability of the borrowers to repay these loans and the value of the collateral securing these loans. A significant decline in general economic conditions caused by inflation, recession, unemployment or other factors beyond our control would affect these local economic conditions and could adversely affect our financial condition and results of operations. Additionally, because we have a significant amount of commercial real estate loans, decreases in tenant occupancy also may have a negative effect on the ability of many of our borrowers to make timely repayments of their loans, which would have an adverse impact on our earnings.

        CHANGES IN MARKET INTEREST RATES COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

        Our financial condition and results of operations are significantly affected by changes in market interest rates. Our results of operations depend substantially on our net interest income, which is the difference between the interest income that we earn on our interest-earning assets and the interest expense that we pay on our interest-bearing liabilities. Our interest-bearing assets generally reprice or mature more quickly than our interest-earning liabilities. However, if rates increase rapidly as a result of an improving economy, we may have to increase the rates paid on our deposits and borrowed funds more quickly than loans and investments reprice, resulting in a negative impact on interest spreads and net interest income. In addition, the impact of rising rates could be compounded if deposit customers move funds from savings accounts back to higher-rate certificate of deposit accounts. Conversely, should market interest rates continue to fall below current levels, our net interest margin could also be negatively affected, as competitive pressures could keep us from further reducing rates on our deposits, and prepayments and curtailments on assets may continue. Such movements may cause a decrease in our interest rate spread and net interest margin.

        We also are subject to reinvestment risk associated with changes in interest rates. Changes in interest rates may affect the average life of loans and mortgage-related securities. Decreases in interest rates often result in increased prepayments of loans and mortgage-related securities, as borrowers refinance their loans to reduce borrowing costs. Under these circumstances, we are subject to reinvestment risk to the extent that we are unable to reinvest the cash received from such prepayments in loans or other investments that have interest rates that are comparable to the interest rates on existing loans and securities. Additionally, increases in interest rates may decrease loan demand and/or may make it more difficult for borrowers to repay adjustable-rate loans.

        Changes in interest rates also affect the value of our interest-earning assets, and in particular our securities portfolio. Generally, the value of securities fluctuates inversely with changes in interest rates. At June 30, 2004, our investment and mortgage-backed securities available for sale totaled $572.0 million. Unrealized gains on securities available for sale, net of tax, amounted to $3.7 million and are reported as a separate component of stockholders' equity. Decreases in the fair value of securities available for sale, therefore, could have an adverse effect on stockholders' equity.

        THE IMPLEMENTATION OF STOCK-BASED BENEFIT PLANS MAY DILUTE YOUR OWNERSHIP INTEREST.

        We intend to adopt a stock option plan and a recognition and retention plan, subject to receipt of stockholder approval. These stock-based benefit plans will be funded either through open market purchases, if permitted, or from the issuance of authorized but unissued shares of common stock of Provident Bancorp. While our intention is to fund these plans through open market purchases, stockholders will experience a reduction or dilution in their ownership interest in the event authorized by unissued shares are used to fund stock options and stock awards.

        In addition, at June 30, 2004, Provident Bancorp had outstanding options to purchase 1,361,998 shares of its common stock. If any existing options are exercised for authorized but unissued shares of common stock, stockholders will experience a reduction or dilution in their ownership interest. Because Office of Thrift Supervision regulations prohibit us from repurchasing our common stock during the first year following a second-step conversion unless compelling business reasons exist for such repurchases, we will be required to issue authorized but unissued shares to fund option exercises that occur during the first year following the second-step conversion.

        OUR RECOGNITION AND RETENTION PLAN WILL INCREASE OUR COSTS, WHICH WILL REDUCE OUR PROFITABILITY AND STOCKHOLDERS' EQUITY.

        We intend to implement a recognition and retention plan. Under this plan, our officers and directors may be awarded, at no cost to them, shares of common stock in an aggregate amount equal to 4% of the shares of common stock sold in the offering (including shares we issued to the Provident Bank Charitable Foundation). The shares of common stock awarded under the recognition and retention plan will be expensed by us over their vesting period at the fair market value of the shares on the date they are awarded. If the plan is adopted within 12 months after the completion of the second-step conversion, it is subject to Office of Thrift Supervision regulations. If the shares of common stock to be awarded under the plan are repurchased in the open market (rather than issued directly by Provident Bancorp) and cost the same as the closing price of $11.40 as of June 30, 2004, the reduction to stockholders' equity from the plan would be $9.1 million.

        WE MAY BE REQUIRED TO CHANGE THE WAY WE RECOGNIZE EXPENSE FOR OUR STOCK OPTIONS.

        We account for our stock option plan in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, we recognize compensation expense only if the exercise price of an option is less than the fair value of the underlying stock on the date of the grant. Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," encourages the use of a fair-value-based method of accounting for employee stock compensation plans, but permits our continued use of the intrinsic-value-based method of accounting prescribed by APB Opinion No. 25. Under Statement of Financial Accounting Standards No. 123, the grant-date fair value of options is recognized as compensation expense over the vesting period. Our net income will decrease if the Financial Accounting Standards Board requires us to recognize expense, using the fair-value-based method of accounting for stock options.

        A BREACH OF INFORMATION SECURITY COULD NEGATIVELY AFFECT OUR EARNINGS.

        Increasingly, we depend upon data processing, communication and information exchange on a variety of computing platforms and networks, and over the internet. We cannot be certain all our systems are entirely free from vulnerability to attack, despite safeguards we have instituted. In addition, we rely on the services of a variety of vendors to meet our data processing and communication needs. If information security is breached, information can be lost or misappropriated, resulting in financial loss or costs to us or damages to others. These costs or losses could materially exceed the amount of insurance coverage, if any, which would adversely affect our earnings.

        VARIOUS FACTORS MAY MAKE TAKEOVER ATTEMPTS MORE DIFFICULT TO ACHIEVE.

        Our board of directors has no current intention to sell control of Provident Bancorp. Provisions of our certificate of incorporation and bylaws, federal regulations, Delaware law and various other factors may make it more difficult for companies or persons to acquire control of Provident Bancorp without the consent of our board of directors. You may want a takeover attempt to succeed because, for example, a potential acquiror could offer a premium over the then prevailing market price of our common stock. The factors that may discourage takeover attempts or make them more difficult include:

        o OFFICE OF THRIFT SUPERVISION REGULATIONS. Office of Thrift Supervision regulations prohibit, for three years following the completion of a mutual-to-stock conversion, the direct or indirect acquisition of more than 10% of any class of equity security of a converted savings institution without the prior approval of the Office of Thrift Supervision.

        o CERTIFICATE OF INCORPORATION AND STATUTORY PROVISIONS. Provisions of the certificate of incorporation and bylaws of Provident Bancorp and Delaware law may make it more difficult and expensive to pursue a takeover attempt that management opposes. These provisions also would make it more difficult to remove our current board of directors or management, or to elect new directors. These provisions include limitations on voting rights of beneficial owners of more than 10% of our common stock, supermajority voting requirements for certain business combinations and the election of directors to staggered terms of three years. Our bylaws also contain provisions regarding the timing and content of stockholder proposals and nominations and qualification for service on the board of directors.

        o REQUIRED CHANGE IN CONTROL PAYMENTS AND ISSUANCE OF STOCK OPTIONS AND RECOGNITION AND RETENTION PLAN SHARES. We have entered into employment agreements with certain executive officers, which will require payments to be made to them in the event their employment is terminated following a change in control of Provident Bancorp or Provident Bank. We have also issued, and intend to adopt one or more stock-based benefit plans to permit additional issuances of, stock options and recognition and retention plan shares to key employees and directors that will require payments to them in connection with a change in control of Provident Bancorp. These payments will have the effect of increasing the costs of acquiring Provident Bancorp, thereby discouraging future takeover attempts.

RISKS RELATED TO PRIOR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF WARWICK COMMUNITY BANCORP

        Arthur Andersen LLP audited the financial statements of Warwick Community Bancorp for the year ended December 31, 2001, which financial statements are incorporated by reference into this Proxy Statement/Prospectus. Arthur Anderson LLP was convicted on June 15, 2002 of federal obstruction of justice arising from the government's investigation of Enron Corp. As it has ceased operations, Arthur Andersen LLP has not consented to the incorporation by reference into this Proxy Statement/Prospectus of their report on the financial statements of Warwick Community Bancorp for the year ended December 31, 2001. Under Section 11 of the Securities Act of 1933, stockholders may have no effective remedy against Arthur Andersen LLP in connection with a material misstatement or omission in the 2001 financial statements of Warwick Community Bancorp incorporated by reference into this Proxy Statement/Prospectus.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This document contains or incorporates by reference a number of forward-looking statements regarding the financial condition, results of operations and business of Provident Bancorp and Warwick Community Bancorp, and may include statements for the period following the completion of the merger. You can find many of these statements by looking for words such as "plan," "believe," "expect," "intend," "anticipate," "estimate," "project," "potential" or other similar expressions.

        The ability of Provident Bancorp and Warwick Community Bancorp to predict results or the actual effects of its plans and strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results. Some of the factors that may cause actual results to differ materially from those contemplated by the forward-looking statements include, but are not limited to, the following:

        o difficulties in obtaining required stockholder and regulatory approvals for the merger;

        o increases in competitive pressure among financial institutions or from non-financial institutions;

        o       changes in the interest rate environment;

        o       changes in deposit flows, loan demand or real estate values;

        o       changes in accounting principles, policies or guidelines;

        o       legislative or regulatory changes;

        o changes in general economic conditions, either nationally or in some or all of the operating areas in which the combined company will be doing business, or conditions in securities markets or the banking industry;

        o a materially adverse change in the financial condition of Provident Bancorp and/or Warwick Community Bancorp;

        o the level and timeliness of realization, if any, of expected cost savings from the merger;

        o difficulties related to the consummation of the merger and the integration of the businesses of Provident Bancorp and Warwick Community Bancorp;

        o       lower than expected revenues following the merger; and

        o other economic, competitive, governmental, regulatory, geopolitical and technological factors affecting operations, pricing and services.

        Because such forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Warwick Community Bancorp stockholders are cautioned not to place undue reliance on such statements, which speak only as of the date of this document or the date of any document incorporated by reference, or such other relevant historical date in this document or other documents incorporated herein by reference.

        All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to Provident Bancorp or Warwick Community Bancorp or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, Provident Bancorp and Warwick Community Bancorp undertake no obligation to update such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

               THE WARWICK COMMUNITY BANCORP, INC. ANNUAL MEETING

        THIS SECTION CONTAINS INFORMATION FOR WARWICK COMMUNITY BANCORP STOCKHOLDERS ABOUT THE ANNUAL MEETING OF STOCKHOLDERS THAT WARWICK COMMUNITY BANCORP HAS CALLED TO CONSIDER AND APPROVE THE MERGER AGREEMENT AS WELL AS VOTE ON THE ELECTION OF THREE DIRECTORS AND RATIFY THE APPOINTMENT OF KPMG LLP AS WARWICK COMMUNITY BANCORP'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2004.

        Together with this document, Warwick Community Bancorp is also sending you a notice of the Warwick Community Bancorp annual meeting of stockholders and a form of proxy that is solicited by its board of directors. The annual meeting of stockholders will be held on September 22, 2004 at 9:30 a.m., local time, at The Inn at Central Valley, Smith Clove Road, Central Valley, New York. This Proxy Statement/Prospectus is first being mailed to stockholders of Warwick Community Bancorp on or about August 20, 2004.

MATTERS TO BE CONSIDERED

        The purpose of the Warwick Community Bancorp annual meeting of stockholders is to vote on a proposal to approve the merger agreement as well as vote on the election of three directors and ratify the appointment of KPMG LLP as Warwick Community Bancorp's independent registered public accounting firm for the year ending December 31, 2004.

        You may be asked to vote upon any other matters that may be properly submitted to a vote at the Warwick Community Bancorp annual meeting. You also may be asked to vote upon a proposal to adjourn or postpone the Warwick Community Bancorp annual meeting. Warwick Community Bancorp could use any adjournment or postponement for the purpose, among others, of allowing additional time to solicit proxies.

PROXIES

        Each copy of this document mailed to Warwick Community Bancorp stockholders is accompanied by a proxy card with voting instructions for submission by mail. You should complete and return the proxy card accompanying this document to ensure that your vote is counted at the Warwick Community Bancorp annual meeting, or at any adjournment or postponement of the annual meeting, regardless of whether you plan to attend the Warwick Community Bancorp annual meeting. You can revoke your proxy at any time before the vote is taken at the Warwick Community Bancorp annual meeting. If your shares are held in "street name," your broker will vote your shares on Proposal I (the merger agreement) only if you provide instructions to your broker on how to vote. If you have not voted through your broker, you may revoke your proxy by:

        o submitting written notice of revocation to the Corporate Secretary of Warwick Community Bancorp prior to the voting of such proxy;

        o       submitting a properly executed proxy bearing a later date; or

        o voting in person at the annual meeting; however, simply attending the annual meeting without voting will not revoke an earlier proxy.

        Written notices of revocation and other communications about revoking your proxy should be addressed to:

        Warwick Community Bancorp, Inc.
        18 Oakland Avenue
        Warwick, New York 10990
        Attention: Lois E. Ulatowski
        Corporate Secretary

        If your shares are held in street name, you should follow the instructions of your broker regarding the revocation of proxies.

        All shares represented by valid proxies Warwick Community Bancorp receives through this solicitation, and not revoked, will be voted in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted "FOR" approval of the merger agreement as well as vote "FOR" the election of all three directors and the ratification of the appointment of KPMG LLP as Warwick Community Bancorp's independent registered public accounting firm for the year ending December 31, 2004. The Warwick Community Bancorp board of directors is presently unaware of any other matters that may be presented for action at the annual meeting. If other matters do properly come before the annual meeting, or at any adjournment or postponement thereof, Warwick Community Bancorp intends that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card. However, proxies that indicate a vote against approval of the merger agreement will not be voted in favor of adjourning or postponing the annual meeting to solicit additional proxies.

        WARWICK COMMUNITY BANCORP STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. WARWICK COMMUNITY BANCORP STOCKHOLDERS WILL BE SENT ELECTION FORMS AND INSTRUCTIONS, AT WHICH TIME THEY WILL BE REQUESTED TO SUBMIT THEIR STOCK CERTIFICATES. IF THE MERGER IS COMPLETED, WARWICK COMMUNITY BANCORP STOCKHOLDERS WHO DID NOT MAKE A TIMELY OR PROPER ELECTION WILL BE MAILED A TRANSMITTAL FORM PROMPTLY FOLLOWING THE COMPLETION OF THE MERGER WITH INSTRUCTIONS ON HOW TO EXCHANGE THEIR WARWICK COMMUNITY BANCORP STOCK CERTIFICATES FOR THE MERGER CONSIDERATION.

SOLICITATION OF PROXIES

        Warwick Community Bancorp will bear the entire cost of soliciting proxies from its stockholders. In addition to solicitation of proxies by mail, Warwick Community Bancorp will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Warwick Community Bancorp common stock and secure their voting instructions, if necessary. Warwick Community Bancorp will reimburse the record holders for their reasonable expenses in taking those actions. Warwick Community Bancorp has also made arrangements with Georgeson Shareholder Communications Inc. to assist it in soliciting proxies and has agreed to pay them a fee of $7,500 plus reasonable expenses for these services. If necessary, Warwick Community Bancorp may use several of its regular employees, who will not be specially compensated, to solicit proxies from Warwick Community Bancorp stockholders, either personally or by telephone, telegram, facsimile or letter.

RECORD DATE

        The Warwick Community Bancorp board of directors has fixed the close of business on August 9, 2004 as the record date for determining the Warwick Community Bancorp stockholders entitled to receive notice of and to vote at the Warwick Community Bancorp annual meeting of stockholders. On August 9, 2004, 4,498,923 shares of Warwick Community Bancorp common stock were outstanding. There were approximately 3,170 holders of record on August 4, 2004, the most recent date for which this information is available.

VOTING RIGHTS AND VOTE REQUIRED

        The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Warwick Community Bancorp common stock is necessary to constitute a quorum at the Warwick Community Bancorp annual meeting of stockholders. Abstentions and broker non-votes will be counted solely for the purpose of determining whether a quorum is present at the annual meeting. An unvoted proxy submitted by a broker is sometimes referred to as a broker non-vote.

        Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Warwick Community Bancorp common stock entitled to vote at the Warwick Community Bancorp annual meeting. Directors are elected by a plurality of votes cast, without regard to either broker non-votes or proxies as to which the authority to vote the nominees being proposed is withheld. The ratification of the independent registered public accounting firm is determined by a majority of the votes cast, without regard to broker non-votes; however, proxies marked "Abstain" will have the same effect as a vote against the ratification of the independent registered public accounting firm. You are entitled to one vote for each share of Warwick Community Bancorp common stock you held as of the record date. However, Warwick Community Bancorp's certificate of incorporation provides that stockholders of record who beneficially own in excess of 10% of the then-outstanding shares of common stock of Warwick Community Bancorp are not entitled to any vote with respect to the shares held in excess of the 10% limit.

        BECAUSE THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF WARWICK COMMUNITY BANCORP COMMON STOCK ENTITLED TO VOTE AT THE WARWICK COMMUNITY BANCORP ANNUAL MEETING IS NEEDED FOR US TO PROCEED WITH THE MERGER, THE FAILURE TO VOTE BY PROXY OR IN PERSON WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT. ABSTENTIONS AND BROKER NON-VOTES ALSO WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT. ACCORDINGLY, THE WARWICK COMMUNITY BANCORP BOARD OF DIRECTORS URGES WARWICK COMMUNITY BANCORP STOCKHOLDERS TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

        As of the record date, directors and executive officers of Warwick Community Bancorp and their affiliates had the right to vote 668,469 shares of Warwick Community Bancorp common stock, or 14.05% of the outstanding shares of Warwick Community Bancorp common stock at that date. As of that date, directors and executive officers of Provident Bancorp and their affiliates owned no shares of Warwick Community Bancorp common stock. Warwick Community Bancorp's directors have agreed to vote their shares of Warwick Community Bancorp common stock in favor of the merger agreement. It is currently anticipated that Warwick Community Bancorp's executive officers will vote their shares of Warwick Community Bancorp common stock in favor of the merger agreement, although none of such persons (other than executive officers of Warwick Community Bancorp who are also directors of Warwick Community Bancorp) have entered into any agreements with respect to the voting of their shares.

RECOMMENDATION OF THE BOARD OF DIRECTORS

        The Warwick Community Bancorp board of directors has unanimously approved the merger agreement and the transactions contemplated in the merger agreement. The Warwick Community Bancorp board of directors has determined that the merger agreement and the transactions contemplated in the merger agreement are advisable and in the best interests of Warwick Community Bancorp and its stockholders and unanimously recommends that you vote "FOR" approval of the merger agreement, "FOR" each of the Warwick Community Bancorp nominees for directors listed in this Proxy Statement/Prospectus and "FOR" the ratification of the appointment of KPMG LLP as independent registered public accounting firm for the year ending December 31, 2004.

        See "Proposal I--The Proposed Merger-- Warwick Community Bancorp's Reasons for the Merger; Recommendation of Warwick Community Bancorp's Board of Directors" on page 51 for a more detailed discussion of the Warwick Community Bancorp board of directors' recommendation.

ATTENDING THE WARWICK COMMUNITY BANCORP ANNUAL MEETING

        If you want to vote your shares of Warwick Community Bancorp common stock held in "street name" in person at the annual meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

PARTICIPANTS IN WARWICK COMMUNITY BANCORP'S AND WARWICK SAVINGS' BENEFIT PLANS

        Participants in the Warwick Community Bancorp's stock-based benefit plans, such as the Warwick Community Bancorp, Inc. Employee Stock Ownership Plan, The Warwick Savings Bank 401(k) Savings Plan and the Recognition and Retention Plan of Warwick Community Bancorp, Inc. have the right to direct the voting of Warwick Community Bancorp common stock allocated to their plan accounts but do not have the right to vote these shares personally at Warwick Community Bancorp's annual meeting. Such participants should refer to the voting instructions provided to them by the plan trustees for information on how to direct the voting of these shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF WARWICK COMMUNITY BANCORP

        The following table sets forth certain information as to those persons that Warwick Community Bancorp believes are beneficial owners of more than 5% of Warwick Community Bancorp's outstanding common stock as of August 9, 2004. Persons and groups that beneficially own in excess of 5% of Warwick Community Bancorp's common stock are required to file certain reports with Warwick Community Bancorp and with the Securities and Exchange Commission regarding such beneficial ownership. For purposes of the table below and the table set forth under "Beneficial Stock Ownership of Management," a person is deemed to be the beneficial owner of any shares of common stock (1) over which the person has or shares, directly or indirectly, voting or investment power, or (2) of which the person has a right to acquire beneficial ownership at any time within 60 days after August 9, 2004. "Voting Power" is the power to vote or direct the voting of shares and "investment power" includes the power to dispose or direct the disposition of shares. As of August 9, 2004, there were 4,498,923 shares of Warwick Community Bancorp common stock outstanding.

                    NAME AND ADDRESS OF                           AMOUNT AND NATURE        PERCENT OF
                      BENEFICIAL OWNER                              OF BENEFICIAL         COMMON STOCK
                      BENEFICIAL OWNER                                OWNERSHIP           OUTSTANDING
------------------------------------------------------------     -------------------     --------------
Warwick Community Bancorp, Inc.                                      460,370(1)              10.23%
Employee Stock Ownership Plan
18 Oakland Avenue
Warwick, New York  10990-0591

Kahn Brothers & Co., Inc.                                            426,326(2)              9.48%
555 Madison Avenue, 22nd Floor
New York, New York  10022

---------------------------
(1) The Employee Stock Ownership Plan, referred to as the ESOP, is administered by the ESOP Committee consisting of the Company's President and Chief Operating Officer, Ronald J. Gentile, as plan administrator and a committee established pursuant to the ESOP, consisting of Warwick Community Bancorp officers. The ESOP trustee, RS Group Trust Co., will be instructed regarding investment of assets held in the ESOP. The ESOP generally votes all allocated shares held in the ESOP in accordance with the instructions of participants. As of December 31, 2003, 190,380 of the 460,370 shares held in the ESOP were allocated to participants. Pursuant to the terms of the ESOP, allocated shares for which no instructions are given and unallocated shares are generally voted by the ESOP trustee in a manner calculated to most accurately reflect the voting instructions received from participants regarding the allocated shares so long as such vote is in accordance with the requirements of the Employee Retirement Income Security Act of 1974, as amended.
(2)     Based on information provided to us as of August 9, 2004, by Mr. Thomas
        G. Kahn, President and Director of Kahn Brothers & Co., Inc., a New York corporation and registered investment advisor. Kahn Brothers & Co., Inc. has reported shared voting and dispositive power over all of the shares shown. The reporting person may acquire or dispose of additional shares on behalf of its clients from time to time. Mr. Kahn is also a Director of Warwick Community Bancorp. See "--Beneficial Stock Ownership of Management" below for additional shares beneficially owned by Mr. Kahn.

BENEFICIAL STOCK OWNERSHIP OF MANAGEMENT

        The following table sets forth information with respect to the shares of Warwick Community Bancorp common stock beneficially owned by each director of Warwick Community Bancorp, by each executive officer of Warwick Community Bancorp identified in the Summary Compensation Table included on page 128 of this Proxy Statement/Prospectus and by all directors and executive officers as a group as of August 9, 2004. Except as otherwise indicated, each person shown in the table has sole voting and investment power with respect to the shares of common stock indicated. The titles for the individuals listed in the following table are Warwick Community Bancorp titles, except as otherwise noted.

                                                                          AMOUNT AND NATURE OF          PERCENT OF
                                                                               BENEFICIAL              COMMON STOCK
            NAME                               TITLE                    OWNERSHIP(1)(2)(3)(4)(5)       OUTSTANDING
----------------------------  ---------------------------------------  --------------------------     --------------
Fred G. Kowal                 Chairman of the Board and Chief                  77,181 (6)                 1.69%
                              Executive Officer
Ronald J. Gentile             President, Chief Operating Officer               134,412 (6)                2.95%
                              and Director
Arthur W. Budich              Senior Vice President, Treasurer and               85,693                   1.89%
                              Chief Financial Officer
Anthony R. Bottini            Director                                         26,827 (7)                 0.60%
Thomas G. Kahn                Director                                        60,163 (7)(8)               1.34%
R. Michael Kennedy            Director                                           74,408                   1.65%
Fred M. Knipp                 Director                                           45,790                   1.01%
Emil R. Krahulik              Director                                           35,379                   0.78%
David F. McBride              Director                                           11,100                   0.25%
John J. McDermott, III        Director                                           34,806                   0.77%
John W. Sanford, III          Director                                         35,666 (7)                 0.79%
Robert N. Smith               Director                                           47,044                   1.04%
All directors and executive officers as a group (12 persons)                     668,469                  14.05%

---------------------------
*       Represents less than 1.0% of the outstanding common stock.
(1) Includes the following number of shares which individuals have the right to acquire beneficial ownership of by the exercise of vested stock options: Mr. Kowal, 44,000 shares; Mr. Gentile, 65,000 shares; Mr. Budich, 35,000 shares; each of Messrs. Kennedy, Knipp, Sanford and Smith, 19,819 shares; Mr. Krahulik, 17,319 shares; Mr. McBride, 8,000 shares; Mr. McDermott, 8,000 shares; each of Messrs. Kahn and Bottini, 964 shares; and all directors and executive officers as a group, 258,523shares.
(2) Includes the following number of shares that have been allocated as of December 31, 2003 to individual accounts of ESOP participants: Mr. Kowal, 6,373 shares; Mr. Gentile, 9,104 shares; Mr. Budich, 7,908 shares; and all executive officers as a group, 23,385 shares. Such persons have voting power (subject to the duties of the ESOP trustee) but no investment power, except in limited circumstances, as to these shares. The figures shown do not include 190,380 shares of Warwick Community Bancorp common stock that have not been allocated to any individual's account and as to which the members of Warwick Community Bancorp's ESOP Committee and each of the participants identified in the table may be deemed to share investment power, except in limited circumstances, thereby causing each such person to be deemed a beneficial owner of such unallocated shares. Each of the members of the ESOP Committee and the participants identified in the table disclaims beneficial ownership of such shares and, accordingly, such shares are not attributed to the members of the ESOP Committee or the participants identified in the table individually.
(3) Includes the following number of shares held in Warwick Community Bancorp's 401(k) Savings Plan that have been allocated as of July 28, 2004, the latest practicable date, to individual accounts as follows:
        Mr. Kowal, 808 shares; Mr. Gentile, 12,188 shares; Mr. Budich, 6,064 shares; and all executive officers as a group, 19,060 shares. Such persons have shared voting and investment power as to such shares.
(4) Includes the following number of restricted shares of Company common stock over which each individual has sole voting but no investment power: Mr. Kowal, 17,854 shares; Mr. Gentile, 4,439 shares; Mr. Budich, 1,902 shares; each of Messrs. Kennedy, Knipp, Krahulik, Sanford and Smith, 1,071 shares; and all directors and executive officers as a group, 29,550 shares.
(5) Includes the following number of shares over which individuals may be deemed to share voting and investment power (other than as disclosed in notes 1, 2, 3, and 4): Mr. Gentile, 15,000 shares; Mr. Budich, 8,500 shares; Mr. Kennedy, 1,078 shares; Mr. Knipp, 15,000 shares; Mr. McDermott, 1,000 shares; Mr. Kahn, 52,600 shares; and all directors and executive officers as a group, 93,178 shares.

(6) Does not include 4,505 and 3,365 share-equivalent units credited to Mr. Kowal's and Mr. Gentile's share-unit accounts, respectively, under Warwick Community Bancorp's Benefit Restoration Plan, or BRP. The value of these share-equivalent units mirrors the value of Warwick Community Bancorp common stock. The amounts ultimately realized by these individuals will reflect changes in the market value of Warwick Community Bancorp's common stock from the date of accrual until the date of payout. The share-equivalent units do not have voting rights, but are credited with dividend equivalent units. Share-equivalent units under the BRP are payable only in cash.
(7) Includes share-equivalent units, as follows: Messrs Bottini, Kahn and Sanford, 761 shares, 1,279 shares and 1,260 shares, respectively, in deferral accounts. The value of these share-equivalent units mirrors the value of Warwick Community Bancorp common stock. The amounts ultimately realized by these individuals will reflect changes in the market value of Warwick Community Bancorp's common stock from the date of deferral until the date of payout. The share-equivalent units do not have voting rights, but are credited with dividend equivalent units.
(8) Does not include 366,499 shares held by Kahn Brothers & Co., Inc. of which Mr. Kahn disclaims beneficial ownership. See footnote 3 under the "Security Ownership of Certain Beneficial Owners of Warwick Community Bancorp" table above.

                         INFORMATION ABOUT THE COMPANIES

        PROVIDENT BANCORP, INC.
        400 RELLA BOULEVARD
        MONTEBELLO, NEW YORK 10901
        (845) 369-8040

        Provident Bancorp, Inc. is a Delaware corporation that, on January 14, 2004, became the savings and loan holding company for Provident Bank, following the completion of the second-step conversion of Provident Bancorp, MHC to the stock holding company structure. As part of the conversion, Provident Bancorp issued an aggregate of 35,240,358 shares of its common stock, par value $0.01 per share, in a subscription offering and an exchange offering. As a result of the stock offering, Provident Bancorp raised $192.4 million in net proceeds, of which $140.0 million was contributed to Provident Bank and $52.4 million was retained by Provident Bancorp. Contemporaneous with the completion of the second-step conversion, Provident Bancorp acquired E.N.B. Holding Company, Inc. for a purchase price consisting of 3,969,676 shares of Provident Bancorp common stock, and $36.8 million in cash. Immediately following the acquisition of E.N.B. Holding Company, its subsidiary, Ellenville National Bank, was merged into Provident Bank. As of the completion of the second-step conversion on January 14, 2004, Provident Bancorp owned all of the outstanding common stock of Provident Bank. Currently, Provident Bancorp's activities consist solely of managing Provident Bank and investing the net proceeds it retained in the second-step conversion. At June 30, 2004, Provident Bancorp had total consolidated assets of $1.8 billion, net loans of $971.9 million, total deposits of $1.2 billion, and total stockholders' equity of $342.6 million.

        Provident Bank is a full-service, community-oriented savings association that provides financial services to individuals, families and businesses. Provident Bank operates through 27 branch offices and 37 ATMs throughout Rockland, Orange, Ulster and Sullivan Counties, New York.

        Originally organized in 1888 as a New York State-chartered mutual savings and loan association, Provident Bank reorganized into the mutual holding company structure in January

1999 and became the wholly owned subsidiary of Provident Bancorp, which was then a federal corporation. As part of the mutual holding company reorganization, Provident Bancorp, a federal corporation, conducted an initial public offering and sold 46.7% of its shares of common stock to depositors. At September 30, 1998, Provident Bank operated 11 branch offices. Subsequent to the mutual holding company reorganization and initial stock offering, Provident Bank broadened its market reach through de novo branching and its acquisition in April 2002 of The National Bank of Florida, located in Florida, New York. At the time of the acquisition, The National Bank of Florida had assets of $104.0 million and deposits of $88.2 million.

        In April 2002, Provident Bank organized Provident Municipal Bank as a wholly owned subsidiary. Provident Municipal Bank is a New York State-chartered limited purpose commercial bank that is engaged in the business of accepting deposits from municipalities in our market area.

        Provident Bank's business consists primarily of accepting deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, in one- to four-family residential, multi-family residential and commercial real estate loans, commercial business loans, consumer loans and in investment securities and mortgage-backed securities.

        Provident Bank is subject to regulation and supervision by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. Provident Municipal Bank is regulated by the New York State Banking Department and the Federal Deposit Insurance Corporation.

        Provident Bancorp routinely evaluates opportunities to expand through mergers or acquisitions. As a result, merger or acquisition discussions and, in some cases, negotiations may take place in the future, and mergers and acquisitions involving cash, debt or equity securities may occur. The impact of a merger or an acquisition would likely be reflected in Provident Bancorp's financial condition and results of operations.

        Additional information about Provident Bancorp and its subsidiaries is included in documents incorporated by reference in this Proxy
Statement/Prospectus. See "Where You Can Find More Information" on page 136.

        WARWICK COMMUNITY BANCORP, INC.
        18 OAKLAND AVENUE
        WARWICK, NEW YORK 10990
        (845) 986-2206

        Warwick Community Bancorp is a bank holding company incorporated in September 1997 under the laws of the State of Delaware and is registered under the Bank Holding Company Act of 1956, as amended. Warwick Community Bancorp elected to become a financial holding company under the Bank Holding Company Act in October 2000. Warwick Community Bancorp was organized for the purpose of acquiring all of the outstanding capital stock of Warwick Savings. Warwick Community Bancorp's operations consist principally of the operations of Warwick Savings and, as of October 26, 1999, The Towne Center Bank, a de novo commercial bank formed by Warwick Community Bancorp under the laws of the State of New Jersey and headquartered in Lodi, New Jersey. On February 26, 2001, Warwick Community Bancorp acquired Hardenburgh Abstract Company of Orange County, Inc., to engage in the title insurance agency business. On July 24, 2001, The Warwick Commercial Bank, a limited purpose commercial bank, was formed by Warwick Savings under the laws of the State of New York to hold deposits from public entities. Warwick Community Bancorp's subsidiaries' deposits are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation up to the maximum amounts permitted by law.

        Warwick Savings' principal business has been and continues to be attracting retail deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, primarily in commercial business and multi-family and commercial real estate loans and investing in various mortgage-backed, debt and equity securities. Prior to 2002, Warwick Community Bancorp emphasized conventional mortgage lending secured by one-to four family residences. Warwick Community Bancorp currently emphasizes originating commercial loans to be retained in its loan portfolio. Warwick Savings also originates home mortgage and equity loans known as "Good Neighbor Home Loans" and lines of credit and consumer loans.

        Towne Center Bank opened for business on October 26, 1999. Towne Center Bank's principal business consists of attracting business and consumer deposits and investing those deposits in consumer and commercial real estate and commercial business loans. Towne Center Bank also invests in U.S. Treasury and agency securities, mortgage-backed securities and other investments.

        Warwick Community Bancorp's revenues are derived principally from the interest on its loans and investments and, to a lesser degree, from its loan and securities sales, servicing fee income, income derived from investment products offered through WSB Financial Services, Inc. and title insurance fees generated through Hardenburgh. Warwick Community Bancorp's primary sources of funds are deposits, borrowings, principal and interest payments on loans and securities and proceeds from the sale of loans and securities.

                        PROPOSAL I -- THE PROPOSED MERGER

        THE DESCRIPTION OF THE MERGER AND THE MERGER AGREEMENT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS DESCRIBES THE MATERIAL TERMS OF THE MERGER AGREEMENT; HOWEVER, IT DOES NOT PURPORT TO BE COMPLETE. IT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, WHICH IS ATTACHED HERETO AS APPENDIX A.

        WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT IN ITS ENTIRETY.

GENERAL

        Pursuant to the merger agreement, Warwick Community Bancorp will merge into Provident Bancorp, with Provident Bancorp as the surviving entity. Outstanding shares of Warwick Community Bancorp common stock will be converted into the right to receive cash, shares of Provident Bancorp common stock or a combination of cash and stock. Cash will be paid in lieu of any fractional share of Provident Bancorp common stock. See "--Merger Consideration; Cash or Stock Election" below. As a result of the merger, the separate corporate existence of Warwick Community Bancorp will cease and Provident Bancorp will succeed to all of the rights and be responsible for all of the obligations of Warwick Community Bancorp. Following the merger of Warwick Community Bancorp into Provident Bancorp, Warwick Savings Bank and Towne Center Bank will merge into Provident Bank and the separate corporate existence of Warwick Savings Bank and Towne Center Bank shall cease.

BACKGROUND OF THE MERGER

        The Warwick Community Bancorp board of directors has periodically discussed and reviewed with management the business, strategic direction, performance and prospects of Warwick Community Bancorp in the context of the current and prospective business environment and financial services landscape. The Warwick Community Bancorp board of directors has also at times discussed with management various potential strategic options, including strategies to grow Warwick Community Bancorp's business through business and marketing initiatives and through business combinations with other financial institutions. In this regard, the management of Warwick Community Bancorp has from time to time communicated informally with representatives of other financial institutions regarding industry trends and issues, their respective companies' strategic direction and the potential benefits and issues arising from potential business combination or other strategic transactions.

        In early December 2003, the Warwick Community Bancorp board of directors held a board meeting at which it reviewed with management the current financial services environment and the strategic options potentially available to Warwick Community Bancorp, including strategies for continuing as an independent entity and strategies for undertaking a strategic business combination with another financial institution. At the conclusion of this meeting, the board determined to invite Sandler O'Neill & Partners, L.P. to make a presentation to the board at its next board meeting later in December to review strategic options.

        In mid-December 2003, representatives of Sandler O'Neill met with the Warwick Community Bancorp board and reviewed with the board financial and other information relating to Warwick Community Bancorp. Management and Sandler O'Neill also reviewed with the Warwick Community Bancorp board the current financial services environment, including continued consolidation, evolving trends in technology and increasing competition, and the potential impact of that environment on Warwick Community Bancorp's business, performance, prospects and strategic options. Management and Sandler O'Neill also discussed with the Warwick Community Bancorp board of directors the potential risks and benefits of various strategies. Among other things, the board noted that, as had previously been discussed by the board, size and diversification beyond a level it believed to be reasonably achievable by Warwick Community Bancorp on an independent basis was becoming increasingly important to continued success in the current financial services environment. At the conclusion of this meeting, the Warwick Community Bancorp board of directors preliminarily determined that a business combination with another financial institution was likely to present the best prospect for enhancing stockholder value, and authorized management to engage Sandler O'Neill as its financial advisor, and authorized management and Sandler O'Neill to make preliminary contacts with potential strategic partners.

        Beginning in early January, a number of financial institutions were contacted regarding their interest in a potential business combination transaction with Warwick Community Bancorp. Some of these institutions entered into confidentiality agreements with Warwick Community Bancorp, including Provident Bancorp, and were then provided with information concerning Warwick Community Bancorp. Beginning in late January, some of these financial institutions, including Provident Bancorp, indicated that they were interested in further considering a potential transaction with Warwick Community Bancorp, subject to due diligence, further discussions regarding the potential terms of a transaction, negotiation of definitive transaction documentation as appropriate, and board approval.

        Over the next two months, Warwick Community Bancorp's management and its advisors discussed the possibility of a transaction with the interested institutions, including matters relating to the potential strategic benefits that a combination might offer and the possible range of terms for a transaction. These discussions included discussions among Warwick Community Bancorp's management and its financial advisor and Provident Bancorp's management and its financial advisor. During this time, the Warwick Community Bancorp board held a series of regular and special meetings at which it received updates on the progress of the discussions and authorized the continued pursuit of a possible transaction. Also during this time, some of the institutions contacted, including Provident Bancorp, conducted due diligence investigations of Warwick Community Bancorp.

        During the first two weeks of March 2004, Provident Bancorp finalized its due diligence investigation of Warwick Community Bancorp. Also during that period, representatives of Warwick Community Bancorp and its advisors conducted a due diligence investigation of Provident Bancorp. After further discussion, senior management of Warwick Community Bancorp and Provident Bancorp determined that, assuming the finalization of definitive transaction documentation, they were each prepared to present to their respective boards of directors a proposed part-cash, part-stock merger transaction. Following further arm's length negotiations, taking into account, among other things, the contributions of Warwick Community Bancorp to the business, operations, financial condition and prospects of the combined company, anticipated cost savings and the impact of the merger consideration on the combined company's earnings and prospects, management of each company agreed that they were willing to propose to their respective boards of directors a transaction that would allow Warwick Community Bancorp stockholders to receive, at their election (but subject to adjustment in the event that either form of merger consideration was over-subscribed), either $32.26 in cash or 2.7810 shares of Provident Bancorp common stock for each share of Warwick Community Bancorp common stock owned as of the completion of the merger. Also during this time, legal counsel to Provident Bancorp and Warwick Community Bancorp worked to prepare definitive documentation with respect to the proposed merger.

        On March 15, 2004, the board of directors of Warwick Community Bancorp held a special meeting. Mr. Kowal and other members of senior management, together with Warwick Community Bancorp's financial and legal advisors, reviewed with the board of directors the terms of the proposed merger with Provident Bancorp. Mr. Kowal and representatives of Sandler O'Neill also reviewed prior discussions regarding strategic alternatives, solicitations of other indications of interests in a possible transaction with Warwick Community Bancorp, and the results and status of prior discussions with other potential merger partners. Mr. Kowal and other members of senior management, as well as representatives of Sandler O'Neill, also discussed with the board the results of their due diligence review of Provident Bancorp.

        In addition, representatives of Sandler O'Neill discussed a range of matters, including the matters set forth in "--Opinion of Warwick Community Bancorp's Financial Advisors" Representatives of Sandler O'Neill, together with Warwick Community Bancorp management, also reviewed the special dividend that Warwick Community Bancorp would be entitled to pay prior to completion of the merger. Representatives of Sandler O'Neill and management discussed with the Warwick Community Bancorp board of directors the fact that the amount of the dividend would depend upon the disposition of automobiles contained in the automobile lease portfolio held by Warwick Savings Bank, but noted that the total dividend payout possibility was limited to approximately $7.8 million (or approximately $1.74 per share), and that the ultimate amount of the dividend (if any) would depend on a number of factors that prevented any assurance as to the amount or timing of the potential special dividend. After this discussion, Sandler O'Neill rendered to the Warwick Community Bancorp board of directors its oral opinion (subsequently confirmed in writing) that, as of the date of the board meeting and based upon and subject to the considerations described in its opinion, the proposed merger consideration was fair, from a financial point of view, to holders of Warwick Community Bancorp common stock. Representatives of Wachtell, Lipton, Rosen & Katz then discussed with the Warwick Community Bancorp board of directors the legal standards applicable to its decisions and actions with respect to the proposed transactions, and reviewed the legal terms of the proposed merger and the related agreements.

        Following these presentations, the Warwick Community Bancorp board meeting continued with discussions and questions among the members of the Warwick Community Bancorp board, management and Warwick Community Bancorp's legal and financial advisors. The board discussed, among other things, the fact that the implied value of the merger consideration, based on the exchange ratio and the closing stock price of Provident Bancorp common stock on the Nasdaq National Market on the last trading day prior to the board meeting, and the cash portion of the merger consideration, was less than Warwick Community Bancorp's closing stock price on the prior day. The board of directors, however, noted its belief that

Warwick Community Bancorp common stock was trading above the levels at which it would otherwise be trading due in large part to the rumors of a potential business combination transaction involving Warwick Community Bancorp. The Warwick Community Bancorp board, among other things, noted that based on the closing price of Provident Bancorp common stock on the Nasdaq on March 12, 2004 (the last trading day prior to Warwick Community Bancorp's board meeting approving the merger agreement) and the cash component of the merger consideration, the implied value of the merger consideration to be received by Warwick Community Bancorp stockholders in the merger, viewed on a blended basis ($32.75), represented a premium of approximately 8% over the prevailing market price of Warwick Community Bancorp common stock on the Nasdaq National Market at the beginning of December 2003 when the Warwick Community Bancorp board first began to consider a business combination transaction, and a discount of approximately 4.2% over the closing price of Warwick Community Bancorp common stock on March 12, 2004 (in each case without considering any additional value from the potential special dividend).

        After further discussion, and taking into consideration the factors described under "- Warwick Community Bancorp's Reasons for the Merger; Recommendation of Warwick Community Bancorp's Board of Directors," the Warwick Community Bancorp board determined that the combined company would have better future prospects than Warwick Community Bancorp was likely to achieve on a stand-alone basis and that the proposed merger with Provident Bancorp presented the best opportunity for enhancing Warwick Community Bancorp stockholder value. Accordingly, the Warwick Community Bancorp board determined that the Provident Bancorp transaction was advisable and in the best interests of Warwick Community Bancorp and its stockholders, and the Warwick Community Bancorp board unanimously approved the merger with Provident Bancorp.

        Following approval of each company's board of directors, the parties executed the merger agreement. The next day, the parties publicly announced the transaction by issuing a joint press release.

WARWICK COMMUNITY BANCORP'S REASONS FOR THE MERGER; RECOMMENDATION OF WARWICK COMMUNITY BANCORP'S BOARD OF DIRECTORS

        The Warwick Community Bancorp board of directors reviewed and discussed the transaction with Warwick Community Bancorp's management and its financial and legal advisors in determining that the merger is in the best interests of Warwick Community Bancorp and its stockholders. In reaching its conclusion to approve the merger agreement, the Warwick Community Bancorp board of directors considered a number of factors, including the following:

        o The fact that, based on the closing price of Provident Bancorp common stock on the Nasdaq National Market on March 12, 2004 (the last trading day prior to Warwick Community Bancorp's board meeting approving the merger agreement) and the cash component of the merger consideration, the implied value of the merger consideration to be received by Warwick Community Bancorp stockholders in the merger, viewed on a blended basis ($32.75), represented a premium of approximately 8% over the prevailing market price of Warwick Community Bancorp common stock on the Nasdaq National Market at the beginning of December 2003 when the Warwick Community Bancorp board first began to consider a business combination transaction, and a discount of approximately 4.2% over the closing price of Warwick Community Bancorp common stock on March 12, 2004 (in each case without considering any additional value from the potential special dividend).

        o The fact that the cash/stock election feature of the merger consideration offers Warwick Community Bancorp stockholders both the opportunity to participate in the growth and opportunities of the combined company through the stock component and the opportunity to realize cash for the value of their shares through the cash component, subject in some circumstances to the allocation procedures in the merger agreement in the event that either form of merger consideration is over-subscribed.

        o Its understanding of the business, operations, financial condition, earnings and prospects of Warwick Community Bancorp.

        o Its understanding of the business, operations, financial condition, earnings and prospects of Provident Bancorp, taking into account Warwick Community Bancorp's due diligence investigation of Provident Bancorp.

        o The current and prospective environment in which Warwick Community Bancorp and Provident Bancorp operate, including national and local economic conditions, the competitive environment for financial institutions generally and the trend toward consolidation in the financial services industry.

        o The ability of Warwick Community Bancorp, under the terms of the merger agreement, to make a special dividend payment to its stockholders prior to completion of the merger in an amount reflecting the disposition of automobiles contained in the automobile lease portfolio held by Warwick Savings Bank.

        o The review by the Warwick Community Bancorp board of directors with its legal and financial advisors of the structure of the merger and the financial and other terms of the merger agreement, including the exchange ratio and cash consideration offered by Provident Bancorp.

        o The board structure of the combined company provided for under the merger agreement, including two board seats reserved for current Warwick Community Bancorp directors on the Provident Bancorp board of directors following the completion of the merger, as discussed in greater detail under "Interests of Directors and Officer in the Merger--Appointment of Two Warwick Community Bancorp Board Members to the Boards of Directors of Provident Bancorp and Provident Bank."

        o The complimentary nature of the respective markets, customers and asset/liability mix of the two companies.

        o The expectation that the merger will be more than twenty percent accretive to GAAP and cash earnings of Provident Bancorp in 2005.

        o The anticipated cost saving opportunities, estimated to be approximately $4.5 million (or 25% of Warwick Community Bancorp's operating expense base) on a pre-tax basis, when fully phased in during the first year following the merger.

        o The reports of Warwick Community Bancorp management and the financial presentation by Sandler O'Neill to Warwick Community Bancorp's board of directors concerning the operations, financial condition and prospects of Provident Bancorp and the expected financial impact of the merger on the combined company, including pro forma assets, earnings, deposits and other financial metrics.

        o The likelihood that the regulatory approvals needed to complete the transaction will be obtained.

        o The historical and current market prices of Provident Bancorp common stock and Warwick Community Bancorp common stock.

        o The opinion delivered to the Warwick Community Bancorp board of directors by Sandler O'Neill that, as of the date of the opinion and based upon and subject to the considerations in its opinion, the merger consideration was fair, from a financial point of view, to holders of Warwick Community Bancorp common stock.

        o The benefits of increased liquidity that Warwick Community Bancorp stockholders would have as stockholders of Provident Bancorp.

        The Warwick Community Bancorp board of directors also considered potential risks associated with the merger in connection with its deliberations of the proposed transaction, including:

        o The challenges of combining the businesses, assets and workforces of the two companies, which could impact the post-merger success of the combined company and the ability to achieve anticipated cost savings and other potential synergies.

        o The after-tax charge of approximately $10 million that is expected to be taken by Provident Bancorp in connection with the completion of the merger, reflecting costs and expenses expected to be incurred as a result of the transaction and integrating the two companies.

        o The possibility that, due to certain factors, including the performance of the automobile lease portfolio held by Warwick Savings Bank, legal limitations, costs associated with the portfolio and contractual restrictions, Warwick Community

                Bancorp would not be able to pay all or a portion of any special dividend to its stockholders.

        o That the fixed exchange ratio component of the merger consideration will not adjust to compensate for changes in the stock price of Provident Bancorp or Warwick Community Bancorp prior to completion of the merger, and that neither company has any price-based termination right under the merger agreement.

        o The interests of Warwick Community Bancorp executive officers and directors with respect to the merger apart from their interests as holders of Warwick Community Bancorp common stock, and the risk that these interests might influence their decision with respect to the merger. See "--Financial Interests of Warwick Community Bancorp's Directors and Officers in the Merger."

        o The risk that the terms of the merger agreement, including provisions relating to the payment of a termination fee under specified circumstances, although required by Provident Bancorp as a condition to its willingness to enter into a merger agreement, could have the effect of discouraging other parties that might be interested in a transaction with Warwick Community Bancorp from proposing such a transaction.

        The discussion of the information and factors considered by the Warwick Community Bancorp board of directors is not exhaustive, but includes all material factors considered by the Warwick Community Bancorp board of directors. In view of the wide variety of factors considered by the Warwick Community Bancorp board of directors in connection with its evaluation of the merger and the complexity of these matters, the Warwick Community Bancorp board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The Warwick Community Bancorp board of directors evaluated the factors described above, including asking questions of Warwick Community Bancorp management and Warwick Community Bancorp legal and financial advisors, and reached consensus that the merger was in the best interests of Warwick Community Bancorp and Warwick Community Bancorp stockholders. In considering the factors described above, individual members of the Warwick Community Bancorp board of directors may have given different weights to different factors. The Warwick Community Bancorp board of directors considered these factors as a whole, and overall considered them to be favorable to, and to support its determination. It should be noted that this explanation of the Warwick Community Bancorp board of directors' reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under "Cautionary Statement Regarding Forward-Looking Statements."

        The Warwick Community Bancorp board of directors determined that the merger, the merger agreement and the transactions contemplated thereby are advisable and in the best interests of Warwick Community Bancorp and its stockholders. The Warwick Community Bancorp board of directors also determined that the merger agreement and the transactions contemplated thereby are consistent with, and in furtherance of, Warwick Community Bancorp's business strategies. Accordingly, the Warwick Community Bancorp board of directors unanimously approved the merger agreement and unanimously recommends that Warwick Community Bancorp stockholders vote "FOR" approval of the merger agreement.

OPINION OF WARWICK COMMUNITY BANCORP'S FINANCIAL ADVISOR

        By letter dated December 17, 2003, Warwick Community Bancorp retained Sandler O'Neill as its independent financial advisor in connection with a possible business combination with another financial institution. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

        Sandler O'Neill acted as Warwick Community Bancorp's financial advisor in connection with the proposed merger and participated in certain of the negotiations leading to the merger agreement. At the March 15, 2004 meeting at which Warwick Community Bancorp's board of directors considered and approved the merger agreement, Sandler O'Neill delivered to the board its oral opinion, subsequently confirmed in writing, that, as of such date, and based upon and subject to the assumptions made, matters considered and qualifications and limitations stated in its opinion, the merger consideration was fair to Warwick Community Bancorp stockholders from a financial point of view. Sandler O'Neill has confirmed its March 15, 2004 oral opinion by delivering to the board a written opinion dated the date of this Proxy Statement/Prospectus. In rendering its updated opinion, Sandler O'Neill confirmed the appropriateness of its reliance on the analyses used to render its earlier opinion by reviewing the assumptions upon which its analyses were based, performing procedures to update certain of its analyses and reviewing the other factors considered in rendering its opinion. THE FULL TEXT OF SANDLER O'NEILL'S UPDATED OPINION IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT/PROSPECTUS. THE OPINION OUTLINES THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY SANDLER O'NEILL IN RENDERING ITS OPINION. THE DESCRIPTION OF THE OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OPINION. WE URGE YOU TO READ THE ENTIRE OPINION CAREFULLY IN CONNECTION WITH YOUR CONSIDERATION OF THE PROPOSED MERGER.

        SANDLER O'NEILL'S OPINION SPEAKS ONLY AS OF THE DATE OF THE OPINION. THE OPINION WAS DIRECTED TO THE WARWICK COMMUNITY BANCORP BOARD AND IS DIRECTED ONLY TO THE FAIRNESS OF THE MERGER CONSIDERATION TO WARWICK COMMUNITY BANCORP STOCKHOLDERS FROM A FINANCIAL POINT OF VIEW. IT DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION OF WARWICK COMMUNITY BANCORP TO ENGAGE IN THE MERGER OR ANY OTHER ASPECT OF THE MERGER AND IS NOT A RECOMMENDATION TO ANY WARWICK COMMUNITY BANCORP STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE ANNUAL MEETING OF STOCKHOLDERS WITH RESPECT TO THE MERGER, THE FORM OF CONSIDERATION A STOCKHOLDER SHOULD ELECT IN THE MERGER OR ANY OTHER MATTER.

        In connection with rendering its March 15, 2004 opinion, Sandler O'Neill reviewed and considered, among other things:

        1.      the merger agreement;

        2. certain publicly available financial statements and other historical financial information of Warwick Community Bancorp that they deemed relevant;

        3. certain publicly available financial statements and other historical financial information of Provident Bancorp that they deemed relevant;

        4. internal financial projections for Warwick Community Bancorp for the year ending December 31, 2004 prepared by and reviewed with management of Warwick Community Bancorp;

        5. internal financial projections for Provident Bancorp for the period ending September 30, 2004 prepared by and reviewed with the management of Provident Bancorp and earnings per share estimates for Provident Bancorp for the years ending December 31, 2004 and 2005 published by I/B/E/S;

        6. the pro forma financial impact of the merger on Provident Bancorp, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior management of each of Warwick Community Bancorp and Provident Bancorp;

        7. the publicly reported historical price and trading activity for Warwick Community Bancorp's and Provident Bancorp's common stock, including a comparison of certain financial and stock market information for Warwick Community Bancorp and Provident Bancorp with similar publicly available information for certain other companies, the securities of which are publicly traded;

        8. the financial terms of certain recent business combinations in the savings institutions industry, to the extent publicly available;

        9. the current market environment generally and the banking environment in particular; and

        10. such other information, financial studies, analyses and investigations and financial, economic and market criteria as they considered relevant.

        Sandler O'Neill also discussed the business, financial condition, results of operations and prospects of Warwick Community Bancorp with certain members of Warwick Community Bancorp's senior management and held similar discussions with certain members of Provident Bancorp's senior management regarding the business, financial condition, results of operations and prospects of Provident Bancorp.

        In performing its reviews and in rendering its opinion, Sandler O'Neill assumed and relied upon the accuracy and completeness of all the financial and other information that was publicly available or otherwise furnished to or reviewed by it and further relied on the assurances of Warwick Community Bancorp's and Provident Bancorp's managements that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. Sandler O'Neill was not asked to and did not independently verify the accuracy or completeness of any of such information and did not assume any responsibility or liability for the accuracy or completeness of any of such information. Sandler O'Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Warwick Community Bancorp or Provident Bancorp or any of their respective subsidiaries, including without limitation, Warwick Savings' automobile lease portfolio, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals. Sandler O'Neill is not an expert in the evaluation of allowances for loan losses and it did not make an independent evaluation of the adequacy of the allowance for loan losses of Warwick Community Bancorp or Provident Bancorp, nor did it review any individual credit files relating to Warwick Community Bancorp or Provident Bancorp. With Warwick Community Bancorp's consent, Sandler O'Neill assumed that the respective allowances for loan losses for both Warwick Community Bancorp and Provident Bancorp were adequate to cover such losses and would be adequate on a combined basis for the combined entity. In addition, Sandler O'Neill did not conduct any physical inspection of the properties or facilities of Warwick Community Bancorp or Provident Bancorp.

        Sandler O'Neill's opinion was necessarily based upon financial, economic, market and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Sandler O'Neill assumed, in all respects material to its analyses, that all of the representations and warranties contained in the merger agreement and all related agreements were true and correct, that each party to such agreements would perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement were not waived. Sandler O'Neill also assumed, with Warwick Community Bancorp's consent, that there had been no material change in Warwick Community Bancorp's and Provident Bancorp's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to them, that Warwick Community Bancorp and Provident Bancorp would remain as going concerns for all periods relevant to its analyses, and that the merger would qualify as a tax-free reorganization for federal income tax purposes. Finally, with Warwick Community Bancorp's consent, Sandler O'Neill relied upon the advice Warwick Community Bancorp received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement.

        In rendering its March 15, 2004 opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but is not a complete description of all the analyses underlying Sandler O'Neill's opinion. The summary includes information presented in tabular format. IN ORDER TO FULLY UNDERSTAND THE FINANCIAL ANALYSES, THESE TABLES MUST BE READ TOGETHER WITH THE ACCOMPANYING TEXT. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O'Neill's comparative analyses described below is identical to Warwick Community Bancorp or Provident Bancorp and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Warwick Community Bancorp or Provident Bancorp and the companies to which they are being compared.

        The earnings projections for Warwick Community Bancorp and Provident Bancorp used and relied upon by Sandler O'Neill in its analyses were based upon internal financial projections provided by the management of each company. With respect to such financial projections and all projections of transaction costs, purchase accounting adjustments and expected cost savings relating to the merger, Warwick Community Bancorp's and Provident Bancorp's managements confirmed to Sandler O'Neill that they reflected the best currently available estimates and judgments of the future financial performance of Warwick Community Bancorp and Provident Bancorp, respectively, and Sandler O'Neill assumed for purposes of its analyses that such performances would be achieved. Sandler O'Neill expressed no opinion as to such financial projections or the assumptions on which they were based. The financial projections for Warwick Community Bancorp and Provident Bancorp were prepared for internal purposes only and not with a view towards public disclosure. These projections, as well as the other estimates used by Sandler O'Neill in its analyses, were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections.

        In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Warwick Community Bancorp, Provident Bancorp and Sandler O'Neill. The analyses performed by Sandler O'Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O'Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Warwick Community Bancorp board at the March 15, 2004 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O'Neill's analyses do not necessarily reflect the value of Warwick Community Bancorp's common stock or Provident Bancorp's common stock or the prices at which Warwick Community Bancorp's or Provident Bancorp's common stock may be sold at any time. Sandler O'Neill expressed no opinion regarding the payment or amounts, if any, of any special dividend.

        SUMMARY OF PROPOSAL. Sandler O'Neill reviewed the financial terms of the proposed transaction. Based upon the closing price of Provident Bancorp's common stock on March 12, 2004 of $11.95 and assuming 50% of Warwick Community Bancorp's shares of common stock are converted into Provident Bancorp common stock and the remaining 50% are converted into cash at $32.26 per share in the merger, Sandler O'Neill calculated an implied transaction value of $32.75 per share. Sandler O'Neill also considered a potential special cash dividend to the Warwick Community Bancorp stockholders based on the sale or liquidation of Warwick Savings' automobile lease portfolio. Based upon Warwick Community Bancorp's December 31, 2003 financial information, Sandler O'Neill calculated the following ratios:

---------------------------------------------------------------------------------------------------------------------
                                                 TRANSACTION RATIOS
---------------------------------------------------------------------------------------------------------------------

                                                            ANNOUNCED            GIVING EFFECT TO RANGE OF
                                                              VALUE             POTENTIAL SPECIAL DIVIDENDS
---------------------------------------------------------- ------------ ---------------------------------------------

Loss on Sale as a % of Residual Value (1)                       100%         75%        50%         25%          0%
Potential Special Dividend                                     $0.00       $0.49      $0.98       $1.46       $1.74
Initial Deal Price Per Share Plus Potential
  Special Dividend                                            $32.75      $33.23     $33.72      $34.21      $34.49
---------------------------------------------------------- ------------ --------- ----------- ----------- -----------

Transaction value / LTM Earnings per share                     22.7X       23.1x      23.4x       23.8x       23.9x
Transaction value / Estimated 2004 earnings per share (2)      19.7X       20.0x      20.3x       20.6x       20.8x
Transaction value / Stated book value per share               199.4%      202.4%     205.4%      208.3%      210.0%
Transaction value / Tangible book value per share             206.1%      209.2%     212.2%      215.3%      217.0%
Tangible book premium/Core deposits (3)                        17.5%       18.0%      18.5%       19.0%       19.3%
---------------------------------------------------------- ------------ --------- ----------- ----------- -----------

(1)     Excluding any costs of disposition.
(2) Based on Warwick Community Bancorp management's estimate of 2004 operating earnings per share of $1.66.
(3) Core deposits are Warwick Community Bancorp's total deposits of $487.6 million minus non-core deposits (jumbo certificates of deposit and brokered deposits) of $17.6 million.

For purposes of Sandler O'Neill's analyses, earnings per share were based on fully diluted shares. Based on Provident Bancorp's stock price as of March 12, 2004 and excluding any special dividends, the aggregate transaction value was approximately $154 million, based upon 4.5 million shares of Warwick Community Bancorp common stock outstanding plus the intrinsic value of outstanding options to purchase 456,542 shares calculated using the implied transaction value less the weighted average exercise price of the options of $17.48. Sandler O'Neill noted that the transaction value represented a 4.2% discount to the March 12, 2004 closing price of Warwick Community Bancorp's common stock.

        WARWICK COMMUNITY BANCORP, INC.

        STOCK TRADING HISTORY. Sandler O'Neill reviewed the history of the reported trading prices and volume of Warwick Community Bancorp's common stock and the relationship between the movements in the prices of Warwick Community Bancorp's common stock to movements in certain stock indices, including the Standard & Poor's 500 Index, Standard & Poor's Bank Index, the Nasdaq Bank Index and the weighted average performance (based upon market capitalization) of a peer group of publicly traded savings institutions for Warwick Community Bancorp (the Warwick Peer Group) selected by Sandler O'Neill. The composition of the Warwick Peer Group is discussed under "Comparable Company Analysis" below. During the one- and three-year periods ended March 12, 2004, Warwick Community Bancorp's common stock underperformed the Warwick Peer Group, and each of the indices to which its was compared.

----------------------------------------------------------------------------------------------------------------------
                               WARWICK COMMUNITY BANCORP'S ONE-YEAR STOCK PERFORMANCE
----------------------------------------------------------------------------------------------------------------------

                                          BEGINNING INDEX VALUE                        ENDING INDEX VALUE
                                             MARCH 12, 2003                              MARCH 12, 2004
                                         -----------------------                     -----------------------
Warwick Community Bancorp                        100.00%                                     114.09%
Warwick Peer Group                               100.00                                      128.00
Nasdaq Bank Index                                100.00                                      139.03
S&P 500 Index                                    100.00                                      139.34
S&P Bank Index                                   100.00                                      138.70
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
                              WARWICK COMMUNITY BANCORP'S THREE-YEAR STOCK PERFORMANCE
----------------------------------------------------------------------------------------------------------------------

                                          BEGINNING INDEX VALUE                        ENDING INDEX VALUE
                                             MARCH 12, 2001                              MARCH 12, 2004
                                         -----------------------                     -----------------------
Warwick Community Bancorp                        100.00%                                     223.15%
Warwick Peer Group                               100.00                                      207.49
Nasdaq Bank Index                                100.00                                      158.19
S&P 500 Index                                    100.00                                       94.95
S&P Bank Index                                   100.00                                      126.39
----------------------------------------------------------------------------------------------------------------------

        COMPARABLE COMPANY ANALYSIS. Sandler O'Neill used publicly available information to compare selected financial and market trading information for Warwick Community Bancorp and the following publicly traded savings institutions (the Warwick Peer Group) that had total assets of between $300 million and $1.8 billion and are located in the Mid-Atlantic region of the United States:

ESB Financial Corporation                       Pamrapo Bancorp, Inc.
Fidelity Bancorp, Inc.                          Parkvale Financial Corporation
First Keystone Financial, Inc.                  PennFed Financial Services, Inc.
FMS Financial Corporation                       PHSB Financial Corp.
Harleysville Savings Financial Corporation      Sound Federal Bancorp, Inc.
Laurel Capital Group, Inc.                      Willow Grove Bancorp, Inc.
OceanFirst Financial Corp.                      WVS Financial Corp.

The analysis compared publicly available financial information for Warwick Community Bancorp and that of the Warwick Peer Group as of or for the twelve-month period ended December 31, 2003. The table below sets forth the comparative data for Warwick Community Bancorp and the median data for the Warwick Peer Group as of or for the twelve-month period ended December 31, 2003, with pricing data as of March 12, 2004.

------------------------------------------------------------------------------------------------------------------------------

                                                 WARWICK PEER GROUP ANALYSIS
------------------------------------------------------------------------------------------------------------------------------


                                                            WARWICK COMMUNITY BANCORP              WARWICK PEER GROUP
------------------------------------------------------- ----------------------------------- ----------------------------------
Total assets (IN MILLIONS)                                            $760.0                             $766.5
------------------------------------------------------- ----------------------------------- ----------------------------------
Tangible equity/tangible assets                                        9.43%                              6.96%
------------------------------------------------------- ----------------------------------- ----------------------------------
Intangible assets/total equity                                         3.25%                              1.49%
------------------------------------------------------- ----------------------------------- ----------------------------------
Net loans/total assets                                                42.23%                             52.31%
------------------------------------------------------- ----------------------------------- ----------------------------------
Gross loans/total deposits                                            66.84%                             76.02%
------------------------------------------------------- ----------------------------------- ----------------------------------
Total borrowings/total assets                                         24.14%                             19.34%
------------------------------------------------------- ----------------------------------- ----------------------------------
NPAs/total assets                                                      0.36%                              0.22%
------------------------------------------------------- ----------------------------------- ----------------------------------
LLR/gross loans                                                        1.51%                              1.07%
------------------------------------------------------- ----------------------------------- ----------------------------------
Net interest margin                                                    2.86%                              2.44%
------------------------------------------------------- ----------------------------------- ----------------------------------
Non-interest income/average assets                                     0.90%                              0.41%
------------------------------------------------------- ----------------------------------- ----------------------------------
Fees/revenues                                                         24.77%                             14.51%
------------------------------------------------------- ----------------------------------- ----------------------------------
Non-interest expense/average assets                                    2.37%                              1.85%
------------------------------------------------------- ----------------------------------- ----------------------------------
Efficiency ratio                                                      65.52%                             65.54%
------------------------------------------------------- ----------------------------------- ----------------------------------
LTM Return on average assets                                           0.82%                              0.70%
------------------------------------------------------- ----------------------------------- ----------------------------------
LTM Return on average equity                                           8.50%                              9.30%
------------------------------------------------------- ----------------------------------- ----------------------------------
Price/book value per share                                           208.06%                            166.07%
------------------------------------------------------- ----------------------------------- ----------------------------------
Price/tangible book value per share                                  215.06%                            173.09%
------------------------------------------------------- ----------------------------------- ----------------------------------
Price/LTM earnings per share                                          23.73x                             18.82x
------------------------------------------------------- ----------------------------------- ----------------------------------
Price/estimated 2004 earnings per share (1)                           20.58x                             20.47x
------------------------------------------------------- ----------------------------------- ----------------------------------
Price/LTM Core EPS                                                    24.76x                             19.53x
------------------------------------------------------- ----------------------------------- ----------------------------------
Dividend payout ratio                                                 40.97%                             43.74%
------------------------------------------------------- ----------------------------------- ----------------------------------
Dividend yield                                                         1.73%                              2.38%
------------------------------------------------------- ----------------------------------- ----------------------------------
Market capitalization (IN MILLIONS)                                   $153.6                             $129.1
------------------------------------------------------- ----------------------------------- ----------------------------------

(1) For PennFed Financial Services, Inc., OceanFirst Financial Corp., Parkvale Financial Corporation, Sound Federal Bancorp, Inc. and Willow Grove Bancorp, Inc., estimated EPS is the median of 2004 I/B/E/S estimates. For Warwick Community Bancorp, estimated 2004 operating EPS of $1.66 provided by management.

        PROVIDENT BANCORP, INC.

        STOCK TRADING HISTORY. Sandler O'Neill reviewed the history of the reported trading prices and volume of Provident Bancorp's common stock and the relationship between the movements in the prices of Provident Bancorp's common stock to movements in certain stock indices, including the Standard & Poor's 500 Index, Standard & Poor's Bank Index, the Nasdaq Bank Index and the weighted average performance of (based upon market capitalization) a peer group of publicly traded savings institutions for Provident Bancorp (the "Provident Peer Group") selected by Sandler O'Neill. The composition of the Provident Peer Group is discussed under "Comparable Company Analysis" below. During the one- and three-year periods ended March 12, 2004, Provident Bancorp's common stock outperformed the Provident Peer Group, and each of the indices to which it was compared.

----------------------------------------------------------------------------------------------------------------------
                                   PROVIDENT BANCORP'S ONE-YEAR STOCK PERFORMANCE
----------------------------------------------------------------------------------------------------------------------

                                          BEGINNING INDEX VALUE                        ENDING INDEX VALUE
                                             MARCH 12, 2003                              MARCH 12, 2004
                                         -----------------------                     -----------------------
Provident Bancorp                                100.00%                                     174.82%
Provident Peer Group                             100.00                                      134.73
Nasdaq Bank Index                                100.00                                      139.03
S&P 500 Index                                    100.00                                      139.34
S&P Bank Index                                   100.00                                      138.70
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
                                  PROVIDENT BANCORP'S THREE-YEAR STOCK PERFORMANCE
----------------------------------------------------------------------------------------------------------------------

                                          BEGINNING INDEX VALUE                        ENDING INDEX VALUE
                                             MARCH 12, 2001                              MARCH 12, 2004
                                         -----------------------                     -----------------------
Provident Bancorp                                100.00%                                     304.86%
Provident Peer Group                             100.00                                      244.69
Nasdaq Bank Index                                100.00                                      158.19
S&P 500 Index                                    100.00                                       94.95
S&P Bank Index                                   100.00                                      126.39
----------------------------------------------------------------------------------------------------------------------


        COMPARABLE COMPANY ANALYSIS. Sandler O'Neill used publicly available information to compare selected financial and market trading information for Provident Bancorp and the following publicly traded savings institutions (the Provident Peer Group) that had total assets of between $400 million and $3.6 billion and are located in the Mid-Atlantic region of the United States:

Dime Community Bancshares, Inc.       Harleysville Savings Financial Corporation
ESB Financial Corporation             Hudson River Bancorp, Inc.
Fidelity Bancorp, Inc.                OceanFirst Financial Corp.
First Keystone Financial, Inc.        Parkvale Financial Corporation
First Niagara Financial Group, Inc.   PennFed Financial Services, Inc.
Flushing Financial Corporation        Willow Grove Bancorp, Inc.
FMS Financial Corporation             WVS Financial Corp.

The analysis compared publicly available financial information for Provident Bancorp and the data for the Provident Peer Group as of or for the twelve-month period ended December 31, 2003 (except that balance sheet data for Provident Bancorp is as of January 31, 2004 and reflects the completion of Provident Bancorp, MHC's second-step conversion and Provident Bancorp's acquisition of E.N.B. Holding Company). The table below sets forth the comparative data for Provident Bancorp and the median data for the Provident Peer Group as of or for the twelve-month period ended December 31, 2003 with pricing data as of March 12, 2004.

------------------------------------------------------------------------------------------------------------------------------

                                                PROVIDENT PEER GROUP ANALYSIS
------------------------------------------------------------------------------------------------------------------------------

                                                                PROVIDENT BANCORP                 PROVIDENT PEER GROUP
------------------------------------------------------- ----------------------------------- ----------------------------------
Total assets (IN MILLIONS)                                          $1,719.5                           $1,481.5
------------------------------------------------------- ----------------------------------- ----------------------------------
Tangible equity/tangible assets                                       16.60%                              6.96%
------------------------------------------------------- ----------------------------------- ----------------------------------
Intangible assets/total equity                                        20.87%                              3.96%
------------------------------------------------------- ----------------------------------- ----------------------------------
Net loans/total assets                                                54.07%                             58.21%
------------------------------------------------------- ----------------------------------- ----------------------------------
Gross loans/total deposits                                            80.93%                             86.81%
------------------------------------------------------- ----------------------------------- ----------------------------------
Total borrowings/total assets                                         10.60%                             24.52%
------------------------------------------------------- ----------------------------------- ----------------------------------
NPAs/total assets                                                      0.32%                              0.23%
------------------------------------------------------- ----------------------------------- ----------------------------------
LLR/gross loans                                                        1.80%                              1.10%
------------------------------------------------------- ----------------------------------- ----------------------------------
Net interest margin                                                    4.69%                              2.66%
------------------------------------------------------- ----------------------------------- ----------------------------------
Non-interest income/average assets                                     0.59%                              0.45%
------------------------------------------------------- ----------------------------------- ----------------------------------
Fees/revenues                                                         12.15%                             18.34%
------------------------------------------------------- ----------------------------------- ----------------------------------
Non-interest expense/average assets                                    3.14%                              1.74%
------------------------------------------------------- ----------------------------------- ----------------------------------
Efficiency ratio                                                      64.70%                             59.41%
------------------------------------------------------- ----------------------------------- ----------------------------------
LTM Return on average assets                                           1.05%                              0.70%
------------------------------------------------------- ----------------------------------- ----------------------------------
LTM Return on average equity                                           7.02%                             10.31%
------------------------------------------------------- ----------------------------------- ----------------------------------
Price/book value per share                                           137.02%                            171.49%
------------------------------------------------------- ----------------------------------- ----------------------------------
Price/tangible book value per share                                  173.16%                            179.75%
------------------------------------------------------- ----------------------------------- ----------------------------------
Price/estimated 2004 EPS (1)(2)                                       30.10x                             17.16x
------------------------------------------------------- ----------------------------------- ----------------------------------
Price/IBES 2004 estimated EPS                                         29.15x                             17.16x
------------------------------------------------------- ----------------------------------- ----------------------------------
Price/IBES 2005 estimated EPS                                         21.73x                             15.07x
------------------------------------------------------- ----------------------------------- ----------------------------------
Dividend payout ratio (1)                                             40.29%                             33.00%
------------------------------------------------------- ----------------------------------- ----------------------------------
Dividend yield (1)                                                     1.34%                              1.85%
------------------------------------------------------- ----------------------------------- ----------------------------------
Market capitalization (IN MILLIONS)                                   $473.4                             $177.3
------------------------------------------------------- ----------------------------------- ----------------------------------

(1) Provident Bancorp's estimates for the year ended September 30, 2004. Estimates exclude the charitable foundation expense. (2) Assumes common shares outstanding and options outstanding as of March 12, 2004.

        ANALYSIS OF SELECTED MERGER TRANSACTIONS. Sandler O'Neill reviewed all merger transactions announced nationwide from January 1, 2003 through March 12, 2004 involving publicly traded savings institutions as acquired institutions with transaction values greater than $15 million. Sandler O'Neill separately reviewed the 20 Mid-Atlantic/New England region transactions involving publicly traded savings institutions with transaction values greater than $15 million announced during that same period. Sandler O'Neill reviewed the multiples of transaction price at announcement to last twelve months' earnings per share, transaction price to estimated current year earnings per share, transaction price to book value per share, transaction price to tangible book value per share, tangible book premium to core deposits and premium to market price and computed high, low, mean and median multiples and premiums for both groups of transactions. The median multiples were applied to Warwick Community Bancorp's financial information as of and for the year ended December 31, 2003. As illustrated in the following table, Sandler O'Neill derived an imputed range of values per share of Warwick Community Bancorp's common stock of $28.25 to $35.75 based upon the median multiples for nationwide savings institution transactions and $32.10 to $41.77 based upon the median multiples for regional savings institution transactions. The implied transaction value of the merger (excluding any special dividends) as calculated by Sandler O'Neill was $32.75 per share.


----------------------------------------------------------------------------------------------------------------------
                                          NATIONWIDE TRANSACTION MULTIPLES
----------------------------------------------------------------------------------------------------------------------
                                                                  Range of              Median            Implied
                                                                  Multiples            Multiple          Value (1)
                                                             --------------------  -----------------  ---------------
Transaction price/LTM EPS                                        10.6x - 62.1x           19.6x             $28.25
Transaction price/estimated 2004 EPS (2)                         10.7x - 28.3x           18.5x             $30.69
Transaction price/book value                                     99.7% - 332.5%         183.8%             $30.19
Transaction price/tangible book value                            99.7% - 396.0%         197.9%             $31.44
Tangible book premium/core deposits (3)                           1.1% - 42.8%           17.8%             $34.44
Premium to market (4)                                           (9.6)% - 64.4%           17.5%             $35.75
----------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------
                                   MID-ATLANTIC/NEW ENGLAND TRANSACTION MULTIPLES
----------------------------------------------------------------------------------------------------------------------
                                                                  Range of              Median            Implied
                                                                  Multiples            Multiple          Value (1)
                                                             --------------------  -----------------  ---------------
Transaction price/LTM EPS                                        10.6x - 58.7x           22.5x             $32.32
Transaction price/estimated 2004 EPS (2)                         10.7x - 28.3x           19.4x             $32.10
Transaction price/book value                                    124.8% - 301.0%         225.1%             $36.97
Transaction price/tangible book value                           125.6% - 396.0%         262.9%             $41.77
Tangible book premium/core deposits (3)                           5.4% - 42.8%           21.8%             $38.68
Premium to market (4)                                           (1.6)% - 64.4%           18.4%             $36.03
----------------------------------------------------------------------------------------------------------------------

(1)     Using median multiple.
(2) Based on Warwick Community Bancorp management's estimated 2004 operating EPS of $1.66.
(3) Assumes that all deposits other than jumbo certificates of deposit and brokered deposits are core deposits.
(4) Based on Warwick Community Bancorp's December 16, 2003 closing price of $30.43.

        DISCOUNTED DIVIDEND STREAM AND TERMINAL VALUE ANALYSIS. Sandler O'Neill performed an analysis that estimated the future stream of after-tax dividend flows of Warwick Community Bancorp through December 31, 2007 under various circumstances, assuming Warwick Community Bancorp's projected dividend stream and that Warwick Community Bancorp performed in accordance with the earnings projections reviewed with management. For periods after fiscal 2004, Sandler O'Neill assumed a growth rate of earnings per share of approximately 7% to 9% based upon discussions with Warwick Community Bancorp's management. To approximate the terminal value of Warwick Community Bancorp common stock at December 31, 2007, Sandler O'Neill applied price/earnings multiples ranging from 12.0x to 22.0x and multiples of tangible book value ranging from 100% to 225%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 9% to 15% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Warwick Community Bancorp common stock. As illustrated in the following tables, this analysis indicated an imputed range of values per share of Warwick Community Bancorp common stock of $15.94 to $34.04 when applying multiples of earnings per share and $14.24 to $36.38 when applying multiples of tangible book value.

                                           EARNINGS PER SHARE MULTIPLES

---------------------------------------------------------------------------------------------------------------------
      DISCOUNT RATE              12X            14X            16X            18X            20X            22X
      -------------         -------------- -------------- -------------- -------------- -------------- --------------
         9.0%                   $19.57         $22.46         $25.36        $28.25          $31.15         $34.04
        10.0%                    18.89          21.68          24.48          27.27          30.06          32.85
        11.0%                    18.25          20.94          23.63          26.33          29.02          31.71
        12.0%                    17.63          20.23          22.83          25.43          28.02          30.62
        13.0%                    17.04          19.55          22.06          24.56          27.07          29.58
        14.0%                    16.48          18.90          21.32          23.74          26.16          28.58
        15.0%                    15.94          18.28          20.61          22.95          25.29          27.62
---------------------------------------------------------------------------------------------------------------------


                                           TANGIBLE BOOK VALUE MULTIPLES

---------------------------------------------------------------------------------------------------------------------
      DISCOUNT RATE             100%           125%           150%           175%           200%           225%
      -------------         -------------- -------------- -------------- -------------- -------------- --------------
         9.0%                   $17.45         $21.23         $25.02         $28.81         $32.59         $36.38
        10.0%                    16.85          20.50          24.15          27.80          31.45          35.10
        11.0%                    16.28          19.80          23.32          26.84          30.36          33.89
        12.0%                    15.74          19.13          22.53          25.93          29.32          32.72
        13.0%                    15.22          18.49          21.77          25.05          28.33          31.60
        14.0%                    14.72          17.88          21.05          24.21          27.37          30.54
        15.0%                    14.24          17.29          20.35          23.40          26.46          29.52
---------------------------------------------------------------------------------------------------------------------

        Sandler O'Neill performed a similar analysis that estimated the future stream of after-tax dividend flows of Provident Bancorp through December 31, 2007 under various circumstances, assuming Provident Bancorp's projected dividend stream and that Provident Bancorp performed in accordance with the earnings projections reviewed with management. For periods after 2004, Sandler O'Neill assumed a growth rate of earnings per share of approximately 13% based upon discussions with Provident Bancorp's management. To approximate the terminal value of Provident Bancorp common stock at December 31, 2007, Sandler O'Neill applied price/earnings multiples ranging from 18x to 33x. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 9% to 15%, chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Provident Bancorp common stock. As illustrated in the following tables, this analysis indicated an imputed range of values per share of Provident Bancorp common stock of $7.38 to $16.17 when applying multiples of earnings per share and $5.47 to $14.35 when applying multiples of tangible book value.


                                           EARNINGS PER SHARE MULTIPLES

---------------------------------------------------------------------------------------------------------------------
      DISCOUNT RATE              18X            21X            24X            27X            30X            33X
      -------------         -------------- -------------- -------------- -------------- -------------- --------------
         9.0%                    $9.09         $10.51         $11.92         $13.34         $14.75         $16.17
        10.0%                     8.78          10.14          11.50          12.87          14.23          15.59
        11.0%                     8.47           9.79          11.10          12.42          13.73          15.05
        12.0%                     8.18           9.45          10.72          11.99          13.25          14.52
        13.0%                     7.90           9.12          10.35          11.57          12.80          14.02
        14.0%                     7.63           8.82          10.00          11.18          12.36          13.54
        15.0%                     7.38           8.52           9.66          10.80          11.94          13.09
---------------------------------------------------------------------------------------------------------------------


                                           TANGIBLE BOOK VALUE MULTIPLES

---------------------------------------------------------------------------------------------------------------------
      DISCOUNT RATE             100%           125%           150%           175%           200%           225%
      -------------         -------------- -------------- -------------- -------------- -------------- --------------
         9.0%                    $6.73          $8.25          $9.78         $11.30         $12.82         $14.35
        10.0%                     6.50           7.97           9.43          10.90          12.37          13.84
        11.0%                     6.27           7.69           9.11          10.52          11.94          13.35
        12.0%                     6.06           7.43           8.79          10.16          11.52          12.89
        13.0%                     5.86           7.17           8.49           9.81          11.13          12.45
        14.0%                     5.66           6.93           8.21           9.48          10.75          12.02
        15.0%                     5.47           6.70           7.93           9.16          10.39          11.62
---------------------------------------------------------------------------------------------------------------------

        In connection with its analyses, Sandler O'Neill considered and discussed with Warwick Community Bancorp's board of directors how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to net income. Sandler O'Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

        PRO FORMA MERGER ANALYSIS. Sandler O'Neill analyzed certain potential pro forma effects of the merger, assuming the following: (1) the merger closes in the fourth quarter of 2004, (2) 50% of the Warwick Community Bancorp shares are exchanged for cash at a value of $32.26 per share, (3) 50% of the Warwick Community Bancorp shares are exchanged for Provident Bancorp common stock at an exchange ratio of 2.7810, (4) Warwick Community Bancorp's stock options are cancelled and converted into cash for an amount equal to the excess of $32.26 over the weighted average exercise price of $17.84 multiplied by the number of Warwick Community Bancorp's stock options, and (5) purchase accounting adjustments, charges and transaction costs associated with the merger and cost savings determined by the senior managements of Warwick Community Bancorp and Provident Bancorp. The analysis indicated that for the year ending December 31, 2005, the merger would be accretive to Provident Bancorp's projected earnings per share. In addition, the analysis indicated that for the period ending December 31, 2004 (the assumed closing of the transaction), the merger would be dilutive to Provident Bancorp's tangible book value per share. The actual results achieved by the combined company may vary from projected results and the variations may be material.

        Warwick Community Bancorp has agreed to pay Sandler O'Neill a transaction fee in connection with the merger of an amount equal to 1% of the aggregate transaction value of which $384,000 was paid upon the signing of the definitive merger agreement and the balance shall be paid on the day of closing of the merger. Based upon the closing price of Provident Bancorp common stock as of August 13, 2004, the transaction fee is approximately $1,489,000. Warwick Community Bancorp has also paid Sandler O'Neill a fee of $200,000 for rendering its opinion, which will be credited against that portion of the transaction fee due upon closing of the merger. Warwick Community Bancorp has also agreed to reimburse certain of Sandler O'Neill's reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

        In the past, Sandler O'Neill has provided certain other investment banking services to Warwick Community Bancorp and has received compensation for such services, and Sandler O'Neill may provide additional services, and receive compensation for such services, prior to the closing of the merger. In the ordinary course of its business as a broker-dealer, Sandler O'Neill may purchase securities from and sell securities to Warwick Community Bancorp and Provident Bancorp and their respective affiliates and may actively trade the debt and/or equity securities of Warwick Community Bancorp and Provident Bancorp and their respective affiliates for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

PROVIDENT BANCORP'S REASONS FOR THE MERGER

        The Provident Bancorp board of directors expects the merger to enhance Provident Bancorp's banking franchise and competitive position, in particular in Orange County, New York. The merger also increases Provident Bancorp's operating and marketing scale. In addition, the merger is consistent with Provident Bancorp's plans to deploy the capital raised in Provident Bancorp, MHC's recent second-step conversion transaction.

        The Provident Bancorp board of directors consulted with Provident Bancorp management as well as financial and legal advisors and determined that the merger is in the best interest of Provident Bancorp and Provident Bancorp's stockholders. In reaching its conclusion to approve the merger agreement, the Provident Bancorp board considered the following factors as generally supporting its decision to enter into the merger agreement:

        (i) The effectiveness of the merger as a method of implementing and accelerating Provident Bancorp's strategies for expanding Provident Bancorp's franchise in one of the most desirable banking markets in New York;

        (ii) The effectiveness of the merger as a means of deploying a portion of the capital raised in the second-step conversion transaction;

        (iii) Its understanding of Provident Bancorp's business, operations, financial condition, earnings and prospects and of Warwick Community Bancorp's business, operations, financial condition, earnings and prospects, including

                Warwick Community Bancorp's strong franchise in the Orange County, New York market in which it primarily operates;

        (iv) The reports of Provident Bancorp management and the financial presentations by RP Financial, LC. and Ryan Beck & Co., Inc. to Provident Bancorp's board of directors concerning the operations, financial condition and prospects of Warwick Community Bancorp and the expected financial impact of the merger on the combined company;

        (v) The similarity between Provident Bancorp's and Warwick Community Bancorp's management, philosophies, approaches and commitments to the communities and customers they serve and their respective employees;

        (vi) The proposed appointment of two Warwick Community Bancorp directors as directors of Provident Bancorp and Provident Bank, which would help assure the continuity of management, the likelihood of successful integration and the successful operation of the combined companies;

        (vii) The opinions delivered to the Provident Bancorp board of directors by RP Financial, LC. and Ryan Beck & Co., Inc. to the effect that, as of the dates of the respective opinions and based upon and subject to the conditions described in the opinions and other matters as RP Financial, LC. and Ryan Beck & Co., Inc. considered relevant, the merger consideration to be paid by Provident Bancorp was fair, from a financial point of view, to Provident Bancorp.

        The Provident Bancorp board of directors also considered potential risks associated with the merger in connection with its deliberations of the proposed transaction, including the challenges of integrating Warwick Community Bancorp's business, operations and workforce with those of Provident Bancorp, the need to obtain Warwick Community Bancorp stockholder and regulatory approvals in order to complete the transaction, and the risks associated with achieving the anticipated cost savings.

        The Provident Bancorp board of directors considered all of these factors as a whole and, on balance, concluded that they supported a favorable determination to enter into the merger agreement.

        The foregoing discussion of the information and factors considered by the Provident Bancorp board of directors is not exhaustive, but includes the material factors considered by the Provident Bancorp board of directors. In view of the wide variety of factors considered by the Provident Bancorp board of directors in connection with its evaluation of the merger and the complexity of these matters, the Provident Bancorp board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above, individual members of the Provident Bancorp board of directors may have given different weights to different factors.

        On the basis of these considerations, the merger agreement was unanimously approved by Provident Bancorp's board of directors.

MERGER CONSIDERATION; CASH OR STOCK ELECTION

        MERGER CONSIDERATION. Under the terms of the merger agreement, at the effective time of the merger, each outstanding share of Warwick Community Bancorp common stock (other than dissenting shares and shares held by Provident Bancorp and Warwick Community Bancorp) will be converted into the right to receive, at the election of the holder of such share, either:

        o $32.26 in cash (without interest), assuming payment solely of cash in exchange for Warwick Community Bancorp common stock; or

        o 2.7810 shares of Provident Bancorp common stock, assuming payment solely of Provident Bancorp common stock in exchange for a share of Warwick Community Bancorp common stock; or

        o       a combination of cash PLUS Provident Bancorp common stock.

        No fractional shares of Provident Bancorp common stock will be issued in connection with the merger. Instead, Warwick Community Bancorp stockholders will receive, without interest, a cash payment from Provident Bancorp equal to the fractional share interest they otherwise would have received, multiplied by the value of Provident Bancorp common stock. For this purpose, Provident Bancorp common stock will be valued at the average of its daily closing sales prices during the five consecutive trading days immediately preceding the date of completion of the merger.

        Based on the closing price of $11.12 per share of Provident Bancorp common stock on August 13, 2004, the latest practicable date prior to the mailing of this Proxy Statement/Prospectus, the value of 2.7810 shares of Provident Bancorp common stock would be $30.92. We cannot give you any assurance as to whether or when the merger will be completed, and you are advised to obtain current market quotations for Provident Bancorp common stock. For more information about the stock prices of Provident Bancorp, see "Provident Bancorp Stock Trading and Dividend Information."

        CASH OR STOCK ELECTION. All elections by Warwick Community Bancorp stockholders are subject to the allocation and proration procedures described in the merger agreement. These procedures are intended to ensure that, subject to a tax-related adjustment, 50% of the outstanding shares of Warwick Community Bancorp common stock will be converted into the right to receive Provident Bancorp common stock, and the remaining 50% of the outstanding shares of Warwick Community Bancorp common stock will be converted into the right to receive cash.

        It is unlikely that elections will be made in the exact proportions provided for in the merger agreement. As a result, the merger agreement describes procedures to be followed if Warwick Community Bancorp stockholders in the aggregate elect to receive more or less of

Provident Bancorp common stock than Provident Bancorp has agreed to issue. These procedures are summarized below.

        o IF PROVIDENT BANCORP COMMON STOCK IS OVERSUBSCRIBED: If Warwick Community Bancorp stockholders elect to receive more Provident Bancorp common stock than Provident Bancorp has agreed to issue in the merger, then all Warwick Community Bancorp stockholders who have elected to receive cash or who have made no election will receive cash for their Warwick Community Bancorp shares and all stockholders who elected to receive Provident Bancorp common stock will receive a pro rata portion of the available shares of Provident Bancorp common stock plus cash for those shares not converted into Provident Bancorp common stock.

        o IF PROVIDENT BANCORP COMMON STOCK IS UNDERSUBSCRIBED: If Warwick Community Bancorp stockholders elect to receive fewer shares of Provident Bancorp common stock than Provident Bancorp has agreed to issue in the merger, and

                -- the number of shares as to which Warwick Community Bancorp stockholders have made no election is less than or equal to this shortfall, then all Warwick Community Bancorp stockholders who have elected to receive Provident Bancorp common stock or who have made no election will receive Provident Bancorp common stock, and all Warwick Community Bancorp stockholders who have elected to receive cash will receive a pro rata portion of the available cash consideration plus shares of Provident Bancorp common stock for those Warwick Community Bancorp shares not converted into cash; or if

                -- the number of no election shares is greater than the shortfall, then all Warwick Community Bancorp stockholders who have elected to receive Provident Bancorp common stock will receive Provident Bancorp common stock, all Warwick Community Bancorp stockholders who have elected to receive cash will receive cash, and all Warwick Community Bancorp stockholders who made no election will receive a pro rata portion of the remaining available cash consideration plus Provident Bancorp's shares for those Warwick Community Bancorp shares not converted into cash.

        TAX-RELATED ADJUSTMENT. Provident Bancorp and Warwick Community Bancorp have structured the merger to qualify as a "reorganization" for U.S. federal income tax purposes. The merger might not qualify as a reorganization, however, if, on the closing date of the merger, the total value of the Provident Bancorp shares that Warwick Community Bancorp stockholders receive is less than 42.5% of the value of the total consideration - including Provident Bancorp common stock, cash, and any other amounts treated as consideration in connection with the merger for federal income tax purposes - that Warwick Community Bancorp stockholders (including stockholders who exercise dissenters' rights) receive in connection with the merger. To prevent this from happening, if the value of the Provident Bancorp shares received would otherwise be less than 42.5% (subject to upward adjustment to up to 45%, depending on the number of Warwick Community Bancorp shares with respect to which dissenters' rights are exercised) of the value of the total consideration, the number of Warwick Community Bancorp shares that will be converted into Provident Bancorp shares will be increased, and the number of Warwick Community Bancorp shares converted into cash will be correspondingly decreased. If this tax-related adjustment is necessary, the amount of cash you would have received, after taking into account your election and any proration, will be reduced and you will receive additional shares of Provident Bancorp common stock. Whether the tax-related adjustment will be made, and the magnitude of the tax-related adjustment, if made, will be based on a number of factors, including the trading price of shares of Provident Bancorp common stock on the date the merger is completed and the number of shares of Warwick Community Bancorp common stock for which dissenters' rights are exercised. However, in no event will Provident Bancorp be obligated to issue more than 7,910,000 shares of common stock as merger consideration.

        Neither Warwick Community Bancorp nor Provident Bancorp is making any recommendation as to whether Warwick Community Bancorp stockholders should elect to receive cash, shares of Provident Bancorp common stock or a combination thereof in the merger. Each Warwick Community Bancorp stockholder must make his or her own decision with respect to such election.

        No guarantee can be made that you will receive the amounts of cash or shares of Provident Bancorp common stock you elect. As a result of the allocation and proration procedures and other limitations outlined in this document and in the merger agreement, you may receive Provident Bancorp common stock or cash in amounts that vary from the amounts you elect to receive.

        Employees who hold allocated shares of Warwick Community Bancorp common stock in their employee stock ownership plan accounts will be able to direct the employee stock ownership plan trustee to make an election to receive cash, Provident Bancorp common stock or a combination of cash and Provident Bancorp common stock for their allocated shares. For any allocated shares for which no directions are received, the employee stock ownership plan trustee will make an election to receive cash or Provident Bancorp common stock, in the same proportion with respect to which the trustee received elections, unless the trustee determines that it may not, consistent with its fiduciary duties, make such election for the allocated shares for which no written instructions have been given in the same proportion, in which case it will make elections for shares of Provident Bancorp common stock in the manner as it, in its discretion, determined to be in the best interests of the participants. The employee stock ownership plan trustee will make an election to receive cash or Provident Bancorp common stock for the unallocated shares of Warwick Community Bancorp common stock held in the employee stock ownership plan. Employees who hold shares of Warwick Community Bancorp common stock in their accounts in the Warwick Savings Bank 401(k) Savings Plan will be able to direct the trustee of such plan to make an election to receive cash, Provident Bancorp common stock or a combination of cash and Provident Bancorp common stock for their allocated shares of Provident Bancorp common stock. For any shares for which no directions are received, the plan trustee will make an election to receive cash or Provident Bancorp common stock, in the same proportion with respect to which the trustee received elections, unless the trustee determines that it may not, consistent with its fiduciary duties, make the election for the allocated shares for which no written instructions have been given in the same proportion, in which case it will make elections for the shares in the manner as it, in its discretion, determined to be in the best interests of the participants.

ELECTION PROCEDURES; SURRENDER OF STOCK CERTIFICATES

        If you are a record holder of Warwick Community Bancorp common stock, an election form will be provided to you under separate cover. The election form will entitle you to elect to receive cash, Provident Bancorp common stock, or a combination of cash and Provident Bancorp common stock, or to make no election with respect to the merger consideration that you wish to receive.

        To make a valid election, you must submit a properly completed election form to Registrar and Transfer Company, which will be acting as the exchange agent. The election form must be received on or before 5:00 p.m., New York time, on the twenty-fifth day following the mailing of the election form, or such other time and date as Provident Bancorp and Warwick Community Bancorp shall mutually agree. Registrar and Transfer Company will act as exchange agent in the merger and in that role will process the exchange of Warwick Community Bancorp common stock certificates for cash and/or Provident Bancorp common stock. Shortly after the merger, the exchange agent will allocate cash and shares of Provident Bancorp common stock among Warwick Community Bancorp stockholders, consistent with their elections, the allocation and proration procedures and the tax-related adjustment. If you do not submit an election form, you will receive instructions from the exchange agent on how to surrender your Warwick Community Bancorp stock certificates after the merger is completed. PLEASE DO NOT FORWARD YOUR WARWICK COMMUNITY BANCORP STOCK CERTIFICATES AND ELECTION FORM WITH YOUR PROXY CARDS. STOCK CERTIFICATES AND ELECTION FORMS SHOULD BE RETURNED TO THE EXCHANGE AGENT IN ACCORDANCE WITH THE INSTRUCTIONS CONTAINED IN THE ELECTION FORM.

        An election form will be deemed properly completed only if accompanied by stock certificates representing all shares of Warwick Community Bancorp common stock covered by the election form (or an appropriate guarantee of delivery). You may change your election at any time prior to the election deadline by written notice accompanied by a properly completed and signed, revised election form received by the exchange agent prior to the election deadline. You may revoke your election by written notice received by the exchange agent prior to the election deadline. All elections will be revoked automatically, and Warwick Community Bancorp stock certificates returned, if the merger agreement is terminated. If you have a preference for receiving either Provident Bancorp common stock and/or cash for your Warwick Community Bancorp common stock, you should complete and return the election form. If you do not have a preference as to the consideration you wish to receive or if you do not make an election, you will be allocated Provident Bancorp common stock and/or cash depending on the elections made by other Warwick Community Bancorp stockholders. You should be aware, however, that if you make an election, you will not be able to sell or otherwise transfer your shares of Warwick Community Bancorp common stock unless you properly withdraw your election prior to the election deadline.

        If stock certificates for Warwick Community Bancorp common stock are not immediately available or time will not permit the election form and other required documents to reach the exchange agent prior to the election deadline, Warwick Community Bancorp shares may be properly exchanged provided that:

        1. such exchanges are made by or through a member firm of the National Association of Securities Dealers, Inc., or another registered national securities exchange, or by a commercial bank or trust company having an office, branch or agency in the United States;

        2. the exchange agent receives, prior to the election deadline, a properly completed and duly executed notice of guaranteed delivery substantially in the form provided with the election form (delivered by hand, mail, telegram, telex or facsimile transmission); and

        3. the exchange agent receives, prior to the election deadline, the certificates for all exchanged Warwick Community Bancorp shares, or confirmation of the delivery of all such certificates into the exchange agent's account with the Depository Trust Company in accordance with the proper procedures for such transfer, together with a properly completed and duly executed election form and any other documents required by the election form.

        Warwick Community Bancorp stockholders who do not submit a properly completed election form or revoke their election form prior to the election deadline will have their shares of Warwick Community Bancorp common stock designated as non-election shares.

        Warwick Community Bancorp stockholders who hold their shares of common stock in "street name" through a bank, broker or other financial institution, and who wish to make an election, should seek instructions from the institution holding their shares concerning how to make the election.

        Provident Bancorp will deposit with the exchange agent the shares representing Provident Bancorp common stock and cash to be issued to Warwick Community Bancorp stockholders in exchange for their shares of Warwick Community Bancorp common stock. Within five business days after the completion of the merger, the exchange agent will mail to Warwick Community Bancorp stockholders who do not submit election forms or who have revoked such forms a letter of transmittal, together with instructions for the exchange of their Warwick Community Bancorp stock certificates for the merger consideration. Upon surrendering his or her certificate(s) representing shares of Warwick Community Bancorp common stock, together with the signed letter of transmittal, the Warwick Community Bancorp stockholder shall be entitled to receive, as applicable: (i) certificate(s) representing a number of whole shares of Provident Bancorp common stock (if any) determined in accordance with the exchange ratio or (ii) a check representing the amount of cash (if any) to which such stockholder shall have become entitled, and (iii) a check representing the amount of cash in lieu of fractional shares, if any. Until you surrender your Warwick Community Bancorp stock certificates for exchange after completion of the merger, you will not be paid dividends or other distributions declared after the merger with

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respect to any Provident Bancorp common stock you are entitled to receive. No interest will be paid or accrued to Warwick Community Bancorp stockholders on the cash consideration, cash in lieu of fractional shares or unpaid dividends and distributions, if any. After the completion of the merger, there will be no further transfers of Warwick Community Bancorp common stock. Warwick Community Bancorp stock certificates presented for transfer will be canceled and exchanged for the merger consideration.

        If your stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. Upon request, Registrar and Transfer Company will send you instructions on how to provide evidence of ownership.

        If any certificate representing shares of Provident Bancorp's common stock is to be issued in a name other than that in which the certificate for shares surrendered in exchange is registered, or cash is to be paid to a person other than the registered holder, it will be a condition of issuance or payment that the certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting the exchange either:

        o pay to the exchange agent in advance any transfer or other taxes required by reason of the issuance of a certificate or payment to a person other than the registered holder of the certificate surrendered, or

        o establish to the satisfaction of the exchange agent that the tax has been paid or is not payable.

        Any portion of the cash or shares of Provident Bancorp common stock made available to the exchange agent that remains unclaimed by Warwick Community Bancorp stockholders for six months after the effective time of the merger will be returned to Provident Bancorp. After six months after the effective time, any Warwick Community Bancorp stockholder who has not exchanged shares of Warwick Community Bancorp common stock for the merger consideration in accordance with the merger agreement may look only to Provident Bancorp for payment of the merger consideration for these shares and any unpaid dividends or distributions. Nonetheless, Provident Bancorp, Warwick Community Bancorp, the exchange agent or any other person will not be liable to any Warwick Community Bancorp stockholder for any amount properly delivered to a public official under applicable abandoned property, escheat or similar laws.

TREATMENT OF WARWICK COMMUNITY BANCORP STOCK OPTIONS

        Each option to purchase shares of Warwick Community Bancorp common stock outstanding and unexercised immediately prior to the effective time of the merger will be cancelled and all rights under such option will be extinguished in exchange for a cash payment equal to $32.26 less the exercise price per share of the stock option, multiplied by the number of shares of Warwick Community Bancorp common stock subject to the stock option, less any required tax withholding. Each of Messrs. Kowal, Gentile and Budich entered into agreements with Warwick Community Bancorp contemporaneously with the execution of the

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merger agreement, agreeing not to exercise their outstanding options prior to the effective time of the merger and to receive, in exchange for such options, a cash payment equal to the excess of $32.26 over the exercise price per share of such options multiplied by the number of shares of Warwick Community Bancorp subject to such options.

        Provident Bancorp will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the merger agreement to any Warwick Community Bancorp optionholder any amount that Provident Bancorp is required to deduct and withhold under any provision of federal, state, local or foreign tax law. Any withheld amounts will be treated for all purposes of the merger agreement as having been paid to the Warwick Community Bancorp optionholder in respect of which the deduction and withholding was made by Provident Bancorp.

EMPLOYEE MATTERS

        The Warwick Community Bancorp employee stock ownership plan will be terminated upon consummation of the merger. The employee stock ownership plan loan will be paid in full and the assets of the employee stock ownership plan will be allocated and distributed to the employee stock ownership plan participants in cash or shares of Provident Bancorp common stock. Provident Bancorp will review all other Warwick Community Bancorp compensation and employee benefit plans that do not otherwise terminate (whether pursuant to the terms of any such plan or the merger agreement) to determine whether to maintain, terminate or continue such plans. In the event employee compensation or benefits as currently provided by Warwick Community Bancorp, Warwick Savings or Towne Center Bank are changed or terminated by Provident Bancorp, Provident Bancorp has agreed to provide compensation and benefits that are, in the aggregate, substantially similar to the compensation and benefits provided to similarly situated Provident Bancorp employees.

        All Warwick Community Bancorp employees who become employees of Provident Bancorp at the effective time generally will be given credit for service at Warwick Community Bancorp or its subsidiaries for eligibility to participate in and the satisfaction of vesting requirements (but not for pension benefit accrual purposes) under Provident Bancorp's compensation and benefit plans (but not for any purpose under the Provident Bancorp employee stock ownership plan or retiree health plan or to the extent that providing such credit would result in a duplication of benefits). Provident Bancorp has also agreed to honor the Change in Control Severance Plan of Warwick Community Bancorp.

        See "--Interests of Directors and Officers In the Merger" below for a discussion of employment agreements.

        See "--Material United States Federal Income Tax Consequences of the Merger to Participants in the Warwick Community Bancorp, Inc. Employee Stock Ownership Plan and the 401(k) Savings Plan" below for a discussion of material U.S. federal income tax treatment of accounts under those plans.

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INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER

        EMPLOYMENT AGREEMENTS. Warwick Community Bancorp is party to employment agreements with each of its Chairman of the Board and Chief Executive Officer, Fred G. Kowal, its President and Chief Operating Officer, Ronald J. Gentile, and its Senior Vice-President, Treasurer and Chief Financial Officer, Arthur W. Budich. The consummation of the merger constitutes a change in control under the employment agreements.

        In the event of a change in control, the employment agreements provide that the executives are entitled to (i) their earned but unpaid salary through the date of the change in control, (ii) the benefits that the executives would be entitled to as a former employee, (iii) continued group life, health, dental accident and long-term disability insurance benefits for the remainder of the unexpired employment period (which, in the event of a change in control is deemed to be three years), (iv) a lump sum payment within 30 days of termination of employment equal to the present value of the salary that executive would have earned if he continued working for the remaining unexpired employment period (which in the event of a change in control is deemed to be three years), (v) a lump sum payment within 30 days of termination of employment equal to the present value of the aggregate payments the executive would be entitled to under Warwick Savings defined benefit pension plan and defined benefit portion of the Benefit Restoration Plan of Warwick Savings over the amounts to which he is actually entitled under such plans, (vi) a lump-sum payment within 30 days of termination of employment equal to the present value of the additional contributions to which the executive would have been entitled under the employee stock ownership plan and Warwick Savings 401(k) Savings Plan and the defined contribution portion of the Benefit Restoration Plan and any other tax-qualified or non-qualified defined contribution plans, and (vii) at the election of Warwick Community Bancorp, a lump sum cash payment equal to the fair market value of any restricted stock and the difference between the fair market value of any unexercised options or stock appreciation rights over the exercise price of such options or rights.

        In addition, the employment agreements with Messrs. Kowal, Gentile and Budich also provide that in the event that any of the executives become subject to the excise tax on "excess parachute payments" under Section 4999 of the Internal Revenue Code of 1986, as amended, the executive would become entitled to an additional payment such that the executive would be placed in the same after-tax position as if no such excise tax had been imposed.

        Contemporaneously with the execution of the merger agreement, each of Messrs. Kowal, Gentile and Budich entered into agreements with Warwick Community Bancorp whereby such executive would receive a lump sum cash payment at the merger effective date of $1,869,385, $896,600 and $540,009, respectively, in lieu of any payments under their employment agreements, other than the excise tax gross-up, and indemnification for attorneys' fees incurred to defend or enforce the surviving terms of the agreements, which will survive in their entirety.

        BENEFIT RESTORATION PLAN. Warwick Community Bancorp sponsors the Benefit Restoration Plan, which provides benefits to Messrs. Kowal and Gentile that would be provided under the tax-qualified defined benefit pension plan, the employee stock ownership plan and 401(k) Savings Plan if such benefits were not limited by the provisions of the Internal Revenue Code. The Benefit Restoration Plan also makes up allocations lost by participants in the

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employee stock ownership plan who retire prior to the complete repayment of the
Employee Stock Ownership Plan loan. Contemporaneously with the execution of the merger agreement, Messrs. Kowal and Gentile have each entered into an agreement with Warwick Community Bancorp whereby such executive would receive, within 30 days of the effective time of the merger, a lump sum payment of $200,000 and $195,000, respectively (representing the amount accrued for such executive as of December 31, 2003), and an additional amount to be determined representing the accrual for the period from January 1, 2004 through the effective time of the merger.

        SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN FOR FRED G. KOWAL. Warwick Community Bancorp entered into the Supplemental Executive Retirement Plan ("SERP") in December 2003 for the benefit of Fred Kowal. The SERP and adoption agreement/letter with Mr. Kowal indicate that for purposes of determining the "annual benefit" under the SERP, Mr. Kowal will receive 8.33% of his final average compensation for each year of credited service after December 31, 2002. Contemporaneously with the execution of the merger agreement, Mr. Kowal has entered into an agreement whereby he has agreed to accept a lump-sum cash payment of $1,258,978 on the effective date of the merger, in lieu of any payments under the SERP.

        CHANGE IN CONTROL SEVERANCE PLAN. Warwick Community Bancorp maintains a Change in Control Severance Plan that provides severance benefits to an executive officer whose employment is terminated (during the period commencing three months prior to a change in control and ending one year following the change in control) by Warwick Community Bancorp without "just cause" or by the executive officer following a forced relocation or reduction in annual base salary. An executive officer whose employment terminates under the circumstances set forth in the immediately preceding sentence is entitled to pay continuation for a number of weeks equal to the executive officer's years of service times two, subject to a minimum of 52 weeks pay continuation. During the period of pay continuation, the executive officer is also entitled to continue receiving group health benefits from Warwick Community Bancorp at no cost to the executive officer.

        STOCK OPTIONS. The merger agreement provides that upon completion of the merger, each Warwick Community Bancorp compensatory option, including those held by executive officers and directors of Warwick Community Bancorp, will be converted into the right to receive the excess, if any, of the merger consideration over the exercise price of the stock option for each share of Warwick Community Bancorp common stock subject to the option. Based on Warwick Community Bancorp stock option holdings as of August 9, 2004, Messrs. Kowal, Gentile and Budich and the remaining directors as a group, respectively, would receive a cash payment, as of completion of the merger, in an amount equal to $1,237,000, $992,000, $534,000 and $1,949,000 with respect to their stock options.

        VOLUNTARY RETAINER STOCK AND DEFERRED COMPENSATION PLAN FOR DIRECTORS. Warwick Community Bancorp adopted the Voluntary Retainer Stock and Deferred Compensation Plan for Directors in order to permit the directors of Warwick Community Bancorp to elect to receive directors' fees otherwise payable in cash, in the form of Warwick Community Bancorp stock and to defer all or a portion of such fees. The plan provides for the deferral of the director's cash compensation in the form of either cash-equivalent units or share-equivalent units.

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Cash-equivalent units accrue phantom interest and share-equivalent units accrue phantom dividends. In connection with a director's termination of service, the plan provides that cash-equivalent units will be paid in cash and share-equivalent units will be paid in shares of common stock of Warwick Community Bancorp. The merger agreement provides that in connection with the merger, the plan will be amended so that each share-equivalent unit will be converted to a cash-equivalent unit, based on the cash merger consideration, or $32.26 per stock-equivalent unit. Prior to the effective time, Warwick Community Bancorp will take such action as is necessary to terminate the plan and distribute the amounts held thereunder in a lump sum. Based on their respective number of cumulative deferred shares as of August 9, 2004, Directors Anthony R. Bottini, Thomas G. Kahn, and John W. Sanford, III would receive a cash payment, as of completion of the merger, in an amount equal to $24,600, $41,400, and $43,100, respectively.

        INDEMNIFICATION. Pursuant to the merger agreement, Provident Bancorp has agreed that, after the effective date of the merger, it will indemnify, defend and hold harmless each present and former officer or director of Warwick Community Bancorp or any of its subsidiaries against all losses, claims, damages, costs, expenses (including attorneys' fees), liabilities, judgments and amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation, based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director or officer of Warwick Community Bancorp or any of its subsidiaries if such action or proceeding pertains to any matter of fact arising, existing or occurring before the closing date of the merger to the fullest extent permitted under Delaware law (to the extent not prohibited by federal law) and Warwick Community Bancorp's certificate of incorporation and bylaws. Provident Bancorp will pay expenses in advance of the final disposition of any such action or proceeding to the fullest extent permitted under Delaware law (to the extent not prohibited by federal law), provided that the person to whom such expenses are advanced agrees to repay such expenses if it is ultimately determined that such person is not entitled to indemnification.

        DIRECTORS' AND OFFICERS' INSURANCE. Provident Bancorp has further agreed, for a period of six years after the effective date of the merger, to cause the persons serving as officers and directors of Warwick Community Bancorp immediately prior to the effective date to continue to be covered by Warwick Community Bancorp's current directors' and officers' liability insurance policies (provided that Provident Bancorp may substitute policies of at least the same coverage and amounts containing terms and conditions which are not materially less favorable than Warwick Community Bancorp's current policies) with respect to acts or omissions occurring prior to the effective date which were committed by such officers and directors in their capacity as such. Provident Bancorp is not required to spend more than 250% of the annual cost currently incurred by Warwick Community Bancorp for its insurance coverage.

        APPOINTMENT OF TWO WARWICK COMMUNITY BANCORP BOARD MEMBERS TO THE BOARDS OF DIRECTORS OF PROVIDENT BANCORP AND PROVIDENT BANK. As of the closing of the merger, two persons designated by Provident Bancorp in consultation with Warwick Community Bancorp, who are directors of Warwick Community Bancorp as of the date of the merger agreement, will be appointed and elected to the board of directors of both Provident Bancorp and Provident Bank. If either or both of the persons designated by Provident Bancorp declines to serve on the boards of directors of Provident Bancorp or Provident Bank, Provident Bancorp will appoint a

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substitute person or persons from the Warwick Community Bancorp board, provided that Provident Bancorp is obligated to substitute an alternative person or persons from the Warwick Community Bancorp board only if one or both of the initial designees declines to serve.

CONDUCT OF BUSINESS PENDING THE MERGER

        The merger agreement contains various restrictions on the operations of Warwick Community Bancorp and Provident Bancorp before the effective time of the merger. In general, the merger agreement obligates Warwick Community Bancorp and Provident Bancorp to conduct their businesses in the usual, regular and ordinary course of business and to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights and franchises. In addition, Warwick Community Bancorp has agreed that, except as expressly contemplated by the merger agreement, without the prior written consent of Provident Bancorp, it will not, among other things:

        o change or waive any provision of its certificate of incorporation or bylaws, except as required by law;

        o issue any additional shares of capital stock except under outstanding options, or grant any options, or declare or pay any dividend other than its regular quarterly dividend or a special cash dividend as permitted under the merger agreement; and

        o enter into, amend in any material respect or terminate any material contract or agreement;

        o       open or close any branch or automated banking facility;

        o change compensation or benefits, except for merit increases or bonuses consistent with past practice in the ordinary course of business;

        o purchase or acquire, or sell or dispose of, any assets or incur indebtedness other than in the ordinary course of business;

        o incur any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate other than pursuant to binding commitments or necessary to maintain existing assets in good repair;

        o change any accounting method or practice, except as required by accounting principles generally accepted in the United States of America;

        o except for prior commitments previously disclosed to Provident Bancorp, make any new loan or other credit facility commitment to any borrower or group of affiliated borrowers in excess of $500,000 for unsecured loans and $1,500,000 for secured loans.

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        Provident Bancorp has also agreed that, without the prior written consent of Warwick Community Bancorp, it will not, among other things:

        o change or waive any provision of its certificate of incorporation or bylaws, except as required by law; or

        o change any accounting method or practice, except as required by accounting principles generally accepted in the United States of America.

        In addition to these covenants, the merger agreement contains various other customary covenants, including, among other things, access to information, each party's efforts to cause its representations and warranties to be true and correct on the closing date, and each party's agreement to use its reasonable best efforts to cause the merger to qualify as a reorganization for federal income tax purposes.

PAYMENT OF SPECIAL CASH DIVIDEND

        Pursuant to the merger agreement, Warwick Community Bancorp may establish and declare a special cash dividend on its common stock not later than the 10th day prior to the anticipated closing date of the merger. The special dividend will have a record date prior to the effective time, and shall be paid by Provident Bancorp as successor to Warwick Community Bancorp to the extent not paid by Warwick Community Bancorp prior to the closing. The special dividend will be equal to the aggregate of (1) all net, after tax amounts received by Warwick Community Bancorp following the date of the merger agreement upon the sale of automobiles within an automobile lease portfolio held by Warwick Savings, (2) all net, after tax amounts received by Warwick Community Bancorp from the automobile lease originator or any applicable insurer in respect of the difference between (a) the residual value of such automobiles as reflected in Warwick Community Bancorp's books and records and (b) the actual amount received by Warwick Community Bancorp upon the sale of such automobiles, (3) all net, after tax amounts received by Warwick Community Bancorp in respect of end-of-lease charges applicable to such automobiles, and (4) the net, after tax proceeds of the sale of the portfolio in accordance with the terms described below. Net, after tax amounts means an amount (i) net of third party direct costs, (ii) calculated on a tax-adjusted basis, assuming a zero cost basis and a tax rate of 40%.

        Warwick Savings has completed its disposition of all of the automobiles and related lease receivables in the automobile lease portfolio for total consideration of $7,052,000, of which $7,008,000 was received by Warwick Savings in cash and $44,000 is being held in escrow. Warwick Savings realized a loss on this sale of $2,573,000, beyond reserves established for this portfolio through March 31, 2004, in the second calendar quarter of 2004. While Warwick Savings has disposed of all such automobiles, the ultimate amount of the dividend (if any) will depend on a number of additional factors and legal limitations (including the approval of the New York State Banking Department with respect to any special dividend payment). While there can be no assurance as to the amount or timing of the dividend, or whether the dividend will be declared and paid, based upon the amounts received and the applicable expenses, Warwick Community Bancorp and Provident Bancorp have agreed that the amount available that

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may be declared as a special dividend is $4,150,000. However, the ultimate declaration of that dividend is subject to, among other things, approval of the New York State Banking Department, and accordingly, Warwick Community Bancorp cannot give any assurances to the amount or timing of any special dividend.

REPRESENTATIONS AND WARRANTIES

        The merger agreement contains a number of representations and warranties by Provident Bancorp and Warwick Community Bancorp regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger that are customary for a transaction of this kind. They include, among other things, representations as to:

        o the organization, existence, corporate power and authority and capitalization of each of the companies;

        o the absence of conflicts with and violations of law and various documents, contracts and agreements;

        o the absence of any event or circumstance which is reasonably likely to be materially adverse to the companies;

        o       the absence of materially adverse litigation;

        o the accuracy of reports and financial statements filed with the Securities and Exchange Commission;

        o required consents and filings with governmental entities and other approvals required for the merger;

        o the existence, performance and legal effect of certain contracts;

        o       compliance with applicable laws;

        o the filing of tax returns, payment of taxes and other tax matters;

        o       loan and investment portfolio matters;

        o       labor and employee benefit matters; and

        o       compliance with applicable environmental laws.

        All representations, warranties and covenants of the parties, other than the covenants in specified sections which relate to continuing matters, terminate upon the closing of the merger.

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CONDITIONS TO THE MERGER

        The respective obligations of Provident Bancorp and Warwick Community Bancorp to complete the merger are subject to various conditions prior to the merger. The conditions include the following:

        o approval of the merger agreement by the affirmative vote of a majority of the issued and outstanding shares of Warwick Community Bancorp;

        o the absence of any litigation, statute, law, regulation, order or decree which would enjoin or prohibit the merger;

        o approval of the merger by all applicable federal and state regulatory authorities and the expiration of all applicable waiting periods;

        o the accuracy of the representations and warranties of the parties, and the performance by the parties of all agreements and covenants, subject to the standards set forth in the merger agreement;

        o the receipt of tax opinions delivered by counsel to Provident Bancorp and Warwick Community Bancorp, respectively, to the effect that the merger will qualify as a reorganization under
                Section 368(a) of the Internal Revenue Code;

        o obtaining all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the merger, the failure of which to obtain would have a material adverse effect on Provident Bancorp;

        o not more than 12.5% of issued and outstanding shares of Warwick Community Bancorp common stock shall have dissented to the merger under Delaware law;

        o listing with the Nasdaq National Market of the Provident Bancorp common stock to be issued to Warwick Community Bancorp stockholders;

        o no stop order being issued suspending the effectiveness of the Registration Statement of which this Proxy Statement/Prospectus is a part; and

        o Provident Bancorp shall have deposited with an exchange agent cash and shares of Provident Bancorp common stock to be exchanged for shares of common stock of Warwick Community Bancorp.

        The parties may waive conditions to their obligations unless they are legally prohibited from doing so. Stockholder and regulatory approvals may not be legally waived.

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REGULATORY APPROVALS REQUIRED FOR THE MERGER

        GENERAL. Warwick Community Bancorp and Provident Bancorp have agreed to use all reasonable efforts to obtain all permits, consents, approvals and authorizations of all third parties and governmental entities that are necessary or advisable to consummate the merger. This includes the approval or non-objection of the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, the New York State Banking Department, and the Federal Reserve Bank of New York. Provident Bancorp has filed the application or notice materials necessary to obtain these regulatory approvals. The merger cannot be completed without such approvals and non-objections. We cannot assure you that we will obtain the required regulatory approvals and non-objections, when they will be received or whether there will be conditions in the approvals or any litigation challenging the approvals. We also cannot assure you that the United States Department of Justice or any state attorney general will not attempt to challenge the merger on antitrust grounds, or what the outcome will be if such a challenge is made.

        We are not aware of any material governmental approvals or actions that are required prior to the merger other than those described herein. We presently contemplate that we will seek any additional governmental approvals or actions that may be required in addition to those requests for approval currently pending; however, we cannot assure you that we will obtain any such additional approvals or actions.

        OFFICE OF THRIFT SUPERVISION. The merger is subject to approval by the Office of Thrift Supervision. We have received the Office of Thrift Supervision's approval.

        The Office of Thrift Supervision may not approve any transaction that would result in a monopoly or otherwise substantially reduce competition or restrain trade, unless it finds that the anti-competitive effects of the transaction are clearly outweighed by the public interest. In addition, the Office of Thrift Supervision considers the financial and managerial resources of the companies and their subsidiary institutions, the effectiveness of the institutions involved in combating money laundering and the convenience and needs of the communities to be served. Under the Community Reinvestment Act, the Office of Thrift Supervision must take into account the record of performance of each company in meeting the credit needs of its entire community, including low- and moderate-income neighborhoods, served by each company. Provident Bank has an "outstanding" Community Reinvestment Act rating with the Office of Thrift Supervision. Warwick Savings has a "satisfactory" Community Reinvestment Act rating. Towne Center Bank has a "satisfactory" Community Reinvestment Act rating.

        Federal law requires publication of notice of, and the opportunity for public comment on, the applications submitted by Provident Bancorp and Provident Bank for approval of the merger, and authorizes the Office of Thrift Supervision to hold a public hearing in connection with the application if it determines that such a hearing would be appropriate. Any such hearing or comments provided by third parties could prolong the period during which the application is subject to review. In addition, under federal law, a period of 30 days must expire following approval by the Office of Thrift Supervision within which period the Department of Justice may file objections to the merger under the federal antitrust laws. If the Department of Justice were to commence an antitrust action, that action would stay the effectiveness of Office of Thrift

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Supervision approval of the merger unless a court specifically orders otherwise.
In reviewing the merger, the Department of Justice could analyze the merger's effect on competition differently than the Office of Thrift Supervision, and thus it is possible that the Department of Justice could reach a different conclusion than the Office of Thrift Supervision regarding the merger's competitive effects.

        FEDERAL DEPOSIT INSURANCE CORPORATION. The merger of Warwick Commercial Bank and Provident Municipal Bank is subject to approval by the Federal Deposit Insurance Corporation. We have received the Federal Deposit Insurance Corporation's approval.

        The Federal Deposit Insurance Corporation may not approve any transaction that would result in a monopoly or otherwise substantially lessen competition or restrain trade, unless it finds that the anti-competitive effects of the transaction are clearly outweighed by the public interest. In addition, the Federal Deposit Insurance Corporation considers the financial and managerial resources of the companies and their subsidiary institutions, the effectiveness of the institutions involved in combating money laundering and the convenience and needs of the communities to be served. Warwick Commercial Bank and Provident Municipal Bank are not subject to review under the Community Reinvestment Act.

        Federal law requires publication of notice of, and the opportunity for public comment on, the application submitted by Provident Municipal Bank and Warwick Commercial Bank for approval of the merger between these institutions and authorizes the Federal Deposit Insurance Corporation to hold a public hearing in connection with the application if it determines that such a hearing would be appropriate. Any such hearing or comments provided by third parties could prolong the period during which the application is subject to review. In addition, under federal law, a period of 30 days must expire following approval by the Federal Deposit Insurance Corporation, within which period the Department of Justice may file objections to the merger under the federal antitrust laws. This waiting period may be reduced to 15 days if the Department of Justice has not provided any adverse comments relating to the competitive factors of the transaction. If the Department of Justice were to commence an antitrust action, that action would stay the effectiveness of the Federal Deposit Insurance Corporation's approval of the merger unless a court specifically orders otherwise. In reviewing the merger, the Department of Justice could analyze the merger's effect on competition differently than the Federal Deposit Insurance Corporation, and thus it is possible that the Department of Justice could reach a different conclusion than the Federal Deposit Insurance Corporation regarding the merger's competitive effects.

        NEW YORK STATE BANKING DEPARTMENT. The mergers of (i) Provident Bank and Warwick Savings and (ii) Warwick Commercial Bank and Provident Municipal Bank are also subject to the prior approval of the New York State Banking Department under certain provisions of the New York Banking Act. Provident Bank and Provident Municipal Bank filed a joint application with the New York State Banking Department for approval of these mergers. In determining whether to approve such application, the New York State Banking Department may consider, among other factors, whether the merger will be in the public interest. The New York State Banking Department must also approve Provident Bancorp's owning control of more than one New York-chartered financial institution (Warwick Savings, Warwick Commercial Bank and

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Provident Municipal Bank) immediately prior to the closing of the mergers of the subsidiary banks. We have not received the New York State Banking Department's approval as of the date of this Proxy Statement/Prospectus.

        FEDERAL RESERVE BANK OF NEW YORK. Provident Bancorp has requested a waiver from the requirement to file an application with the Board of Governors of the Federal Reserve System to be a bank holding company under the Bank Holding Company Act of 1956, as amended, with respect to its temporary ownership of Warwick Savings and Towne Center Bank. The Federal Reserve Bank of New York has not granted this waiver as of the date of this Proxy Statement/Prospectus.

NO SOLICITATION

        Until the merger is completed or the merger agreement is terminated, Warwick Community Bancorp has agreed that it, its subsidiaries, its officers and its directors will not:

        o initiate, solicit or knowingly encourage any inquiries or the making of any proposal to acquire Warwick Community Bancorp, whether by merger, acquisition of 25% or more of Warwick Community Bancorp's stock or otherwise;

        o enter into, maintain or continue any discussions or negotiations regarding any such acquisition proposal; or

        o       agree to or endorse any such other acquisition proposal.

        Warwick Community Bancorp may, however, furnish information regarding Warwick Community Bancorp to, or enter into discussions or negotiations with, any person or entity in response to an unsolicited acquisition proposal by such person or entity if:

        o Warwick Community Bancorp's board of directors determines in good faith, after consultation with its financial and legal advisors, that such proposal, if consummated, is reasonably likely to result in a transaction more favorable to Warwick Community Bancorp's stockholders from a financial point of view than the merger with Provident Bancorp;

        o Warwick Community Bancorp's board of directors determines in good faith, after consultation with its financial and legal advisors, that the failure to take such actions would likely cause Warwick Community Bancorp's directors to breach their fiduciary obligations under applicable law;

        o Warwick Community Bancorp promptly notifies Provident Bancorp of such inquiries, proposals or offers, the material terms of such inquiries, proposals or offers and the identity of the person making such inquiry, proposal or offer; and

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        o       The Warwick Community Bancorp annual meeting of stockholders has not yet occurred.

TERMINATION; AMENDMENT; WAIVER

        The merger agreement may be terminated prior to the closing, before or after approval by Warwick Community Bancorp's stockholders, as follows:

        o by mutual written agreement of Provident Bancorp and Warwick Community Bancorp;

        o by either Provident Bancorp or Warwick Community Bancorp if the closing of the merger has not occurred on or before December 31, 2004, and such failure to close is not due to the terminating party's material breach of any representation, warranty, covenant or other agreement contained in the merger agreement;

        o by Provident Bancorp or Warwick Community Bancorp if the stockholders of Warwick Community Bancorp do not approve the merger agreement;

        o by a non-breaching party if the other party breaches any covenants, agreements, representations or warranties contained in the merger agreement such that the terminating party would not be obligated to complete the merger and such breach has not been cured within 30 days after notice from the terminating party;

        o by either party if any required regulatory approvals for consummation of the merger or the bank merger are denied in a nonappealable action or any court or other governmental authority issues a final nonappealable order or other action prohibiting the merger;

        o by Provident Bancorp if Warwick Community Bancorp shall have received a "superior proposal," as defined in the merger agreement, and the Warwick Community Bancorp board of directors shall have entered into an acquisition agreement with respect to the superior proposal and terminates the merger agreement or fails to recommend that the stockholders of Warwick Community Bancorp approve the Provident Bancorp merger agreement or withdraws, modifies or changes such recommendation in a manner which is adverse to Provident Bancorp; or

        o by Warwick Community Bancorp in order to accept a superior proposal, as defined in the merger agreement, which has been received and considered by Warwick Community Bancorp in compliance with the applicable terms of the merger agreement, provided that Warwick Community Bancorp has notified Provident Bancorp at least five business days in advance of any such action and has given Provident Bancorp the opportunity during such period, if Provident Bancorp elects in its sole discretion, to negotiate amendments to the merger

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                agreement which would permit Warwick Community Bancorp to
                proceed with the proposed merger with Provident Bancorp.

        If the merger agreement is terminated, under either of the latter two scenarios described above, Warwick Community Bancorp shall pay to Provident Bancorp a fee of $6.5 million. The fee would also be payable to Provident Bancorp if Warwick Community Bancorp enters into a merger agreement with a third party within twelve months of the termination of the merger agreement by Provident Bancorp, due to a willful breach of a representation, warranty, covenant or agreement by Warwick Community Bancorp or the failure of the stockholders of Warwick Community Bancorp to approve the merger agreement after Warwick Community Bancorp's receipt of a third-party acquisition proposal.

        The merger agreement may be amended by the parties at any time before or after approval of the merger agreement by the Warwick Community Bancorp stockholders. However, after such approval, no amendment may be made without the approval of Warwick Community Bancorp's stockholders if it reduces the amount or value, or changes the form of, the merger consideration to be delivered to Warwick Community Bancorp stockholders pursuant to the merger agreement.

        The parties may waive any of their conditions to closing, unless such conditions may not be waived under law.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

        Upon closing of the merger between Warwick Community Bancorp and Provident Bancorp, Warwick Savings will be merged into Provident Bank and the separate existence of Warwick Savings will cease. The directors and officers of Provident Bancorp and Provident Bank immediately prior to the merger will continue as directors and officers of Provident Bancorp and Provident Bank after the merger. Upon the closing of the merger, two Warwick Community Bancorp directors will be added to the boards of Provident Bancorp and Provident Bank.

EFFECTIVE DATE OF MERGER

        The parties expect that the merger will be effective in the fourth calendar quarter of 2004 or as soon as possible after the receipt of all regulatory and stockholder approvals and all regulatory waiting periods expire. In addition, in the event the closing would be required to occur on or after September 11, 2004 but before October 1, 2004, then, at Provident Bancorp's sole discretion, the closing may occur on the close of business on October 1, 2004, provided that all conditions precedent to the closing have been fulfilled or waived. The merger will be legally completed by the filing of a certificate of merger with the Secretary of State of the State of Delaware. If the merger is not consummated by December 31, 2004, the merger agreement may be terminated by either Warwick Community Bancorp or Provident Bancorp, unless the failure to consummate the merger by this date is due to the breach by the party seeking to terminate the merger agreement of any of its obligations under the merger agreement. See "--Conditions to the Merger" above.

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        Under the terms of the merger agreement, the certificate of incorporation and bylaws of Provident Bancorp will be the certificate of incorporation and bylaws of the combined entity, which will retain the name of Provident Bancorp, Inc. Provident Bancorp, as the resulting entity, will continue to operate under the policies, practices and procedures currently in place. All assets and property owned by Warwick Community Bancorp shall immediately become the property of Provident Bancorp. Immediately following consummation of the merger, (i) Warwick Savings will merge with and into Provident Bank, with Provident Bank surviving this merger, (ii) Towne Center Bank will merge with and into Provident Bank, with Provident Bank surviving this merger and (iii) Warwick Commercial Bank will merge with and into Provident Municipal Bank, with Provident Municipal Bank surviving this merger. Provident Bancorp does not currently anticipate closing any branches of Provident Bank, Warwick Savings or Towne Center Bank. The net result of the merger will be a greater number of branches, a stronger presence in existing markets and the addition of new market areas for Provident Bancorp. Provident Bancorp will also recognize cost savings through consolidation of back office functions.

PUBLIC TRADING MARKETS

        Provident Bancorp common stock is currently traded on the Nasdaq National Market under the symbol "PBCP." Warwick Community Bancorp common stock is currently traded on the Nasdaq National Market under the symbol "WSBI." Upon completion of the merger, Warwick Community Bancorp common stock will be delisted from the Nasdaq National Market and deregistered under the Securities Exchange Act of 1934, as amended. The shares of Provident Bancorp common stock issued pursuant to the merger agreement will be traded on the Nasdaq National Market.

        The shares of Provident Bancorp common stock to be issued in connection with the merger will be freely transferable under the Securities Act of 1933, except for shares issued to any stockholder who may be deemed to be an affiliate of Warwick Community Bancorp, as discussed in "--Resale of Provident Bancorp Common Stock" on page 96.

        Provident Bancorp may from time to time repurchase shares of Provident Bancorp common stock (subject to Office of Thrift Supervision restrictions, which include a general prohibition on repurchases of shares by Provident Bancorp during the first year following completion of the mutual-to-stock conversion of Provident Bancorp, MHC) and purchase shares of Warwick Community Bancorp common stock, and, if consented to by Provident Bancorp, Warwick Community Bancorp may from time to time repurchase shares of Warwick Community Bancorp common stock and purchase shares of Provident Bancorp common stock. During the course of the solicitation being made by this Proxy Statement/Prospectus, either party may bid for and purchase shares of Warwick Community Bancorp common stock, but neither party may bid for or purchase shares of Provident Bancorp common stock.

WARWICK COMMUNITY BANCORP RIGHTS AGREEMENT

        On October 17, 2000, Warwick Community Bancorp entered into a rights agreement with Registrar and Transfer Company, as rights agent, pursuant to which Warwick Community Bancorp's stockholders each received a dividend of one preferred share purchase right for each

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outstanding share of Warwick Community Bancorp common stock. In connection with the execution of the merger agreement, Warwick Community Bancorp's board of directors determined that Provident Bancorp will not be an "acquiring person," as defined in the rights agreement, by virtue of entering into the merger agreement. In addition, the merger agreement provides that holders of the preferred share purchase rights will not receive merger consideration apart from what they will receive as stockholders of Warwick Community Bancorp, and that such rights will be canceled with the related shares of common stock.

PROVIDENT BANCORP DIVIDENDS

        Provident Bancorp currently pays a quarterly dividend of $0.04 per share, which is expected to continue, although the Provident Bancorp board of directors may change this dividend policy at any time. Warwick Community Bancorp currently pays a quarterly dividend of $0.15 per share, which is expected to continue but may not be increased without Provident Bancorp's prior approval.

        Provident Bancorp stockholders will be entitled to receive dividends when and if declared by the Provident Bancorp board of directors out of funds legally available for dividends. The Provident Bancorp board of directors will periodically consider the payment of dividends, taking into account Provident Bancorp's financial condition and level of net income, Provident Bancorp's future prospects, economic conditions, industry practices and other factors, including applicable banking laws and regulations.

FEES AND EXPENSES

        Provident Bancorp and Warwick Community Bancorp will each pay its own costs and expenses in connection with the merger agreement and the transactions contemplated thereby except for the payment by Warwick Community Bancorp to Provident Bancorp of a termination fee in certain circumstances, as described above.

        In addition, if either party willfully breaches the merger agreement, such party will be liable for all damages, costs and expenses sustained by the other party as a result of such breach.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

        GENERAL. The following discussion sets forth the material United States federal income tax consequences of the merger to U.S. holders (as defined below) of Warwick Community Bancorp common stock. This discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction. This discussion is based upon the Internal Revenue Code, the regulations of the U.S. Treasury Department and court and administrative rulings and decisions in effect on the date of this document. These laws may change, possibly retroactively, and any change could affect the continuing validity of this discussion.

        For purposes of this discussion, the term "U.S. holder" means:

        o       a citizen or resident of the United States;


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        o       a corporation, or other entity taxable as a corporation for U.S.
                federal income tax purposes, created or organized under the laws of the United States or any of its political subdivisions;

        o a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person; or

        o an estate that is subject to United States federal income tax on its income regardless of its source.

        This discussion assumes that you hold your shares of Warwick Community Bancorp common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. Further, the discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

        o       a financial institution;

        o       a tax-exempt organization;

        o       an S corporation or other pass-through entity;

        o       an insurance company;

        o       a mutual fund;

        o       a dealer in securities or foreign currencies;

        o a trader in securities who elects the mark-to-market method of accounting for your securities;

        o a Warwick Community Bancorp stockholder subject to the alternative minimum tax provisions of the Internal Revenue Code;

        o a Warwick Community Bancorp stockholder who received Warwick Community Bancorp common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

        o       a person that has a functional currency other than the U.S.
                dollar;

        o a holder of options granted under any Warwick Community Bancorp benefit plan; or

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        o       a Warwick Community Bancorp stockholder who holds Warwick
                Community Bancorp common stock as part of a hedge, straddle or a constructive sale or conversion transaction.

        If a partnership (including an entity treated as a partnership for United States federal income tax purposes) holds Warwick Community Bancorp common stock, the tax treatment of a partner in the partnership will generally depend on the status of such partner and the activities of the partnership.

        Provident Bancorp and Warwick Community Bancorp have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. It is a condition to the closing of the merger that Provident Bancorp and Warwick Community Bancorp receive opinions from Luse Gorman Pomerenk & Schick, P.C. and Wachtell, Lipton, Rosen & Katz, respectively, dated as of the closing date of the merger, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Although the merger agreement allows us to waive this condition, we currently do not anticipate doing so. If either of us does waive this condition and the tax consequences of the merger are materially different from those described in this document, we will inform you of this decision and ask you to vote on the merger, taking this into consideration. In rendering these opinions, counsel may require and rely upon representations contained in representation letters to be received from Provident Bancorp and Warwick Community Bancorp. Neither of these tax opinions will be binding on the Internal Revenue Service. Provident Bancorp and Warwick Community Bancorp have not and do not intend to request any ruling from the Internal Revenue Service as to the United States federal income tax consequences of the merger.

        Assuming the merger qualifies as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code, the material United States federal income tax consequences of the merger are as follows:

        o if you exchange Warwick Community Bancorp common stock solely for Provident Bancorp common stock, you will not recognize gain or loss except with respect to any cash received in lieu of a fractional share of Provident Bancorp common stock;

        o if you exchange Warwick Community Bancorp common stock solely for cash, subject to the discussion under "--Additional Considerations -- Possible Treatment of Cash as a Dividend" below, you generally will recognize gain or loss in an amount equal to the difference between the amount of cash you receive and your tax basis in your shares of Warwick Community Bancorp common stock surrendered;

        o if you exchange Warwick Community Bancorp common stock for a combination of Provident Bancorp common stock and cash and your tax basis in the Warwick Community Bancorp common stock surrendered is less than the sum of the fair market value of the Provident Bancorp common stock and the amount of cash

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                received, subject to the discussion under "--Additional
                Considerations-- Possible Treatment of Cash as a Dividend" below, you generally will recognize gain in an amount equal to the lesser of (1) the sum of the cash (excluding any cash received in lieu of a fractional share of Provident Bancorp common stock) and the fair market value of the Provident Bancorp common stock you receive (including any fractional share of Provident Bancorp common stock you are deemed to receive and exchange for cash), minus your tax basis in the Warwick Community Bancorp common stock surrendered in the merger; and
                (2) the amount of cash that you receive in the merger. However, if your tax basis in the Warwick Community Bancorp common stock surrendered in the merger is greater than the sum of the amount of cash and the fair market value of the Provident Bancorp common stock received, your loss will not be currently allowed or recognized for U.S. federal income tax purposes.

        o your tax basis in the Provident Bancorp common stock that you receive in the merger (including any fractional shares you are deemed to receive and exchange for cash), will equal your tax basis in the Warwick Community Bancorp common stock you surrendered, increased by the amount of taxable gain, if any, you recognize on the exchange (excluding any gain recognized with respect to any cash received in lieu of a fractional share of Provident Bancorp common stock) and decreased by the amount of any cash received by you in the merger (excluding any cash received in lieu of a fractional share of Provident Bancorp common stock); and

        o your holding period of the Provident Bancorp common stock that you receive in the merger (including any fractional shares you are deemed to receive and exchange for cash) will include your holding period for the shares of Warwick Community Bancorp common stock that you exchange in the merger.

        If you acquired different blocks of Warwick Community Bancorp common stock at different times or at different prices, any gain or loss you recognize will be determined separately with respect to each block of Warwick Community Bancorp common stock, and the cash and Provident Bancorp common stock you receive will be allocated pro rata to each such block of common stock. In addition, your tax basis and holding period in your Provident Bancorp common stock received in the merger may be determined with reference to each block of Warwick Community Bancorp common stock exchanged.

        CASH IN LIEU OF FRACTIONAL SHARES. If you receive cash in lieu of a fractional share of Provident Bancorp common stock, you will be treated as having first received such fractional Provident Bancorp share in the merger and then as having received cash in exchange for the fractional share. Thus, you generally will recognize gain or loss in an amount equal to the difference between the amount of cash received and the basis allocated to such fractional share.

        DISSENTING STOCKHOLDERS. Holders of Warwick Community Bancorp common stock who dissent with respect to the merger as discussed in "--Dissenters' Rights of Appraisal" beginning on page 97, and who receive cash in respect of their shares of Warwick Community Bancorp

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common stock generally will, subject to the discussion under "Additional
Considerations -- Possible Treatment of Cash as a Dividend" below, recognize gain or loss in an amount equal to the difference between the amount of cash received and their aggregate tax basis in their shares of Warwick Community Bancorp common stock.

        TAXATION OF CAPITAL GAIN. Subject to the discussion under "--Additional Considerations -- Possible Treatment of Cash as a Dividend" below, any gain or loss that you recognize in connection with the merger will generally constitute capital gain or loss and will constitute long-term capital gain or loss if your holding period in your Warwick Community Bancorp common stock is greater than one year as of the date of the merger. The deductibility of capital losses is subject to limitations.

        ADDITIONAL CONSIDERATIONS -- POSSIBLE TREATMENT OF CASH AS A DIVIDEND. In some cases, including if you actually own (or under constructive ownership rules are deemed to own) shares of Provident Bancorp stock, other than those received as a result of the merger, all or a portion of the cash you receive in connection with the merger could be taxable as a dividend rather than capital gain under the tests set forth in Section 302 of the Internal Revenue Code. If you exchange Warwick Community Bancorp common stock for a combination of Provident Bancorp common stock and cash, and the cash received has the effect of the distribution of a dividend, any gain recognized will be treated as a dividend to the extent of your ratable share of accumulated earnings and profits of Warwick Community Bancorp. If you exchange Warwick Community Bancorp common stock solely for cash, the entire amount of cash received could be taxable as a dividend rather than as gain from the sale of a capital asset.

        Because the possibility of dividend treatment depends upon your particular circumstances, including the application of certain constructive ownership rules, you should consult your own tax advisor regarding the potential tax consequences of the merger to you.

        INFORMATION REPORTING AND BACKUP WITHHOLDING. Unless an exemption applies, the exchange agent will be required to withhold, and will withhold, 28% of any cash payments to which a holder of Warwick Community Bancorp common stock or other payee is entitled pursuant to the merger, unless the stockholder or other payee (i) provides his or her taxpayer identification number (social security number or employer identification number) and certifies that such stockholder or other payee is not subject to backup withholding on the substitute Form W-9 that will be included as part of the election form transmittal letter or (ii) otherwise establishes an exemption from backup withholding. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your federal income tax liability, provided you furnish the required information to the Internal Revenue Service.

        WARWICK COMMUNITY BANCORP, INC. EMPLOYEE STOCK OWNERSHIP PLAN AND THE WARWICK SAVINGS BANK 401(K) SAVINGS PLAN. Under the Warwick Community Bancorp employee stock ownership plan, participant accounts are invested in Warwick Community Bancorp common stock, and under the 401(k) plan, participant accounts may be invested in Warwick Community Bancorp common stock. The instruction by a participant in the 401(k) plan to convert the common stock into cash, into Provident Bancorp common stock, or partly into cash and partly into Provident Bancorp common stock pursuant to the merger will not result

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in a taxable event for the plan participant at the time of the merger. However, the decision may have a long-term tax impact on the plan participant. The employee stock ownership plan will be terminated upon consummation of the merger. Participants will be able to take a distribution of their employee stock ownership plan account in cash or shares of Provident Bancorp common stock or a combination of cash and Provident Bancorp common stock, in accordance with their elections.

        Under the terms of the plans, the common stock may be distributed in kind at the election of the plan participant. In the event that the common stock is distributed in kind as part of a benefit payment which qualifies as a "lump sum distribution" to a participant who is over age 59 1/2 or has separated from employment with the employer sponsoring the plan, and the participant so elects, only the plans' original cost or basis of the common stock will be taxed at that time to the participant; any unrealized appreciation will not be taxed until such time as the common stock is disposed of by the participant in a subsequent taxable transaction. To the extent that gain recognized from the disposition does not exceed the net unrealized appreciation at the time of the distribution from the plan, the gain recognized will be taxed as long-term capital gain, even if the disposition occurs shortly after the distribution from the plan. Any additional unrealized appreciation, such as growth in value subsequent to the distribution, will also be taxed as a long-term capital gain if the stock has been held for more than one year after the distribution date.

        The net unrealized appreciation rules provide a tax planning opportunity for a plan participant who receives common stock in a lump-sum distribution. For any participant interested in maximizing the portion of share value that is attributed to "appreciation" as opposed to "basis" in the common stock, the instruction to the plan trustee concerning the election to exchange the Warwick Community Bancorp common stock into cash or Provident Bancorp common stock will be important. In the case of the 401(k) plan, an exchange into cash and subsequent investment by the participant in Provident Bancorp common stock will result in a new, presumably higher, basis and lower future appreciation. An exchange into Provident Bancorp common stock will result in the transfer in basis by the plan trustee from the participant's allocable interest in Warwick Community Bancorp common stock to the participant's allocable interest in Provident Bancorp common stock.

        THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. IT IS NOT A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX CONSEQUENCES THAT MAY BE IMPORTANT TO YOU. THUS, WE URGE WARWICK COMMUNITY BANCORP STOCKHOLDERS TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM RESULTING FROM THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO PARTICIPANTS IN THE WARWICK COMMUNITY BANCORP, INC. EMPLOYEE STOCK OWNERSHIP PLAN AND THE 401(K) SAVINGS PLAN

        GENERAL. The following discussion sets forth the material United States federal income tax consequences of the merger with respect to the shares of Warwick common stock held in the

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accounts of participants under each of the Warwick Community Bancorp Employee
Stock Ownership Plan and the Warwick Savings Bank 401(k) Savings Plan. This discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction. This discussion is based upon the Internal Revenue Code, the regulations of the U.S. Treasury Department and court and administrative rulings and decisions in effect on the date of this document. These laws may change, possibly retroactively, and any change could affect the continuing validity of this discussion.

        The conversion of the common stock held in a participant's account under each of the employee stock ownership plan and the 401(k) savings plan into cash, into Provident Bancorp common stock, or partly into cash and partly into Provident Bancorp common stock pursuant to the merger will not result in a taxable event for the plan participant at the time of the merger. However, the conversion of the Warwick Community Bancorp common stock held in a participant's plan account in connection with the merger may result in different tax consequences for the plan participant upon the distribution of the participant's account from the plan, depending upon the type of merger consideration elected to be received by the plan participant. Following the merger, distributions of all participants' accounts under the employee stock ownership plan will be made in a single sum, without regard to whether the participant otherwise satisfies the requirements for a "lump sum distribution" (generally, a distribution to a participant who is over age 59 1/2 or has separated from employment with the plan sponsor). Participants with Warwick Community Bancorp common stock accounts under the plans should consult with their tax advisors as to the ultimate tax consequences associated with electing cash or Provident Bancorp common stock in the merger and receiving cash or common stock as part of the plan distribution. Participants also should understand that all elections are subject to pro-ration and the tax-related adjustment as described in this Proxy Statement/Prospectus under the heading "Risk Factor--Risks Related to the Merger--You May Not Receive the Form of Merger Consideration that You Elect."

        Under the terms of the employee stock ownership plan, a participant's common stock account may be distributed in shares of common stock or cash, at the election of the plan participant. Under terms of the 401(k) savings plan, common stock held in the participant's common stock account will be distributed in shares of common stock, and the balance of the participant's account will be distributed in cash. Generally, the tax consequences of a distribution of a participant's common stock account under the employee stock ownership plan or the 401(k) savings plan vary based on two factors: (1) whether the participant satisfies the requirements for a lump-sum distribution, and (2) whether the distribution is made in cash or shares of common stock.

        o DISTRIBUTIONS IN COMMON STOCK TO A PARTICIPANT WHO SATISFIES THE REQUIREMENTS FOR A LUMP-SUM DISTRIBUTION (NET UNREALIZED APPRECIATION TREATMENT). If a participant's common stock account under one of the plans is distributed in shares of common stock as part of a benefit payment that qualifies as a "lump-sum distribution," and such distribution is not rolled over to an individual retirement account or other qualified plan, only the distributing plan's original cost (basis) of the common stock will be taxable to the participant as ordinary income at the time of the distribution. Any net unrealized appreciation (I.E., the difference between the plan's original cost of the common stock and the fair market value of the common stock on the date of distribution) will not be taxed until the common stock is disposed of by the participant in a subsequent taxable transaction. Gain recognized from the subsequent disposition of the common stock up to the amount of net unrealized appreciation will be taxed as long-term capital gain regardless of how long the stock is held by the participant. Appreciation above the net unrealized appreciation amount will be taxed as long-term capital gain if the stock has been held for more than one year after the distribution date from the plan, or short-term capital gain if the stock has been held for one year or less after the distribution date from the plan. IF A PARTICIPANT WISHES TO PRESERVE NET UNREALIZED APPRECIATION TREATMENT FOR THE SHARES OF WARWICK COMMUNITY BANCORP COMMON STOCK HELD IN HIS ACCOUNT UNDER THE EMPLOYEE STOCK OWNERSHIP PLAN OR 401(K) SAVING PLAN, THEN, IN CONNECTION WITH THE CONVERSION OF THE WARWICK COMMUNITY BANCORP COMMON STOCK INTO PROVIDENT BANCORP COMMON STOCK IN THE MERGER, A PARTICIPANT WOULD NEED TO BOTH ELECT TO RECEIVE PROVIDENT BANCORP COMMON STOCK IN THE MERGER AND, IN THE CASE OF THE EMPLOYEE STOCK OWNERSHIP PLAN, ELECT TO HAVE THE DISTRIBUTION PAID IN THE FORM OF COMMON STOCK.

        o DISTRIBUTIONS IN COMMON STOCK TO A PARTICIPANT WHO DOES NOT SATISFY THE REQUIREMENTS FOR A LUMP-SUM DISTRIBUTION. A participant who chooses to have his common stock account under one of the plans distributed in shares of common stock but who does NOT satisfy the lump-sum distribution requirements (or elects to have net unrealized appreciation treatment apply) will not be able to take advantage of net unrealized appreciation treatment. Unless the participant rolls the distribution over to an individual retirement account or other qualified plan, the entire distribution will be taxable to the participant as ordinary income, based on the fair market value of the shares of common stock received at the time of the distribution.

        o DISTRIBUTIONS IN CASH. If a participant elects to have his common stock account under one of the plans distributed in cash, then without regard to whether the participant satisfies the lump-sum distribution requirements, the participant will not be able to avail himself of net unrealized appreciation treatment and, unless the participant rolls the distribution over to an individual retirement account or other qualified plan, the entire distribution will be taxable to the participant as ordinary income in the year of the distribution.

RESALE OF PROVIDENT BANCORP COMMON STOCK

        All shares of Provident Bancorp common stock received by Warwick Community Bancorp stockholders in the merger will be registered under the Securities Act of 1933 and will be freely transferable, except that shares of Provident Bancorp common stock received by persons who are deemed to be "affiliates," as the term is defined under the Securities Act of 1933, of Provident Bancorp or Warwick Community Bancorp at the time of the annual meeting, may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act of 1933 or as otherwise permitted under the Securities Act of 1933. Persons who may be deemed to be affiliates of Provident Bancorp or Warwick Community Bancorp generally include individuals or entities that control, are controlled by, or are under common control with, the party and may include certain officers and directors of such party as well as principal stockholders of such party. Affiliates of both parties have previously been notified of their status. The merger agreement requires Warwick Community Bancorp to use reasonable efforts to receive a letter agreement from each person who is an affiliate of Warwick Community Bancorp restricting the transferability of any shares of Provident Bancorp common stock received in the merger.

        This Proxy Statement/Prospectus does not cover resales of Provident Bancorp common stock received by any person who may be deemed to be an affiliate of Warwick Community Bancorp or Provident Bancorp.

ACCOUNTING TREATMENT

        In accordance with accounting principles generally accepted in the United States of America, the merger will be accounted for using the purchase method. As a result, the recorded assets and liabilities of Provident Bancorp will be carried forward at their recorded amounts, the historical operating results will be unchanged for the prior periods being reported on and that the assets and liabilities from the acquisition of Warwick Community Bancorp will be adjusted to fair value at the date of the merger. In addition, all identified intangibles, which presently consists of a core deposit intangible, will be recorded at fair value and included as part of the net assets acquired. To the extent that the purchase price, consisting of cash plus the number of shares of Provident Bancorp common stock to be issued to former Warwick Community Bancorp stockholders at fair value, exceeds the fair value of the net assets including identifiable intangibles of Warwick Community Bancorp at the merger date, that amount will be reported as goodwill. In accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," goodwill will not be amortized but will be evaluated for impairment annually. Identified intangibles will be amortized over their estimated lives.

DISSENTERS' RIGHTS OF APPRAISAL

        Under Delaware law, stockholders of Warwick Community Bancorp, including employee stock ownership plan participants with respect to the shares allocated to their accounts, have the right to dissent from the merger and to receive payment in cash for the fair value of their shares of Warwick Community Bancorp common stock instead of the merger consideration. Warwick Community Bancorp stockholders electing to do so must comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their rights of appraisal. A copy of the applicable Delaware statute is attached as APPENDIX C of this document.

        ENSURING PERFECTION OF APPRAISAL RIGHTS CAN BE COMPLICATED. THE PROCEDURAL RULES ARE SPECIFIC AND MUST BE FOLLOWED PRECISELY. A WARWICK COMMUNITY BANCORP STOCKHOLDER'S FAILURE TO COMPLY WITH THESE PROCEDURAL RULES MAY RESULT IN HIS OR HER BECOMING INELIGIBLE TO PURSUE APPRAISAL RIGHTS.

        The following is intended as a brief summary of the material provisions of the Delaware statutory procedures that a Warwick Community Bancorp stockholder must follow in order to dissent from the merger and obtain payment of the fair value of his or her shares of Warwick Community Bancorp common stock instead of the merger consideration. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law, the full text of which appears in APPENDIX C of this Proxy Statement/Prospectus. Under Section 262 of the Delaware General Corporation Law, not less than 20 days before Warwick Community Bancorp's annual meeting of stockholders, Warwick Community Bancorp must notify each of the holders of record of its capital stock as of August 9, 2004 that appraisal rights are available and include in the notice a copy of Section 262 of the Delaware General Corporation Law. Warwick Community Bancorp intends that this Proxy Statement/Prospectus constitutes this notice.

        If you are a Warwick Community Bancorp stockholder and you wish to exercise your appraisal rights, you must satisfy the provisions of Section 262 of the Delaware General Corporation Law. Section 262 requires the following:

        YOU MUST MAKE A WRITTEN DEMAND FOR APPRAISAL: You must deliver a written demand for appraisal to Warwick Community Bancorp before the vote on the merger agreement is taken at the Warwick Community Bancorp annual meeting of stockholders. This written demand for appraisal must be separate from your proxy card. A vote against the merger agreement alone will not constitute a demand for appraisal.

        YOU MUST NOT VOTE FOR ADOPTION OF THE MERGER AGREEMENT: You must not vote for adoption of the merger agreement. If you vote, by proxy or in person, in favor of the merger agreement, this will terminate your right to appraisal. You can also terminate your right to appraisal if you return a signed proxy card and:

        o       fail to vote against adoption of the merger agreement; or

        o       fail to note that you are abstaining from voting.

If you do either of these two things, your appraisal rights will terminate even if you previously filed a written demand for appraisal.

        YOU MUST CONTINUOUSLY HOLD YOUR WARWICK COMMUNITY BANCORP COMMON STOCK:
You must continuously hold your shares of Warwick Community Bancorp common stock from the date you make the demand for appraisal through the effective date of the merger. If you are the record holder of Warwick Community Bancorp common stock on the date the written demand for appraisal is made but thereafter transfer the shares prior to the effective date of the merger, you will lose any right to appraisal for those shares.

        A written demand for appraisal of Warwick Community Bancorp common stock is only effective if it is signed by, or for, the stockholder of record who owns such shares at the time the demand is made. The demand must also be signed precisely as the stockholder's name appears on his or her stock certificate. If you are the beneficial owner of Warwick Community Bancorp common stock, but not the stockholder of record, you must have the stockholder of record sign any demand for appraisal.

        If you own Warwick Community Bancorp common stock in a fiduciary capacity, such as a trustee, guardian or custodian, you must disclose the fact that you are signing the demand for appraisal in that capacity.

        If you own Warwick Community Bancorp common stock with more than one person, such as in a joint tenancy or tenancy in common, all the owners must sign, or have signed for them, the demand for appraisal. An authorized agent, including an agent for one or more of the joint owners, may sign the demand for appraisal for a stockholder of record; however, the agent must expressly disclose who the stockholder of record is and that the agent is signing the demand as that stockholder's agent.

        If you are a record owner, such as a broker, who holds Warwick Community Bancorp common stock as a nominee for others, you may exercise a right of appraisal with respect to the shares of Warwick Community Bancorp common stock held for one or more beneficial owners, while not exercising such right for other beneficial owners. In such a case, you should specify in the written demand the number of shares of Warwick Community Bancorp common stock as to which you wish to demand appraisal. If you do not expressly specify the number of shares, the demand will be presumed to cover all the shares of Warwick Community Bancorp common stock that are in your name.

        If you are a Warwick Community Bancorp stockholder who elects to exercise appraisal rights, you should mail or deliver a written demand to:
Warwick Community Bancorp, Inc., 18 Oakland Avenue, Warwick, New York 10990,
Attention: Lois Ulatowski, Corporate Secretary.

        It is important that Warwick Community Bancorp receive all written demands before the vote concerning the merger agreement is taken at the Warwick Community Bancorp annual meeting of stockholders. As explained above, this written demand would be signed by, or on behalf of, the stockholder of record. The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares of common stock owned, and that the stockholder is demanding appraisal of such stockholder's shares.

        If the merger is completed, each holder of Warwick Community Bancorp common stock who has perfected appraisal rights in accordance with Section 262 of the Delaware General Corporation Law will be entitled to be paid by Provident Bancorp for such stockholder's shares of Warwick Community Bancorp common stock the fair value in cash of those shares. The Delaware Court of Chancery will determine the fair value of the shares, exclusive of any element of value arising from the completion or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the court may take into account all relevant factors and upon such determination will then direct the payment of the fair value of the shares, together with any interest, to the holders of Warwick Community Bancorp common stock who have perfected their appraisal rights. The shares of Warwick Community Bancorp common stock with respect to which holders have perfected their appraisal rights in accordance with Section 262 and have not effectively withdrawn or lost their appraisal rights are referred to in this document as the dissenting shares.

        STOCKHOLDERS CONSIDERING SEEKING APPRAISAL FOR THEIR SHARES SHOULD NOTE THAT THE FAIR VALUE OF THEIR SHARES DETERMINED UNDER SECTION 262 OF DELAWARE LAW COULD BE MORE, THE SAME, OR LESS THAN THE CONSIDERATION THEY WOULD RECEIVE PURSUANT TO THE MERGER AGREEMENT IF THEY DID NOT SEEK APPRAISAL OF THEIR SHARES. The Delaware Court of Chancery may determine the costs of the appraisal proceeding and allocate them among the parties as the court deems equitable under the circumstances. Upon application of a stockholder, the court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of such determination or assessment, each stockholder bears its own expenses.

        If you fail to comply with any of these conditions and the merger becomes effective, you will only be entitled to receive the consideration provided in the merger agreement for your shares.

        Within ten days after the effective date of the merger, Provident Bancorp must give written notice that the merger has become effective to each stockholder who has fully complied with the conditions of Section 262 of the Delaware General Corporation Law.

        Within 120 days after the effective date of the merger, either the surviving corporation of the merger or any stockholder who has complied with the conditions of Section 262 may file a petition in the Delaware Court of Chancery. This petition should request that the Delaware Court of Chancery determine the value of the shares of Warwick Community Bancorp common stock held by all the stockholders who are entitled to appraisal rights. If you intend to exercise your appraisal rights, you should file this petition in the Delaware Court of Chancery. Provident Bancorp has no obligation to file this petition, and if you do not file this petition within 120 days after the effective date of the merger, you will lose your rights of appraisal. A dissenting stockholder must also serve a copy of the petition on Provident Bancorp.

        If you change your mind and decide you no longer wish to exercise your appraisal rights, you may withdraw your demand for appraisal rights at any time within 60 days after the effective date of the merger. A withdrawal request received more than 60 days after the effective date of the merger is effective only with the written consent of Provident Bancorp. If you effectively withdraw your demand for appraisal rights, you will receive the merger consideration provided in the merger agreement.

        If you have complied with the conditions of Section 262, you are entitled to receive a statement from Provident Bancorp. This statement will set forth the number of shares not voted in favor of the merger agreement and that have demanded appraisal rights and the number of stockholders who own those shares. In order to receive this statement you must send a written request to Provident Bancorp within 120 days after the effective date of the merger. Provident Bancorp must mail this statement within ten days after it receives the written request or within ten days after the expiration of the period for the delivery of demands, whichever is later.

        If you properly file a petition for appraisal in the Chancery Court and deliver a copy to Provident Bancorp, Provident Bancorp will then have 20 days to provide the Chancery Court with a list of the names and addresses of all stockholders who have demanded appraisal rights and have not reached an agreement with Provident Bancorp as to the value of their shares. The Registry in the Court of Chancery, if so ordered by the Court of Chancery, will give notice of the time and place fixed for the hearing of such petition to the stockholders on the list. At the hearing, the Chancery Court will determine the stockholders who have complied with Section 262 and are entitled to appraisal rights. The Chancery Court may also require you to submit your stock certificates to the Registry in the Court of Chancery so that it can note on the certificates that an appraisal proceeding is pending. If you do not follow the Chancery Court's directions, you may be dismissed from the proceeding.

        After the Chancery Court determines which stockholders are entitled to appraisal rights, the Chancery Court will appraise the shares of stock that are the subject of the demand for appraisal. To determine the fair value of the shares, the Chancery Court will consider all relevant factors except for any appreciation or depreciation due to the anticipation or accomplishment of the merger. After the Chancery Court determines the fair value of the shares, it will direct the Provident Bancorp to pay that value to the stockholders who have successfully sought appraisal rights. The Chancery Court can also direct Provident Bancorp to pay interest, simple or compound, on that value if the Chancery Court determines that interest is appropriate. In order to receive payment for your shares under an appraisal procedure, you must surrender your stock certificates to Provident Bancorp.

        If you demand appraisal rights, after the effective date of the merger you will not be entitled:

        o to vote the shares of common stock for which you have demanded appraisal rights for any purpose;

        o to receive payment of dividends or any other distribution with respect to the shares of common stock for which you have demanded appraisal, except for dividends or distributions, if any, that are payable to holders of record as of a record date prior to the effective date of the merger; or

        o to receive the payment of the consideration provided for in the merger agreement (unless you properly withdraw your demand for appraisal).

        If you do not file a petition for an appraisal within 120 days after the effective date of the merger, your right to an appraisal will terminate. You may withdraw your demand for appraisal and accept the merger consideration by delivering to Provident Bancorp a written withdrawal of your demand, except that:

        o any attempt to withdraw made more than 60 days after the effective date of the merger will require the written approval of Provident Bancorp; and

        o an appraisal proceeding in the Chancery Court cannot be dismissed unless the Chancery Court approves.

        IF YOU FAIL TO COMPLY STRICTLY WITH THE PROCEDURES DESCRIBED ABOVE YOU WILL LOSE YOUR APPRAISAL RIGHTS. CONSEQUENTLY, IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, WE STRONGLY URGE YOU TO CONSULT A LEGAL ADVISOR BEFORE ATTEMPTING TO DO SO.

WARWICK COMMUNITY BANCORP STOCK TRADING AND DIVIDEND INFORMATION

        Warwick Community Bancorp common stock is currently listed on the Nasdaq National Market under the symbol "WSBI." The following table sets forth the high and low sales prices for a share of Warwick Community Bancorp common stock and cash dividends paid per share for the periods indicated. As of August 9, 2004, there were 4,498,923 shares of Warwick Community Bancorp common stock issued and outstanding. There were approximately 3,170 stockholders of record on August 4, 2004, the most recent date for which this information is available.


YEAR ENDED                                                                  DIVIDEND PAID
DECEMBER 31, 2004                                   HIGH           LOW        PER SHARE
----------------------------------------------- ------------- ------------- -------------
QUARTER ENDED:
September 30, 2004 (through August 13, 2004)      $   32.53     $   31.00     $    0.15
June 30, 2004                                         33.72         30.50          0.15
March 31, 2004                                        35.30         32.50          0.15

YEAR ENDED                                                                  DIVIDEND PAID
DECEMBER 31, 2003                                   HIGH           LOW        PER SHARE
----------------------------------------------- ------------- ------------- -------------

QUARTER ENDED:
December 31, 2003                                 $   34.40     $   28.37     $    0.15
September 30, 2003                                    30.24         28.17          0.15
June 30, 2003                                         30.75         28.80          0.15
March 31, 2003                                        30.50         28.20          0.14

YEAR ENDED                                                                  DIVIDEND PAID
DECEMBER 31, 2002                                   HIGH           LOW        PER SHARE
----------------------------------------------- ------------- ------------- -------------

QUARTER ENDED:
December 31, 2002                                 $   31.00     $   26.00     $    0.11
September 30, 2002                                    29.99         22.95          0.10
June 30, 2002                                         33.05         23.20          0.10
March 31, 2002                                        24.55         20.21            --(1)

---------------------
(1) During the first quarter of 2002, the Board of Directors of Warwick Community Bancorp changed its policy from declaring quarterly dividends during the months of March, June September and December to declaring them in January, April, July and October. This resulted in only three dividends being paid during 2002.

        On March 15, 2004, the business day immediately preceding the public announcement of the merger, the closing price of Warwick Community Bancorp common stock as reported on the Nasdaq National Market was $33.57 per share. Based on the closing price of $11.85 per share of Provident Bancorp common stock on that date, the equivalent per share market value of each share of Warwick Community Bancorp common stock to be exchanged solely for Provident Bancorp common stock would be $32.95, based on the exchange ratio of
2.7810 shares of Provident Bancorp common stock for each share of Warwick Community Bancorp common stock, and the equivalent per share market value of each share of Warwick Community Bancorp common stock to be exchanged solely for cash would be $32.26. On August 13, 2004, the closing price of Warwick Community Bancorp was $31.59 per share. Based on the closing price of $11.12 per share of Provident Bancorp common stock on that date, the equivalent per share market value of each share of Warwick Community Bancorp common stock to be exchanged solely for Provident Bancorp common stock would be $30.92, based on the exchange ratio of 2.7810 shares of Provident Bancorp common stock for each share of Warwick Community Bancorp common stock, and the equivalent per share market value of each share of Warwick Community Bancorp common stock to be exchanged solely for cash would be $32.36.

PROVIDENT BANCORP STOCK TRADING AND DIVIDEND INFORMATION

        Provident Bancorp common stock is currently listed on the Nasdaq National Market under the symbol "PBCP." The following table sets forth the high and low trading prices for a share of Provident Bancorp common stock and cash dividends paid per share for the periods indicated. As of August 9, 2004, there were 39,646,462 shares of Provident Bancorp common stock issued and outstanding, and approximately 6,247 stockholders of record. Information prior to January 14, 2004 has been retroactively restated to reflect the second-step conversion completed January 14, 2004.


YEAR ENDED                                                                  DIVIDEND PAID
DECEMBER 31, 2004                                   HIGH           LOW        PER SHARE
----------------------------------------------- ------------- ------------- -------------
QUARTER ENDED:
September 30, 2004 (through August 13, 2004)      $   11.35     $   10.58     $      --(1)
June 30, 2004                                         11.90         10.25         0.040
March 31, 2004                                        12.15         10.64         0.035

YEAR ENDED                                                                  DIVIDEND PAID
DECEMBER 31, 2003                                   HIGH           LOW        PER SHARE
----------------------------------------------- ------------- ------------- -------------

QUARTER ENDED:
December 31, 2003                                 $   10.87     $    9.33     $   0.034
September 30, 2003                                     9.77          7.21         0.034
June 30, 2003                                          7.46          7.04         0.034
March 31, 2003                                         7.11          6.77         0.032

YEAR ENDED                                                                  DIVIDEND PAID
DECEMBER 31, 2002                                   HIGH           LOW        PER SHARE
----------------------------------------------- ------------- ------------- -------------

QUARTER ENDED:
December 31, 2002                                 $    7.11     $    6.26     $   0.029
September 30, 2002                                     6.58          6.25         0.027
June 30, 2002                                          6.54          5.98         0.025
March 31, 2002                                         6.52          5.98         0.023

------------------
(1)     Dividend will be paid on August 19, 2004 at $0.04 per share

COMPARISON OF STOCKHOLDERS' RIGHTS FOR EXISTING STOCKHOLDERS OF WARWICK COMMUNITY BANCORP

        As a result of the acquisition of Warwick Community Bancorp, certain stockholders of Warwick Community Bancorp will receive shares of common stock of Provident Bancorp as merger consideration and therefore, will become stockholders of Provident Bancorp. Provident Bancorp and Warwick Community Bancorp are both organized under the laws of Delaware. Any differences, therefore, in the rights of stockholders of Provident Bancorp and Warwick Community Bancorp arise primarily from differences in their respective certificates of incorporation and bylaws.

        This discussion is not intended to be a complete statement of the differences affecting the rights of stockholders, but rather summarizes the material differences and similarities affecting the rights of stockholders. The identification of specific provisions or differences is not meant to indicate that other equally or more significant differences do not exist. This discussion is qualified in its entirety by reference to the certificate of incorporation and bylaws of both Warwick Community Bancorp and Provident Bancorp. See "Where You Can Find Additional Information" for procedures for obtaining a copy of Warwick Community Bancorp's or Provident Bancorp's certificate of incorporation and bylaws.

        AUTHORIZED CAPITAL STOCK. The authorized capital stock of Warwick Community Bancorp consists of 20,000,000 shares, of which 5,000,000 shares are preferred stock, par value $0.01 per share, and 15,000,000 shares of common stock, par value $0.01 per share. Warwick Community Bancorp's certificate of incorporation authorizes the Warwick Community Bancorp board of directors to issue shares of Warwick Community Bancorp preferred stock in one or more series and to fix the designations, powers, preferences and rights of the shares of Warwick Community Bancorp preferred stock in each series. The Warwick Community Bancorp board of directors has designated 150,000 of the shares of Warwick Community Bancorp as Senior A Junior Participating Preferred Stock. The authorized capital stock of Provident Bancorp consists of 85,000,000 shares, of which 10,000,000 shares are preferred stock, par value $0.01 per share, and 75,000,000 shares of common stock, par value $0.01 per share. Provident Bancorp's certificate of incorporation authorizes the Provident Bancorp board of directors to issue shares of Provident Bancorp preferred stock in one or more series and to fix the designations, powers, preferences and rights of the shares of Provident Bancorp preferred stock in each series. The Provident Bancorp board of directors has not designated any of the shares of Provident Bancorp preferred stock.

        PROHIBITIONS RELATING TO BENEFICIAL OWNERSHIP OF VOTING STOCK. The certificate of incorporation of Warwick Community Bancorp prohibits any person (other than Warwick Community Bancorp, any subsidiary of Warwick Community Bancorp, or any pension, profit-sharing, stock bonus or other compensation plan maintained by Warwick Community Bancorp or by a member of a controlled group of corporations or trades or businesses of which Warwick Community Bancorp is a member for the benefit of the employees of Warwick Community Bancorp or any subsidiary, or any trust or custodial arrangement established in connection with any such plan) from beneficial ownership of more than 10% of the issued and outstanding shares of voting stock in Warwick Community Bancorp. If a person acquires such ownership, the holder may only vote 1/100 of one vote per share for each share in excess of the 10% limit. Provident Bancorp has no similar prohibition on owning more than 10% of voting shares. However, Provident Bancorp's certificate of incorporation provides that no record or beneficial owner, directly or indirectly, of more than 10% of the outstanding shares of common stock will be permitted to vote any shares in excess of such 10% limit.

        POWER TO CALL SPECIAL MEETINGS OF STOCKHOLDERS. Under Warwick Community Bancorp's bylaws, special meetings of stockholders may be called only by resolution of at least three-fourths of the board of directors or by the chairman of the board, if one has been elected by the board of directors. Under Provident Bancorp's certificate of incorporation and bylaws, special meetings of stockholders may be called by a majority of the board of directors.

        AMENDMENTS TO CERTIFICATE OF INCORPORATION. The certificate of incorporation of Warwick Community Bancorp provides that any modification of the certificate of incorporation requires approval by the board of directors and the affirmative vote of the majority of the total votes eligible to be cast by the holders of the outstanding shares of capital stock entitled to vote. The only exceptions are for amendments relating to subsequent amendment or legislation regarding indemnification, limitations on beneficial ownership of stock, the board of directors, action by stockholders without a meeting, and amendments to the certificate of incorporation. For these provisions, approval requires either approval by a majority of the board of directors or the affirmative vote of two-thirds of the total votes eligible to be cast by the holders of the outstanding shares of capital stock entitled to vote, and may require the affirmative vote of a majority of disinterested directors or the affirmative vote of holders of a majority of the total votes eligible to be cast by the holders of the outstanding shares of capital stock entitled to vote depending on the interests of certain directors and stockholders in the amendment.

        The certificate of incorporation of Provident Bancorp provides that the affirmative vote of the holders of at least eighty percent of the outstanding shares of capital stock of Provident Bancorp entitled to vote in the election of directors voting together as a single class shall be required to modify provisions relating to the following articles: amendments, limitation on the voting rights of stockholders, action of stockholders without a meeting, calling of special meetings of stockholders, structure of the board of directors and annual meetings, bylaws, specified business combinations, and indemnification rights.

        AMENDMENTS TO BYLAWS. Under Warwick Community Bancorp's certificate of incorporation, bylaws may be made, altered, amended, rescinded, or repealed by a vote of two-thirds of the board of directors, provided that any bylaw made by the Warwick Community Bancorp board of directors may be altered, amended, rescinded or repealed in accordance with its terms by holders of shares of common stock entitled to vote at any annual or special meeting called for that purpose. If any provision contains a supermajority voting requirement, that provision can only be altered, amended, rescinded, or repealed by a vote of the board of directors or holders of shares of capital stock by a supermajority. Under Provident Bancorp's certificate of incorporation and bylaws, bylaws may be adopted, amended, or repealed by a majority of the board of directors or by 80 percent of the outstanding shares of capital stock entitled to vote for directors (in addition to any vote of holders of any class or series of stock required by law or the certificate of incorporation).

        NUMBER OF DIRECTORS. Warwick Community Bancorp's certificate of incorporation and bylaws provide for between seven and 20 members of the board of directors (other than directors elected by holders of shares of one or more series of preferred stock). Provident Bancorp's

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Bylaws permits Provident Bancorp's board of directors to designate the number of its members, but in absence of such a designation, there shall be 12 directors.

        QUALIFICATION OF DIRECTORS. Under Warwick Community Bancorp's bylaws, a minimum of two directors shall be persons other than officers or employees of Warwick Community Bancorp or its subsidiaries and shall not have a relationship which, in the opinion of the board of directors (exclusive of such persons), would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, no more than two directors shall be officers or directors. A majority of directors shall be persons who are independent as defined by the Nasdaq stock market listing requirements and each of whom shall be free from any relationship that would interfere with the exercise of his or her independent judgment. Each director shall be at least 18 years of age. Under the bylaws of Provident Bancorp, a director must own at least 100 shares of common stock of Provident Bancorp and shall reside or work in a county in which Provident Bank maintains an office or in a county contiguous to a county in which Provident Bank maintains an office.

        LIMITATION ON DIRECTOR LIABILITY. Warwick Community Bancorp's certificate of incorporation provides for a limitation on a director's liability for a breach of fiduciary duty except to the extent such exemption from liability or limitation is expressly prohibited by the Delaware General Corporation Law. Provident Bancorp's certificate of incorporation provides for a limitation on a director's liability for a breach of fiduciary duty except for liability (i) for any breach of the director's duty of loyalty to Provident Bancorp, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (regarding unlawful payments of dividends or redemptions of stock), or (iv) for any transaction from which the director derived an improper personal benefit.

        PROCEDURES FOR NOMINATIONS OF DIRECTORS AND PRESENTATION OF NEW BUSINESS AT MEETINGS OF STOCKHOLDERS. Under Warwick Community Bancorp's bylaws, stockholder nominations for directors and proposals for new business must be made in writing and delivered to Warwick Community Bancorp's secretary at least 60 days before the anniversary of the previous year's annual meeting if the annual meeting is to be held within 30 days of the anniversary of the previous year's annual meeting, or if the annual meeting is not held within 30 days of the anniversary of the previous year's annual meeting or in the case of a special meeting, within 10 days following the date on which notice of such meeting is given to the shareholders. Under Provident Bancorp's bylaws, stockholder nominations and proposals for new business must be submitted to Provident Bancorp's secretary at least 90 days before the date of Provident Bancorp's proxy materials for the preceding year's annual meeting to the Secretary or, if the annual meeting is not held within 30 days of the anniversary of the prior year's annual meeting, at least 10 days following a public announcement of the date of the meeting.

DESCRIPTION OF CAPITAL STOCK OF PROVIDENT BANCORP

        Provident Bancorp is authorized to issue 75,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. At August 9, 2004, there were 39,646,462 shares of Provident Bancorp common stock issued and outstanding. Provident Bancorp has no outstanding shares of preferred stock. Each share of

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Provident Bancorp common stock has the same relative rights as, and is identical in all respects with, each other share of common stock.

        COMMON STOCK. The common stock of Provident Bancorp represents nonwithdrawable capital, is not an account of an insurable type, and is not insured by the Federal Deposit Insurance Corporation or any other government agency.

        DIVIDENDS. Provident Bancorp may pay dividends out of statutory surplus or from net earnings if, as and when declared by its board of directors. The payment of dividends by Provident Bancorp is subject to limitations that are imposed by law and applicable regulation. The holders of common stock of Provident Bancorp will be entitled to receive and share equally in dividends as may be declared by the board of directors of Provident Bancorp out of funds legally available for the payment of dividends. If Provident Bancorp issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

        VOTING RIGHTS. The holders of common stock of Provident Bancorp have exclusive voting rights in Provident Bancorp. They elect Provident Bancorp's board of directors and act on other matters as are required to be presented to them under Delaware law or as are otherwise presented to them by the board of directors. Generally, each holder of common stock is entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If Provident Bancorp issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require an 80% stockholder vote, which is calculated after giving effect to a provision in Provident Bancorp's certificate of incorporation limiting voting rights. This provision provides that stockholders who beneficially own in excess of 10% of the then outstanding shares of common stock of Provident Bancorp are not entitled to any vote with respect to the shares held in excess of the 10% limit. A person or entity is deemed to beneficially own shares that are owned by an affiliate as well as persons acting in concert with such person or entity.

        LIQUIDATION. In the event of any liquidation, dissolution or winding up of Provident Bank, Provident Bancorp, as the holder of 100% of Provident Bank's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of Provident Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the special liquidation account to eligible account holders and supplemental eligible account holders, all assets of Provident Bank available for distribution. In the event of liquidation, dissolution or winding up of Provident Bancorp, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Provident Bancorp available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

        PREEMPTIVE RIGHTS. Holders of the common stock of Provident Bancorp are not entitled to preemptive rights with respect to any additional shares that may be issued. The common stock is not subject to redemption.

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        PREFERRED STOCK. None of the shares of Provident Bancorp's authorized preferred stock are outstanding. Preferred stock may be issued with preferences and designations as the board of directors may from time to time determine. Provident Bancorp's board of directors may, without stockholder approval, authorize the issuance of shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

PROVISIONS OF THE PROVIDENT BANCORP CERTIFICATE OF INCORPORATION AND BYLAWS

        The following discussion is a general summary of the material provisions of Provident Bancorp's certificate of incorporation and bylaws and certain other regulatory provisions that may be deemed to have an "anti-takeover" effect, thereby possibly discouraging a third party from seeking control of Provident Bancorp. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in Provident Bancorp's certificate of incorporation and bylaws, reference should be made in each case to the document in question.

        Provident Bancorp's certificate of incorporation and bylaws contain a number of provisions, relating to corporate governance and rights of stockholders, which might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of Provident Bancorp more difficult.

        The following description is a summary of the provisions of the certificate of incorporation and bylaws. See "Where You Can Find More Information" as to how to review a copy of these documents.

        DIRECTORS. The board of directors is divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of Provident Bancorp's board of directors. Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

        RESTRICTIONS ON CALL OF SPECIAL MEETINGS. The certificate of incorporation and bylaws provide that special meetings of stockholders can be called only by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directorships. Stockholders are not authorized to call a special meeting of stockholders.

        PROHIBITION OF CUMULATIVE VOTING. The certificate of incorporation prohibits cumulative voting for the election of directors.

        LIMITATION OF VOTING RIGHTS. The certificate of incorporation provides that in no event will any record owner of any outstanding common stock which is beneficially owned, directly or

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indirectly, by a person who beneficially owns more than 10% of the then-outstanding shares of common stock, be entitled or permitted to vote any of the shares held in excess of the 10% limit.

        RESTRICTIONS ON REMOVING DIRECTORS FROM OFFICE. The certificate of incorporation provides that directors may only be removed for cause, and only by the affirmative vote of the holders of at least 80% of the voting power of all of Provident Bancorp's then outstanding common stock entitled to vote (after giving effect to the limitation on voting rights discussed above in "Limitation of Voting Rights").

        AUTHORIZED BUT UNISSUED SHARES. Provident Bancorp has authorized but unissued shares of common and preferred stock. See "Description of Capital Stock of Provident Bancorp." The certificate of incorporation authorizes 10,000,000 shares of serial preferred stock. Provident Bancorp is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of Provident Bancorp that the board of directors does not approve, it might be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock, therefore may be to deter a future attempt to gain control of Provident Bancorp. The board of directors has no present plan or understanding to issue any preferred stock.

        AMENDMENTS TO CERTIFICATE OF INCORPORATION AND BYLAWS. Amendments to the certificate of incorporation must be approved by Provident Bancorp's board of directors and also by a majority of the outstanding shares of Provident Bancorp's voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

        (i) The limitation on voting rights of persons who beneficially own, directly or indirectly more than 10% of the outstanding shares of common stock;

        (ii)    The inability of stockholders to act by written consent;

        (iii) The inability of stockholders to call special meetings of stockholders;

        (iv) The division of the board of directors into three staggered classes;

        (v) The ability of the board of directors to fill vacancies on the board;

        (vi) The inability to deviate from the manner prescribed in the bylaws by which stockholders nominate directors and bring other business before meetings of stockholders;

        (vii) The requirement that at least 80% of stockholders must vote to remove directors, and can only remove directors for cause;

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        (viii)  The ability of the board of directors to amend and repeal the bylaws; and

        (ix) The ability of the board of directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire Provident Bancorp.

        The bylaws may be amended by the affirmative vote of a majority of the directors of Provident Bancorp or the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders (after giving effect to the limitation on voting rights discussed under the caption "Limitation of Voting Rights").

BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

        Provident Bancorp's certificate of incorporation provides that any "business combination" (as defined below) involving Provident Bancorp and an interested stockholder must be approved by the holders of at least 80% of the voting power of the outstanding shares of stock entitled to vote, unless either two-thirds of the "disinterested directors" (as defined in the certificate) of Provident Bancorp has approved the business combination or the terms of the proposed business combination satisfy certain minimum price and other standards. For purposes of these provisions, an "interested stockholder" includes:

        o any person (with certain exceptions) who is the "beneficial owner" (as defined in the certificate) of more than 10% of Provident Bancorp outstanding common stock;

        o any affiliate of Provident Bancorp which is the beneficial owner of more than 10% of Provident Bancorp outstanding common stock during the prior two years; or

        o any transferee of any shares of Provident Bancorp common stock that were beneficially owned by an "interested stockholder" during the prior two years.

        For purposes of these provisions, a "business combination" is defined to include:

        o any merger or consolidation of Provident Bancorp or any subsidiary with or into an interested stockholder or affiliate of an interested stockholder;

        o the disposition of the assets of Provident Bancorp or any subsidiary having an aggregate value of 25% or more of the combined assets of Provident Bancorp and its subsidiaries to or with any interested stockholder or affiliate of an interested stockholder;

        o the issuance or transfer by Provident Bancorp or any subsidiary of any of its securities to any Interested Stockholder or affiliate of an interested stockholder in exchange for cash, securities or other property having an aggregate value of 25%

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

                or more of the outstanding common stock of Provident Bancorp and its subsidiaries;

        o any reclassification of securities or recapitalization that would increase the proportionate share of any class of equity or convertible securities owned by an interested stockholder or affiliate of an interested stockholder; and

        o the adoption of any plan for the liquidation or dissolution of Provident Bancorp proposed by, or on behalf of, an interested stockholder or an affiliate of an interested stockholder.

        This provision is intended to deter an acquiring party from utilizing two-tier pricing and similar coercive tactics in an attempt to acquire control of Provident Bancorp. However, it is not intended to, and will not, prevent or deter all tender offers for shares of Provident Bancorp.

BUSINESS COMBINATION STATUTES AND PROVISIONS

        Section 203 of the Delaware General Corporation Law prohibits business combinations, including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary, with an interested stockholder, which is someone who beneficially owns 15% or more of a corporation's voting stock, within three years after the person or entity becomes an interested stockholder, unless:

        o the transaction that caused the person to become an interested stockholder was approved by the board of directors of the target prior to the transaction;

        o after the completion of the transaction in which the person becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation, not including (a) shares held by persons who are both officers and directors of the issuing corporation and (b) shares held by specified employee benefit plans;

        o the business combination is approved by the board of directors and holders of at least 66 2/3% of the outstanding voting stock, excluding shares held by the interested stockholder; or

        o the transaction is one of certain business combinations that are proposed after the corporation had received other acquisition proposals and that are approved or not opposed by a majority of certain continuing members of the board of directors, as specified in the Delaware General Corporation Law.

        Neither of Provident Bancorp's certificate of incorporation or bylaws contains an election, as permitted by Delaware law, to exempt Provident Bancorp from the requirements of Section 203.


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                      PROPOSAL II -- ELECTION OF DIRECTORS

GENERAL

        Warwick Community Bancorp's Board of Directors is divided into three classes. The directors of each class serve for a term of three years, with one class elected each year. In all cases, directors serve until their successors are duly elected and qualified.

        The Board of Directors has nominated Thomas G. Kahn, Fred G. Kowal and David F. McBride to be re-elected at the annual meeting, each to serve for a three-year term expiring at the 2007 annual meeting and until their successors are otherwise duly elected and qualified. All of the nominees currently serve as directors of Warwick Community Bancorp. Each nominee has consented to being named in this proxy statement and to serve if elected. If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.

        Mr. Fred M. Knipp, whose term expires at this annual meeting, has not been renominated because he would be unable to serve a full three-year term due to the retirement provisions of Warwick Community Bancorp's bylaws. The Board appreciates Mr. Knipp's long and dedicated service to Warwick Community Bancorp. Effective immediately following the annual meeting, the Board has reduced the total number of Board seats to ten.

INFORMATION AS TO NOMINEES AND CONTINUING DIRECTORS

        The following table sets forth certain information with respect to each nominee for election as a director and each continuing director whose term does not expire at the annual meeting. There are no arrangements or understandings between Warwick Community Bancorp and any director or nominee pursuant to which such person was elected or nominated to be a director of Warwick Community Bancorp. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" ALL OF THE NOMINEES FOR ELECTION AS DIRECTORS. For information with respect to security ownership of directors, see "The Warwick Community Bancorp, Inc. Annual Meeting - Beneficial Stock Ownership of Management."


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


                                                                                                  DIRECTOR     TERM
              NAME                  AGE        POSITION HELD WITH WARWICK COMMUNITY BANCORP       SINCE(1)    EXPIRES
--------------------------------- ------- ------------------------------------------------------ ----------  ----------
NOMINEES FOR A THREE-YEAR TERM EXPIRING IN 2007

Thomas G. Kahn                      61     Director                                                 2001       2007
Fred G. Kowal                       51     Chairman of the Board and Chief Executive Officer        2001       2007
David F. McBride                    56     Director                                                 2002       2007


CONTINUING DIRECTORS

Anthony R. Bottini                  71     Director                                                 2002       2006
Ronald J. Gentile                   54     President, Chief Operating Officer and Director          1990       2005
R. Michael Kennedy                  52     Director                                                 1997       2006
Emil R. Krahulik                    70     Director                                                 1984       2005
John J. McDermott, III              69     Director                                                 1999       2005
John W. Sanford, III                67     Director                                                 1986       2006
Robert N. Smith                     54     Director                                                 1994       2006

---------------------------
(1)     Includes terms as directors of Warwick Savings.

        The principal occupation and business experience of each nominee for election as director and each continuing director are set forth below.

NOMINEES FOR ELECTION AS DIRECTORS

        THOMAS G. KAHN was elected a director of Warwick Savings and Warwick Community Bancorp in December 2001. Mr. Kahn also serves as a director of Warwick Commercial Bank ("Warwick Commercial"). Mr. Kahn is President of Kahn Brothers and Company, Inc., an investment management and advisory firm located in New York City with over $700 million of institutional and private funds under management. Mr. Kahn is a graduate of Cornell, and earned an MBA from New York University. He is a director of Haggar Corporation (Nasdaq:HGGR), a member of the New York Society of Securities Analysts, and a chartered financial analyst. He serves as a director of the Jewish Braille Institute of America, and serves as director and treasurer of both the New York City Job and Career Center and the Jewish Guild for the Blind.

        FRED G. KOWAL joined Warwick Community Bancorp in 1999 and serves as Chairman of the Board and Chief Executive Officer of Warwick Community Bancorp. He also serves as Chairman of the Board and Chief Executive Officer of Warwick Savings and as Chairman of the Board, President and Chief Executive Officer of The Towne Center Bank ("Towne Center Bank"). He was appointed Chairman of the Board and Chief Executive Officer of Warwick Community Bancorp and Chairman of the Board of Warwick Savings in July 2001. He previously served as Vice Chairman of Warwick Community Bancorp, and as Executive Vice President of Warwick Community Bancorp prior to 2001. In addition, Mr. Kowal serves as Chairman of the Board of Warwick Commercial and WSB Funding Corp. ("WSB Funding") and as President of The Warwick Savings Foundation. He is also a director of Warsave Development, Inc. ("Warsave"), WSB Financial Services, Inc. ("WSB Financial"), Hardenburgh Abstract Company of Orange County, Inc. ("Hardenburgh") and The Warwick Savings Foundation. Prior to joining Warwick Community Bancorp, Mr. Kowal served as Senior Vice President of PNC Bank and Senior Vice President of First Union National Bank, where

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

he worked for 16 years. Mr. Kowal serves on the Board of Regents of Felician College in Lodi, New Jersey, and he is also active in several banking-related organizations.

        DAVID F. MCBRIDE was elected a director of Warwick Savings and Warwick Community Bancorp in February 2002. Mr. McBride also serves as a director of Warwick Commercial and Towne Center Bank. He is currently a partner of Harwood Lloyd, LLC, a Hackensack, New Jersey based law firm. Mr. McBride also serves as Chairman of the Board of Keystone Property Trust (NYSE: KTR), a real estate investment trust with interests in over 26 million square feet of commercial real estate located in New York, New Jersey, Pennsylvania, Florida, Indiana and South Carolina. He also serves as Chief Executive Officer of McBride Enterprises, Inc. and affiliated family real estate, construction and brokerage companies since 1987 and has been a director of McBride Enterprises, Inc. and such affiliates since 1975. He has been a member of the Georgetown University Board of Regents since 1990. Mr. McBride served as a director of Midlantic Corporation, Midlantic National Bank and various subsidiaries for 13 years prior to its merger with PNC Bank in 1996. Prior to 1987, he was a partner in the law firm of Murphy, Ellis & McBride from 1977 to 1982, and an associate in the law firm of Robinson, Wayne & Greenberg from 1973 to 1977, all located in New Jersey. He is a member of the bars of New Jersey and New York.

CONTINUING DIRECTORS

        ANTHONY R. BOTTINI was elected a director of Warwick Community Bancorp and Warwick Savings in February 2002. He also serves as a director of Warwick Commercial. Mr. Bottini is the Chairman and founder of Bottini Fuel Oil Company, located in Wappingers Falls, New York, which is one of the 20 largest privately held fuel oil businesses in the United States. In addition, Mr. Bottini is Chairman of Mid-Hudson Park Management, which invests in manufactured home communities, and he is also Chairman of South Corporation, a holding company representing multiple gasoline and convenience store properties located in New York State. Mr. Bottini has over 30 years prior experience as a bank director/trustee.

        RONALD J. GENTILE serves as President and Chief Operating Officer and a director of Warwick Community Bancorp and as President and Chief Operating Officer and a director of Warwick Savings. Mr. Gentile joined Warwick Savings and has been a director of Warwick Savings since 1990 and President and Chief Operating Officer and a director of Warwick Community Bancorp since 1997. Mr. Gentile also serves as a director of Warwick Commercial. In addition, he serves as President of Warwick Savings' subsidiaries, Warwick Commercial, WSB Funding, Warsave, WSB Financial and Towne Center Mortgage Co., Inc. ("Towne Center Mortgage"). He also serves as Executive Vice President of Hardenburgh and Executive Vice President of The Warwick Savings Foundation. Prior to joining Warwick Savings, Mr. Gentile served as a senior bank examiner for the Federal Deposit Insurance Corporation. He is also a member of the board of directors of Bon Secours Charity Health System (St. Anthony Community Hospital) and Winslow Therapeutic Riding Unlimited, and a former President and current member of the Warwick Valley Rotary Club.

        R. MICHAEL KENNEDY has served as a director of Warwick Savings and Warwick Community Bancorp since 1997. Mr. Kennedy also serves as a director of Warwick Commercial, Towne Center Mortgage and Towne Center Bank, Warsave, WSB Financial, WSB

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

Funding, Hardenburgh, and The Warwick Savings Foundation. Mr. Kennedy is a general partner and manager of various real estate companies, all managed through Kennedy Companies, Inc. He is also the general managing partner of the Fireplace Restaurant.

        EMIL R. KRAHULIK has served as a director of Warwick Savings since 1984 and of Warwick Community Bancorp since 1997. He also serves as a director of Warwick Commercial, Towne Center Mortgage and Hardenburgh. He is a partner in the law firm of Bonacic, LoBiondo & Krahulik, LLP, and he served as Warwick Savings' general counsel until January 2000, when he was succeeded as general counsel by his son, Robert E. Krahulik.

        JOHN J. MCDERMOTT, III has served as a director of Warwick Savings and Warwick Community Bancorp since 1999. He also serves as a director of Warwick Commercial, Warsave, WSB Financial, The Warwick Savings Foundation, and Towne Center Mortgage. Mr. McDermott is a managing partner in J.D. Blake Company and in Land Investment Group of Newburgh, and he is President of Hudson West Realty Corp. Mr. McDermott also serves as a director of The Chamber of Commerce of Orange County, Inc.

        JOHN W. SANFORD, III has served as a director of Warwick Savings since 1986 and of Warwick Community Bancorp since 1997. Mr. Sanford also serves as a director of Warwick Commercial, WSB Funding and Towne Center Mortgage. Mr. Sanford also serves as President of John W. Sanford & Son, Inc., an insurance agency, and is a partner in Maple Terrace Farms, a dairy and beef business.

        ROBERT N. SMITH has served as a director of Warwick Savings since 1994 and of Warwick Community Bancorp since 1997. Mr. Smith also serves as a director of Warwick Commercial, Towne Center Mortgage, Hardenburgh and The Warwick Savings Foundation. He is currently President of Lazear-Smith Funeral Homes and President of Lazear-Smith and Vander-Plaat Memorial Home. Mr. Smith is also sole proprietor of Smith and Gesell Associates, a bookkeeping and tax accounting service.

BOARD MEETINGS, BOARD COMMITTEES AND CORPORATE GOVERNANCE MATTERS

        The Board of Directors generally meets at least once a month and may have additional special meetings from time to time. During the year ended December 31, 2003, the Board of Directors met 16 times. No current director attended fewer than 75% of the aggregate of (i) the total number of Board meetings held during the period for which he was a director and (ii) the total number of meetings held by all committees of the Board on which he served during the periods that he served. In addition, all of our Board members are expected to attend Warwick Community Bancorp's annual meeting of shareholders, although Warwick Community Bancorp does not have any written policy as to Board members' attendance at the annual meeting of shareholders. Last year's annual meeting of shareholders was attended by the entire Board of Directors, except for Mr. Bottini.

        The Board of Directors has determined that Messrs. Bottini, Kahn, Kennedy, McBride, McDermott, Sanford and Smith, constituting a majority of the Board members, are "independent directors" as that term is defined in the National Association of Securities' Dealers ("NASD") listing standards. Shareholders may communicate directly with the Board of Directors by

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

sending written communications to Warwick Community Bancorp, addressed to the Audit Committee Chairman.

        The Board of Directors' principal standing committees are the Executive, Compensation, Audit and Nominating Committees. During 2003, the Compensation and Audit Committees were composed of independent directors. The Board of Directors was responsible for selecting director nominees. During February 2004, the Board of Directors appointed a Nominating Committee consisting of solely independent directors. The Board of Directors also adopted a written charter for the Compensation, Audit and Nominating committees, as well as a written code of business conduct and ethics that applies to all of our directors, officers and employees. You may obtain a copy of these documents free of charge by writing to our Corporate Secretary at 18 Oakland Avenue, Warwick, New York 10990-0591, or by calling 845-986-2206.

        In addition, our code of business conduct and ethics has been filed with the Securities Exchange Commission as Exhibit 14 to Warwick Community Bancorp's Annual Report on Form 10-K for the year ended December 31, 2003. Our Audit Committee and Nominating Committee charters are attached to this proxy statement as APPENDIX D and APPENDIX E, respectively.

        The Board of Directors of Warwick Community Bancorp maintains the following standing committees:

        EXECUTIVE COMMITTEE. The Executive Committee currently consists of Messrs. Kowal, Gentile, Kennedy, Knipp, Kahn and Smith. To the extent authorized by the Board of Directors and Warwick Community Bancorp's bylaws, the committee exercises all of the authority of the Board of Directors between board meetings. The Executive Committee did not meet during the year ended December 31, 2003.

        AUDIT COMMITTEE. The Audit Committee is currently comprised of Messrs. Bottini, Knipp, Sanford and Smith. The Board of Directors has determined that although none of its members is an "audit committee financial expert" as defined in Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, all of the Audit Committee members meet the independence and financial literacy requirements and one member is financially sophisticated as set forth in the NASD's listing standards. The Board believes the members of the Audit Committee are qualified to fulfill the responsibilities of this committee. The Board has in the past and will continue to search for an appropriate new board member who can also serve as an audit committee financial expert. The Audit Committee met nine times during fiscal year 2003. The Audit Committee assists the Board in its oversight responsibility relating to the integrity of Warwick Community Bancorp's financial statements and the financial reporting process, the systems of internal accounting and financial controls and compliance with legal and regulatory requirements. The Audit Committee, among other things:

        o oversees the entire audit function for Warwick Community Bancorp, both internal and independent;

        o hires, terminates and/or reappoints the independent registered public accounting firm;

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

        o ensures the existence of effective accounting and internal control systems;

        o approves non-audit and audit services to be performed by the independent registered public accounting firm;

        o reviews and approves all related party transactions for potential conflict of interest situations; and

        o reviews and assesses the adequacy of the Audit Committee charter on an annual basis.

        COMPENSATION COMMITTEE. The Compensation Committee currently consists of Messrs. Bottini, Kahn, Kennedy, Knipp, McBride, McDermott, Sanford and Smith. The Compensation Committee met twice during the year ended December 31, 2003. The Compensation Committee is responsible for:

        o determining compensation to be paid to its executive officers and directors

        o overseeing the administration of our employee benefit plans covering employees generally; and

        o       reviewing our compensation policies and plans.

        NOMINATING COMMITTEE. The Nominating Committee currently consists of Messrs. Kennedy, Bottini and McDermott. The Nominating Committee is responsible for recommending director candidates to serve on the Board of Directors. The Board of Directors will also consider director candidates proposed by shareholders who comply with the procedures set forth in Warwick Community Bancorp's bylaws. Final approval of director nominees is determined by the full Board, based on the recommendation of the Nominating Committee. The Nominating Committee has the following responsibilities:

        o recommend to the Board the appropriate size of the Board and assist in identifying, interviewing and recruiting candidates for the Board;

        o recommend candidates (including incumbents) for election and appointment to the Board of Directors, based on the following criteria: business experience, education, integrity and reputation, independence, conflicts of interest, diversity, age, number of other directorships and commitments (including charitable obligations), tenure on the Board, attendance at Board and committee meetings, stock ownership, specialized knowledge (such as an understanding of banking, accounting, marketing, finance, regulation and public policy) and a commitment to Warwick Community Bancorp's communities and shared values, as well as overall experience in the context of the needs of the Board as a whole;

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

        o review nominations submitted by stockholders, which have been addressed to the Corporate Secretary, and which comply with the requirements of Warwick Community Bancorp's certificate of incorporation and bylaws. Nominations from stockholders will be considered and evaluated using the same criteria as all other nominations;

        o annually recommend to the Board committee assignments and committee chairs on all committees of the Board, and recommend committee members to fill vacancies on committees as necessary; and

        o perform any other duties or responsibilities expressly delegated to the Committee by the Board.

        Nominations, other than those made by the Nominating Committee, must be made pursuant to timely notice in writing to the Corporate Secretary as set forth in Article II, Section 12 of Warwick Community Bancorp's bylaws. In general, to be timely, a shareholder's notice must be delivered to the Corporate Secretary at least 60 days in advance of the anniversary of the previous year's annual meeting, if the current year's annual meeting is to be held within 30 days prior to, on the anniversary date of, or after the anniversary of the previous year's annual meeting; provided, however, if the current year's annual meeting is not held within this time period or if the election of directors is to be held at a special meeting, nominations by shareholders must be delivered to the Corporate Secretary by the close of business on the 10th day following the date on which notice of the date of the meeting is first made publicly available to shareholders. The shareholder's notice must include the information set forth in Article II, Section 12 of Warwick Community Bancorp's bylaws, which includes the following:

        (i) as to each person whom a shareholder proposes to nominate for election as a director:

        o the name, age, business address and residence address of the proposed nominee;

        o       the principal occupation or employment of the proposed nominee;

        o the proposed nominee's written consent to serve as a director, if elected; and

        o all other information relating to the proposed nominee that is required to be disclosed in the solicitation of proxies for election as directors or is otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934.

        (ii) as to the shareholder giving the notice:

        o       name, business address and residence address of the shareholder;

        o number of shares of Warwick Community Bancorp's common stock owned by the record shareholder and the date(s) acquired;

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

        o a description of all arrangements or understandings between the shareholder, the proposed nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by the shareholder; and

        o the identification of any person employed, retained or to be compensated by the shareholder submitting the nomination, the proposed nominee, or any person acting on his or her behalf to make solicitations or recommendations to shareholders for the purpose of assisting in the proposed nominee's election, and a brief description of the terms of such employment, retainer or arrangement for compensation.

        The foregoing description is a summary of Warwick Community Bancorp's nominating process. Any shareholder wishing to propose a director candidate to Warwick Community Bancorp should review and must comply in full with the procedures set forth in Warwick Community Bancorp's certificate of incorporation and bylaws, and Delaware law.

        As stated above, during fiscal 2003 the Board of Directors was responsible for selecting director nominees and met one time with respect to the selection of director nominees.

AUDIT COMMITTEE REPORT

        THE FOLLOWING REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT WARWICK COMMUNITY BANCORP SPECIFICALLY INCORPORATES THIS REPORT THEREIN, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

        Management is responsible for Warwick Community Bancorp's internal controls, financial reporting process and compliance with laws and regulations. The independent accountants are responsible for performing an independent audit of Warwick Community Bancorp's consolidated financial statement in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

        As required by its charter, the Audit Committee received and reviewed the report of KPMG LLP regarding the results of their audit, as well as the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees). The Audit Committee reviewed and discussed the audited financial statements with Company management. A representative of KPMG LLP also discussed with the Audit Committee the independence of KPMG LLP from Warwick Community Bancorp, as well as the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees).

        In fulfilling its oversight responsibility of reviewing the services performed by Warwick Community Bancorp's independent registered public accounting firm, the Audit Committee carefully reviews the policies and procedures for the engagement of the independent registered public accounting firm. The Audit Committee met with the independent registered public accounting firm to discuss the results of their examinations, the evaluation of Warwick Community Bancorp's internal controls and the overall quality of Warwick Community Bancorp's financial reporting. The Audit Committee also reviewed and discussed with the independent registered public accounting firm the fees paid to the independent registered public accounting firm; these fees are described under "Relationship with Independent Registered Public Accounting Firm" below.

        Warwick Community Bancorp's Chief Executive Officer and Principal Financial Officer also reviewed with the Audit Committee the certifications that each such officer will file with the Securities Exchange Commission pursuant to the requirements of Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 ("Sarbanes"). Management also reviewed with the Audit Committee the policies and procedures it has adopted to ensure the accuracy of such certifications.

        Based on the Audit Committee's review and discussions noted above, it recommended to the Board of Directors that the audited financial statements be included in Warwick Community Bancorp's Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the Securities Exchange Commission.

        Respectfully submitted by the members of the Audit Committee of the Board of Directors of Warwick Community Bancorp, Inc.

           ROBERT N. SMITH, CHAIRMAN        ANTHONY R. BOTTINI
           FRED M. KNIPP                    JOHN W. SANFORD, III

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

GENERAL

        The Audit Committee has reappointed KPMG LLP as the independent registered public accounting firm to audit Warwick Community Bancorp's consolidated financial statements for the year ending December 31, 2004, subject to the ratification of the appointment by our shareholders. See "Proposal III -- Ratification of Appointment of Independent Registered Public Accounting Firm" below. In making its determination to reappoint KPMG LLP as Warwick Community Bancorp's independent registered public accounting firm for the 2004 fiscal year, the Audit Committee considered the non-audit services that the independent registered public accounting firm provided during the 2003 fiscal year and determined that the provision of these services is compatible with and does not impair the auditors' independence. In compliance with Sarbanes, the Audit Committee pre-approves all audit and non-audit services performed by the independent registered public accounting firm.

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

INDEPENDENT AUDITING FIRM FEES

        KPMG LLP was Warwick Community Bancorp's principal auditor for fiscal 2002 and 2003. The aggregate fees billed to Warwick Community Bancorp by KPMG LLP for the fiscal years ended December 31, 2002 and 2003 were as follows:

                                            Year Ended December 31,
                                          ---------------------------
                                              2002          2003
                                          -------------  ------------
         Audit Fees ......................    $121,000      148,500
         Audit Related Fees (1)...........      30,000       75,000
         Tax Fees (2).....................      55,000       80,000
         All Other Fees (3)...............      23,550           --
         ------------------------------
        (1) Primarily for audit related work pertaining to Warwick Community Bancorp's employee benefit plans.
        (2) Primarily for tax compliance, tax advice and tax return preparation services. The fees reported for 2002 also include tax consulting related services in connection with director retirement.
        (3) Primarily for consultations related to Warwick Community Bancorp's health plan.

        Our Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Prior to engaging our independent registered public accounting firm to render an audit or permissible non-audit service, the Audit Committee specifically approves the engagement to render that service. Accordingly, we do not engage our independent registered public accounting firm to render audit or permissible non-audit services pursuant to pre-approval policies or procedures or otherwise, unless the engagement to provide such services has been approved by the Audit Committee in advance. The engagement of KPMG LLP to render 100 percent of the services described in the categories above was approved by the Audit Committee in advance of the rendering of those services.

CHANGE IN AUDITORS

        On May 30, 2002, Warwick Community Bancorp dismissed its independent registered public accounting firm, Arthur Andersen LLP and, on June 3, 2002, Warwick Community Bancorp retained KPMG LLP as its new independent registered public accounting firm. The change in auditors was approved by Warwick Community Bancorp's Board of Directors, upon the recommendation of the Audit Committee of the Board of Directors. KPMG LLP reviewed Warwick Community Bancorp's financial statements for its fiscal quarters ended June 30, 2002 and September 30, 2002, and audited Warwick Community Bancorp's financial statements for the fiscal year ended December 31, 2002.

        During Warwick Community Bancorp's 2000 and 2001 fiscal years, and the subsequent interim periods through March 31, 2002, there were no disagreements between Warwick Community Bancorp and Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Arthur Andersen LLP's satisfaction, would have caused Arthur Andersen LLP to make reference to the subject matter of the disagreement in connection with its reports on Warwick Community Bancorp's financial statements for such periods. None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred during Warwick Community Bancorp's two fiscal years ended December 31, 2001, or during any subsequent interim period through March 31, 2002.

        The audit reports issued by Arthur Andersen LLP on Warwick Community Bancorp's consolidated financial statements as of and for the fiscal years ended December 31, 2000 and December 31, 2001 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. Warwick Community Bancorp provided Arthur Andersen LLP with a copy of the foregoing disclosures, and a letter from Arthur Andersen LLP confirming its agreement with these disclosures was filed as an exhibit to Warwick Community Bancorp's Current Report on Form 8-K/A, filed with the Securities Exchange Commission on June 3, 2002.

        During Warwick Community Bancorp's two fiscal years ended December 31, 2001 and through March 31, 2002, Warwick Community Bancorp did not consult with KPMG LLP with respect to the application of accounting principles to a specified transaction or regarding any of the other matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

DIRECTORS COMPENSATION

FEE ARRANGEMENTS

        The Boards of Directors of Warwick Community Bancorp and its wholly owned and principal operating subsidiary, Warwick Savings, have identical membership. Directors who were employed by Warwick Community Bancorp or its subsidiaries do not receive fees for their service on these Boards or for any Board committees on which they serve. Each non-employee director of Warwick Community Bancorp and Warwick Savings receives the following compensation for service on these Boards, as follows:

        o in the aggregate, a $10,000 annual retainer paid quarterly in Warwick Community Bancorp common stock for his service as a director on these Boards; and

        o $500 for each board meeting attended, with board meetings of Warwick Community Bancorp and Warwick Savings occurring on the same day counting as one meeting for purposes of board fees.

Audit committee members receive a $3,000 annual retainer paid quarterly and a fee of $300 for each audit committee meeting they attend; no separate fees are paid for attendance at any other board committee meetings. Messrs. Kennedy, Knipp and McBride also serve on the Board of Directors of the Towne Center Bank, an operating subsidiary of Warwick Community Bancorp, and receive a fee of $500 for each Towne Center Bank board meeting attended.

        In April 2002, Warwick Community Bancorp's shareholders approved a Voluntary Retainer Stock and Deferred Compensation Plan For Directors. This plan allows our directors to elect to receive fees otherwise payable in cash in the form of Company common stock and to defer all or a portion of their director fees. The plan provides for the deferral of a director's (i) cash compensation in the form of either cash-equivalent units or share-equivalent units and (ii) the annual retainer, which is otherwise payable in Company common stock, in the form of share-equivalent units. Cash-equivalent unit deferrals accrue phantom interest at the rate the Compensation Committee of the Board of Director specifies from time to time, but in no event in excess of the Warwick Savings' prime rate available to its customers during the applicable quarter. Share-equivalent units accrue phantom dividends and appreciate (or depreciate) as would an actual share of Company common stock purchased on the deferral date. After the participant's service as a director terminates, cash-equivalent units will be paid in cash and stock-equivalent units will be paid in shares of Warwick Community Bancorp common stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        During 2003, the Compensation Committee consisted of Anthony R. Bottini,
R. Michael Kennedy, Thomas G. Kahn, Fred M. Knipp, David F. McBride, John J. McDermott, III, John W. Sanford, III and Robert N. Smith.

        Mr. Krahulik is a partner in the law firm of Bonacic, LoBiondo & Krahulik, LLP, which Warwick Savings retains to provide certain legal services. During the fiscal year ended December 31, 2003, Warwick Savings paid $127,694 to such firm for legal services provided during such period. Mr. Krahulik's firm also received fees in the amount of $333,530 from third parties pursuant to its representation of Warwick Savings in loan closings and other legal matters for the fiscal year ended December 31, 2003. In addition, Mr. McBride is a partner in the law firm of Harwood Lloyd, LLC, which Warwick Savings and Towne Center Bank retains to provide legal services from time to time.

        From time to time, Warwick Community Bancorp's bank subsidiaries make loans or extend credit to Warwick Community Bancorp's directors and executive officers, including members of the Compensation Committee, and to certain persons related to them, to the extent consistent with applicable laws and regulations. All such loans are made in the ordinary course of business and on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than the normal risk of collectibility or present other unfavorable features.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        THE FOLLOWING COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT WARWICK COMMUNITY BANCORP SPECIFICALLY INCORPORATES THIS REPORT THEREIN, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

        The Compensation Committee of Warwick Community Bancorp's Board of Directors has furnished the following report on executive compensation:

        The Compensation Committee has responsibility for reviewing the compensation policies and plans for Warwick Community Bancorp and its affiliates. The policies and plans established are designed to enhance both short-term and long-term operational performance of Warwick Community Bancorp and its bank subsidiaries and to build shareholder value through anticipated appreciation in Warwick Community Bancorp's common stock price.

        One of the Committee's primary objectives is to develop and maintain compensation plans which allow Warwick Community Bancorp to attract and retain quality executives at competitive compensation levels and which enhance shareholder value by closely aligning the financial interests of Warwick Community Bancorp's executives with those of its shareholders. In determining compensation levels, plans and adjustments, the Committee takes into account, among other things, compensation reviews made by third parties. These studies primarily compare the compensation of Warwick Community Bancorp's officers to officers of other local and regional financial institutions.

        Mr. Kowal was elected Vice Chairman of Warwick Community Bancorp in May 2001, and Chairman and Chief Executive Officer of Warwick Community Bancorp in July 2001. In determining Mr. Kowal's base salary for the fiscal year ended December 2003, the Committee took into account the salaries of other executive officers of local and regional financial institutions and their holding companies, particularly those of comparable size to Warwick Community Bancorp. Likewise, each executive officer's base salary was determined utilizing financial institution compensation surveys. Mr. Kowal's base salary for fiscal year 2003 was $350,000, in the aggregate, while he was serving as Chairman and Chief Executive Officer of Warwick Community Bancorp, Chairman and Chief Executive Officer of The Warwick Savings Bank and Chairman, President and Chief Executive Officer of Towne Center Bank. Mr. Kowal also received, effective January 1, 2003, a supplemental retirement plan.

        Warwick Community Bancorp also pays discretionary cash bonuses for executives based on Warwick Community Bancorp's profitability and the executive's performance during the year. Neither Mr. Kowal nor any other executive officer received a bonus for the fiscal year ended December 31, 2003.

        Warwick Community Bancorp has included stock option and restricted stock awards as key elements in its total compensation package. Equity based compensation provides a long-term alignment of interests and results achieved for shareholders with the compensation rewards provided to executive officers by providing those executives and others on whom the continued success of Warwick Community Bancorp most depends with a proprietary interest in Warwick Community Bancorp. In 1998, the Stock Option Plan and the Recognition and Retention Plan were adopted by Warwick Community Bancorp's Board of Directors and approved by Warwick Community Bancorp's Stockholders, providing for the grant of stock options and restricted stock awards.

        Through the compensation programs described above, a significant portion of Warwick Community Bancorp's executive compensation is linked to corporate performance. The Committee will continue to review all elements of compensation to ensure that the compensation objectives and plans meet Warwick Community Bancorp's business objectives and philosophy of linking executive compensation to stockholder interests in corporate performance as discussed above.

        In 1993, Congress amended the Internal Revenue Code of 1986 to add
Section 162(m) to limit the corporate deduction for compensation paid to a corporation's five most highly compensated officers to $1.0 million per executive per year, with certain exemptions. The

Committee carefully reviewed the impact of this legislation on the cost of Warwick Community Bancorp's current executive compensation plans. Under the legislation and regulations adopted thereunder, it is not expected that any portion of Warwick Community Bancorp's employee compensation will be non-deductible in fiscal 2003 or in future years by reason of compensation paid in 2003. The Committee intends to review Warwick Community Bancorp's executive compensation policies on an ongoing basis, and propose appropriate modifications, if the Committee deems them necessary, to these executive compensation plans with a view toward implementing Warwick Community Bancorp's compensation policies in a manner that avoids or minimizes any disallowance of tax deductions under Section 162(m).

        Respectfully submitted by the members of the Compensation Committee of the Board of Directors of Warwick Community Bancorp, Inc.

            R. MICHAEL KENNEDY, CHAIRMAN          ANTHONY R. BOTTINI
            THOMAS G. KAHN                        FRED M. KNIPP
            JOHN J. MCDERMOTT, III                DAVID F. MCBRIDE
            ROBERT N. SMITH                       JOHN W. SANFORD, III

PERFORMANCE GRAPH

        THE FOLLOWING STOCK PERFORMANCE GRAPH SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT WARWICK COMMUNITY BANCORP SPECIFICALLY INCORPORATES THIS GRAPH THEREIN, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

        The following graph, prepared by SNL Securities, L.C., compares the performance of Warwick Community Bancorp's common stock with that of the Nasdaq Composite Index (U.S. Companies) and the Nasdaq Bank Composite Index (banks and bank holding companies, over 99% of which are based in the United States) over a five-year period through December 31, 2003. The comparison assumes $100 was invested on January 1, 1998 in Company common stock and in each of the foregoing indices and assumes the reinvestment of all dividends. Historical stock price performance is not necessarily indicative of future stock price performance.

                            TOTAL RETURN PERFORMANCE




                              [PERFORMANCE GRAPH]




Index                              12/31/98    12/31/99   12/31/00   12/31/01   12/31/02    12/31/03
--------------------------------  ----------  ----------  ---------  --------  ----------  ----------
Warwick Community Bancorp, Inc.     $85.41      $64.00     $79.73     $128.63    $176.41    $255.87
Nasdaq - Total US                   140.99      261.48     157.42      124.89      86.33      92.90
Nasdaq Bank Index                    99.36       95.51     108.95      117.97     120.61     156.62

EXECUTIVE COMPENSATION

        The following table sets forth summary information concerning compensation earned by or paid to Warwick Community Bancorp's Chief Executive Officer and any other executive officer, whose total salary and bonus exceeded $100,000, for services rendered to Warwick Community Bancorp and its affiliates in all capacities during the fiscal year ended December 31, 2003. Each of these officers received perquisites and other personal benefits in addition to salary and bonus during the periods stated. The aggregate amount of these perquisites and other personal benefits, however, did not exceed the lesser of $50,000 or 10% of the total of their annual salary and bonus and, therefore, has been omitted as permitted by the rules of the Securities Exchange Commission. We will use the term "named executive officers" from time to time in this Proxy Statement/Prospectus to refer to the officers listed in the table below.

SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM
                                              ANNUAL COMPENSATION    COMPENSATION AWARDS
                                            ----------------------  ----------------------
                                                                     RESTRICTED                 ALL OTHER
               NAME AND                       SALARY      BONUS     STOCK AWARDS  OPTIONS     COMPENSATION
          PRINCIPAL POSITION          YEAR     ($)         ($)         ($)(1)       (#)            ($)
------------------------------------ ------ ---------  -----------  ------------ --------- -----------------
Fred G. Kowal(2)                      2003   $350,000   $     ---       ---         ---     $   119,891(3)
  Chairman of the Board and CEO       2002    225,000     100,000       ---         ---          84,686
                                      2001    165,000      35,000    $528,750     50,000         64,669

Ronald J. Gentile                     2003   $170,300   $     ---       ---         ---     $    60,658(3)
  President and COO                   2002    170,000         ---       ---         ---          40,265
                                      2001    170,000         ---       ---         ---          75,327

Arthur W. Budich                      2003   $125,000   $     ---       ---         ---     $    40,139(3)
  Senior Vice President, Treasurer    2002    120,000         ---       ---         ---          24,773
  and CFO                             2001    120,000         ---       ---         ---          26,394

-------------------------
(1) As of December 31, 2003, the number of shares and the value of restricted common stock held by the each of the named executive officers was, as follows: Mr. Kowal, 17,854 shares/$614,178; Mr. Gentile, 8,878 shares/$305,403; and Mr. Budich, 3,804 shares/$130,858. Dividends are paid on the restricted stock at the rate paid to all shareholders.

(2) Mr. Kowal was appointed Chairman of the Board and Chief Executive Officer in July 2001.

(3) Includes the Bank's contributions under the 401(k) Plan, ESOP and BRP, as follows:

                                  401(K)      ESOP         BRP        TOTAL
                                ----------  ----------  ----------  -----------
      Fred G. Kowal               $ 4,500     $52,921    $ 62,470    $ 119,891

      Ronald G. Gentile             4,896      50,292       5,470       60,658

      Arthur W. Budich              3,750      36,389         ---       40,139

        The following table summarizes for each of the named executive officers information relating to stock options exercised by him during the fiscal year ended December 31, 2003, and the number and value of unexercised stock options held by the named executive officers at year end. The dollar amounts set forth in the table below under the "Value Realized" column represent the difference between the fair market value of the underlying stock on the exercise date and the exercise or base price of the option(s). The dollar amounts set forth in the table below under the "Value of Unexercised In-the-Money Options/SARs at FY-End" column represent the difference between the exercise or base price of the named executive officer's stock option(s) and the $34.40 closing price per share of Warwick Community Bancorp common stock as quoted on the Nasdaq National Market on December 31, 2003. The amounts set forth in the column "Value of Unexercised In-the-Money Options at FY-End," unlike the amounts set forth in the column "Value Realized," have not been, and may never be, realized. These options have not been, and may not ever be, exercised. Actual gains, if any, on exercise will depend on the value of Warwick Community Bancorp common stock on the date of exercise. There can be no assurance that these values will be realized. Unexercisable options are those which have not yet vested. No stock options were granted to the named executive officers during the fiscal year ended December 31, 2003.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                    NUMBER OF SECURITIES UNDERLYING        VALUE OF UNEXERCISED
                                                      UNEXERCISED OPTIONS/SARS AT      IN-THE-MONEY OPTIONS/SARS AT
                            SHARES                              FY-END                            FY-END
                         ACQUIRED ON      VALUE                  (#)                               ($)
                           EXERCISE      REALIZED   -------------------------------  -------------------------------
          NAME                #             $        EXERCISABLE     UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
-----------------------  -----------  ------------  -------------  ----------------  --------------  ---------------
Fred G. Kowal                ---           ---            38,000            42,000        $708,750         $699,000
Ronald J. Gentile            ---           ---            65,000               ---       1,131,000              ---
Arthur W. Budich             ---           ---            35,000               ---         609,000              ---

OTHER COMPENSATION PLANS AND ARRANGEMENTS

        EMPLOYMENT AGREEMENTS. Warwick Community Bancorp has entered into an employment agreement with each of Mr. Kowal, Mr. Gentile and Mr. Budich. These employment agreements provide for three-year terms ending on February 15, 2005, except that Mr. Kowal's provides for a three-year term with automatic daily extensions such that the remaining term of his employment agreement shall be three years unless written notice of non-renewal is given by Warwick Community Bancorp or him, and in any event will terminate on the last day of the month following his 68th birthday. The employment agreements provide that the executive's base salary will be reviewed annually and may be increased, but not decreased, on the basis of such officer's job performance and the overall performance of Warwick Community Bancorp. The employment agreements also provide for, among other things, entitlement to participation in stock, retirement and welfare benefit plans and reimbursement for ordinary and necessary business expenses. The executives would also be entitled to reimbursement of certain costs incurred in interpreting or enforcing their employment agreements. The employment agreements provide for termination by Warwick Community Bancorp at any time for "cause" as defined in the employment agreements.

        In the event that (i) Warwick Community Bancorp terminates an Executive's employment for reasons other than for cause, (ii) an executive resigns from Warwick Community Bancorp for certain reasons specified in the employment agreements or (iii) a change of control, as defined in the employment agreements, occurs, the executive (or, in the event of the executive's death, such executive's estate) would be entitled to a lump sum cash payment in an amount generally equal to (a) the executive's earned but unpaid salary, (b) the present value of the amount the executive would have earned in salary had he continued working through the unexpired term of the employment agreement and (c) the present value of the additional contributions or benefits that the executive would have earned under the specified employee benefit plans or programs of Warwick Savings or Warwick Community Bancorp during the remaining term of the employment agreement and payments that would have been made under any incentive compensation plan during the remaining term of the employment agreement. The employment agreements also provide for the cash-out of any stock options, appreciation rights or restricted stock as if the executive was fully vested. Warwick Savings and Warwick Community Bancorp would also continue the executive's life, health and any disability insurance or other benefit plan coverage for the remaining term of the employment agreement. Reasons specified as grounds for resignation for purposes of the employment agreements include: failure to elect or re-elect the executive to such officer's position; failure to vest in the executive the functions, duties or authority associated with such position; if the executive is a member of the Board of Directors of Warwick Savings or Warwick Community Bancorp, failure to re-nominate or re-elect the executive to such Board; any material breach of contract by Warwick Savings or Warwick Community Bancorp that is not cured within 30 days after written notice thereof; or a change in the executive's principal place of employment to a location in excess of 50 miles from Warwick Savings' principal office in Warwick, New York. In general, for purposes of the employment agreements and the plans maintained by Warwick Community Bancorp or Warwick Savings, a change of control will generally be deemed to occur when a person or group of persons acting in concert acquires beneficial ownership of 25% or more of any class of equity security of Warwick Community Bancorp or Warwick Savings, upon shareholder approval of certain mergers or consolidations of Warwick Community Bancorp or Warwick Savings, upon liquidation or sale of substantially all the assets of Warwick Community Bancorp or Warwick Savings or upon a contested election of directors which results in a change in the majority of the Board of Directors.

        BENEFIT RESTORATION PLAN. The Benefit Restoration Plan, or the BRP, adopted by Warwick Community Bancorp provides eligible employees with the benefits that would be due to the employees under Warwick Community Bancorp's Pension Plan, 401(k) Savings Plan and the ESOP if such benefits were not limited under the provisions of the Internal Revenue Code. The BRP also makes up allocations lost by participants of the ESOP who retire prior to the complete repayment of the ESOP loan. BRP benefits to be provided with respect to the pension plan are reflected in the pension table below and BRP benefits to be provided with respect to the ESOP and the 401(k) plan are reflected in the Summary Compensation Table above.

        PENSION PLAN. All eligible employees of Warwick Community Bancorp, as of the curtailment date of April 30, 2002, participate in the Warwick Savings' non-contributory, defined benefit pension plan. All employees, except (i) those paid on an hourly basis or contract basis, (ii) leased employees or (iii) employees regularly employed by outside employers for maintenance of properties, are eligible to participate in the Pension Plan upon the later of (i) the end of the twelve-month period in which he completes 1,000 hours of service or (ii) the date he attains age 21. The Pension Plan provides an annual benefit for each participant equal to 2% of the participant's average annual compensation, multiplied by the participant's years of credited service, up to a maximum of 30 years.

        Average annual compensation is the average of a participant's compensation (excluding amounts attributable to the vesting of restricted stock awards and the exercise of stock options) over the three years of employment out of the participant's last 10-year period of employment during which the participant's compensation is the highest. A participant is fully vested in his or her pension benefit after five years of service. The pension plan is funded by Warwick Savings on an actuarial basis, and all assets are held in trust by the pension plan trustee.

        PENSION PLAN TABLE. The following table sets forth the estimated annual benefits payable under the Pension Plan upon a participant's normal retirement at age 65, expressed in the form of a single life annuity, and any related amounts payable under the BRP, for the average annual compensation and years of credited service specified.

PENSION PLAN TABLE(1)

                                      YEARS OF CREDITED SERVICE AT RETIREMENT
    AVERAGE ANNUAL    --------------------------------------------------------------------
     COMPENSATION         15           20             25            30           35(2)
  ------------------  -----------  -----------  -------------  ------------  -------------
      $125,000          $37,500     $ 50,000       $ 62,500      $ 75,000      $ 75,000
       150,000           45,000       60,000         75,000        90,000        90,000
       175,000           52,500       70,000         87,500       105,000       105,000
       200,000           60,000       80,000        100,000       120,000       120,000
       225,000(3)        67,500       90,000        112,500       135,000       135,000
       250,000(3)        75,000      100,000        125,000       150,000       150,000
       300,000(3)        90,000      120,000        150,000       180,000(4)    180,000(4)

------------------------
(1) The annual benefits shown in the table above assume the participant would receive his or her retirement benefits under the pension plan and the BRP in the form of a straight life annuity at normal retirement age.
(2) Normal retirement benefits are limited to 60% of average annual compensation.
(3) For plan years beginning in 2004, the annual compensation for calculating benefits under the Internal Revenue Code may not exceed $205,000. The table reflects amounts payable in conjunction with the BRP.
(4) These are hypothetical benefits based upon the pension plan's normal retirement benefit formula. The maximum annual benefit permitted under the Internal Revenue Code in 2003 is $160,000. The BRP will provide the difference between the amounts appearing in this table and the maximum amount allowed by the Internal Revenue Code.

        The following table sets forth the years of credited service and the average annual compensation (as defined above), as of the Pension Plan curtailment date of April 30, 2002, for each of the individuals named in the Summary Compensation Table.

                                               YEARS OF CREDITED SERVICE      AVERAGE
                                              ----------------------------     ANNUAL
                                                 YEARS            MONTHS    COMPENSATION
                                              -----------      -----------  ------------
Mr. Kowal..................................         2                 3       $151,231
Mr. Gentile................................        11                11       $166,217
Mr. Budich.................................        16                 3       $122,308

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

        Effective as of January 1, 2003, Warwick Community Bancorp adopted the Warwick Community Bancorp, Inc. Supplemental Executive Retirement Plan (the "SERP") to provide for supplemental retirement benefits for Mr. Kowal. The SERP is designed to provide monthly benefits over a 10-year period to Mr. Kowal upon his retirement. The benefit payable to Mr. Kowal upon retirement is a function of years of service earned after December 31, 2002 and the maximum annual benefit, $200,000. Generally, reduced early retirement benefit payments under the SERP can commence upon the later of the date of the termination of Mr. Kowal's employment or age 60; otherwise, benefit payments generally will commence at age 62. Mr.

Kowal is fully vested under the SERP, however, if he is terminated for cause he is not entitled to any benefits under the SERP.

        If Mr. Kowal dies before receiving any retirement benefits under the SERP, three additional years of service will be credited in calculating retirement benefits and his designated beneficiary will receive payment of his retirement benefits. If he dies after he has begun to receive retirement benefits under the SERP, the remaining payments will continue to be made to his designated beneficiary for the rest of the payout period. The committee administering the SERP may, however, accelerate the payment of Mr. Kowal's retirement benefits at such time and in such manner as the committee may determine, in which case the accelerated benefit will consist of a discounted lump-sum payment of Mr. Kowal's unpaid retirement benefits.

        The SERP is an unfunded plan. As of December 31, 2003, the monthly benefit payments that would be paid under the SERP would be approximately $7,448.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

        From time to time, Warwick Community Bancorp's bank subsidiaries make loans or extend credit to Warwick Community Bancorp's directors and executive officers and to certain persons related to them, to the extent consistent with applicable laws and regulations. All such loans are made in the ordinary course of business and on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than the normal risk of collectibility or present other unfavorable features. In addition, Warwick Savings has committed a line of credit of $4 million to Warwick Valley Telephone Company, which line of credit had a zero balance at December 31, 2003. Mr. Knipp is a director and the former Chief Executive Officer of Warwick Valley Telephone Company.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

        Under the securities laws of the United States, Warwick Community Bancorp's directors and executive officers, and any person holding more than ten percent of Warwick Community Bancorp's common stock, are required to file initial reports of ownership of Warwick Community Bancorp's common stock and reports of changes in that ownership with the Securities Exchange Commission. Specific due dates for these reports have been established, and Warwick Community Bancorp is required to disclose in this proxy statement any failure to file by these dates during the fiscal year ended December 31, 2003. All of such filing requirements of Warwick Community Bancorp's directors and executive officers were satisfied during the fiscal year ended December 31, 2003, based upon their written representations and copies of the reports that they have filed with the Securities Exchange Commission, except for the inadvertent late filing by Messrs. Bottini and Kahn related to their August 2003 stock option grants.

EQUITY COMPENSATION PLAN INFORMATION TABLE

        The following table provides information as of December 31, 2003 with respect to shares of Warwick Community Bancorp's common stock that may be issued under our existing equity compensation plans and arrangements, which include Warwick Community Bancorp's Stock

Option Plan, Recognition and Retention Plan and Voluntary Retainer Stock and Deferred Compensation Plan For Directors. Each of the foregoing plans has been approved by Warwick Community Bancorp's shareholders and filed with the Securities and Exchange Commission.

                                       Number of securities to     Weighted-average         Number of securities
                                       be issued upon exercise     exercise price of      remaining available for
                                        of outstanding options    outstanding options      future issuance under
Plan Category                            warrants and rights      warrants and rights    equity compensation plans
-------------------------------------  ------------------------  ---------------------  ----------------------------
Equity compensation plans
  approved by security holders                459,542(1)                $17.48                   343,195(2)

Equity compensation plans
  not approved by security holders               ---                      ---                       ---

-------------------------------------
(1) This amount does not include shares available for issuance under Warwick Community Bancorp's Voluntary Retainer Stock and Deferred Compensation Plan For Directors. This plan permits the deferral of director compensation into either an interest-bearing or share-equivalent account. Deferrals in the share-equivalent account are valued as if each deferral were invested in Company common stock as of the deferral date, and are paid out only in shares of Company common stock, on a one-for-one basis. The share-equivalent units do not have voting rights, but are credited with dividend equivalent units. As of December 31, 2003, there were 2,638 share-equivalent units outstanding in the share-equivalent accounts under this plan.
(2) Includes 268,195 shares available for future grants under Warwick Community Bancorp's Stock Option Plan and 75,000 shares that may be distributed in settlement of share-equivalent accounts deferred under Warwick Community Bancorp's Voluntary Retainer Stock and Deferred Compensation Plan For Directors.

                   PROPOSAL III -- RATIFICATION OF APPOINTMENT
                OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has reappointed KPMG LLP as the independent registered public accounting firm to audit Warwick Community Bancorp's financial statements for the year ending December 31, 2004. In making its determination to reappoint KPMG LLP as Warwick Community Bancorp's independent registered public accounting firm for the 2004 fiscal year, the Audit Committee considered whether the providing of services (and the aggregate fees billed for those services) by KPMG LLP, other than audit services, is compatible with maintaining the independence of the outside accountants. Our shareholders are asked to ratify this appointment at the annual meeting. If the appointment of KPMG LLP is not ratified by the shareholders, the Audit Committee may appoint other independent registered public accounting firm or may decide to maintain its appointment of KPMG LLP.

        A representative of KPMG LLP is expected to attend the meeting to respond to appropriate questions and will have an opportunity to make a statement if he or she so desires.

        THE BOARD OF DIRECTORS OF WARWICK COMMUNITY BANCORP UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR WARWICK COMMUNITY BANCORP FOR THE FISCAL YEAR ENDING DECEMBER 31, 2004.

                             ADDITIONAL INFORMATION

        STOCKHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

        Warwick Community Bancorp will hold a 2005 annual meeting only if the merger with Provident Bancorp is not consummated before the time of the meeting. If such a meeting is to be held, a stockholder proposal must be received by the Corporate Secretary of Warwick Community Bancorp by no later than December 6, 2004 to be included in the proxy statement and form of proxy for the meeting. Any such proposal will be subject to Rule 14a-8 of the rules and regulations of the Securities and Exchange Commission. Nothing in this paragraph shall be deemed to require Warwick Community Bancorp to include in its proxy statement and proxy card relating to any annual meeting any stockholder proposal or nomination which does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

        NOTICE OF BUSINESS TO BE CONDUCTED AT AN ANNUAL MEETING

        To be considered for presentation at the next annual meeting of shareholders (if one is held), although not included in the proxy materials, any shareholder proposal must be delivered to the Corporate Secretary at least 60 days in advance of the anniversary of this year's annual meeting if the next annual meeting is to be held within 30 days prior to, on the anniversary date of, or after the anniversary of this year's annual meeting. However, if the next annual meeting is not held within this time period, the shareholder proposal must be delivered to the Corporate Secretary by the close of business on the 10th day following the date on which notice of the date of the meeting is first made publicly available to shareholders. A shareholder's notice shall set forth such information as required by the bylaws of Warwick Community Bancorp.

        HOUSEHOLDING OF PROXY STATEMENTS AND ANNUAL REPORTS

        If you share an address with another stockholder, unless you have provided contrary instructions, you may receive only one Proxy Statement/Prospectus and Warwick Community Bancorp annual report on Form 10-K. If you wish to receive a separate set of proxy materials now or in the future, you may write or call to request a separate copy of these materials from:

Warwick Community Bancorp, Inc.
Attn: Corporate Secretary
18 Oakland Avenue
Warwick, New York  10990
(845) 986-2206

        Also, if you share an address with another stockholder and have received multiple copies of Warwick Community Bancorp's proxy materials, you may write or call us at the above address and phone number to request delivery of a single copy of these materials.

        AN ADDITIONAL COPY OF WARWICK COMMUNITY BANCORP'S ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) FOR THE YEAR ENDED DECEMBER 31, 2003, AS FILED WITH THE SECURITIES AND EXCHANGE

COMMISSION, WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS AS OF THE RECORD DATE UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, WARWICK COMMUNITY BANCORP, INC., 18 OAKLAND AVENUE, WARWICK, NEW YORK 10990. THE FORM 10-K IS ALSO AVAILABLE FREE OF CHARGE ON WARWICK COMMUNITY BANCORP'S WEBSITE AT WWW.WARWICKSB.COM.

        YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                     EXPERTS

        The consolidated financial statements of Provident Bancorp, Inc. as of September 30, 2003 and 2002, and for each of the years in the three-year period ended September 30, 2003, incorporated by reference into this Proxy Statement/Prospectus, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, which is incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of Warwick Community Bancorp, Inc. as of December 31, 2003 and 2002, and for each of the years in the two-year period ended December 31, 2003, incorporated by reference into this Proxy Statement/Prospectus, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, which is incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing. The 2001 consolidated financial statements of Warwick Community Bancorp, Inc. were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those financial statements in their report dated January 29, 2002.

        The consolidated financial statements of E.N.B. Holding Company, Inc. as of and for the year December 31, 2003, included in this Proxy
Statement/Prospectus, have been included herein upon the report of KPMG LLP, independent accountants, which is included herein and upon the authority of said firm as experts in accounting and auditing.

        Warwick Community Bancorp expects representatives of KPMG LLP to attend Warwick Community Bancorp's annual meeting. These representatives will have an opportunity to make a statement if they desire to do so, and Warwick Community Bancorp expects that they will be available to respond to any appropriate questions you may have.

                                 LEGAL OPINIONS

        The validity of the common stock to be issued in the merger will be passed upon by Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., counsel to Provident Bancorp. Luse Gorman Pomerenk & Schick, P.C. and Wachtell, Lipton, Rosen & Katz, special counsel to Warwick Community Bancorp, will each deliver its opinion to Provident Bancorp and Warwick

Community Bancorp, respectively, as to material U.S. federal income tax consequences of the merger.

                                  OTHER MATTERS

        As of the date of this document, the Warwick Community Bancorp board of directors does not know of any matters that will be presented for consideration at the annual meeting other than as described in this document. However, if any other matter shall properly come before the annual meeting or any adjournment or postponement thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notice of annual meeting. However, no proxy that is voted against the merger agreement will be voted in favor of any adjournment or postponement of the annual meeting to solicit additional votes on the merger agreement.

                       WHERE YOU CAN FIND MORE INFORMATION

        Provident Bancorp has filed with the Securities and Exchange Commission a registration statement under the Securities Act that registers the distribution to Warwick Community Bancorp stockholders of the shares of Provident Bancorp common stock to be issued in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Provident Bancorp and Warwick Community Bancorp's stock. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this document.

        In addition, Provident Bancorp and Warwick Community Bancorp file reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Securities and Exchange Commission's Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an internet worldwide website that contains reports, proxy and information statements and other information about issuers, like Provident Bancorp and Warwick Community Bancorp, that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov. The reports and other information filed by Provident Bancorp with the Securities and Exchange Commission are also available at Provident Bancorp's internet worldwide web site. The address is www.providentbanking.com. The reports and other information filed by Warwick Community Bancorp with the Securities and Exchange Commission are also available at Warwick Community Bancorp's internet worldwide web site. The address is http://www.warwicksb.com. We have included the web addresses of the Securities Exchange Commission, Provident Bancorp and Warwick Community Bancorp as inactive textual references only. Except as specifically incorporated by reference into this Proxy Statement/Prospectus, information on those web sites is not part of this Proxy Statement/Prospectus.

        You should also be able to inspect reports, proxy statements and other information about Provident Bancorp and Warwick Community Bancorp at the offices of the Nasdaq Stock Market, Inc., 33 Whitehall Street, New York, New York 10004.

        The Securities and Exchange Commission allows Provident Bancorp and Warwick Community Bancorp to incorporate certain information into this document by reference to other information that has been filed with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document. The documents that are incorporated by reference contain important information about the companies and you should read this document together with any other documents incorporated by reference in this document.

        This document incorporates by reference the following documents that have previously been filed with the Securities and Exchange Commission by Provident Bancorp (File No. 0-25233):

        o Annual Report on Form 10-K for the year ended September 30, 2003, as amended by the Annual Report on Form 10K/A;

        o Quarterly Report on Form 10-Q for the quarter ended December 31, 2003;

        o Quarterly Report on Form 10-Q for the quarter ended March 31, 2004;

        o Quarterly Report on Form 10-Q for the quarter ended June 30, 2004;

        o Current Reports on Form 8-K filed December 11, 2003, January 22, 2004, March 16, 2004, March 18, 2004 and March 19, 2004 (other than those portions furnished under Item 9 or Item 12 of Form 8-K);

        o The description of Provident Bancorp common stock set forth in the registration statement on Form 8-A filed on January 13, 2004 pursuant to Section 12 of the Securities Exchange Act, including any amendment or report filed with the Securities and Exchange Commission for the purpose of updating this description.

        This document also incorporates by reference the following documents that have previously been filed with the Securities and Exchange Commission by Warwick Community Bancorp (File No. 0-23293):

        o Annual Report on Form 10-K for the year ended December 31, 2003, as amended by the Annual Report on Form 10K/A;

        o Quarterly Report on Form 10-Q for the quarter ended March 31, 2004;

        o Quarterly Report on Form 10-Q for the quarter ended June 30, 2004;

        o Current Reports on Form 8-K dated January 21, 2004, March 15, 2004, April 9, 2004 and July 21, 2004.

        In addition, Provident Bancorp and Warwick Community Bancorp are incorporating by reference any documents they may file under Sections 13(a), 13(c) or 14 of the Securities Exchange Act of 1934, as amended after the date of this document and prior to the date of the Warwick Community Bancorp annual meeting.

        NEITHER PROVIDENT BANCORP NOR WARWICK COMMUNITY BANCORP HAS AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE MERGER OR OUR COMPANIES THAT IS DIFFERENT FROM, OR IN ADDITION TO, THAT CONTAINED IN THIS DOCUMENT OR IN ANY OF THE MATERIALS THAT HAVE BEEN INCORPORATED INTO THIS DOCUMENT. THEREFORE, IF ANYONE DOES GIVE YOU INFORMATION OF THIS SORT, YOU SHOULD NOT RELY ON IT. IF YOU ARE IN A JURISDICTION WHERE OFFERS TO EXCHANGE OR SELL, OR SOLICITATIONS OF OFFERS TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED BY THIS DOCUMENT OR THE SOLICITATION OF PROXIES IS UNLAWFUL, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE TYPES OF ACTIVITIES, THEN THE OFFER PRESENTED IN THIS DOCUMENT DOES NOT EXTEND TO YOU. THE INFORMATION CONTAINED IN THIS DOCUMENT SPEAKS ONLY AS OF THE DATE OF THIS DOCUMENT UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.









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

                                                                      APPENDIX A









                               AGREEMENT AND PLAN
                                    OF MERGER
                                 BY AND BETWEEN
                             PROVIDENT BANCORP, INC.
                                       AND
                         WARWICK COMMUNITY BANCORP, INC.




                                 MARCH 15, 2004

                                TABLE OF CONTENTS

ARTICLE I CERTAIN DEFINITIONS..................................................6
     1.1.   CERTAIN DEFINITIONS................................................6
ARTICLE II THE MERGER.........................................................12
     2.1.   MERGER............................................................12
     2.2.   CLOSING; EFFECTIVE TIME...........................................13
     2.3.   CERTIFICATE OF INCORPORATION AND BYLAWS...........................13
     2.4.   DIRECTORS AND OFFICERS OF SURVIVING CORPORATION...................13
     2.5.   ADDITIONAL DIRECTORS OF PBI AND PROVIDENT BANK....................13
     2.6.   EFFECTS OF THE MERGER.............................................13
     2.7.   TAX CONSEQUENCES..................................................14
     2.8.   POSSIBLE ALTERNATIVE STRUCTURES...................................14
     2.9.   ADDITIONAL ACTIONS................................................14
ARTICLE III CONVERSION OF SHARES..............................................15
     3.1.   CONVERSION OF WCBI COMMON STOCK; MERGER CONSIDERATION.............15
     3.2.   ELECTION PROCEDURES...............................................16
     3.3.   PROCEDURES FOR EXCHANGE OF WCBI COMMON STOCK......................20
     3.4.   TREATMENT OF WCBI OPTIONS.........................................21
     3.5.   BANK MERGERS......................................................22
     3.6.   RESERVATION OF SHARES.............................................22
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF WCBI.............................22
     4.1.   STANDARD..........................................................23
     4.2.   ORGANIZATION......................................................23
     4.3.   CAPITALIZATION....................................................24
     4.4.   AUTHORITY; NO VIOLATION...........................................25
     4.5.   CONSENTS..........................................................26
     4.6.   FINANCIAL STATEMENTS..............................................26
     4.7.   TAXES.............................................................27
     4.8.   NO MATERIAL ADVERSE EFFECT........................................28
     4.9.   MATERIAL CONTRACTS; LEASES; DEFAULTS..............................28
     4.10.  OWNERSHIP OF PROPERTY; INSURANCE COVERAGE.........................29
     4.11.  LEGAL PROCEEDINGS.................................................30
     4.12.  COMPLIANCE WITH APPLICABLE LAW....................................30
     4.13.  EMPLOYEE BENEFIT PLANS............................................31
     4.14.  BROKERS, FINDERS AND FINANCIAL ADVISORS...........................34
     4.15.  ENVIRONMENTAL MATTERS.............................................35
     4.16.  LOAN PORTFOLIO....................................................36
     4.17.  SECURITIES DOCUMENTS..............................................38
     4.18.  RELATED PARTY TRANSACTIONS........................................38
     4.19.  DEPOSITS..........................................................38
     4.20.  ANTITAKEOVER PROVISIONS INAPPLICABLE; REQUIRED VOTE...............38
     4.21.  REGISTRATION OBLIGATIONS..........................................39
     4.22.  RISK MANAGEMENT INSTRUMENTS.......................................39
     4.23.  FAIRNESS OPINION..................................................39
     4.24.  INTELLECTUAL PROPERTY.............................................39
     4.25.  TRUST ACCOUNTS....................................................40

     4.26.  LABOR MATTERS.....................................................40
     4.27.  WCBI INFORMATION SUPPLIED.........................................40
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PBI...............................40
     5.1.   STANDARD..........................................................41
     5.2.   ORGANIZATION......................................................41
     5.3.   CAPITALIZATION....................................................42
     5.4.   AUTHORITY; NO VIOLATION...........................................42
     5.5.   CONSENTS..........................................................43
     5.6.   FINANCIAL STATEMENTS..............................................43
     5.7.   TAXES.............................................................44
     5.8.   NO MATERIAL ADVERSE EFFECT........................................44
     5.9.   OWNERSHIP OF PROPERTY; INSURANCE COVERAGE.........................45
     5.10.  LEGAL PROCEEDINGS.................................................45
     5.11.  COMPLIANCE WITH APPLICABLE LAW....................................45
     5.12.  EMPLOYEE BENEFIT PLANS............................................47
     5.13.  ENVIRONMENTAL MATTERS.............................................48
     5.14.  LOAN PORTFOLIO....................................................49
     5.15.  SECURITIES DOCUMENTS..............................................50
     5.16.  DEPOSITS..........................................................50
     5.17.  ANTITAKEOVER PROVISIONS INAPPLICABLE..............................50
     5.18.  RISK MANAGEMENT INSTRUMENTS.......................................50
     5.19.  BROKERS, FINDERS AND FINANCIAL ADVISORS...........................50
     5.20.  PBI COMMON STOCK..................................................51
     5.21.  MATERIAL CONTRACTS; LEASES, DEFAULTS..............................51
     5.22.  PBI INFORMATION SUPPLIED..........................................51
ARTICLE VI COVENANTS OF WCBI..................................................51
     6.1.   CONDUCT OF BUSINESS...............................................51
     6.2.   CURRENT INFORMATION...............................................56
     6.3.   ACCESS TO PROPERTIES AND RECORDS..................................57
     6.4.   FINANCIAL AND OTHER STATEMENTS....................................57
     6.5.   MAINTENANCE OF INSURANCE..........................................58
     6.6.   DISCLOSURE SUPPLEMENTS............................................58
     6.7.   CONSENTS AND APPROVALS OF THIRD PARTIES...........................58
     6.8.   ALL REASONABLE EFFORTS............................................59
     6.9.   FAILURE TO FULFILL CONDITIONS.....................................59
     6.10.  NO SOLICITATION...................................................59
     6.11.  RESERVES AND MERGER-RELATED COSTS.................................60
     6.12.  BOARD OF DIRECTORS AND COMMITTEE MEETINGS.........................60
ARTICLE VII COVENANTS OF PBI..................................................61
     7.1.   CONDUCT OF BUSINESS...............................................61
     7.2.   CURRENT INFORMATION AND CONSULTATION..............................61
     7.3.   FINANCIAL AND OTHER STATEMENTS....................................61
     7.4.   DISCLOSURE SUPPLEMENTS............................................62
     7.5.   CONSENTS AND APPROVALS OF THIRD PARTIES...........................62
     7.6.   ALL REASONABLE EFFORTS............................................62
     7.7.   FAILURE TO FULFILL CONDITIONS.....................................62

     7.8.   EMPLOYEE BENEFITS.................................................62
     7.9.   DIRECTORS AND OFFICERS INDEMNIFICATION AND INSURANCE..............65
     7.10.  STOCK LISTING.....................................................66
     7.11.  STOCK AND CASH RESERVE............................................66
     7.12.  SECTION 16(B) EXEMPTION...........................................66
ARTICLE VIII REGULATORY AND OTHER MATTERS.....................................67
     8.1.   MEETINGS OF STOCKHOLDERS..........................................67
     8.2.   PROXY STATEMENT-PROSPECTUS; MERGER REGISTRATION STATEMENT.........67
     8.3.   REGULATORY APPROVALS..............................................68
     8.4.   AFFILIATES........................................................68
ARTICLE IX CLOSING CONDITIONS.................................................69
     9.1.   CONDITIONS TO EACH PARTY'S OBLIGATIONS UNDER THIS AGREEMENT.......69
     9.2.   CONDITIONS TO THE OBLIGATIONS OF PBI UNDER THIS AGREEMENT.........70
     9.3.   CONDITIONS TO THE OBLIGATIONS OF WCBI UNDER THIS AGREEMENT........70
ARTICLE X THE CLOSING.........................................................71
     10.1.  TIME AND PLACE....................................................71
     10.2.  DELIVERIES AT THE PRE-CLOSING AND THE CLOSING.....................71
ARTICLE XI TERMINATION, AMENDMENT AND WAIVER..................................72
     11.1.  TERMINATION.......................................................72
     11.2.  EFFECT OF TERMINATION.............................................73
     11.3.  AMENDMENT, EXTENSION AND WAIVER...................................74
ARTICLE XII MISCELLANEOUS.....................................................75
     12.1.  CONFIDENTIALITY...................................................75
     12.2.  PUBLIC ANNOUNCEMENTS..............................................75
     12.3.  SURVIVAL..........................................................75
     12.4.  NOTICES...........................................................75
     12.5.  PARTIES IN INTEREST...............................................76
     12.6.  COMPLETE AGREEMENT................................................76
     12.7.  COUNTERPARTS......................................................77
     12.8.  SEVERABILITY......................................................77
     12.9.  GOVERNING LAW.....................................................77
     12.10. INTERPRETATION....................................................77
     12.11. SPECIFIC PERFORMANCE..............................................77


Exhibit A     Form of Plan of Bank Merger
Exhibit B     Form of Plan of Bank Merger
Exhibit C     Form of Plan of Bank Merger
Exhibit D     Form of Voting Agreement
Exhibit E     Affiliates Agreement

                          AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (this "Agreement") is dated as of March 15, 2004, by and between Provident Bancorp, Inc., a Delaware corporation ("PBI"), and Warwick Community Bancorp, Inc., a Delaware corporation ("WCBI").

        WHEREAS, the Board of Directors of each of PBI and WCBI (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and stockholders and (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (iii) has approved this Agreement at meetings of each of such Boards of Directors; and

        WHEREAS, in accordance with the terms of this Agreement, WCBI will merge with and into PBI (the "Merger"), and immediately thereafter Warwick Savings and TCB, each of which is a wholly owned subsidiary of WCBI, will be merged with and into Provident Bank, a wholly owned subsidiary of PBI, and immediately thereafter Warwick Commercial Bank, a wholly owned subsidiary of Warwick Savings, will be merged with and into Provident Municipal Bank, a wholly owned subsidiary of Provident Bank; and

        WHEREAS, as a condition to the willingness of PBI to enter into this Agreement, each of the directors of WCBI have entered into a Voting Agreement, substantially in the form of Exhibit D hereto, dated as of the date hereof, with PBI (the "Voting Agreement"), pursuant to which each such director has agreed, among other things, to vote all shares of common stock of WCBI owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such Voting Agreements;

        WHEREAS, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement be and is hereby adopted as a "plan of reorganization" within the meaning of Sections 354 and 361 of the Code; and

        WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

        NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I
                               CERTAIN DEFINITIONS

        1.1.    CERTAIN DEFINITIONS.

        As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement).

        "Affiliate" means any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

        "Agreement" means this agreement, and any amendment hereto.

        "Bank Mergers" shall mean the merger of Warwick Savings with and into Provident Bank, with Provident Bank as the surviving institution, the merger of TCB with and into Provident Bank, with Provident Bank as the surviving institution, and the merger of Warwick Commercial Bank with and into Provident Municipal Bank, with Provident Municipal Bank as the surviving institution, which mergers shall occur immediately following the Merger.

        "Bank Regulator" shall mean any Federal or state banking regulator, including but not limited to the OTS, FDIC, the New Jersey Department, the New York Department and the FRB, which regulates Provident Bank, Provident Municipal Bank, Warwick Savings, TCB or Warwick Commercial Bank, or any of their respective holding companies or subsidiaries, as the case may be.

        "Cash Consideration" shall have the meaning set forth in Section 3.1.3.

        "Cash Election" shall have the meaning set forth in Section 3.2.2.

        "Cash/Stock Election" shall have the meaning set forth in Section 3.1.3.

        "Cash Election Shares" shall have the meaning set forth in Section
3.2.1.

        "Certificate" shall mean a certificate evidencing shares of WCBI Common Stock (together with the associated WCBI Stock Purchase Rights).

        "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Confidentiality Agreements" shall mean the confidentiality agreements referred to in Section 12.1 of this Agreement.

        "DGCL" shall mean the Delaware General Corporation Law.

        "Dissenting Shares" shall have the meaning set forth in Section 3.1.4.

        "Dissenting Stockholder" shall have the meaning set forth in Section 3.1.4.

        "Effective Time" shall mean the date and time specified pursuant to
Section 2.2 hereof as the effective time of the Merger.

        "Election Deadline" shall have the meaning set forth in Section 3.2.3.

        "Election Form" shall have the meaning set forth in Section 3.2.2.

        "Election Form Record Date" shall have the meaning set forth in Section 3.2.2.

        "Environmental Laws" means any applicable Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. ss.9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss.6901, et seq; the Clean Air Act, as amended, 42 U.S.C. ss.7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. ss.1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. ss.2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. ss.11001, et seq; the Safe Drinking Water Act, 42 U.S.C. ss.300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        "Exchange Agent" shall mean Registrar & Transfer Company, or such other bank or trust company or other agent designated by PBI, and reasonably acceptable to WCBI, which shall act as agent for PBI in connection with the exchange procedures for exchanging Certificates for the Merger Consideration.

        "Exchange Fund" shall have the meaning set forth in Section 3.3.1.

        "Exchange Ratio" shall have the meaning set forth in Section 3.1.3.

        "FDIC" shall mean the Federal Deposit Insurance Corporation or any successor thereto.

        "FHLB" shall mean the Federal Home Loan Bank of New York.

        "FRB" shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

        "GAAP" shall mean accounting principles generally accepted in the United States of America.

        "Governmental Entity" shall mean any Federal or state court, administrative agency or commission or other governmental authority or instrumentality.

        "HOLA" shall mean the Home Owners' Loan Act, as amended.

        "IRS" shall mean the United States Internal Revenue Service.

        "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should have been known by the executive officers and directors of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Bank Regulator or any other material written notice received by an executive officer or director of that Person.

        "Material Adverse Effect" shall mean, with respect to PBI or WCBI, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of PBI and its Subsidiaries taken as a whole, or WCBI and its Subsidiaries taken as a whole, respectively, or (ii) materially impairs the ability of either WCBI, on the one hand, or PBI, on the other hand, to perform its obligations under this Agreement or otherwise materially impedes the consummation of the transactions contemplated by this Agreement; provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in laws and regulations affecting banks or thrift institutions and their holding companies generally, or interpretations thereof by courts or governmental agencies, (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party, (d) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective Subsidiaries, including the expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement (consistent with the information included in the Disclosure Schedules), (e) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States and (f) any change in the value of the securities or loan portfolio of PBI or WCBI, respectively, whether held as available for sale or held to maturity, resulting from a change in interest rates generally.

        "Materials of Environmental Concern" means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

        "Merger" shall mean the merger of WCBI with and into PBI pursuant to the terms hereof.

        "Merger Consideration" shall mean the cash or PBI Common Stock, or combination thereof, in an aggregate per share amount to be paid by PBI for each share of WCBI Common Stock, as set forth in Section 3.1.

        "Merger Registration Statement" shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of PBI Common Stock to be offered to holders of WCBI Common Stock in connection with the Merger.

        "Mixed Election" shall have the meaning set forth in Section 3.2.2.

        "NASD" shall mean the National Association of Securities Dealers, Inc.

        "Nasdaq" shall mean the Nasdaq National Market.

        "New Jersey Department" shall mean the Department of Banking and Insurance of the State of New Jersey, and where appropriate shall include the Commissioner of Banking and Insurance of the State of New Jersey.

        "New York Department" shall mean the Banking Department of the State of New York, and where appropriate shall include the Superintendent of Banks of the State of New York and the Banking Board of the State of New York.

        "Non Election" shall have the meaning set forth in Section 3.2.2.

        "Non Election Shares" shall have the meaning set forth in Section 3.2.1.

        "Option Payment" shall have the meaning set forth in Section 3.4.

        "OTS" shall mean the Office of Thrift Supervision or any successor thereto.

        "PBGC" shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

        "PBI" shall mean Provident Bancorp, Inc., a Delaware corporation, with its principal executive offices located at 400 Rella Boulevard, Montebello, New York 10901.

        "PBI Common Stock" shall mean the common stock, par value $.01 per share, of PBI.

        "PBI DISCLOSURE SCHEDULE" shall mean a written disclosure schedule delivered by PBI to WCBI specifically referring to the appropriate section of this Agreement.

        "PBI Stock Benefit Plans" shall mean Provident Bank 2000 Stock Option Plan and Provident Bank 2000 Recognition and Retention Plan.

        "PBI Financial Statements" shall mean the (i) the audited consolidated statements of financial condition (including related notes and schedules) of PBI as of September 30, 2003 and 2002 and the consolidated statements of income, changes in stockholders' equity and cash flows (including related notes and schedules, if any) of PBI for each of the three years ended September 30, 2003, 2002 and 2001, as set forth in PBI's annual report on Form 10-K for the year ended September 30, 2003, and (ii) the unaudited interim consolidated financial statements of PBI as of the end of each calendar quarter following September 30, 2003, and for the periods then ended, as filed by PBI in its Securities Documents.

        "PBI Subsidiary" means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by PBI or Provident Bank, except any corporation the stock of which is held in the ordinary course of the lending activities of Provident Bank.

        "Pension Plan" shall have the meaning set forth in Section 4.13.2.

        "Person" shall mean any individual, corporation, partnership, joint venture, association, trust or "group" (as that term is defined under the Exchange Act).

        "Proxy Statement-Prospectus" shall have the meaning set forth in Section 8.2.1.

        "Provident Bank" shall mean Provident Bank, a federally chartered stock savings association, with its principal offices located at 400 Rella Boulevard, Montebello, New York 10901, which is a wholly owned subsidiary of PBI.

        "Provident Municipal Bank" shall mean Provident Municipal Bank, a New York chartered limited purpose commercial bank, with its principal offices located at 400 Rella Boulevard, Montebello, New York 10901, which is a wholly owned subsidiary of Provident Bank.

        "Regulatory Agreement" shall have the meaning set forth in Section
4.12.3.

        "Regulatory Approvals" means the approval of any Bank Regulator that is necessary in connection with the consummation of the Merger, the Bank Mergers and the related transactions contemplated by this Agreement.

        "Representative" shall have the meaning set forth in Section 3.2.2.

        "Rights" shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

        "SBA" shall mean the Small Business Administration or any successor thereto.

        "SEC" shall mean the Securities and Exchange Commission or any successor thereto.

        "Securities Act" shall mean the Securities Act of 1933, as amended.

        "Securities Documents" shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed pursuant to the Securities Laws.

        "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust

Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

        "Shortfall Number" shall have the meaning set forth in Section 3.2.5.

        "Significant Subsidiary" shall have the meaning set forth in Rule 1-02 of Regulation S-X of the SEC.

        "Stock Consideration" shall have the meaning set forth in Section 3.1.3.

        "Stock Conversion Number" shall have the meaning set forth in Section 3.2.1.

        "Stock Election Shares" shall have the meaning set forth in Section
3.2.1.

        "Stock Election Number" shall have the meaning set forth in Section
3.2.1.

        "Stock Election" shall have the meaning set forth in Section 3.2.2.

        "Surviving Corporation" shall have the meaning set forth in Section 2.1 hereof.

        "TCB" shall mean The Towne Center Bank, the New Jersey chartered stock commercial bank that is a wholly owned subsidiary of WCBI, having its principal offices located at 2 Arnot Avenue, Lodi, New Jersey 07644.

        "Termination Date" shall mean December 31, 2004.

        "Treasury Stock" shall have the meaning set forth in Section 3.1.2.

        "Warwick Commercial Bank" shall mean Warwick Commercial Bank, a New York chartered limited purpose commercial bank, with its principal offices located at 18 Oakland Avenue, Warwick, New York 10990, which is a wholly owned subsidiary of Warwick Savings.

        "Warwick Savings" shall mean The Warwick Savings Bank, a New York chartered stock savings bank, with its principal offices located at 18 Oakland Avenue, Warwick, New York 10990, which is a wholly owned subsidiary of WCBI.

        "Warwick ESOP" shall mean The Warwick Community Bancorp Employee Stock Ownership Plan.

        "WCBI" shall mean Warwick Community Bancorp, Inc., a Delaware corporation, with its principal offices located at 18 Oakland Avenue, Warwick, New York 10990.

        "WCBI Common Stock" shall mean the common stock, par value $0.01 per share, of WCBI.

        "WCBI DISCLOSURE SCHEDULE" shall mean a written disclosure schedule delivered by WCBI to PBI specifically referring to the appropriate section of this Agreement.

        "WCBI Financial Statements" shall mean (i) the audited consolidated statements of financial condition (including related notes and schedules, if any) of WCBI as of December 31, 2003 and 2002 and the consolidated statements of income, changes in stockholders' equity and cash flows (including related notes and schedules, if any) of WCBI for each of the three years ended December 31, 2003, 2002 and 2001, as set forth in WCBI's annual report on Form 10-K for the year ended December 31, 2003 and (ii) the unaudited interim consolidated financial statements of WCBI as of the end of each calendar quarter following December 31, 2003 and for the periods then ended, as filed by WCBI in its Securities Documents.

        "WCBI Option" shall mean an option to purchase shares of WCBI Common Stock granted pursuant to the WCBI Stock Option Plan and outstanding as of the date hereof, as set forth in WCBI DISCLOSURE SCHEDULE 4.3.1.

        "WCBI Regulatory Reports" means the Call Reports of Warwick Savings, TCB and Warwick Commercial Bank, and accompanying schedules (other than such schedules as are required to be kept confidential pursuant to applicable law or regulatory requirements), as filed with the FDIC for each calendar quarter beginning with the quarter ended March 31, 2003, through the Closing Date, and all Annual Reports on Form FR Y-6, any Current Report on Form FR Y-6A filed with the FRB by WCBI from December 31, 2002 through the Closing Date.

        "WCBI Rights Agreement" means the Rights Agreement between WCBI and Registrar and Transfer Company, as Rights Agent, dated as of October 17, 2000 relating to WCBI's Series A Junior Participating Preferred Stock.

        "WCBI Stockholders Meeting" shall have the meaning set forth in Section 8.1.1.

        "WCBI Stock Benefit Plans" shall mean the WCBI Stock Option Plan and the WCBI Recognition and Retention Plan, and any and all amendments thereto.

        "WCBI Stock Purchase Rights" means the rights to purchase WCBI's Series A Junior Participating Preferred Stock, par value $0.01 per share, in accordance with the terms of the WCBI Rights Agreement.

        "WCBI Subsidiary" means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by WCBI or Warwick Savings, except any corporation the stock of which is held in the ordinary course of the lending activities of Warwick Savings.

        "WSB REIT" shall have the meaning set forth in Section 4.12.4.

        Other terms used herein are defined in the preamble and elsewhere in this Agreement.

                                   ARTICLE II
                                   THE MERGER

        2.1.    MERGER.

        Subject to the terms and conditions of this Agreement, at the Effective
Time: (a) WCBI shall merge with and into PBI, with PBI as the resulting or surviving corporation (the "Surviving

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Corporation"); and (b) the separate existence of WCBI shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of WCBI shall be vested in and assumed by PBI. As part of the Merger, each share of WCBI Common Stock will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III hereof.

        2.2.    CLOSING; EFFECTIVE TIME.

        The Merger shall be effected by the filing of a certificate of merger with the Delaware Office of the Secretary of State on the day of the Closing (the "Closing Date"), in accordance with the DGCL. The "Effective Time" means the date and time upon which the certificate of merger is filed with the Delaware Office of the Secretary of State, or as otherwise stated in the certificate of merger, in accordance with the DGCL.

        2.3.    CERTIFICATE OF INCORPORATION AND BYLAWS.

        The Certificate of Incorporation and Bylaws of PBI as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation, until thereafter amended as provided therein and by applicable law.

        2.4.    DIRECTORS AND OFFICERS OF SURVIVING CORPORATION.

        Except as provided in Section 2.5, the directors of PBI immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. Until changed in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, the officers of PBI immediately prior to the Effective Time shall be the initial officers of Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

        2.5.    ADDITIONAL DIRECTORS OF PBI AND PROVIDENT BANK.

        Effective as of the Effective Time, the number of persons constituting the Board of Directors of PBI and Provident Bank shall each be increased by two
(2) persons, and two (2) persons who are directors of WCBI as of the date of this Agreement and who have been designated by the Board of Directors of PBI shall be appointed and elected to the PBI and Provident Bank Boards (provided that if either or both of the persons designated by PBI declines to serve on the PBI or Provident Bank Board, PBI shall appoint a substitute person from the WCBI board, and provided further that PBI is obligated to substitute an alternative WCBI director only if one or both of PBI's initial two designees declines to serve). PBI shall consult with WCBI regarding the WCBI directors to be designated to serve on the PBI and Provident Bank boards. PBI shall notify in writing the WCBI directors it has selected to serve on the PBI and Provident Bank boards at least thirty days prior to the Closing Date.

        2.6.    EFFECTS OF THE MERGER.

        At and after the Effective Time, the Merger shall have the effects as set forth in the DGCL.

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        2.7.    TAX CONSEQUENCES.

        It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. Following the Closing, neither PBI nor any of its affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act would reasonably be expected to cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code. PBI and WCBI each hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable counsel to deliver the legal opinions contemplated by Section 9.1.6, which certificates shall be dated as of the date of such opinions.

        2.8.    POSSIBLE ALTERNATIVE STRUCTURES.

        Notwithstanding anything to the contrary contained in this Agreement and subject to the satisfaction of the conditions set forth in Article IX, prior to the Effective Time PBI shall be entitled to revise the structure for effecting the Merger described in Section 2.1 hereof or the Bank Mergers including, without limitation, by substituting a wholly owned subsidiary for PBI or Provident Bank, as applicable, provided that (i) any such subsidiary shall become a party to, and shall agree to be bound by, the terms of this Agreement
(ii) there are no adverse Federal or state income tax consequences to WCBI stockholders as a result of the modification; (iii) the consideration to be paid to the holders of WCBI Common Stock under this Agreement is not thereby changed in kind, value or reduced in amount; and (iii) such modification will not delay materially or jeopardize receipt of any required regulatory approvals or other consents and approvals relating to the consummation of the Merger or otherwise cause any condition to Closing set forth in Article IX not to be capable of being fulfilled. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

        2.9.    ADDITIONAL ACTIONS.

        If, at any time after the Effective Time, PBI shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in PBI its right, title or interest in, to or under any of the rights, properties or assets of WCBI, Warwick Savings, TCB or Warwick Commercial Bank, or (ii) otherwise carry out the purposes of this Agreement, WCBI and its officers and directors shall be deemed to have granted to PBI an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in PBI its right, title or interest in, to or under any of the rights, properties or assets of WCBI or

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(b) otherwise carry out the purposes of this Agreement, and the officers and directors of the PBI are authorized in the name of WCBI or otherwise to take any and all such action.

                                  ARTICLE III
                              CONVERSION OF SHARES

        3.1.    CONVERSION OF WCBI COMMON STOCK; MERGER CONSIDERATION.

        At the Effective Time, by virtue of the Merger and without any action on the part of PBI, WCBI or the holders of any of the shares of WCBI Common Stock, the Merger shall be effected in accordance with the following terms:

                3.1.1. Each share of PBI Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

                3.1.2. All shares of WCBI Common Stock (together with the associated WCBI Stock Purchase Rights) held in the treasury of WCBI and each share of WCBI Common Stock (together with the associated WCBI Stock Purchase Rights) owned by PBI prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) ("Treasury Stock"), shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

                3.1.3. Each share of WCBI Common Stock (together with the associated WCBI Stock Purchase Rights) issued and outstanding immediately prior to the Effective Time (other than Treasury Stock and Dissenting Shares) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive at the election of the holder thereof as provided in Section 3.2 either (i) $32.26 in cash (the "Cash Consideration"); (ii) 2.7810 shares (the "Exchange Ratio") of PBI Common Stock (the "Stock Consideration"); or (iii) a combination of the Cash Consideration and the Stock Consideration, as provided in Section 3.2 (the "Cash/Stock Consideration"). The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the "Merger Consideration."

                3.1.4. Each outstanding share of WCBI Common Stock (together with the associated WCBI Stock Purchase Rights) the holder of which has perfected his right to dissent under Section 262 the DGCL and has not effectively withdrawn or lost such right as of the Effective Time (the "Dissenting Shares") shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by Section 262 of the DGCL. WCBI shall give PBI prompt notice upon receipt by WCBI of any such demands for payment of the fair value of such shares of WCBI Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any stockholder duly making such demand being hereinafter called a "Dissenting Stockholder"), and PBI shall have the right to participate in all negotiations and proceedings with respect to any such demands. WCBI shall not, except with the prior written consent of PBI, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Stockholder as may be necessary to perfect appraisal rights under the DGCL. Any payments made in respect of Dissenting Shares shall be made by the Surviving Company.

                3.1.5. If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder's shares of WCBI Common Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement. If such holder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment after the Effective Time (or the Election Deadline, as defined below), each share of WCBI Common Stock of such holder shall be treated as a Non-Election Share.

                3.1.6. After the Effective Time, shares of WCBI Common Stock (together with the associated WCBI Stock Purchase Rights) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this section represent only the right to receive the Merger Consideration and any dividends or distributions with respect thereto or any dividends or distributions with a record date prior to the Effective Time that were declared or made by WCBI on such shares of WCBI Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.

                3.1.7. In the event PBI changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of PBI Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding PBI Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted; PROVIDED, THAT for the avoidance of doubt the parties acknowledge that the foregoing is not intended to result in any such adjustment as a result of share issuances of PBI Common Stock by PBI under PBI Compensation and Benefit Plans or where such issuance is pursuant to a widely distributed stock offering for fair market value cash consideration.

        3.2.    ELECTION PROCEDURES.

                3.2.1. Holders of WCBI Common Stock may elect to receive shares of PBI Common Stock or cash (in either case without interest) in exchange for their shares of WCBI Common Stock in accordance with the following procedures, provided that, in the aggregate, and subject to the provisions of Section 3.2.6, 50% of the total number of shares of WCBI Common Stock issued and outstanding at the Effective Time, including any Dissenting Shares but excluding any Treasury Stock (the "Stock Conversion Number"), shall be converted into the Stock Consideration and the remaining outstanding shares of WCBI Common Stock shall be converted into the Cash Consideration. Shares of WCBI Common Stock as to which a Cash Election (including, pursuant to a Mixed Election) has been made are referred to herein as "Cash Election Shares." Shares of WCBI Common Stock as to which a Stock Election has been made (including, pursuant to a Mixed Election) are referred to as "Stock Election Shares." Shares of WCBI Common Stock as to which no election has been made (or as to which an Election Form is not returned properly completed) are referred to herein as "Non-Election Shares." The

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aggregate number of shares of WCBI Common Stock with respect to which a Stock
Election has been made is referred to herein as the "Stock Election Number." Any Dissenting Shares shall be deemed to be Cash Election Shares, and the holders thereof shall in no event receive consideration comprised of PBI Common Stock with respect to such shares; provided; however, that for purposes of making the proration calculations provided for in this Section 3.2, only Dissenting Shares as existing at the Effective Time shall be deemed Cash Election Shares.

                3.2.2. An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent), in such form as WCBI and PBI shall mutually agree ("Election Form"), shall be mailed no more than 40 business days and no less than 20 business days prior to the anticipated Effective Time or on such earlier date as PBI and WCBI shall mutually agree (the "Mailing Date") to each holder of record of WCBI Common Stock as of five business days prior to the Mailing Date (the "Election Form Record Date"). Each Election Form shall permit such holder, subject to the allocation and election procedures set forth in this
Section 3.2, (i) to elect to receive the Cash Consideration for all of the shares of WCBI Common Stock held by such holder (a "Cash Election"), in accordance with Section 3.1.3, (ii) to elect to receive the Stock Consideration for all of such shares (a "Stock Election"), in accordance with Section 3.1.3,
(iii) elect to receive the Stock Consideration for a part of such holder's WCBI Common Stock and the Cash consideration for the remaining part of such holder's WCBI Common Stock (a "Mixed Election"), or (iv) to indicate that such record holder has no preference as to the receipt of cash or PBI Common Stock for such shares (a "Non-Election"). A holder of record of shares of WCBI Common Stock who holds such shares as nominee, trustee or in another representative capacity (a "Representative") may submit multiple Election Forms, provided that each such Election Form covers all the shares of WCBI Common Stock held by such Representative for a particular beneficial owner. Any shares of WCBI Common Stock with respect to which the holder thereof shall not, as of the Election Deadline, have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares. All Dissenting Shares shall be deemed shares subject to a Cash Election, and with respect to such shares the holders thereof shall in no event receive consideration comprised of PBI Common Stock, subject to Section 3.1.5 hereof; provided; however, that for purposes of making the proration calculations provided for in this Section 3.2, only Dissenting Shares as existing at the Effective Time shall be deemed Cash Election Shares.

                3.2.3. To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., New York City time, on the 25th day following the Mailing Date (or such other time and date as PBI and WCBI may mutually agree) (the "Election Deadline"); provided, however, that the Election Deadline may not occur on or after the Closing Date. WCBI shall make available up to two separate Election Forms, or such additional Election Forms as PBI may permit, to all persons who become holders (or beneficial owners) of WCBI Common Stock between the Election Form Record Date and the close of business on the business day prior to the Election Deadline. WCBI shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein. An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of WCBI Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. If an WCBI stockholder either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes its Election Form prior to the Election Deadline (without later submitting a properly completed Election Form prior to the Election Deadline), the shares of WCBI Common Stock held by such stockholder shall be designated as Non-Election Shares. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline. PBI shall cause the Certificate or Certificates relating to any revoked Election Form to be promptly returned without charge to the person submitting the Election Form to the Exchange Agent. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made.

                3.2.4. If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and, subject to Section 3.2.7 hereof, each holder of Stock Election Shares will be entitled to receive the Stock Consideration only with respect to that number of Stock Election Shares held by such holder (rounded to the nearest whole share) equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder's Stock Election Shares being converted into the right to receive the Cash Consideration.

                3.2.5. If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the "Shortfall Number"), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

                (A) if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and, subject to Section 3.2.7 hereof, each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares held by such holder (rounded to the nearest whole share) equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder's Non-Election Shares being converted into the right to receive the Cash Consideration; or

                (B) if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and, subject to
        Section 3.2.7 hereof, each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares held by such holder (rounded to the nearest whole share) equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder's Cash Election Shares being converted into the right to receive the Cash Consideration.

                3.2.6. Notwithstanding anything in this Article III to the contrary, the number of shares of WCBI Common Stock to be converted into the right to receive the Stock Consideration in the Merger shall not be less than that number which would cause the ratio of (i) the average of the high and low prices of PBI Common Stock on the Closing Date times the aggregate number of shares of PBI Common Stock to be issued as Stock Consideration pursuant to
Section 3.1.3, to (ii) the sum of (A) the amount set forth in the preceding clause (i), (B) the Aggregate Cash Consideration to be issued pursuant to
Section 3.1.3, (C) the number of Dissenting Shares times the per share Cash Consideration and (D) any other amounts received by a holder of WCBI stock prior to the Merger, either in a redemption of WCBI stock or in a distribution with respect to WCBI stock (but only to the extent such amount is treated as other property or money received in the exchange for purposes of Code Section 356, or would be so treated if the WCBI shareholder also had received stock of PBI in exchange for stock owned by the shareholder in WCBI) to be 42.5% (if the number of Dissenting Shares is less than 5% of the outstanding shares of WCBI), 43.5% (if the number of Dissenting Shares is 5% or greater, but less than 10% of the outstanding shares of WCBI), or 45% (if the number of Dissenting Shares is 10% or more of the outstanding shares of WCBI). To the extent the application of this Section 3.2.6 results in the number of shares of WCBI Common Stock to be converted into the right to receive the Stock Consideration in the Merger being increased, the number of such shares to be converted into the right to receive the Cash Consideration will be decreased by an equal number of shares. Notwithstanding the foregoing, PBI shall not be obligated to issue more than 7,910,000 shares of PBI Common Stock as Merger Consideration.

                3.2.7. NO FRACTIONAL SHARES. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of PBI Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to PBI Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of PBI. In lieu of the issuance of any such fractional share, PBI shall pay to each former holder of WCBI Common Stock who otherwise would be entitled to receive a fractional share of PBI Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the average of the daily closing sales prices of a share of PBI Common Stock as reported on the Nasdaq for the five consecutive trading days immediately preceding the Closing Date. For purposes of determining any fractional share interest, all shares of WCBI Common Stock owned by a WCBI stockholder shall be combined so as to calculate the maximum number of whole shares of PBI Common Stock issuable to such WCBI stockholder.

        3.3.    PROCEDURES FOR EXCHANGE OF WCBI COMMON STOCK.

                3.3.1. PBI TO MAKE MERGER CONSIDERATION AVAILABLE. After the Election Deadline and no later than the Closing Date, PBI shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of WCBI Common Stock, for exchange in accordance with this Section 3.3, certificates representing the shares of PBI Common Stock and an aggregate amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this
Article III (including the estimated amount of cash to be paid in lieu of fractional shares of WCBI Common Stock) (such cash and certificates for shares of PBI Common Stock, together with any dividends or distributions with respect thereto (without any interest thereon) being hereinafter referred to as the "Exchange Fund").

                3.3.2. EXCHANGE OF CERTIFICATES. PBI shall take all steps necessary to cause the Exchange Agent, within five (5) business days after the Effective Time, to mail to each holder of a Certificate or Certificates who has not previously surrendered such certificates with an Election Form, a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and cash in lieu of fractional shares into which the WCBI Common Stock represented by such Certificates shall have been converted as a result of the Merger if any. The letter of transmittal (which shall be subject to the reasonable approval of WCBI) shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration to which such holder of WCBI common stock shall have become entitled pursuant to
Section 3.1.3 hereof, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any Cash Consideration or any cash payable in lieu of fractional shares or any unpaid dividends and distributions, if any, payable to holders of Certificates.

                3.3.3. RIGHTS OF CERTIFICATE HOLDERS AFTER THE EFFECTIVE TIME. The holder of a Certificate that prior to the Merger represented issued and outstanding WCBI Common Stock (together with the associated WCBI Stock Purchase Rights) shall have no rights, after the Effective Time, with respect to such WCBI Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement. No dividends or other distributions declared after the Effective Time with respect to PBI Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.3. After the surrender of a Certificate in accordance with this Section 3.3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of PBI Common Stock represented by such Certificate.

                3.3.4. SURRENDER BY PERSONS OTHER THAN RECORD HOLDERS. If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such

Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

                3.3.5. CLOSING OF TRANSFER BOOKS. From and after the Effective Time, there shall be no transfers on the stock transfer books of WCBI of the WCBI Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.3.

                3.3.6.  RETURN OF EXCHANGE FUND. At any time following the six
(6) month period after the Effective Time, PBI shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to PBI (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither PBI nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

                3.3.7. LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond in such amount as PBI may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

                3.3.8. WITHHOLDING. PBI or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of WCBI Common Stock such amounts as PBI (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by PBI or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the WCBI Common Stock in respect of whom such deduction and withholding were made by PBI or the Exchange Agent.

        3.4.    TREATMENT OF WCBI OPTIONS.

        WCBI DISCLOSURE SCHEDULE 3.4 sets forth all of the outstanding WCBI Options as of the date hereof. At the Effective Time, and pursuant to the terms of the WCBI Option Plan, each WCBI Option that is unexercised and outstanding, whether or not then exercisable, immediately prior thereto shall, by reason of the Merger, be cancelled and converted into the right to receive in cash an amount (subject to required tax withholdings) equal to (i) the excess of (A) the Cash Consideration per share over (B) the exercise price per share of each such WCBI Option MULTIPLIED BY (ii) the number of shares of WCBI Common Stock subject to the WCBI Option (the "Option Payment"). PBI shall make the Option Payments promptly following the Effective Time (which Option Payments, at the request of PBI, shall be made by WCBI on the Closing Date) and WCBI shall, in accordance with
Section 8.3 of the WCBI Option Plan, give written notice to the each holder of a then outstanding WCBI Option that such holder will receive the payment described herein in exchange for such holders outstanding Options and WCBI shall use its reasonable best efforts to obtain the written acknowledgment of each such holder of the receipt of such notice.. Messrs. Kowal, Gentile and Budich have entered into an agreement as of the date of this Agreement to accept as of the Effective Time the Option Payment in exchange for the cancellation of all WCBI Options held by such persons as of the date hereof.

        3.5.    BANK MERGERS.

        WCBI and PBI shall use their reasonable best efforts to cause the following transactions to occur as soon as practicable after the Effective Time:
(i) the merger of Warwick Savings with and into Provident Bank, with Provident Bank as the surviving institution, (ii) the merger of TCB with and into Provident Bank, with Provident Bank as the surviving institution, and (iii) the merger of Warwick Commercial Bank with and into Provident Municipal Bank, with Provident Municipal Bank as the surviving institution. In addition, following the execution and delivery of this Agreement: (x) PBI will cause Provident Bank, and WCBI will cause Warwick Savings, to execute and deliver a Plan of Bank Merger substantially in the form attached to this Agreement as Exhibit A; (y) PBI will cause Provident Bank, and WCBI will cause TCB, to execute and deliver a Plan of Bank Merger substantially in the form attached to this Agreement as Exhibit B; and (z) Provident Bank will cause Provident Municipal Bank, and Warwick Savings will cause Warwick Commercial Bank, to execute and deliver a Plan of Bank Merger substantially in the form attached to this Agreement as Exhibit C.

        3.6.    RESERVATION OF SHARES.

        PBI shall reserve for issuance a sufficient number of shares of the PBI Common Stock for the purpose of issuing shares of PBI Common Stock to the WCBI stockholders in accordance with this Article III.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF WCBI

        WCBI represents and warrants to PBI that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), subject to the standard set forth in Section 4.1 and except as set forth in the WCBI DISCLOSURE SCHEDULE delivered by WCBI to PBI on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date, which only need be so correct as of such earlier date. WCBI has made a good faith effort to ensure that the disclosure on each schedule of the WCBI DISCLOSURE SCHEDULE corresponds to the section referenced herein. However, for purposes of the WCBI DISCLOSURE SCHEDULE, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule. References to the Knowledge of WCBI shall include the Knowledge of Warwick Savings, TCB and Warwick Community Bank.

        4.1.    STANDARD.

        No representation or warranty of WCBI contained in this Article IV shall be deemed untrue or incorrect, and WCBI shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article IV, has had or is reasonably expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms "material", "materially", "in all material respects", "Material Adverse Effect" or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in Sections 4.2 (other than the last sentence of Sections 4.2.1, 4.2.2 and 4.2.3, and Sections 4.2.6 and 4.2.7), 4.3 (other than the last two sentences of Section 4.3.3), 4.4, 4.13.4, 4.13.6,
4.13.9 and 4.13.11, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects. Provided further, that as to the representations contained in Sections 4.13.4, 4.13.6, 4.13.9, and 4.13.11, if there is a breach that relates to an undisclosed payment, expense accrual or cost in excess of $500,000, such breach shall be considered material.

        4.2.    ORGANIZATION.

                4.2.1. WCBI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"). WCBI has full corporate power and authority to carry on its business as now conducted. WCBI is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

                4.2.2. Warwick Savings is a New York chartered savings bank duly organized, validly existing and in good standing under the laws of the State of New York. The deposits of Warwick Savings are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by Warwick Savings when due. Warwick Savings is a member in good standing of the FHLB and owns the requisite amount of stock therein.

                4.2.3. TCB is a New Jersey chartered commercial bank duly organized, validly existing and in good standing under the laws of the State of New Jersey. The deposits of TCB are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by TCB when due.

                4.2.4. Warwick Commercial Bank is a commercial bank organized, validly existing and in good standing under the laws of the State of New York. The deposits of Warwick Commercial Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. The business of Warwick Commercial Bank is limited to accepting deposits of public monies.

                4.2.5. WCBI DISCLOSURE SCHEDULE 4.2.5 sets forth each WCBI Subsidiary. Each WCBI Subsidiary is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

                4.2.6. The respective minute books of WCBI, Warwick Savings and each other WCBI Subsidiary accurately records, in all material respects, all material corporate actions of their respective stockholders and boards of directors (including committees).

                4.2.7. Prior to the date of this Agreement, WCBI has made available to PBI true and correct copies of the certificate of incorporation or charter and bylaws of WCBI, Warwick Savings and each other WCBI Subsidiary.

        4.3.    CAPITALIZATION.

                4.3.1. The authorized capital stock of WCBI consists of 15,000,000 shares of WCBI Common Stock, of which 4,498,724 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and 5,000,000 shares of preferred stock, $0.01 par value ("WCBI Preferred Stock"), none of which are outstanding. There are 2,243,741 shares of WCBI Common Stock held by WCBI as treasury stock as of the date hereof. Neither WCBI nor any WCBI Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of WCBI Common Stock, or any other security of WCBI or a WCBI Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of WCBI Common Stock or any other security of WCBI or any WCBI Subsidiary, other than: (i) shares issuable under the WCBI Stock Benefit Plans; and (ii) the WCBI Stock Purchase Rights. WCBI DISCLOSURE SCHEDULE 4.3.1 sets forth: the name of each holder of an award granted under any WCBI Stock Benefit Plan, identifying the nature of the award; as to options to purchase WCBI Common Stock, the number of shares each such individual may acquire pursuant to the exercise of such options, the grant, vesting and expiration dates, and the exercise price relating to the options held; and the names of each holder of an outstanding restricted stock award, the number of shares subject to each award, and the grant and vesting dates.

                4.3.2. WCBI owns all of the capital stock of Warwick Savings and TCB, other than director qualifying shares in TCB, free and clear of any lien or encumbrance. Warwick Savings owns all of the capital stock of Warwick Commercial Bank, free and clear of any lien or encumbrance. Except for the WCBI Subsidiaries and as set forth in WCBI DISCLOSURE

SCHEDULE 4.3.2, WCBI does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in the investment portfolios of WCBI or any WCBI Subsidiary (which as to any one issuer, do not exceed 5% of such issuer's outstanding equity securities), equity interests held by WCBI Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of WCBI Subsidiaries, including stock in the FHLB. Either WCBI or Warwick Savings owns all of the outstanding shares of capital stock of each WCBI Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature, except that, in the case of the WSB REIT, Warwick Savings owns 100% of the common securities and less than 100% of the preferred securities.

                4.3.3. WCBI owns all of the capital stock of Hardenburgh Abstract Company ("HAC"), free and clear of any lien or encumbrance. HAC has all insurance carrier agreements (or group of related agreements - the "Insurance Agreements") necessary for the conduct of the insurance business as presently operated by it, and has an errors and omissions insurance policy in an amount and having such coverage as is reasonably appropriate in connection with the operation of its business as presently conducted. The errors and omissions policy is in full force and effect, and HAC is in compliance in all material respects with the Insurance Agreements.

                4.3.4. To WCBI's Knowledge, other than the Warwick ESOP and except as set forth on WCBI DISCLOSURE SCHEDULE 4.3.4, as of the date hereof no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of WCBI Common Stock.

                4.3.5. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which WCBI's stockholders may vote has been issued by WCBI and are outstanding.

        4.4.    AUTHORITY; NO VIOLATION.

                4.4.1. WCBI has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals described in Section 8.3 and the approval of this Agreement by WCBI's stockholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by WCBI and the completion by WCBI of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of WCBI. This Agreement has been duly and validly executed and delivered by WCBI, and subject to approval by the stockholders of WCBI and receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by PBI, constitutes the valid and binding obligation of WCBI, enforceable against WCBI in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity.

        4.4.2. Subject to compliance by PBI with the terms and conditions of this Agreement, (A) the execution and delivery of this Agreement by WCBI, (B) subject to receipt of Regulatory Approvals, and WCBI's and PBI's compliance with any conditions contained therein, and subject to the receipt of the approval of the stockholders of WCBI, the consummation of the transactions contemplated hereby, and (C) compliance by WCBI with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the Certificate of Incorporation or Bylaws of WCBI or any WCBI Subsidiary or the Certificate of Incorporation and Bylaws of Warwick Savings; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to WCBI or any WCBI Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of WCBI or Warwick Savings under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which WCBI or Warwick Savings is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on WCBI and the WCBI Subsidiaries taken as a whole.

        4.5.    CONSENTS.

        Except for (a) the receipt of the Regulatory Approvals and compliance with any conditions contained therein, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (c) the filing with the SEC of (i) the Merger Registration Statement and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (d) approval of the listing of PBI Common Stock to be issued in the Merger on the Nasdaq, (e) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of PBI Common Stock pursuant to this Agreement, and (f) the approval of this Agreement by the requisite vote of the stockholders of WCBI, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to WCBI's Knowledge, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with
(a) the execution and delivery of this Agreement by WCBI, and the completion by WCBI of the Merger or (b) the execution and delivery of the Plans of Bank Merger and the completion of the Bank Mergers. WCBI has no reason to believe that (i) any required Regulatory Approvals or other required consents or approvals will not be received or will include the imposition of any condition or requirement that could reasonably be expected to result in a Material Adverse Effect on PBI and its Subsidiaries, taken as a whole, or that (ii) any public body or authority having jurisdiction over the affairs of WCBI or its subsidiaries, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

        4.6.    FINANCIAL STATEMENTS.

                4.6.1. WCBI has previously made available to PBI the WCBI Regulatory Reports filed prior to the date hereof. The WCBI Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present in all material respects, the consolidated financial position, results of operations and changes in shareholders' equity of WCBI as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

                4.6.2. WCBI has previously made available to PBI the WCBI Financial Statements covering periods ended prior to the date hereof. Except as disclosed in WCBI DISCLOSURE SCHEDULE 4.6, the WCBI Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of WCBI and the WCBI Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

                4.6.3. Except as disclosed in WCBI DISCLOSURE SCHEDULE 4.6, at the date of each balance sheet included in the WCBI Financial Statements or in the WCBI Regulatory Reports, WCBI did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such WCBI Financial Statements or in the WCBI Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

        4.7.    TAXES.

        Except as set forth in WCBI DISCLOSURE SCHEDULE 4.7, WCBI and the WCBI Subsidiaries that are at least 80 percent owned by WCBI are members of the same affiliated group within the meaning of Code Section 1504(a). WCBI has duly filed all federal, state and material local tax returns required to be filed by or with respect to WCBI and each Subsidiary of WCBI, taking into account any extensions (all such returns, to WCBI's Knowledge, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from WCBI and any Subsidiary of WCBI by any taxing authority or pursuant to any written tax sharing agreement other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. Except as set forth in WCBI DISCLOSURE SCHEDULE 4.7, as of the date of this Agreement, WCBI has received no written notice of, and to WCBI's Knowledge there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of WCBI or any of its Subsidiaries, and no claim has been made by any taxing authority in a jurisdiction where WCBI or any of its Subsidiaries do not file tax returns that WCBI or any such Subsidiary is subject to taxation in that jurisdiction. Except as set forth in WCBI DISCLOSURE SCHEDULE 4.7, WCBI and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. WCBI and each of its Subsidiaries has timely withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and WCBI and each of its Subsidiaries, to WCBI's Knowledge, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

        4.8.    NO MATERIAL ADVERSE EFFECT.

        WCBI and the WCBI Subsidiaries, taken as a whole, have not suffered any Material Adverse Effect since December 31, 2003 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on WCBI and the WCBI Subsidiaries, taken as a whole.

        4.9.    MATERIAL CONTRACTS; LEASES; DEFAULTS.

                4.9.1. Except as set forth in WCBI DISCLOSURE SCHEDULE 4.9.1, neither WCBI nor any WCBI Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract with any past or present officer, director or employee of WCBI or any WCBI Subsidiary, except for "at will" arrangements; (ii) any plan or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of WCBI or any WCBI Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of WCBI or any WCBI Subsidiary; (iv) any agreement which by its terms limits or affects the payment of dividends by WCBI or any WCBI Subsidiary; (v) any instrument evidencing or related to indebtedness for borrowed money in excess of $100,000, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which WCBI or any WCBI Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, FHLB advances with a term to maturity not in excess of one year, repurchase agreements, bankers' acceptances, and "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" or which contains financial covenants or other material non-customary restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to PBI or any PBI Subsidiary; (vi) any other agreement, written or oral, which is not terminable without cause on 60 days' notice or less without material penalty or payment, or that obligates WCBI or any WCBI Subsidiary for the payment of more than $50,000 annually or for the payment of more than $150,000 over its remaining term; or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by WCBI or any WCBI Subsidiary (it being understood that any non-compete or similar provision shall be deemed material).

                4.9.2. Each real estate lease that will require the consent of the lessor or its agent as a result of the Merger or the Bank Mergers by virtue of the terms of any such lease, is listed in WCBI DISCLOSURE SCHEDULE 4.9.2 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge, neither WCBI nor any WCBI Subsidiary is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

                4.9.3. True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.9.1 and 4.9.2 have been made available to PBI on or before the date hereof, are listed on WCBI DISCLOSURE SCHEDULE 4.9.1 and are in full force and effect on the date hereof. Except as set forth in WCBI DISCLOSURE SCHEDULE 4.9.3, no plan, contract, employment agreement, termination agreement, or similar agreement or arrangement to which WCBI or any WCBI Subsidiary is a party or under which WCBI or any WCBI Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. Except as set forth in WCBI DISCLOSURE SCHEDULE 4.9.3, no such agreement, plan, contract, or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of WCBI or any WCBI Subsidiary or upon the occurrence of a subsequent event; or (y) requires WCBI or any WCBI Subsidiary to provide a benefit in the form of WCBI Common Stock or determined by reference to the value of WCBI Common Stock.

        4.10.   OWNERSHIP OF PROPERTY; INSURANCE COVERAGE.

                4.10.1. Except as set forth in WCBI DISCLOSURE SCHEDULE 4.10, WCBI and each WCBI Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by WCBI or each WCBI Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheet contained in the most recent WCBI Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheet), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, reverse repurchase agreements or any transaction by a WCBI Subsidiary acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. WCBI and the WCBI Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by WCBI and the WCBI Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the WCBI Financial Statements.

                4.10.2. With respect to all material agreements pursuant to which WCBI or any WCBI Subsidiary has purchased securities subject to an agreement to resell, if any, WCBI or such WCBI Subsidiary, as the case may be, has a lien or security interest (which to WCBI's Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

                4.10.3. WCBI, Warwick Savings, TCB and Warwick Commercial Bank, and each other Significant Subsidiary of WCBI currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither WCBI, Warwick Savings, TCB nor Warwick Commercial Bank, nor any other Significant Subsidiary of WCBI, has received notice from any insurance carrier on or before the date hereof that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by WCBI, Warwick Savings, TCB and Warwick Commercial Bank, or any other Significant Subsidiary of WCBI under such policies. All such insurance is valid and enforceable and in full force and effect (other than insurance that expires in accordance with its terms), and within the last three years WCBI, Warwick Savings, TCB and Warwick Commercial Bank, and each other Significant Subsidiary of WCBI has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. WCBI DISCLOSURE SCHEDULE 4.10.3 identifies all policies of insurance maintained by WCBI, Warwick Savings, TCB and Warwick Commercial Bank and each other Significant Subsidiary of WCBI as well as the other matters required to be disclosed under this Section.

        4.11.   LEGAL PROCEEDINGS.

        Except as set forth in WCBI DISCLOSURE SCHEDULE 4.11, neither WCBI nor any WCBI Subsidiary is a party to any, and there are no pending or, to WCBI's Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature, (i) against WCBI or any WCBI Subsidiary, (ii) to which WCBI or any WCBI Subsidiary's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which would reasonably be expected to adversely affect the ability of WCBI to perform under this Agreement, except for any proceeding, claim, action, investigation or inquiry which, if adversely determined, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

        4.12.   COMPLIANCE WITH APPLICABLE LAW.

                4.12.1. To WCBI's Knowledge, each of WCBI and each WCBI Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (the "USA Patriot Act") of 2001, the Equal Credit Opportunity Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Fair Credit Reporting Act, the Fair Debt collections Act, the Fair Housing Act, the Community Reinvestment Act of 1977 ("CRA"), the Home Mortgage Disclosure Act, and all other laws regulating the operations a financial institution, and neither WCBI nor any WCBI Subsidiary has received any written notice to the contrary.

                4.12.2. Each of WCBI and each WCBI Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of WCBI, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the approvals set forth in Section 8.3.

                4.12.3. For the period beginning January 1, 2001, neither WCBI nor any WCBI Subsidiary has received any written notification or, to WCBI's Knowledge, any other communication from any Bank Regulator (i) asserting that WCBI or any WCBI Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to WCBI or any WCBI Subsidiary; (iii) requiring or threatening to require WCBI or any WCBI Subsidiary, or indicating that WCBI or any WCBI Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of WCBI or any WCBI Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any material manner the operations of WCBI or any WCBI Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither WCBI nor any WCBI Subsidiary has consented to or entered into any Regulatory Agreement that is currently in effect. The most recent regulatory rating given to Warwick Savings as to compliance with the CRA is satisfactory or better.

                4.12.4. WSB Funding Corp., (the "WSB REIT") (A) was established in 1999 as a "real estate investment trust" as defined in Section 856(a) of the Code, (B) has met at all times since January 1999 the requirements of Section 857(a) of the Code, (C) has not relied at any time since January 1999 on Section 856(c)(6) of the Code, (D) has not had at any time since January 1999 any "net income derived from prohibited transactions" within the meaning of Section 857(b)(6) of the Code and (E) has not issued any stock or securities as part of a multiple party financing transaction described in IRS Notice 97-21, 1997-11 I.R.B. 2, or Treasury Regulations Section 1.7701(1)-3.

        4.13.   EMPLOYEE BENEFIT PLANS.

                4.13.1. WCBI DISCLOSURE SCHEDULE 4.13.1 includes a list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans, fringe benefit plans, employment, severance and change in control agreements and all other material benefit practices, policies and arrangements maintained by WCBI or any WCBI Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of WCBI or any WCBI Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the "Compensation and Benefit Plans"). Except as set forth in WCBI DISCLOSURE SCHEDULE 4.13.1, neither WCBI nor any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to materially modify, change or renew any existing Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof, WCBI has made available to PBI true and correct copies of the Compensation and Benefit Plans.

                4.13.2. Except as disclosed in WCBI DISCLOSURE SCHEDULE 4.13.2, each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and Accountability Act and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") AND which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or prototype plan letter from the IRS, and WCBI is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the Knowledge of WCBI, threatened action, suit or claim relating to any of the Compensation and Benefit Plans (other than routine claims for benefits). Neither WCBI nor any WCBI Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject WCBI or any WCBI Subsidiary to an unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

                4.13.3. Except as set forth in WCBI DISCLOSURE SCHEDULE 4.13.3, no liability, other than PBGC premiums arising in the ordinary course of business, has been or is expected by WCBI or any of its Subsidiaries to be incurred with respect to any WCBI Compensation and Benefit Plan which is a defined benefit plan subject to Title IV of ERISA ("WCBI Defined Benefit Plan"), or with respect to any "single-employer plan" (as defined in Section 4001(a) of ERISA) currently or formerly maintained by WCBI or any entity which is considered one employer with WCBI under Section 4001(b)(1) of ERISA or Section 414 of the Code (an "ERISA Affiliate") (such plan hereinafter referred to as an "ERISA Affiliate Plan"). Except as set forth in WCBI DISCLOSURE SCHEDULE 4.13.3, no WCBI Defined Benefit Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof. Except as set forth in WCBI DISCLOSURE SCHEDULE 4.13.3, the fair market value of the assets of each WCBI Defined Benefit Plan exceeds the present value of the benefits guaranteed under Section 4022 of ERISA under such WCBI Defined Benefit Plan as of the end of the most recent plan year with respect to the respective WCBI Defined Benefit Plan ending prior to the date hereof for which WCBI has completed actuarial reports, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such WCBI Defined Benefit Plan as of the date hereof; there is not currently pending with the PBGC any filings with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made (other than as might be required with respect to this Agreement and transactions contemplated thereby). Neither WCBI nor any ERISA Affiliate has contributed to any "multi-employer plan," as defined in Section 3(37) of ERISA, on or after September 26, 1980. Except as set forth in WCBI DISCLOSURE SCHEDULE 4.13.3, neither WCBI nor any of its Subsidiaries has provided, or is required to provide, security to any WCBI Defined Benefit Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code or has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA. Except as set forth in WCBI DISCLOSURE
SCHEDULE 4.13.3. neither WCBI nor any ERISA Affiliate nor any WCBI Compensation and Benefit Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which any of the aforesaid persons or entities would reasonably be expected to be subject to either a civil liability or penalty pursuant to Section 409, 502(i) or 502(l) of ERISA or a tax imposed pursuant to Chapter 43 of the Code. To the Knowledge of WCBI, and except as set forth in WCBI DISCLOSURE SCHEDULE 4.13.3, there is no pending investigation or enforcement action by any Bank Regulator with respect to any Compensation and Benefit Plan or any ERISA Affiliate Plan.

                4.13.4. Except as disclosed in WCBI DISCLOSURE SCHEDULE 4.13.4, there are no stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the Compensation and Benefit Plans or otherwise as of the date hereof and none will be granted, awarded, or credited after the date hereof.

                4.13.5. Except as set forth in WCBI DISCLOSURE SCHEDULE 4.13.5, all material contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements to which WCBI or any WCBI Subsidiary is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued on WCBI's consolidated financial statements to the extent required by GAAP. WCBI and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable Compensation and Benefit Plan for financial reporting purposes to the extent required by GAAP.

                4.13.6. Except as set forth in WCBI DISCLOSURE SCHEDULE 4.13.6, neither WCBI nor any WCBI Subsidiary has any obligations to provide retiree health, life insurance, disability insurance, or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. Except as set forth in WCBI DISCLOSURE SCHEDULE 4.13.6, there has been no communication to employees by WCBI or any WCBI Subsidiary that would reasonably be expected to preclude WCBI (or PBI as successor to WCBI) from amending or terminating any obligations to its employees or former employees with respect to retiree health, life insurance, disability insurance, or other retiree death benefits.

                4.13.7. Except as set forth in WCBI DISCLOSURE SCHEDULE 4.13.7, WCBI and its Subsidiaries do not maintain any Compensation and Benefit Plans covering employees who are not United States residents.

                4.13.8. Except as set forth in WCBI DISCLOSURE SCHEDULE 4.13.8, with respect to each Compensation and Benefit Plan, if applicable, WCBI has provided or made available to PBI copies of the: (A) trust instruments and insurance contracts; (B) two most recent Forms 5500 filed with the IRS; (C) two most recent actuarial report and financial statement; (D) most recent summary plan description; (E) most recent determination letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS within the last two years; and (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests), if applicable.

                4.13.9. Except as disclosed in WCBI DISCLOSURE SCHEDULE 4.13.9, the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

                4.13.10. Except as disclosed in WCBI DISCLOSURE SCHEDULE 4.13.10, neither WCBI nor any WCBI Subsidiary maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

                4.13.11. Except as set forth in WCBI DISCLOSURE SCHEDULE 4.13.11, the consummation of the Merger and/or the Bank Mergers will not, directly or indirectly (including without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time), entitle any current or former employee, director or independent contractor of WCBI or any WCBI Subsidiary to any actual or deemed payment (or benefit) which would reasonably be expected to constitute a "parachute payment" (as such term is defined in Section 280G of the Code).

        4.14.   BROKERS, FINDERS AND FINANCIAL ADVISORS.

        Neither WCBI nor any WCBI Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Sandler O'Neill & Partners, L.P. ("Sandler O'Neill") by WCBI and the fee payable pursuant thereto. A true and correct copy of the engagement agreement with Sandler O'Neill, setting forth the fee payable to Sandler O'Neill for its services rendered to WCBI in connection with the Merger and transactions contemplated by this Agreement, is attached to WCBI DISCLOSURE SCHEDULE 4.14.

        4.15.   ENVIRONMENTAL MATTERS.

                4.15.1. Except as may be set forth in WCBI DISCLOSURE SCHEDULE 4.15, with respect to WCBI and each WCBI Subsidiary:

                        (A) Each of WCBI and the WCBI Subsidiaries and, to WCBI's Knowledge; the Participation Facilities and the Loan Properties are, and have been, in substantial compliance with, and are not liable under, any Environmental Laws;

                        (B) WCBI has received no written notice that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to WCBI's Knowledge, no such action is threatened, before any court, governmental agency or other forum against it or any of the WCBI Subsidiaries or any Participation Facility (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by it or any of the WCBI Subsidiaries or any Participation Facility;

                        (C) WCBI has received no written notice that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to WCBI's Knowledge no such action is threatened, before any court, governmental agency or other forum relating to or against any Loan Property (or WCBI or any of the WCBI Subsidiaries in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by a Loan Property;

                        (D) To WCBI's Knowledge, the properties currently owned or operated by WCBI or any WCBI Subsidiary (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than as permitted under applicable Environmental Law;

                        (E) Neither WCBI nor any WCBI Subsidiary has received any written notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

                        (F) To WCBI's Knowledge, there are no underground storage tanks on, in or under any properties owned or operated by WCBI or any of the WCBI Subsidiaries or any Participation Facility, and to WCBI's Knowledge, no underground storage tanks have been closed or removed from any properties owned or operated by WCBI or any of the WCBI Subsidiaries or any Participation Facility; and

                        (G) To WCBI's Knowledge, during the period of (s) WCBI's or any of the WCBI Subsidiaries' ownership or operation of any of their respective current properties or (t) WCBI's or any of the WCBI Subsidiaries' participation in the management of any Participation Facility, there has been no contamination by or release of Materials of Environmental Concerns in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws. To WCBI's Knowledge, prior to the period of (x) WCBI's or any of the WCBI Subsidiaries' ownership or operation of any of their respective current properties or (y) WCBI's or any of the WCBI Subsidiaries' participation in the management of any Participation Facility, there was no contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws.

                        (H) Neither WCBI nor any other WCBI Subsidiary has conducted any environmental studies during the past ten years (other than Phase I studies which did not indicate any contamination of the environment by Materials of Environmental Concern) with respect to any properties owned or leased by it or any of its Subsidiaries, or with respect to any Loan Property or any Participation Facility.

                4.15.2. "Loan Property" means any property in which the applicable party (or a Subsidiary of it) holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property. "Participation Facility" means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

        4.16.   LOAN PORTFOLIO.

                4.16.1. The allowance for loan losses reflected in the notes to WCBI's audited consolidated statement of financial condition at December 31, 2002 was, and the allowance for loan losses shown in the notes to the unaudited consolidated financial statements in WCBI's Securities Documents for periods ending after December 31, 2002 were, or will be, adequate, as of the dates thereof, under GAAP.

                4.16.2. WCBI DISCLOSURE SCHEDULE 4.16.2 sets forth a listing, as of February 29, 2004, by account, of: (A) all loans (including loan participations) of WCBI or any other WCBI Subsidiary that have been accelerated during the past twelve months; (B) all loan commitments or lines of credit of WCBI or any other WCBI Subsidiary which have been terminated by WCBI or any other WCBI Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (C) all loans, lines of credit and loan commitments as to which WCBI or any other WCBI Subsidiary has given written notice of its intent to terminate during the past twelve months;
(D) with respect to all commercial loans (including commercial real estate loans), all notification letters and other written communications from WCBI or any other WCBI Subsidiary to any of their respective borrowers, customers or other parties during the past twelve months wherein WCBI or any other WCBI Subsidiary has requested or demanded that actions be taken to correct existing defaults or facts or circumstances which may become defaults; (E) each borrower, customer or other party which has notified Warwick Savings, TCB or any other WCBI Subsidiary during the past twelve months of, or has asserted against Warwick Savings, TCB or any other WCBI Subsidiary, in each case in writing, any "lender liability" or similar claim, and, to the knowledge of WCBI or any WCBI Subsidiary, each borrower, customer or other party which has given Warwick Savings, TCB or any other WCBI Subsidiary any oral notification of, or orally asserted to or against Warwick Savings, TCB or any other WCBI Subsidiary, any such claim; and (F) all loans, (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of February 29, 2004 are classified as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Watch list" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (5) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith; and (G) all other assets classified by Warwick Savings, TCB or any other WCBI Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. DISCLOSURE SCHEDULE 4.16.2 may exclude any individual loan with a principal outstanding balance of less than $50,000, provided that DISCLOSURE
SCHEDULE 4.16.2 includes, for each category described, the aggregate amount of individual loans with a principal outstanding balance of less than $50,000 that has been excluded.

                4.16.3. All loans receivable (including discounts) and accrued interest entered on the books of WCBI and the WCBI Subsidiaries arose out of bona fide arm's-length transactions, were made for good and valuable consideration in the ordinary course of WCBI's or the appropriate WCBI Subsidiary's respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be, except as set forth in WCBI DISCLOSURE
SCHEDULE 4.16.3. To the Knowledge of WCBI, the loans, discounts and the accrued interest reflected on the books of WCBI and the WCBI Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity. Except as set forth in WCBI DISCLOSURE SCHEDULE 4.16.3, all such loans are owned by WCBI or the appropriate WCBI Subsidiary free and clear of any liens.

                4.16.4. The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

                4.16.5. Warwick Savings has a valid, properly perfected first lien on the leases and automobiles securing the automobile loans included in the consumer loan portfolio as set forth in Note 5 to the financial statements included in WCBI's annual report on Form 10-K for the year ended December 31, 2003 and as set forth in WCBI DISCLOSURE SCHEDULE 4.16.5 (the "Auto Loan Portfolio").

        4.17.   SECURITIES DOCUMENTS.

        WCBI has made available to PBI copies of its (i) annual reports on Form 10-K for the years ended December 31, 2003, 2002 and 2001, (ii) quarterly report on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2003, and (iii) proxy materials used or for use in connection with its meetings of stockholders held in 2003, 2002 and 2001. Such reports and proxy materials complied, at the time filed with the SEC, in all material respects, with the Securities Laws.

        4.18.   RELATED PARTY TRANSACTIONS.

        Except as described in WCBI's proxy statement (the "WCBI Proxy Statement") filed with the SEC on April 4, 2003 and distributed in connection with its annual meeting of stockholders held on May 6, 2003 (which has previously been made available to PBI), or as set forth in WCBI DISCLOSURE
SCHEDULE 4.18, neither WCBI nor any WCBI Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of WCBI or any WCBI Subsidiary. Except as described in the WCBI Proxy Statement, all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of WCBI or any WCBI Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended except for rate modifications pursuant to Warwick Savings' loan modification policy that is applicable to all Persons. Neither WCBI nor any WCBI Subsidiary has been notified that principal or interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by WCBI is inappropriate.

        4.19.   DEPOSITS.

        None of the deposits of any WCBI Subsidiary is a "brokered deposit" as defined in 12 C.F.R. Section 337.6(a)(2).

        4.20.   ANTITAKEOVER PROVISIONS INAPPLICABLE; REQUIRED VOTE.

        The Board of Directors of WCBI has, to the extent such statute is applicable, taken all action (including appropriate approvals of the Board of Directors of WCBI) necessary to exempt PBI, the Merger, this Agreement and the transactions contemplated hereby from Section 203 of the DGCL. The affirmative vote of a majority of the issued and outstanding shares of WCBI Common Stock is required to approve this Agreement and the Merger under WCBI's certificate of incorporation (and no greater voting requirement is applicable by reason of Article EIGHT of the Certificate of Incorporation) and the DGCL. The Board of Directors of WCBI has taken such action as is necessary to render the WCBI Stock Purchase Rights under the WCBI Rights Agreement inapplicable to the Merger and the Bank Mergers and other transactions contemplated by this Agreement. In particular and without limitation, pursuant to Section 29 of the WCBI Rights Agreement, the Board of Directors of WCBI has determined that PBI is not an "Acquiring Person" and will not be an "Acquiring Person" upon consummation of the Merger.

        4.21.   REGISTRATION OBLIGATIONS.

        Neither WCBI nor any WCBI Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

        4.22.   RISK MANAGEMENT INSTRUMENTS.

        All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for WCBI's own account, or for the account of one or more of WCBI's Subsidiaries or their customers (all of which are set forth in WCBI DISCLOSURE SCHEDULE 4.22), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of WCBI and each WCBI Subsidiary, with counterparties believed to be financially responsible at the time; and to WCBI's and each WCBI Subsidiary's Knowledge each of them constitutes the valid and legally binding obligation of WCBI or such WCBI Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect. Neither WCBI nor any WCBI Subsidiary, nor, to the Knowledge of WCBI, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

        4.23.   FAIRNESS OPINION.

        WCBI has received an opinion from Sandler O'Neill to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the stockholders of WCBI pursuant to this Agreement is fair to such stockholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

        4.24.   INTELLECTUAL PROPERTY.

        WCBI and each WCBI Subsidiary owns or, to WCBI's Knowledge, possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in their business, each without payment, and neither WCBI nor any WCBI Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. WCBI and each Significant Subsidiary of WCBI have performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To the Knowledge of WCBI, the conduct of the business of WCBI and each WCBI Subsidiary as currently conducted or proposed to be conducted does not, in any respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

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

        4.25.   TRUST ACCOUNTS.

        Neither WCBI, nor any WCBI Subsidiary conducts any trust business.

        4.26.   LABOR MATTERS.

        There are no labor or collective bargaining agreements to which WCBI or any WCBI Subsidiary is a party. To the knowledge of WCBI, there is no union organizing effort pending or threatened against WCBI or any WCBI Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the knowledge of WCBI, threatened against WCBI or any WCBI Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of WCBI, threatened against WCBI or any WCBI Subsidiary (other than routine employee grievances that are not related to union employees). WCBI and each WCBI Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.

        4.27.   WCBI INFORMATION SUPPLIED

        The information relating to WCBI and any WCBI Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Merger Registration Statement will comply with the provisions of the Exchange Act and the rules and regulations thereunder and the provisions of the Securities Act and the rules and regulations thereunder, except that no representation or warranty is made by WCBI with respect to statements made or incorporated by reference therein based on information supplied by PBI specifically for inclusion or incorporation by reference in the Merger Registration Statement.

                                   ARTICLE V
                      REPRESENTATIONS AND WARRANTIES OF PBI

        PBI represents and warrants to WCBI that the statements contained in this Article V are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), subject to the standard set forth in Section 5.1 and except as set forth in the PBI DISCLOSURE SCHEDULE delivered by PBI to WCBI on the date hereof, and except to any representation of warranty which specifically relates to an earlier date, which only need be so correct as of such earlier date. PBI has made a good faith effort to ensure that the disclosure on each schedule of the PBI DISCLOSURE SCHEDULE corresponds to the section referenced herein. However, for purposes of the PBI DISCLOSURE SCHEDULE, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule. References to the Knowledge of PBI shall include the Knowledge of Provident Bank.

        5.1.    STANDARD.

        No representation or warranty of PBI contained in this Article V shall be deemed untrue or incorrect, and PBI shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article V, has had or is reasonably expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms "material", "materially", "in all material respects", "Material Adverse Effect" or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in Sections 5.2(other than the last sentence of Sections 5.2.1 and 5.2.2), 5.3 and 5.4, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

        5.2.    ORGANIZATION.

                5.2.1. PBI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly registered as a savings and loan holding company under the HOLA. PBI has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

                5.2.2. Provident Bank is a savings association duly organized, validly existing and in good standing under federal law. The deposits of Provident Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Provident Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

                5.2.3. Provident Municipal Bank is a commercial bank organized, validly existing and in good standing under the laws of the State of New York. The deposits of Provident Municipal Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

                5.2.4. PBI DISCLOSURE SCHEDULE 5.2.4 sets forth each PBI Subsidiary. Each PBI Subsidiary (other than Provident Bank) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

                5.2.5. The respective minute books of PBI and each PBI Subsidiary accurately records, in all material respects, all material corporate actions of their respective stockholders and boards of directors (including committees).

                5.2.6. Prior to the date of this Agreement, PBI has made available to WCBI true and correct copies of the certificate of incorporation or charter and bylaws of PBI and Provident Bank and the PBI Subsidiaries.

        5.3.    CAPITALIZATION.

                5.3.1. The authorized capital stock of PBI consists of 75,000,000 shares of PBI Common Stock, of which 39,616,761 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and 10,000,000 shares of preferred stock, $0.01 par value ("PBI Preferred Stock"), none of which are outstanding. There are no shares of PBI Common Stock held by PBI as treasury stock. Neither PBI nor any PBI Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of PBI Common Stock, or any other security of PBI or any securities representing the right to vote, purchase or otherwise receive any shares of PBI Common Stock or any other security of PBI, other than shares issuable under the PBI Stock Benefit Plans.

                5.3.2. PBI owns all of the capital stock of Provident Bank free and clear of any lien or encumbrance. Either PBI or Provident Bank owns all of the outstanding shares of capital stock of each PBI Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature, except that in the case of Provident REIT, Inc., Provident Bank owns 100% of the common stock and less than 100% of the preferred stock.

                5.3.3. Except as set forth in PBI DISCLOSURE SCHEDULE 5.3.3, to the Knowledge of PBI, no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of PBI Common Stock.

                5.3.4. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which PBI's stockholders may vote has been issued by PBI and are outstanding.

        5.4.    AUTHORITY; NO VIOLATION.

                5.4.1. PBI has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the required Regulatory Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by PBI and the completion by PBI of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of PBI, and no other corporate proceedings on the part of PBI are necessary to complete the transactions contemplated hereby, up to and including the Merger. This Agreement has been duly and validly executed and delivered by PBI, and subject to the receipt of the Regulatory Approvals described in Section 8.3 hereof and approval by the stockholders of WCBI and due and valid execution and delivery of this Agreement by WCBI, constitutes the valid and binding obligations of PBI, enforceable against PBI in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity.

                5.4.2.  (A) The execution and delivery of this Agreement by PBI,
(B) subject to receipt of the Regulatory Approvals, and compliance by WCBI and PBI with any conditions contained therein, and subject to the receipt of the approval of the stockholders of WCBI, the consummation of the transactions contemplated hereby, and (C) compliance by PBI with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of PBI or any PBI Subsidiary or the charter and bylaws of Provident Bank; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to PBI or any PBI Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of PBI, Provident Bank or any PBI Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on PBI and the PBI Subsidiaries taken as a whole.

        5.5.    CONSENTS.

        Except for the receipt of the Regulatory Approvals and compliance with any conditions contained therein, and the approval of this Agreement by the requisite vote of the stockholders of WCBI, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to the Knowledge of PBI, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (a) the execution and delivery of this Agreement by PBI and the completion by PBI of the Merger or (b) the execution and delivery of the Plans of Bank Merger and the completion of the Bank Mergers. PBI has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received or will include the imposition of any condition or requirement that could reasonably be expected by PBI to result in a Material Adverse Effect on PBI and its Subsidiaries, taken as a whole, or that (ii) any public body or authority having jurisdiction over affairs of PBI, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

        5.6.    FINANCIAL STATEMENTS.

                5.6.1. PBI has previously made available to WCBI the PBI Financial Statements covering periods ended prior to the date hereof. The PBI Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of PBI and the PBI Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

                5.6.2. At the date of each balance sheet included in the PBI Financial Statements, PBI did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such PBI Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

        5.7.    TAXES.

        PBI and the PBI Subsidiaries that are at least 80 percent owned by PBI are members of the same affiliated group within the meaning of Code Section 1504(a). PBI has duly filed all federal, state and material local tax returns required to be filed by or with respect to PBI and each Subsidiary of PBI, taking into account any extensions (all such returns, to the Knowledge of PBI, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from PBI and any Subsidiary of PBI by any taxing authority or pursuant to any written tax sharing agreement other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. As of the date of this Agreement, PBI has received no notice of, and to the Knowledge of PBI, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of PBI or any of its Subsidiaries, and no claim has been made by any taxing authority in a jurisdiction where PBI or any of its Subsidiaries do not file tax returns that PBI or any such Subsidiary is subject to taxation in that jurisdiction. Except as set forth in PBI DISCLOSURE SCHEDULE 5.7, PBI and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. PBI and each of its Subsidiaries has timely withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and PBI and each of its Subsidiaries, to the Knowledge of PBI, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

        5.8.    NO MATERIAL ADVERSE EFFECT.

        Except as disclosed in PBI's Securities Documents filed on or prior to the date hereof, PBI and the PBI Subsidiaries, taken as a whole, have not suffered any Material Adverse Effect since September 30, 2003 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on PBI and the PBI Subsidiaries, taken as a whole.

        5.9.    OWNERSHIP OF PROPERTY; INSURANCE COVERAGE.

                5.9.1. PBI and each Significant Subsidiary of PBI has good and, as to real property, marketable title to all material assets and properties owned by PBI or each Significant Subsidiary of PBI in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the PBI Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a Significant Subsidiary of PBI acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. PBI and the Significant Subsidiaries of PBI, as lessee, have the right under valid and subsisting leases of real and personal properties used by PBI and the Significant Subsidiaries of PBI in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

                5.9.2. PBI and each Significant Subsidiary of PBI currently maintain insurance considered by PBI to be reasonable for their respective operations. Neither PBI nor any Significant Subsidiary of PBI has received notice from any insurance carrier on or before the date hereof that such insurance will be canceled or that coverage thereunder will be reduced or eliminated. All such insurance is valid and enforceable and in full force and effect (other than insurance that expires in accordance with its terms), and within the last three years PBI and each Significant Subsidiary of PBI has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies except as disclosed in PBI DISCLOSURE SCHEDULE 5.9.2.

        5.10.   LEGAL PROCEEDINGS.

        Except as disclosed in PBI DISCLOSURE SCHEDULE 5.10, neither PBI nor any PBI Subsidiary is a party to any, and there are no pending or, to the Knowledge of PBI, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against PBI or any PBI Subsidiary, (ii) to which PBI or any PBI Subsidiary's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which would reasonably be expected to adversely affect the ability of PBI to perform under this Agreement, except for any proceeding, claim, action, investigation or inquiry which, if adversely determined, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

        5.11.   COMPLIANCE WITH APPLICABLE LAW.

                5.11.1. To the Knowledge of PBI, each of PBI and each PBI Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA Patriot Act, the Equal Credit Opportunity Act, the Fair Housing Act, the CRA, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither PBI nor any PBI Subsidiary has received any written notice to the contrary.

                5.11.2. Each of PBI and each PBI Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of PBI, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the approvals set forth in Section 8.3.

                5.11.3. For the period beginning January 1, 2001, and except as set forth in PBI DISCLOSURE SCHEDULE 5.11.3, neither PBI nor any PBI Subsidiary has received any written notification or, to the Knowledge of PBI, any other communication from any Bank Regulator (i) asserting that PBI or any PBI Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to PBI or any PBI Subsidiary; (iii) requiring or threatening to require PBI or any PBI Subsidiary, or indicating that PBI or any PBI Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of PBI or any PBI Subsidiary, including without limitation any restriction on the payment of dividends; or
(iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of PBI or any PBI Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither PBI nor any PBI Subsidiary has consented to or entered into any currently effective Regulatory Agreement. The most recent regulatory rating given to Provident Bank as to compliance with the CRA is satisfactory or better.

                5.11.4. Provident REIT, Inc. (the "PBI REIT") (A) was established in 1999 as a "real estate investment trust" as defined in Section 856(a) of the Code, (B) has met at all times since January 1999 the requirements of Section 857(a) of the Code, (C) has not relied at any time since January 1999 on Section 856(c)(6) of the Code, (D) has not had at any time since January 1999 any "net income derived from prohibited transactions" within the meaning of
Section 857(b)(6) of the Code and (E) has not issued any stock or securities as part of a multiple party financing transaction described in IRS Notice 97-21, 1997-11 I.R.B. 2, or Treasury Regulations Section 1.7701(1)-3.

        5.12.   EMPLOYEE BENEFIT PLANS.

                5.12.1. PBI DISCLOSURE SCHEDULE 5.12.1 includes a list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans, fringe benefit plans, employment, severance and change in control agreements and all other benefit practices, policies and arrangements maintained by PBI or any PBI Subsidiary and in which employees in general may participate (the "PBI Compensation and Benefit Plans"). Each PBI Compensation and Benefit Plan has been administered in form and in operation, in all material respects with its terms and all applicable requirements of law and no notice has been issued by any Governmental Authority questioning or challenging such compliance. With respect to each of the PBI Compensation and Benefit Plans, if applicable, PBI has provided or made available to WCBI copies of the most recent summary plan description (or other such summary of the terms of the plan).

                5.12.2. To the Knowledge of PBI and except as disclosed in PBI DISCLOSURE SCHEDULE 5.12.2, each PBI Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and Accountability Act and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each PBI Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") AND which is intended to be qualified under Section 401(a) of the Code has received or has requested and expects to receive a favorable determination letter or prototype plan letter from the IRS, and PBI is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the Knowledge of PBI, threatened action, suit or claim relating to any of the PBI Compensation and Benefit Plans (other than routine claims for benefits). Neither PBI nor any PBI Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject PBI or any PBI Subsidiary to an unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

                5.12.3. No liability, other than PBGC premiums arising in the ordinary course of business, has been or is expected by PBI or any of its Subsidiaries to be incurred with respect to any PBI Compensation and Benefit Plan which is a defined benefit plan subject to Title IV of ERISA ("PBI Defined Benefit Plan"), or with respect to any "single-employer plan" (as defined in
Section 4001(a) of ERISA) currently or formerly maintained by PBI or any entity which is considered one employer with PBI under Section 4001(b)(1) of ERISA or
Section 414 of the Code (an "ERISA Affiliate") (such plan hereinafter referred to as an "ERISA Affiliate Plan"). No PBI Defined Benefit Plan is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA. To the Knowledge of PBI, except as set forth in PBI DISCLOSURE SCHEDULE 5.12.3, no PBI Defined Benefit Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof. Except as set forth in PBI DISCLOSURE SCHEDULE 5.12.3, the fair market value of the assets of each PBI Defined Benefit Plan exceeds the present value of the benefits guaranteed under Section 4022 of ERISA under such PBI Defined Benefit Plan as of the end of the most recent plan year with respect to the respective PBI Defined Benefit Plan ending prior to the date hereof for which PBI has completed actuarial reports, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such PBI Defined Benefit Plan as of the date hereof; and no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any PBI Defined Benefit Plan within the 12-month period ending on the date hereof. Neither PBI nor any ERISA Affiliate has contributed to any "multi-employer plan," as defined in Section 3(37) of ERISA, on or after September 26, 1980. Neither PBI nor any of its Subsidiaries has provided, or is required to provide, security to any PBI Defined Benefit Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code or has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA. Neither PBI, its Subsidiaries, nor any ERISA Affiliate has contributed to any "multiemployer plan," as defined in Section 3(37) of ERISA, on or after January 1, 1998. To the Knowledge of PBI, there is no pending investigation or enforcement action by any Bank Regulator with respect to any PBI Compensation and Benefit Plan or any ERISA Affiliate Plan.

                5.12.4. All material contributions required to be made under the terms of any PBI Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements to which PBI or any PBI Subsidiary is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued on PBI's consolidated financial statements to the extent required by GAAP. PBI and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable PBI Compensation and Benefit Plan for financial reporting purposes to the extent required by GAAP.

                5.12.5. Except as set forth in PBI DISCLOSURE SCHEDULE 5.12.5, neither PBI nor any PBI Subsidiary has any obligations to provide retiree health, life insurance, disability insurance, or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code.

        5.13.   ENVIRONMENTAL MATTERS.

                5.13.1. To the Knowledge of PBI, neither the conduct nor operation of their business nor any condition of any property currently or previously owned or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a lien, results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon PBI or any of PBI Subsidiary. To the Knowledge of PBI, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to PBI or any PBI Subsidiary by reason of any Environmental Laws. Neither PBI nor any PBI Subsidiary has received any written notice from any Person that PBI or any PBI Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them are currently in violation of or otherwise are alleged to have financial exposure under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon PBI or any PBI Subsidiary.

                5.13.2. There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the PBI's Knowledge, threatened, before any court, governmental agency or other forum against PBI or any PBI Subsidiary (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by any of the PBI.

        5.14.   LOAN PORTFOLIO.

                5.14.1. The allowance for loan losses reflected in PBI's audited consolidated statement of condition at September 30, 2003 was, and the allowance for loan losses shown on the balance sheets in PBI's Securities Documents for periods ending after September 30, 2003 were or will be, adequate, as of the dates thereof, under GAAP.

                5.14.2. PBI DISCLOSURE SCHEDULE 5.14.2 sets forth a listing, as of the most recently available date, all loans of PBI and any PBI Subsidiary (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of the date of this Agreement are classified as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Watch list" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (5) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith; and all assets classified by PBI or any PBI Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. DISCLOSURE SCHEDULE 5.14.2 may exclude any individual loan with a principal outstanding balance of less than $100,000.

                5.14.3. All loans receivable (including discounts) and accrued interest entered on the books of PBI and each PBI Subsidiary arose out of bona fide arm's-length transactions, were made for good and valuable consideration in the ordinary course of business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be.

                5.14.4. The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or

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security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

        5.15.   SECURITIES DOCUMENTS.

        PBI has made available to WCBI copies of its (i) annual report on Form 10-K for the year ended September 30, 2003, (ii) quarterly report on Form 10-Q for the quarter ended December 31, 2003 and (iii) proxy materials used or for use in connection with its meeting of stockholders held in 2003. Such reports and such proxy materials complied, at the time filed with the SEC, in all material respects, with the Securities Laws.

        5.16.   DEPOSITS.

        None of the deposits of any PBI Subsidiary is a "brokered deposit" as defined in 12 C.F.R. Section 337.6(a)(2).

        5.17.   ANTITAKEOVER PROVISIONS INAPPLICABLE.

        The transactions contemplated by this Agreement are not subject to the requirements of any "moratorium," "control share," "fair price," "affiliate transactions," "business combination" or other antitakeover laws and regulations of any state, including the provisions of Section 203 of the DGCL applicable to PBI or any PBI Subsidiary.

        5.18.   RISK MANAGEMENT INSTRUMENTS.

        All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for PBI's own account, or for the account of one or more of PBI's Subsidiaries or their customers, were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of PBI and each PBI Subsidiary, with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of PBI or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect. Neither PBI nor any PBI Subsidiary, nor to the Knowledge of PBI any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

        5.19.   BROKERS, FINDERS AND FINANCIAL ADVISORS.

        Neither PBI nor any PBI Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement, except for the retention of RP Financial, LC. and Ryan Beck & Co. by PBI and the fee payable pursuant thereto.

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

        5.20.   PBI COMMON STOCK

        The shares of PBI Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

        5.21.   MATERIAL CONTRACTS; LEASES, DEFAULTS.

        Neither PBI nor any PBI Subsidiary is a party to or subject to: (i) any collective bargaining agreement with any labor union relating to employees of PBI or any PBI Subsidiary; nor (ii) any agreement which by its terms limits the payment of dividends by PBI or any PBI Subsidiary.

        5.22.   PBI INFORMATION SUPPLIED.

        The information relating to PBI and any PBI Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Merger Registration Statement will comply with the provisions of the Exchange Act and the rules and regulations thereunder and the provisions of the Securities Act and the rules and regulations thereunder, except that no representation or warranty is made by PBI with respect to statements made or incorporated by reference therein based on information supplied by WCBI specifically for inclusion or incorporation by reference in the Merger Registration Statement.

        5.23.   FAIRNESS OPINION

        FNFG has received an opinion from Ryan Beck to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be paid by FNFG to the stockholders of HRB pursuant to this Agreement is fair to FNFG stockholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

                                   ARTICLE VI
                                COVENANTS OF WCBI

        6.1.    CONDUCT OF BUSINESS.

                6.1.1. AFFIRMATIVE COVENANTS. During the period from the date of this Agreement to the Effective Time, except with the written consent of PBI, which consent will not be unreasonably withheld, WCBI will, and it will cause each WCBI Subsidiary to: operate its business only in the usual, regular and ordinary course of business; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would: (i) adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain the Regulatory Approvals, or (ii) adversely affect its ability to perform its covenants and agreements under this Agreement.

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

                6.1.2. NEGATIVE COVENANTS. WCBI agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, set forth in WCBI DISCLOSURE SCHEDULE 6.1.2, or consented to by PBI in writing (which consent shall not be unreasonably withheld), it will not, and it will cause each of the WCBI Subsidiaries not to:

                        (A) change or waive any provision of its Certificate of Incorporation, Charter or Bylaws, except as required by law;

                        (B) change the number of authorized or issued shares of its capital stock, issue any shares of WCBI Common Stock that are held as Treasury Shares as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the WCBI Stock Benefit Plans, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that (i) WCBI may issue shares of WCBI Common Stock upon the valid exercise, in accordance with the information set forth in WCBI DISCLOSURE SCHEDULE 4.3.1, of presently outstanding WCBI Options issued under the WCBI Stock Benefit Plans, (ii) in consultation with PBI, and to the extent practicable prior to the Effective Time and permitted under applicable law, WCBI shall re-purchase (in the open market) a number of shares of WCBI Common Stock (x) equal to the number of shares of WCBI Common Stock issued pursuant to the valid exercise of WCBI Options as permitted in (i) above, and
(y) for the payment of the annual retainer of any non-employee director of WCBI and Warwick Savings which is required to be paid quarterly in shares of WCBI Common Stock, (iii) WCBI may continue to pay its regular quarterly cash dividend of $0.15 per share with payment and record dates consistent with past practice (provided the declaration of the last quarterly dividend by WCBI prior to the Effective Time and the payment thereof shall be coordinated with PBI so that holders of WCBI Common Stock do not receive dividends on both WCBI Common Stock and PBI Common Stock received in the Merger in respect of such quarter or fail to receive a dividend on at least one of the WCBI Common Stock or PBI Common Stock received in the Merger in respect of such quarter), (iv) any WCBI Subsidiary may pay dividends to its parent company (as permitted under applicable law or regulations), and the WSB REIT may continue to pay dividends on the shares of preferred stock and common stock issued and outstanding as of the date hereof, at the rate in effect as of the date hereof and at such times consistent with past practice; and (v) a special cash dividend on WCBI Common Stock in accordance with the terms of Schedule 6.1.2(B).

                        (C) enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business;

                        (D)     other than as set forth in WCBI DISCLOSURE
SCHEDULE 6.1.2(D), make application for the opening or closing of any, or open or close any, branch or automated banking facility;

                        (E) grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (i) as may be required pursuant to commitments existing on the date hereof and set forth on WCBI DISCLOSURE SCHEDULES 4.9.1 and 4.13.1 or as required pursuant to Section 7.8 of this Agreement, (ii) as to non-management employees, merit pay increases in the ordinary course of business consistent with past practices, (iii) with respect to severance or termination pay or benefits, pursuant to terminations of employment in the ordinary course of business consistent with past practice and (iv) as otherwise contemplated by this Agreement. Neither WCBI nor any WCBI Subsidiary shall hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $50,000, provided that a WCBI Subsidiary may hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business. In addition, WCBI may agree to pay employees of WCBI or any WCBI Subsidiary, who are identified by WCBI and agreed to by PBI, a retention bonus in an individual amount to be agreed to by the parties and in an aggregate amount not to exceed $125,000.

                        (F) enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution or defined benefit plan not in the ordinary course of business consistent with past practice, except (i) as may be required by applicable law, (ii) pursuant to commitments in effect as of the date hereof as set forth in WCBI DISCLOSURE
SCHEDULE 6.12(F) or (iii) as otherwise contemplated by this Agreement;

                        (G) merge or consolidate WCBI or any WCBI Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of WCBI or any WCBI Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between WCBI, or any WCBI Subsidiary, and any other Person; enter into a purchase and assumption transaction with respect to deposits and liabilities; incur deposit liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice; permit the revocation or surrender by any WCBI Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

                        (H) except as permitted by Section 6.12(B) sell or otherwise dispose of the capital stock of WCBI or sell or otherwise dispose of any asset of WCBI or of any WCBI Subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB, subject any asset of WCBI or of any WCBI Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, including pledges in connection with acceptance of governmental deposits, and transactions in "federal funds" and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

                        (I) take any action which would be reasonably expected to result in any of the representations and warranties of WCBI set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law;

                        (J) change its method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Bank Regulator responsible for regulating WCBI or Warwick Savings or regulatory accounting principles;

                        (K) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which WCBI or any WCBI Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

                        (L) purchase any equity securities, or purchase any securities other than securities (i) rated "A" or higher by either Standard & Poor's Ratings Services or Moody's Investors Service, (ii) having a face amount of not more than $5,000,000, (iii) with a weighted average life of not more than five years and (iv) otherwise in the ordinary course of business consistent with past practice;

                        (M) except as specifically provided below, and except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on the WCBI DISCLOSURE SCHEDULE 6.1.2(M), and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, loan participations, lines of credit and letters of credit) to any borrower or group of affiliated borrowers in excess of $500,000 in the aggregate for unsecured loans and $1,500,000 in the aggregate for secured loans. In addition, the following require the prior consent of PBI: a residential loan of $400,000 or greater (except for residential loans sold as to which there is an agreement to sell on a non-recourse basis); an unsecured loan of $350,000 or greater; a secured commercial business loan of $750,000 or greater; and a commercial real estate loan of $2,500,000 or greater; or purchase, invest in or originate any finance lease or any loan secured by a lease of personal property;

                        (N)     except as set forth on the WCBI DISCLOSURE
SCHEDULE 6.1.2(N), enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;

                        (O) enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

                        (P) except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

                        (Q) make any change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies in any material respect except as may be required by changes in applicable law or regulations, GAAP or regulatory accounting principles or by a Bank Regulator;

                        (R) except for the execution of this Agreement, and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any WCBI Compensation and Benefit Plan;

                        (S) except as set forth in WCBI DISCLOSURE SCHEDULE 6.1.2(S), make any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

                        (T) except as set forth in WCBI DISCLOSURE SCHEDULE 6.1.2(T), purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

                        (U) sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate that are consistent with past practice) unless Provident Bank has been given the first opportunity and a reasonable time to purchase any loan participation being sold;

                        (V) undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by WCBI or any WCBI Subsidiary of more than $100,000 annually, or containing any financial commitment extending beyond 12 months from the date hereof;

                        (W) pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $50,000 individually or $100,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

                        (X) foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of a Materials of Environmental Concern;

                        (Y) purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

                        (Z) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with PBI and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of PBI (which shall not be unreasonably withheld) or issue any broadly distributed communication of a general nature to customers without the prior approval of PBI (which shall not be unreasonably withheld), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby; or

                        (AA)    agree to do any of the foregoing.

        6.2.    CURRENT INFORMATION.

                6.2.1. During the period from the date of this Agreement to the Effective Time, WCBI will cause one or more of its representatives to confer with representatives of PBI and report the general status of its ongoing operations at such times as PBI may reasonably request. WCBI will promptly notify PBI of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving WCBI or any WCBI Subsidiary. Without limiting the foregoing, senior officers of PBI and WCBI shall meet on a reasonably regular basis (expected to be at least monthly) to review the financial and operational affairs of WCBI and its Subsidiaries, in accordance with applicable law, and WCBI shall give due consideration to PBI's input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither PBI nor any PBI Subsidiary shall under any circumstance be permitted to exercise control of WCBI or any WCBI Subsidiary prior to the Effective Time.

                6.2.2. Warwick Savings and Provident Bank shall meet on a regular basis to discuss and plan for the conversion of data processing and related electronic informational systems of Warwick Savings, TCB and Warwick Commercial Bank to those used by Provident Bank and Provident Municipal Bank, which planning shall include, but not be limited to, discussion of the possible termination by Warwick Savings, TCB and Warwick Commercial Bank of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by Warwick Savings, TCB and Warwick Commercial Bank in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that neither Warwick Savings, TCB nor Warwick Commercial Bank shall be obligated to take any such action prior to the Effective Time and, unless Warwick Savings, TCB and Warwick Commercial Bank otherwise agrees and provided it is permitted by applicable law, no conversion shall take place prior to the Effective Time. In the event that Warwick Savings, TCB and Warwick Commercial Bank take, at the request of Provident Bank, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees or charges, Provident Bank shall indemnify Warwick Savings, TCB and Warwick Commercial Bank for any such fees and charges, and the costs of reversing the conversion process, if for any reason the Merger is not consummated for any reason other than a breach of this Agreement by WCBI, or a termination of this Agreement under Section 11.1.8 or 11.1.9.

                6.2.3. WCBI shall provide PBI, within fifteen (15) business days of the end of each calendar month, a written list of nonperforming assets (the term "nonperforming assets," for purposes of this subsection, means (i) loans that are "troubled debt restructuring" as defined in Statement of Financial Accounting Standards No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructuring," (ii) loans on nonaccrual, (iii) real estate owned,
(iv) all loans ninety (90) days or more past due) as of the end of such month and (iv) and impaired loans. On a monthly basis, WCBI shall provide PBI with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.

                6.2.4. WCBI shall promptly inform PBI upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of WCBI or any WCBI Subsidiary under any labor or employment law.

        6.3.    ACCESS TO PROPERTIES AND RECORDS.

        Subject to Section 12.1 hereof, WCBI shall permit PBI reasonable access upon reasonable notice to its properties and those of the WCBI Subsidiaries, and shall disclose and make available to PBI during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter WCBI reasonably determines should be treated as confidential) and stockholders' meetings, organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which PBI may have a reasonable interest; provided, however, that WCBI shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in WCBI's reasonable judgment, would interfere with the normal conduct of WCBI's business or would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or contravene any applicable law. WCBI shall provide and shall request its auditors to provide PBI with such historical financial information regarding it (and related audit reports and consents) as PBI may reasonably request for Securities Law disclosure purposes. PBI shall use commercially reasonable efforts to minimize any interference with WCBI's regular business operations during any such access to WCBI's property, books and records. WCBI and each WCBI Subsidiary shall permit PBI, at its expense, to cause a "phase I environmental audit" and a "phase II environmental audit" to be performed at any physical location owned or, to the extent permitted under the applicable lease agreement, occupied by WCBI or any WCBI Subsidiary.

        6.4.    FINANCIAL AND OTHER STATEMENTS.

                6.4.1. Promptly upon receipt thereof, WCBI will furnish to PBI copies of each annual, interim or special audit of the books of WCBI and the WCBI Subsidiaries made by its independent accountants and copies of all internal control reports submitted to WCBI by such accountants in connection with each annual, interim or special audit of the books of WCBI and the WCBI Subsidiaries made by such accountants.

                6.4.2. As soon as reasonably available, but in no event later than five business days after such documents are filed with the SEC, WCBI will deliver to PBI the Securities Documents filed by it with the SEC under the Securities Laws other than those Securities Documents that are available publicly through the SEC's EDGAR data base. Within 25 days after the end of each month, WCBI will deliver to PBI a consolidated balance sheet and a consolidated statement of operations, without related notes, for such month prepared in accordance with current financial reporting practices, as well as a month-end and year to date comparison to budget.

                6.4.3. With reasonable promptness, WCBI will furnish to PBI such additional financial data that WCBI possesses and as PBI may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

        6.5.    MAINTENANCE OF INSURANCE.

        WCBI shall use commercially reasonable efforts to maintain, and to cause the WCBI Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business, with such coverage and in such amounts not less than that currently maintained by WCBI and the WCBI Subsidiaries and set forth in WCBI DISCLOSURE SCHEDULE 4.10.3. WCBI will promptly inform PBI if WCBI or any WCBI Subsidiary receives notice from an insurance carrier that (i) an insurance policy will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to any policy of insurance will be substantially increased.

        6.6.    DISCLOSURE SUPPLEMENTS.

        From time to time prior to the Effective Time, WCBI will promptly supplement or amend the WCBI DISCLOSURE SCHEDULE delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such WCBI DISCLOSURE SCHEDULE or which is necessary to correct any information in such WCBI DISCLOSURE SCHEDULE which has been rendered materially inaccurate thereby. No supplement or amendment to such WCBI DISCLOSURE SCHEDULE shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX. Notwithstanding anything to the contrary contained herein, no failure to provide any such supplement or amendment to the WCBI DISCLOSURE SCHEDULE shall constitute the failure of any condition set forth in Article IX to be satisfied unless the underlying breach or inaccuracy would individually or collectively result in the failure of a condition set forth in Article IX to be satisfied.

        6.7.    CONSENTS AND APPROVALS OF THIRD PARTIES.

        WCBI and Warwick Savings shall use all commercially reasonable efforts, and shall cause each WCBI Subsidiary to use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any other persons necessary or desirable for the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, WCBI shall utilize the services of a professional proxy soliciting firm to provide assistance in obtaining the stockholder vote required to be obtained by it hereunder.

        6.8.    ALL REASONABLE EFFORTS.

        Subject to the terms and conditions herein provided, WCBI agrees to use, and agrees to cause Warwick Savings to use, all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Prior to the Effective Time, the Board of Directors of WCBI will amend the WCBI Rights Agreement to provide for its termination effective upon the Effective Time.

        6.9.    FAILURE TO FULFILL CONDITIONS.

        In the event that WCBI or Warwick Savings determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify PBI.

        6.10.   NO SOLICITATION.

        From and after the date hereof until the termination of this Agreement, neither WCBI, nor any WCBI Subsidiary, nor any of their respective officers, directors, employees, representatives, agents and affiliates (including, without limitation, any investment banker, attorney or accountant retained by WCBI or any of the WCBI Subsidiaries), will, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of its officers, directors, or employees or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by any of its Subsidiaries to take any such action, and WCBI shall notify PBI orally (within one business day) and in writing (as promptly as practicable) of all of the relevant details relating to all inquiries and proposals which it or any of its Subsidiaries or any such officer, director or employee, or, to WCBI's Knowledge, investment banker, financial advisor, attorney, accountant or other representative of WCBI may receive relating to any of such matters, PROVIDED, HOWEVER, that nothing contained in this Section 6.10 shall prohibit the Board of Directors of WCBI from (i) complying with its disclosure obligations under federal or state law; or (ii) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal, if, and only to the extent that, (A) the Board of Directors of WCBI determines in good faith (after consultation with its financial and legal advisors), taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, that such proposal, if consummated, is reasonably likely to result in a transaction more favorable to WCBI's stockholders from a financial point of view than the Merger;
(B) the Board
of Directors of WCBI determines in good faith (after consultation with its financial and legal advisors) that the failure to furnish information to or enter into discussions with such Person would likely cause the Board of Directors to breach its fiduciary duties to stockholders under applicable law;
(C) such Acquisition Proposal was not solicited by WCBI and did not otherwise result from a breach of this Section 6.10 by WCBI (such proposal that satisfies clauses (A), (B) and (C) being referred to herein as a "Superior Proposal"); (D) WCBI promptly notifies PBI of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with WCBI or any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers, and receives from such Person an executed confidentiality agreement in form and substance identical in all material respects to the confidentiality agreements that WCBI and PBI entered into; and (E) the WCBI Stockholders Meeting has not occurred. For purposes of this Agreement, "Acquisition Proposal" shall mean any proposal or offer as to any of the following (other than the transactions contemplated hereunder) involving WCBI or any of its Subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of WCBI and the WCBI Subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of WCBI or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

        6.11.   RESERVES AND MERGER-RELATED COSTS.

        WCBI agrees to consult with PBI with respect to its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves). PBI and WCBI shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges as PBI shall reasonably request, provided that no such actions need be effected until PBI shall have irrevocably certified to WCBI that all conditions set forth in Article IX to the obligation of any PBI to consummate the transactions contemplated hereby (other than the delivery of certificates to PBI by officers of the WCBI) have been satisfied or, where legally permissible, waived.

        6.12.   BOARD OF DIRECTORS AND COMMITTEE MEETINGS.

        WCBI and the WCBI Subsidiaries shall permit representatives (no more than two (2)) of PBI to attend any meeting of their Board of Directors and of the Loan and Executive Committees thereof as an observer (the "Observer"), provided that neither WCBI nor any WCBI Subsidiary shall be required to permit the Observer to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any third party proposal to acquire control of WCBI or during any other matter that the respective Board of Directors has been advised of by counsel that such attendance by the Observer may violate a confidentiality obligation or fiduciary duty or any legal, regulatory or Nasdaq requirements.

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

                                   ARTICLE VII
                                COVENANTS OF PBI

        7.1.    CONDUCT OF BUSINESS.

        During the period from the date of this Agreement to the Effective Time, except with the written consent of WCBI, which consent will not be unreasonably withheld, PBI will, and it will cause each PBI Subsidiary to: conduct its business only in the usual, regular and ordinary course consistent with past practices; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action that would: (i) adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals; (ii) adversely affect its ability to perform its covenants and agreements under this Agreement; (iii) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied; (iv) change or waive any provision of its Certificate of Incorporation or Charter, except as required by law; (v) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Bank Regulator responsible for regulating PBI or Provident Bank or regulatory accounting principles; or (vi) declare, set aside or pay any extraordinary dividend or other distribution in respect of its capital stock.

        7.2.    CURRENT INFORMATION AND CONSULTATION.

        During the period from the date of this Agreement to the Effective Time, PBI will cause one or more of its representatives to confer with representatives of WCBI and report the general status of its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby, at such times as WCBI may reasonably request. PBI will promptly notify WCBI, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving PBI and any PBI Subsidiary. PBI will consult with WCBI in advance with respect to any proposed material change in the business or operations of PBI and with respect to any material strategic activities of PBI. PBI shall be reasonably responsive to requests by WCBI for access to such information and personnel regarding PBI and its Subsidiaries as may be reasonably necessary for WCBI to confirm that the representations and warranties of PBI contained herein are true and correct and that the covenants of PBI contained herein have been performed in all material respects; provided, however, that PBI shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in PBI's reasonable judgment, would interfere with the normal conduct of PBI's business or would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel.

        7.3.    FINANCIAL AND OTHER STATEMENTS.

        As soon as reasonably available, but in no event later than the date such documents are filed with the SEC, PBI will deliver to WCBI the Securities Documents filed by it with the SEC under the Securities Laws other than those Securities Documents that are available publicly though the SEC's EDGAR data base. PBI will advise WCBI promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of PBI or any of the PBI Subsidiaries.

        7.4.    DISCLOSURE SUPPLEMENTS.

        From time to time prior to the Effective Time, PBI will promptly supplement or amend the PBI DISCLOSURE SCHEDULE delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such PBI DISCLOSURE SCHEDULE or which is necessary to correct any information in such PBI DISCLOSURE SCHEDULE which has been rendered inaccurate thereby. No supplement or amendment to such PBI DISCLOSURE SCHEDULE shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX. Notwithstanding anything to the contrary contained herein, no failure to provide any such supplement or amendment to the PBI DISCLOSURE SCHEDULE shall constitute the failure of any condition set forth in Article IX to be satisfied unless the underlying breach or inaccuracy would individually or collectively result in the failure of a condition set forth in Article IX to be satisfied.

        7.5.    CONSENTS AND APPROVALS OF THIRD PARTIES.

        PBI and Provident Bank shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any other Persons necessary or desirable for the consummation of the transactions contemplated by this Agreement.

        7.6.    ALL REASONABLE EFFORTS.

        Subject to the terms and conditions herein provided, PBI agrees to use and agrees to cause Provident Bank to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

        7.7.    FAILURE TO FULFILL CONDITIONS.

        In the event that PBI determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify WCBI.

        7.8.    EMPLOYEE BENEFITS.

                7.8.1. PBI agrees that it will honor all Compensation and Benefit Plans in accordance with their terms as in effect immediately before the Effective Time, subject to any amendment or termination thereof that may be permitted by such terms. Following the Effective Time, PBI shall provide Continuing Employees (as defined below in Section 7.8.8) with compensation and benefits that are, in the aggregate, substantially similar to the compensation and benefits provided to similarly situated PBI employees (as of the date any such compensation or benefit is provided). All WCBI Employees who become participants in an PBI Compensation and Benefit Plan shall, for purposes of determining eligibility for and for any applicable vesting periods of such employee benefits only (and not for benefit accrual purposes) be given credit for service as an employee of WCBI or any WCBI Subsidiary or any predecessor thereto prior to the Effective Time, provided, however, that credit for prior service shall not be given under the PBI ESOP, under the PBI retiree health plan, or to the extent that providing such credit would result in a duplication of benefits; and provided further, that credit for prior service with WCBI or a WCBI Subsidiary shall also be given for benefit accrual purposes under any vacation policy or plan of PBI or under any severance compensation plan for employees that PBI has or may adopt in the future. This Agreement shall not be construed to limit the ability of PBI or Provident Bank to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes as they deem appropriate, subject to the terms and conditions of such programs.

                7.8.2. Subject to the occurrence of the Effective Time, the Warwick ESOP shall be terminated immediately prior to and effective as of the Effective Time (all shares held by the ESOP shall be converted into the right to receive the Merger Consideration, as elected by the ESOP participants), all outstanding Warwick ESOP indebtedness shall be repaid, and the balance of the shares and any other assets remaining in the Loan Suspense Account (as such term is defined in the Warwick ESOP) shall be allocated and distributed to Warwick ESOP participants (subject to the receipt of a favorable determination letter from the IRS), as provided for in the Warwick ESOP and unless otherwise required by applicable law. Prior to the Effective Time, WCBI, and following the Effective Time, PBI shall use their respective best efforts in good faith to obtain such favorable determination letter (including, but not limited to, making such changes to the ESOP and the proposed allocations as may be requested by the IRS as a condition to its issuance of a favorable determination letter). WCBI and following the Effective Time, PBI, will adopt such amendments to the Warwick ESOP as may be reasonably required by the IRS as a condition to granting such favorable determination letter on termination. Prior to or as of the Effective Time, PBI shall take all action necessary (including the amendment of PBI's 401(k) Plan) to permit participants in the Warwick ESOP who are Continuing Employees to roll any eligible rollover distributions from the Warwick ESOP into PBI's 401(k) Plan. Neither WCBI, nor following the Effective Time, PBI shall make any distribution from the Warwick ESOP except as may be required by applicable law until receipt of such favorable determination letter. In the case of a conflict between the terms of this Section and the terms of the Warwick ESOP, the terms of the Warwick ESOP shall control, however, in the event of any such conflict, WCBI before the Merger, and PBI, after the Merger, shall use their best efforts to cause the ESOP to be amended to conform to the requirements of this Section.

                7.8.3. WCBI shall cause Warwick Savings to amend the Benefit Restoration Plan of Warwick Savings ("BRP") prior to the Effective Time to cause the benefits payable to participants (other than former participants who are receiving distributions under the BRP at the time of execution of this Agreement) therein (or in the case of the benefits payable under Section 3.1(b), the actuarial equivalent present value of such benefit as determined in accordance with the BRP) to be paid in a lump sum distribution immediately prior to the Effective Time and to cause the BRP to terminate upon the payment of such amounts, provided, however, that benefits payable to former participants shall continue to be paid in accordance with the existing distribution schedule). WCBI shall use its best efforts to cause the participants receiving payments thereunder to execute acknowledgments that the amounts paid thereunder are in full satisfaction of their claims to benefits under the BRP.

                7.8.4. .Effective upon the execution of this Agreement, or as promptly thereafter as is practicable, WCBI shall take such action as is necessary to cause the WCBI and Warwick Savings Voluntary Retainer Stock and Deferred Compensation Plan for Directors ("Deferred Compensation Plan") to be amended so that (i) each Stock Unit credited to a director's Stock Unit Account under the Deferred Compensation Plan shall be converted, at the Effective Time, into a number of full and partial Cash Units under the director's Cash Unit Account equal to the Cash Consideration. Prior to the Effective Time, WCBI and Warwick Savings shall take such action as is necessary to terminate the Deferred Compensation Plan and to distribute the amounts held thereunder in a lump sum payment to the directors participating therein.

                7.8.5. Prior to the Effective Time, WCBI shall accelerate the vesting of any outstanding shares of restricted stock awarded under the WCBI Recognition and Retention Plan ("WCBI RRP") so that such shares shall vest and be distributed from the trust established to hold such shares immediately prior to the Effective Time. Prior to the Effective Time, any shares held by the trust under the WCBI RRP which were not awarded to eligible employees, eligible directors or eligible directors emeritus prior to the execution of this Agreement, shall be cancelled and the WCBI RRP shall be terminated, effective as of the Effective Time.

                7.8.6. In the event of any termination of any WCBI or Warwick Savings health plan or consolidation of any such plan with any PBI or Provident Bank health plan or to the extent that an employee of WCBI or any WCBI Subsidiary who continues employment with PBI or a PBI Subsidiary ("Continuing Employee" participates in a PBI health plan, PBI shall make available to such Continuing Employees and their dependents employer-provided health coverage (including medical, dental, pharmaceutical and/or vision benefits) on the same basis as it provides such coverage to PBI employees. Unless a Continuing Employee affirmatively terminates coverage under a WCBI health plan prior to the time that such Continuing Employee becomes eligible to participate in the PBI health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the WCBI health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of PBI and their dependents. In the event of a termination or consolidation of any WCBI health plan, terminated WCBI employees and qualified beneficiaries will have the right to continued coverage under group health plans of PBI in accordance with Code
Section 4980B(f), consistent with the provisions below. In the event of any termination of any WCBI health plan, or consolidation of any WCBI health plan with any PBI health plan, any coverage limitation under the PBI health plan due to any pre-existing condition shall be waived by the PBI health plan to the degree that such condition was covered by the WCBI health plan and such condition would otherwise have been covered by the PBI health plan in the absence of such coverage limitation. All WCBI Employees who cease participating in an WCBI health plan and become participants in a comparable PBI health plan shall receive credit for any co-payment and deductibles paid under WCBI's health plan for purposes of satisfying any applicable deductible or out-of-pocket requirements under the PBI health plan, upon substantiation, in a form satisfactory to PBI that such co-payment and/or deductible has been satisfied. PBI shall assume the retiree health plan of WCBI and each WCBI Subsidiary and shall have the same rights and obligations thereunder.

        7.9.    DIRECTORS AND OFFICERS INDEMNIFICATION AND INSURANCE.

                7.9.1. PBI shall maintain, or shall cause Provident Bank to maintain, in effect for six years following the Effective Time, the current directors' and officers' liability insurance policies maintained by WCBI (provided, that PBI may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall PBI be required to expend pursuant to this Section 7.9.1 more than 250% of the annual cost currently expended by WCBI with respect to such insurance (the "Maximum Amount"); PROVIDED, FURTHER, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, PBI shall maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount. In connection with the foregoing, WCBI agrees in order for PBI to fulfill its agreement to provide directors and officers liability insurance policies for six years to provide such insurer or substitute insurer with such reasonable and customary representations as such insurer may request with respect to the reporting of any prior claims.

                7.9.2. In addition to Section 7.9.1, PBI shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of WCBI or an WCBI Subsidiary (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fees), liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a "Claim"), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of WCBI or a WCBI Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time (the "Indemnified Liabilities"), to the fullest extent permitted under Delaware (to the extent not prohibited by federal law), and WCBI's Certificate of Incorporation and Bylaws. PBI shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted by Delaware (to the extent not prohibited by federal law) upon receipt of an undertaking to repay such advance payments if the Indemnified Party shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below. Any Indemnified Party wishing to claim indemnification under this Section 7.9.2 upon learning of any Claim, shall notify PBI (but the failure so to notify PBI shall not relieve it from any liability which it may have under this Section 7.9.2, except to the extent such failure materially prejudices PBI) and shall, if required by applicable law, deliver to PBI the undertaking referred to in the previous sentence.

                7.9.3. In the event that either PBI or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of PBI shall assume the obligations set forth in this
Section 7.9.

                7.9.4. The obligations of PBI provided under this Section 7.9 are intended to be enforceable against PBI directly by the Indemnified Parties and their heirs and representatives and shall be binding on all respective successors and permitted assigns of PBI. PBI shall pay all reasonable costs, including attorneys' fees, that may be incurred by any Indemnified Party in successfully enforcing the indemnity and other obligations provided for in this
Section 7.9 to the fullest extent permitted under applicable law. The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under applicable law.

        7.10.   STOCK LISTING.

        PBI agrees to list on the Nasdaq (or such other national securities exchange on which the shares of the PBI Common Stock shall be listed as of the Closing Date), subject to official notice of issuance, the shares of PBI Common Stock to be issued in the Merger.

        7.11.   STOCK AND CASH RESERVE.

        PBI agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of PBI Common Stock and to maintain sufficient liquid accounts or borrowing capacity to fulfill its obligations under this Agreement.

        7.12.   SECTION 16(B) EXEMPTION.

        PBI and WCBI agree that, in order to most effectively compensate and retain WCBI Insiders (as defined below) in connection with the Merger, both prior to and after the Effective Time, it is desirable that WCBI Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of WCBI Common Stock into shares of PBI in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 7.12. Assuming that WCBI delivers to PBI the WCBI Section 16 Information (as defined below) in a timely fashion prior to the Effective Time, the Board of Directors of PBI, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing in substance that the receipt by the WCBI Insiders (as defined below) of PBI Common Stock in exchange for shares of WCBI Common Stock, pursuant to the transactions contemplated hereby and to the extent such securities are listed in the WCBI Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act to the fullest extent permitted by applicable law. "WCBI Section 16 Information" shall mean information accurate in all material respects regarding the WCBI Insiders, the number of shares of WCBI Common Stock held by each such WCBI Insider and expected to be exchanged for PBI Common Stock in the Merger. "WCBI Insiders" shall mean those officers and directors of WCBI who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are expected to be subject to Section 16(a) of the Exchange Act with respect to PBI Common Stock subsequent to the Effective Time.

                                  ARTICLE VIII
                          REGULATORY AND OTHER MATTERS

        8.1.    MEETINGS OF STOCKHOLDERS.

        8.1.1. WCBI will (i) take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, which may be an annual meeting, for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in WCBI's reasonable judgment, necessary or desirable (the "WCBI Stockholders Meeting"), (ii) in connection with the solicitation of proxies with respect to the WCBI Stockholders Meeting, have its Board of Directors recommend approval of this Agreement to the WCBI stockholders; and (iii) cooperate and consult with PBI with respect to each of the foregoing matters. The Board of Directors of WCBI may fail to make such a recommendation referred to in clause (ii) above, or withdraw, modify or change any such recommendation only if such Board of Directors, after having consulted with and considered the advice of its outside financial and legal advisors, has determined that the making of such recommendation, or the failure so to withdraw, modify or change its recommendation, would constitute a breach of the fiduciary duties of such directors under applicable law.

        8.2.    PROXY STATEMENT-PROSPECTUS; MERGER REGISTRATION STATEMENT.

                8.2.1. For the purposes (x) of registering PBI Common Stock to be offered to holders of WCBI Common Stock in connection with the Merger with the SEC under the Securities Act and (y) of holding the WCBI Stockholders Meetings, PBI shall draft and prepare, and WCBI shall cooperate in the preparation of, the Merger Registration Statement, including a proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed by WCBI to the WCBI stockholders, together with any and all amendments or supplements thereto, being herein referred to as the "Proxy Statement-Prospectus"). PBI shall provide WCBI and its counsel with appropriate opportunity to review and comment on the Proxy Statement-Prospectus, and shall incorporate all appropriate comments thereto, prior to the time it is initially filed with the SEC or any amendments are filed with the SEC. PBI shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC. Each of PBI and WCBI shall use their best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and each of WCBI shall thereafter promptly mail the Proxy Statement-Prospectus to its stockholders. PBI shall also use its best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and WCBI shall furnish all information concerning WCBI and the holders of WCBI Common Stock as may be reasonably requested in connection with any such action.

                8.2.2. PBI shall, as soon practicable following the date hereof, file the Merger Registration Statement with the SEC under the Securities Act in connection with the transactions contemplated by this Agreement. PBI will advise WCBI promptly after PBI receives notice of the time when the Merger Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualifications of the shares of PBI Common Stock issuable pursuant to the Merger Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Merger Registration Statement, or for additional information, and PBI will provide WCBI with as many copies of such Merger Registration Statement and all amendments thereto promptly upon the filing thereof as WCBI may reasonably request.

                8.2.3. WCBI and PBI shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, WCBI shall cooperate with PBI in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and PBI shall file an amended Merger Registration Statement with the SEC, and each of WCBI and PBI shall mail an amended Proxy Statement-Prospectus to WCBI's stockholders.

        8.3.    REGULATORY APPROVALS.

        Each of WCBI and PBI will cooperate with the other and use all reasonable efforts to promptly prepare and as soon as practicable following the date hereof, file all necessary documentation to obtain all necessary permits, consents, waivers, approvals and authorizations of the OTS, the FRB, FDIC, the New York Department and the New Jersey Department and any other third parties (including the SBA) and governmental bodies necessary to consummate the transactions contemplated by this Agreement. WCBI and PBI will furnish each other and each other's counsel with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any application, petition or other statement made by or on behalf of WCBI or PBI to any Bank Regulator or governmental body in connection with the Merger, Bank Mergers and the other transactions contemplated by this Agreement. WCBI shall have the right to review and approve in advance all characterizations of the information relating to WCBI and any of its Subsidiaries which appear in any filing made in connection with the transactions contemplated by this Agreement with any governmental body. In addition, WCBI and PBI shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any governmental body prior to its filing.

        8.4.    AFFILIATES.

                8.4.1. WCBI shall use all reasonable efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act) of WCBI to deliver to PBI, as soon as practicable after the date of this Agreement, and at least thirty (30) days prior to the date of the WCBI Stockholders Meeting, a written agreement, in the form of Exhibit C hereto, providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of PBI Common Stock to be received by such "affiliate" as a result of the Merger otherwise than in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder.

                                   ARTICLE IX
                               CLOSING CONDITIONS

        9.1.    CONDITIONS TO EACH PARTY'S OBLIGATIONS UNDER THIS AGREEMENT.

        The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

                9.1.1. STOCKHOLDER APPROVAL. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the stockholders of WCBI.

                9.1.2. INJUNCTIONS. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

                9.1.3. REGULATORY APPROVALS. All Regulatory Approvals required to complete the Merger and the Bank Mergers shall have been obtained and shall remain in full force and effect and all waiting periods relating thereto shall have expired; and no such Regulatory Approval shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions, that could reasonably be expected by PBI to result in a Material Adverse Effect on PBI and its Subsidiaries, taken as a whole.

                9.1.4. EFFECTIVENESS OF MERGER REGISTRATION STATEMENT. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of PBI Common Stock in the Merger is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

                9.1.5. NASDAQ LISTING. The shares of PBI Common Stock to be issued in the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

                9.1.6. TAX OPINIONS. On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing at the Closing Date, PBI shall have received an opinion of Luse Gorman Pomerenk & Schick, P.C. reasonably acceptable in form and substance to PBI, and WCBI shall have received an opinion of Wachtell, Lipton, Rosen & Katz reasonably acceptable in form and substance to WCBI, each dated as of the Closing Date, substantially to the effect that for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering the tax opinions described in this Section 9.1.6, the law firms may require and rely upon customary representations contained in certificates of officers of PBI and WCBI and their respective Subsidiaries.

        9.2.    CONDITIONS TO THE OBLIGATIONS OF PBI UNDER THIS AGREEMENT.

        The obligations of PBI under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.5 at or prior to the Closing Date:

                9.2.1. REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of WCBI set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date, which only need be true and correct as of such earlier date), in any case subject to the standard set forth in Section 4.1; and WCBI shall have delivered to PBI a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of WCBI as of the Effective Time.

                9.2.2. AGREEMENTS AND COVENANTS. WCBI shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and PBI shall have received a certificate signed on behalf of WCBI by the Chief Executive Officer and Chief Financial Officer of WCBI to such effect dated as of the Effective Time.

                9.2.3. DISSENTING SHARES. As of immediately prior to the Effective Time, not more than 12.5% of the issued and outstanding shares of WCBI Common Stock shall have dissented to the Merger under the DGCL, and preserved, as of immediately prior to the Effective Time, the right to pursue their right of appraisal for the fair value of their shares of WCBI Common Stock under the DGCL.

                9.2.4. PERMITS, AUTHORIZATIONS, ETC. WCBI and the WCBI Subsidiaries shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger and the Bank Merger, the failure of which to obtain would have a Material Adverse Effect on PBI and its Subsidiaries, taken as a whole.

        9.3.    CONDITIONS TO THE OBLIGATIONS OF WCBI UNDER THIS AGREEMENT.

        The obligations of WCBI under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.5 at or prior to the Closing Date:

                9.3.1. REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of PBI set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date, which only need be true and correct as of such earlier date), in any case subject to the standard set forth in Section 5.1; and PBI shall have delivered to WCBI a certificate to such effect signed by the Chief Executive Officer or Chief Operating Officer and the Chief Financial Officer of PBI as of the Effective Time.

                9.3.2. AGREEMENTS AND COVENANTS. PBI shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and WCBI shall have received a certificate signed on behalf of PBI by the Chief Executive Officer or Chief Operating Officer and Chief Financial Officer of PBI to such effect dated as of the Effective Time.

                9.3.3. PERMITS, AUTHORIZATIONS, ETC. PBI and its Subsidiaries shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger and the Bank Merger, the failure of which to obtain would have a Material Adverse Effect on PBI and its Subsidiaries, taken as a whole.

                9.3.4. PAYMENT OF MERGER CONSIDERATION. PBI shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide WCBI with a certificate evidencing such delivery.

                                   ARTICLE X
                                   THE CLOSING

        10.1.   TIME AND PLACE.

        Subject to the provisions of Articles IX and XI hereof, the Closing of the transactions contemplated hereby shall take place at the offices of Luse Gorman Pomerenk & Schick, 5335 Wisconsin Avenue, Suite 400, Washington, D.C. at 10:00 a.m. on the date determined by PBI, in its sole discretion, upon ten (10) days prior written notice to WCBI, but in no event later than thirty days (30) after the last condition precedent (other than those conditions that relate to actions to be taken at the Closing, but subject to the fulfillment or waiver of those conditions) pursuant to this agreement has been fulfilled or waived (including the expiration of any applicable waiting period), or at such other place, date or time upon which PBI and WCBI mutually agree. Notwithstanding the foregoing, in the event that the Closing would otherwise be required to occur on or after September 11, 2004 but before October 1, 2004, then at PBI's sole discretion, such Closing may occur on the close of business on October 1, 2004 (provided that all conditions precedent have been fulfilled or waived, including the expiration of any applicable waiting period). A pre-closing of the transactions contemplated hereby (the "Pre-Closing") shall take place at the offices of Luse Gorman Pomerenk & Schick, 5335 Wisconsin Avenue, Suite 400, Washington, D.C. at 10:00 a.m. on the day prior to the Closing Date (the "Pre-Closing Date").

        10.2.   DELIVERIES AT THE PRE-CLOSING AND THE CLOSING.

        At the Pre-Closing there shall be delivered to PBI and WCBI the opinions, certificates, and other documents and instruments required to be delivered at the Closing under Article IX hereof. At or prior to the Closing, PBI shall deliver the Merger Consideration as set forth under Section 9.3.4 hereof.

                                   ARTICLE XI
                        TERMINATION, AMENDMENT AND WAIVER

        11.1.   TERMINATION.

        This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the stockholders of WCBI:

                11.1.1. At any time by the mutual written agreement of PBI and WCBI;

                11.1.2. By either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party provided, however, that neither party shall have the right to terminate this Agreement pursuant to this
Section 11.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by WCBI) or Section 9.3.1 (in the case of a breach of a representation or warranty by PBI);

                11.1.3. By either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by WCBI) or Section 9.3.2 (in the case of a breach of covenant by PBI);

                11.1.4. At the election of either party, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by PBI and WCBI; provided, that no party may terminate this Agreement pursuant to this Section 11.1.4 if the failure of the Closing to have occurred on or before said date was due to such party's material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

                11.1.5. By either party, if the stockholders of WCBI shall have voted at the WCBI Stockholders Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve and adopt such transactions;

                11.1.6. By either party if (i) final action has been taken by a Bank Regulator whose approval is required in order to satisfy the conditions to the parties' obligations to consummate the transactions contemplated hereby as set forth in Article IX, which final action

(x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, or (ii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and unappealable;

                11.1.7. By the Board of Directors of PBI if WCBI has received a Superior Proposal and the Board of Directors of WCBI has entered into an acquisition agreement with respect to the Superior Proposal, terminated this Agreement, withdrawn its recommendation of this Agreement, has failed to make such recommendation or has modified or qualified its recommendation in a manner adverse to PBI.

                11.1.8. By the Board of Directors of WCBI if WCBI has received a Superior Proposal and the Board of Directors of WCBI has made a determination to accept such Superior Proposal; PROVIDED THAT WCBI shall not terminate this Agreement pursuant to this Section 11.1.8 and enter in a definitive agreement with respect to the Superior Proposal until the expiration of five (5) business days following PBI's receipt of written notice advising PBI that WCBI has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing) identifying the person making the Superior Proposal and stating whether WCBI intends to enter into a definitive agreement with respect to the Superior Proposal. After providing such notice, WCBI shall provide a reasonable opportunity to PBI during the five-day period to make such adjustments in the terms and conditions of this Agreement as would enable WCBI to proceed with the Merger on such adjusted terms.

        11.2.   EFFECT OF TERMINATION.

                11.2.1. In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 11.2, 12.1, 12.2, 12.3, 12.4, 12.5, 12.6, 12.9, 12.10, 12.11, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

                11.2.2. If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

                        (A) Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

                        (B) In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys' fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

                        (C) As a condition of PBI's willingness, and in order to induce PBI to enter into this Agreement, and to reimburse PBI for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, WCBI hereby agrees to pay PBI, and PBI shall be entitled to payment of, a fee of $6,500,000 (the "Fee"), within three business days after written demand for payment is made by PBI, following the occurrence of any of the events set forth below:

                (i)     WCBI terminates this Agreement pursuant to Section
        11.1.8 or PBI terminates this Agreement pursuant to Section 11.1.7; or

                (ii) The entering into a definitive agreement by WCBI relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving WCBI within twelve months after the occurrence of any of the following: (i) the termination of the Agreement by PBI pursuant to Section 11.1.2 or 11.1.3 because of a willful breach by WCBI or any WCBI Subsidiary after the occurrence of an Acquisition Proposal has been publicly announced or otherwise made known to WCBI; or
        (ii) the termination of the Agreement by PBI or WCBI pursuant to Section
        11.1.5 because of the failure of the stockholders of WCBI to approve this Agreement at the WCBI Stockholders Meeting after the occurrence of an Acquisition Proposal has been publicly announced or otherwise made known to the stockholders of WCBI.

                        (D) If demand for payment of the Fee is made pursuant to Section 11.2.2(C) and payment is timely made, then PBI will not have any other rights or claims against WCBI or its Subsidiaries, or their respective officers and directors, under this Agreement, it being agreed that the acceptance of the Fee under Section 11.2.2(C) will constitute the sole and exclusive remedy of PBI against WCBI and its Subsidiaries and their respective officers and directors.

        11.3.   AMENDMENT, EXTENSION AND WAIVER.

        Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the stockholders of WCBI), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the stockholders of WCBI, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or value, or changes the form of, the Merger Consideration to be delivered to WCBI's stockholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any termination of this Agreement pursuant to
Article XI may only be effected upon a vote of a majority of the entire Board of Directors of the terminating party.

                                  ARTICLE XII
                                  MISCELLANEOUS

        12.1.   CONFIDENTIALITY.

        Except as specifically set forth herein, PBI and WCBI mutually agree to be bound by the terms of the confidentiality agreement dated January 16, 2004 (the "Confidentiality Agreement") previously executed by the parties hereto, which Confidentiality Agreement are hereby incorporated herein by reference, and all information furnished by either party to the other party or its representatives pursuant hereto (including pursuant to Sections 6.2 and 6.3) shall be subject to, and the parties shall hold such information in confidence in accordance with, the provisions of the Confidentiality Agreement. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with their respective terms, notwithstanding the termination of this Agreement.

        12.2.   PUBLIC ANNOUNCEMENTS.

        WCBI and PBI shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither WCBI nor PBI shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release or other public announcement or communication has been mutually agreed upon by the parties hereto.

        12.3.   SURVIVAL.

        All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

        12.4.   NOTICES.

        All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by recognized overnight courier addressed as follows:

        If to WCBI, to:               Fred G. Kowal
                                      Chairman and Chief Executive Officer
                                      Warwick Community Bancorp, Inc.
                                      18 Oakland Avenue
                                      Warwick, New York 010990
                                      Fax:  (845) 986-0871

        With required copies to:      Edward D. Herlihy, Esq.
                                      Wachtell, Lipton, Rosen & Katz
                                      51 West 52nd Street
                                      New York, New York 10019
                                      Fax: (212) 403-2000

        If to PBI, to:                George Strayton
                                      President and Chief Executive Officer
                                      Provident Bancorp, Inc.
                                      400 Rella Boulevard
                                      Montebello, New York 10901
                                      Fax:

        With required copies to:      John J. Gorman, Esq.
                                      Ned Quint, Esq.
                                      Luse Gorman Pomerenk & Schick, P.C.
                                      5335 Wisconsin Avenue, N.W., Suite 400
                                      Washington, D.C. 20015
                                      Fax: (202) 362-2902

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three (3) business days after being delivered to the U.S. mail, postage prepaid; or (c) one (1) business day after being delivered to the overnight courier.

        12.5.   PARTIES IN INTEREST.

        This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party, and that (except as provided in Article III and Section 7.9 of this Agreement) nothing in this Agreement is intended to confer upon any other person any rights or remedies under or by reason of this Agreement.

        12.6.   COMPLETE AGREEMENT.

        This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreements referred to in Section 12.1, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreements referred to in Section
12.1 hereof) between the parties, both written and oral, with respect to its subject matter.

        12.7.   COUNTERPARTS.

        This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy of a signature page shall be deemed to be an original signature page.

        12.8.   SEVERABILITY.

        In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

        12.9.   GOVERNING LAW.

        This Agreement shall be governed by the laws of Delaware, without giving effect to its principles of conflicts of laws.

        12.10.  INTERPRETATION.

        When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered "Section 5.5.1" would be part of "Section 5.5" and references to "Section 5.5" would also refer to material contained in the subsection described as "Section 5.5.1"). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

        12.11.  SPECIFIC PERFORMANCE.

        The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        IN WITNESS WHEREOF, PBI and WCBI have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

                                              PROVIDENT BANCORP, INC.

Dated:   March 15, 2004                       By: \s\ George Strayton
                                                 -------------------------------
                                                 Name: George Strayton
                                                 Title: President and Chief
                                                        Executive Officer

                                              WARWICK COMMUNITY BANCORP, INC.

Dated:   March 15, 2004                       By: \s\ Fred G. Kowal
                                                 -------------------------------
                                                 Name: Fred G. Kowal
                                                 Title: Chairman and Chief
                                                        Executive Officer

                               AGREEMENT OF MERGER

        THIS AGREEMENT OF MERGER (this "Agreement") is dated as of the _____________ day of _________________, 2004, by and between The Warwick Savings
Bank, a New York-chartered savings bank, and Provident Bank, a Federal savings association.

                                    RECITALS:

        1. The Warwick Savings Bank and Provident Bank are wholly-owned subsidiaries of Provident Bancorp, Inc., a Delaware corporation ("PBI");

        2. PBI desires that The Warwick Savings Bank merge with and into Provident Bank following the consummation of the merger of Warwick Community Bancorp, Inc., a Delaware corporation ("WCBI"), with and into PBI, or a subsidiary thereof pursuant to the Agreement and Plan of Merger, dated as of March ______, 2004, by and between PBI and WCBI (the "Holding Company Merger Agreement"); and

        3. In consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, The Warwick Savings Bank and Provident Bank hereby agree as follows:

1.      DEFINITIONS

        Each of the following terms shall have the meanings set forth below:

        1.1 "EFFECTIVE TIME" shall refer to the date and time at which the Merger becomes effective in accordance with the rules and regulations of the OTS.

        1.2 "MERGER" shall refer to the merger of The Warwick Savings Bank with and into Provident Bank as provided in Section 2.1 of this Agreement.

        1.3 "HOLDING COMPANY MERGER" shall refer to the merger of WCBI with and into PBI as contemplated by the Holding Company Merger Agreement.

        1.4 "MERGING INSTITUTIONS" shall collectively refer to The Warwick Savings Bank and Provident Bank.

        1.5     "OTS" shall refer to the Office of Thrift Supervision.

        1.6 "SURVIVING INSTITUTION" shall refer to Provident Bank as the surviving institution of the Merger.

2.      TERMS OF THE MERGER

        2.1     THE MERGER.

        (a) Subject to the terms and conditions set forth in this Agreement, at the Effective Time, The Warwick Savings Bank shall be merged with and into Provident Bank pursuant to applicable federal laws and regulations. Provident Bank shall be the Surviving Institution of the Merger and shall continue as a savings association chartered and regulated by the OTS. As of a result of the Merger, (i) each share of common stock, par value $________________ per share, of The Warwick Savings Bank issued and outstanding immediately prior to the Effective Time shall be canceled and
(ii) each share of common stock, par value $0.10 per share, of Provident Bank issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall constitute the only shares of capital stock of the Surviving Instituion issued and outstanding following consummation of the Merger.

        (b) The consummation of the transactions contemplated by this Agreement is specifically conditioned upon receipt of all necessary regulatory approvals, including the approval of the OTS, and the expiration of all applicable waiting periods with respect to both the Holding Company Merger and the Merger. The stockholder of The Warwick Savings Bank and Provident Bank shall have taken appropriate action to vote to approve this Agreement and the Merger.

        (c) At the Effective Time, the Surviving Institution shall be considered the same business and corporate entity as each of the Merging Institutions and thereupon and thereafter all the property, rights, powers and franchises of each of the Merging Institutions shall vest in the Surviving Institution and the Surviving Institution shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of the Merging Institutions and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, obligations, duties and relationship had been originally acquired, incurred or entered into by the Surviving Institution. In addition, any reference to either of the Merging Institutions in any contract, will or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Institution if not inconsistent with the other provisions of the contract, will or document; and any pending, action or other judicial proceeding to which either of the Merging Institutions is a party shall not be deemed to have abated or to have been discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not been made or the Surviving Institution may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of the Merging Institutions if the Merger had not occurred.

        (d) All deposit accounts of The Warwick Savings Bank shall be and become deposit accounts in the Surviving Institution without change in their respective terms, maturity, minimum required balances or withdrawal value. Appropriate evidence of the deposit account in the Surviving Institution shall be provided by the Surviving Institution to each deposit account holder of The Warwick Savings Bank, as necessary, after consummation of the Merger. Any liquidation account, as such term is defined in OTS regulations, maintained by The Warwick Savings Bank shall be assumed by Provident Bank as the Surviving Institution.

        (e) All deposit accounts of Provident Bank prior to consummation of the Merger shall continue to be deposit accounts in the Surviving Institution after consummation of the Merger without any change whatsoever in any of the provisions of such deposit accounts, including, without limitation, their respective terms, maturity, minimum required balances or withdrawal value.

        (f) The principal office of Provident Bank shall continue to be 400 Rella Boulevard, Montebello, New York 10901 after the Effective Time. The former offices of The Warwick Savings Bank will be operated as offices of Provident Bank immediately following the Effective Time.

        2.2 EFFECTIVE TIME; CLOSING DATE. A closing in respect of the transactions contemplated by this Agreement (the "Closing") shall be held at the offices of Provident Bank, at 4:00 p.m., New York time, on such date as Provident Bank shall designate, which date shall be the date of the Effective Time of the Holding Company Merger.

        2.3 NAME OF SURVIVING INSTITUTION. The name of the Surviving Institution shall be "Provident Bank."

        2.4 CHARTER. On and after the Effective Time, the Charter of Provident Bank as a federal savings association shall be the Charter of the Surviving Institution until amended in accordance with applicable law.

        2.5 BYLAWS. On and after the Effective Time, the Bylaws of Provident Bank as a federal savings association shall be the Bylaws of the Surviving Institution until amended in accordance with applicable law.

        2.6 DIRECTORS. Except as otherwise provided in the Merger Agreement, on and after the Effective Time, until changed in accordance with the Charter and Bylaws of the Surviving Institution, the directors of the Surviving Institution shall be those persons serving as directors of Provident Bank immediately prior to the Effective Time, subject to the provision of Section 2.5 of the Holding Company Merger Agreement. The directors of the Surviving Institution shall hold office in accordance with the Charter and Bylaws of the Surviving Institution.

3.      MISCELLANEOUS

        3.1 CONDITIONS PRECEDENT. The respective obligations of each party under this Agreement shall be subject to: (i) the receipt or waiver of all required regulatory approvals and the expiration of any required waiting periods specified by applicable federal law; (ii) the completion of the Holding Company Merger; and (iii) the approval of this Agreement by PBI in its capacity as sole stockholder of The Warwick Savings Bank and Provident Bank.

        3.2 AMENDMENTS. To the extent permitted by the applicable federal banking law, this Agreement may be amended by a subsequent writing signed by the parties hereto upon the approval of the board of directors of each of the parties hereto.

        3.3 SUCCESSORS. This Agreement shall be binding on the successors of The Warwick Savings Bank and Provident Bank.

        3.4 GOVERNING LAW. This Agreement shall be governed by the laws of the United States of America except to the extent New York law governs.

        3.5 PARAGRAPH HEADINGS. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

        3.6 MISCELLANEOUS. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which constitute one and the same instrument.

        3.7. TERMINATION. This Agreement shall terminate upon the termination of the Holding Company Merger Agreement in accordance with its terms. This Agreement also may be terminated at any time prior to the Effective Time by mutual consent of the parties. In the event of the termination of this Agreement as provided in this Section 3.7, this Agreement shall forthwith become null and void and of no further force or effect and there shall be no liability or obligation under this Agreement on the part of any of the parties hereto or any of their respective directors, officers or affiliates.



                            [SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, The Warwick Savings Bank and Provident Bank have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

ATTEST:                                   THE WARWICK SAVINGS BANK


                                     By:
---------------------------------        ---------------------------------------
                                          Fred G. Kowal
Secretary                                 Chairman and Chief Executive Officer


ATTEST:                                   PROVIDENT BANK


                                     By:
---------------------------------        ---------------------------------------
Daniel Rothstein                          George Strayton
Corporate Secretary                       President and Chief Executive Officer

                               AGREEMENT OF MERGER

        THIS AGREEMENT OF MERGER (this "Agreement") is dated as of the _____________ day of _________________, 2004, by and between The Towne Center
Bank, a New Jersey-chartered commercial bank, and Provident Bank, a Federal savings association.

                                    RECITALS:

        1. The Towne Center Bank and Provident Bank are wholly-owned subsidiaries of Provident Bancorp, Inc., a Delaware corporation ("PBI");

        2. PBI desires that The Towne Center Bank merge with and into Provident Bank following the consummation of the merger of Warwick Community Bancorp, Inc., a Delaware corporation ("WCBI"), with and into PBI, or a subsidiary thereof pursuant to the Agreement and Plan of Merger, dated as of March ______, 2004, by and between PBI and WCBI (the "Holding Company Merger Agreement"); and

        3. In consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, The Towne Center Bank and Provident Bank hereby agree as follows:

1.      DEFINITIONS

        Each of the following terms shall have the meanings set forth below:

        1.1 "EFFECTIVE TIME" shall refer to the date and time at which the Merger becomes effective in accordance with the rules and regulations of the OTS.

        1.2 "MERGER" shall refer to the merger of The Towne Center Bank with and into Provident Bank as provided in Section 2.1 of this Agreement.

        1.3 "HOLDING COMPANY MERGER" shall refer to the merger of WCBI with and into PBI as contemplated by the Holding Company Merger Agreement.

        1.4 "MERGING INSTITUTIONS" shall collectively refer to The Towne Center Bank and Provident Bank.

        1.5     "OTS" shall refer to the Office of Thrift Supervision.

        1.6 "SURVIVING INSTITUTION" shall refer to Provident Bank as the surviving institution of the Merger.

2.      TERMS OF THE MERGER

        2.1     THE MERGER.

        (a) Subject to the terms and conditions set forth in this Agreement, at the Effective Time, The Towne Center Bank shall be merged with and into Provident Bank pursuant to applicable federal laws and regulations. Provident Bank shall be the Surviving Institution of the Merger and shall continue as a savings association chartered and regulated by the OTS. As of a result of the Merger, (i) each share of common stock, par value $________________ per share, of The Towne Center Bank issued and outstanding immediately prior to the Effective Time that is owned by WCBI shall be canceled;
(ii) each share of common stock, par value $________________ per share, of The Towne Center Bank issued and outstanding immediately prior to the Effective Time that is owned by a director of The Towne Center Bank shall be canceled and converted into the right to receive $10.00 per share; and (iii) each share of common stock, par value $0.10 per share, of Provident Bank issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall constitute the only shares of capital stock of the Surviving Instituion issued and outstanding following consummation of the Merger.

        (b) The consummation of the transactions contemplated by this Agreement is specifically conditioned upon receipt of all necessary regulatory approvals, including the approval of the OTS, and the expiration of all applicable waiting periods with respect to both the Holding Company Merger and the Merger. The stockholder of The Towne Center Bank and Provident Bank shall have taken appropriate action to vote to approve this Agreement and the Merger.

        (c) At the Effective Time, the Surviving Institution shall be considered the same business and corporate entity as each of the Merging Institutions and thereupon and thereafter all the property, rights, powers and franchises of each of the Merging Institutions shall vest in the Surviving Institution and the Surviving Institution shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of the Merging Institutions and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, obligations, duties and relationship had been originally acquired, incurred or entered into by the Surviving Institution. In addition, any reference to either of the Merging Institutions in any contract, will or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Institution if not inconsistent with the other provisions of the contract, will or document; and any pending, action or other judicial proceeding to which either of the Merging Institutions is a party shall not be deemed to have abated or to have been discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not been made or the Surviving Institution may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of the Merging Institutions if the Merger had not occurred.

        (d) All deposit accounts of The Towne Center Bank shall be and become deposit accounts in the Surviving Institution without change in their respective terms, maturity, minimum required balances or withdrawal value. Appropriate evidence of the deposit account in the Surviving Institution shall be provided by the Surviving Institution to each deposit account holder of The Towne Center Bank, as necessary, after consummation of the Merger.

        (e) All deposit accounts of Provident Bank prior to consummation of the Merger shall continue to be deposit accounts in the Surviving Institution after consummation of the Merger without any change whatsoever in any of the provisions of such deposit accounts, including, without limitation, their respective terms, maturity, minimum required balances or withdrawal value.

        (f) The principal office of Provident Bank shall continue to be 400 Rella Boulevard, Montebello, New York 10901 after the Effective Time. The former offices of The Towne Center Bank will be operated as offices of Provident Bank immediately following the Effective Time.

        2.2 EFFECTIVE TIME; CLOSING DATE. A closing in respect of the transactions contemplated by this Agreement (the "Closing") shall be held at the offices of Provident Bank, at 4:00 p.m., New York time, on such date as Provident Bank shall designate, which date shall be the date of the Effective Time of the Holding Company Merger.

        2.3 NAME OF SURVIVING INSTITUTION. The name of the Surviving Institution shall be "Provident Bank."

        2.4 CHARTER. On and after the Effective Time, the Charter of Provident Bank as a federal savings association shall be the Charter of the Surviving Institution until amended in accordance with applicable law.

        2.5 BYLAWS. On and after the Effective Time, the Bylaws of Provident Bank as a federal savings association shall be the Bylaws of the Surviving Institution until amended in accordance with applicable law.

        2.6 DIRECTORS. Except as otherwise provided in the Merger Agreement, on and after the Effective Time, until changed in accordance with the Charter and Bylaws of the Surviving Institution, the directors of the Surviving Institution shall be those persons serving as directors of Provident Bank immediately prior to the Effective Time, subject to the provision of Section 2.5 of the Holding Company Merger Agreement. The directors of the Surviving Institution shall hold office in accordance with the Charter and Bylaws of the Surviving Institution.

3.      MISCELLANEOUS

        3.1 CONDITIONS PRECEDENT. The respective obligations of each party under this Agreement shall be subject to: (i) the receipt or waiver of all required regulatory approvals and the expiration of any required waiting periods specified by applicable federal law; (ii) the completion of the Holding Company Merger; and (iii) the approval of this Agreement by PBI in its capacity as sole stockholder of The Towne Center Bank and Provident Bank.

        3.2 AMENDMENTS. To the extent permitted by the applicable federal banking law, this Agreement may be amended by a subsequent writing signed by the parties hereto upon the approval of the board of directors of each of the parties hereto.

        3.3 SUCCESSORS. This Agreement shall be binding on the successors of The Towne Center Bank and Provident Bank.

        3.4 GOVERNING LAW. This Agreement shall be governed by the laws of the United States of America except to the extent New York law governs.

        3.5 PARAGRAPH HEADINGS. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

        3.6 MISCELLANEOUS. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which constitute one and the same instrument.

        3.7. TERMINATION. This Agreement shall terminate upon the termination of the Holding Company Merger Agreement in accordance with its terms. This Agreement also may be terminated at any time prior to the Effective Time by mutual consent of the parties. In the event of the termination of this Agreement as provided in this Section 3.7, this Agreement shall forthwith become null and void and of no further force or effect and there shall be no liability or obligation under this Agreement on the part of any of the parties hereto or any of their respective directors, officers or affiliates.

                            [SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, The Towne Center Bank and Provident Bank have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

ATTEST:                                  THE TOWNE CENTER BANK


                                      By:
---------------------------------        ---------------------------------------
Secretary                                President and Chief Executive Officer


ATTEST:                                  PROVIDENT BANK


                                      By:
---------------------------------        ---------------------------------------
Daniel Rothstein                         George Strayton
Corporate Secretary                      President and Chief Executive Officer

                               AGREEMENT OF MERGER

        THIS AGREEMENT OF MERGER (this "Agreement") is dated as of the _____________ day of _________________, 2004, by and between Warwick Commercial
Bank, a New York-chartered commercial bank, and Provident Municipal Bank, a New York-chartered commercial bank.

                                    RECITALS:

        1. Warwick Commercial Bank is a wholly-owned subsidiary of Provident Municipal Bank;

        2. Provident Municipal Bank is a wholly-owned subsidiary of Provident Bank, a federal savings association;

        3. Provident Municipal Bank desires that Warwick Commercial Bank merge with and into Provident Municipal Bank following the consummation of the merger of The Warwick Savings Bank, a New York-chartered savings bank, with and into Provident Bank, pursuant to the Agreement of Bank Merger, dated as of ___________________, 2004, by and between Provident Bank and The Warwick Savings Bank (the "Bank Merger Agreement"), which merger shall occur following the consummation of the merger of Warwick Community Bancorp, Inc., a Delaware corporation ("WCBI"), with and into Provident Bancorp, Inc., a Delaware corporation ("PBI"), or a subsidiary thereof pursuant to the Agreement and Plan of Merger, dated as of March ______, 2004, by and between PBI and WCBI (the "Holding Company Merger Agreement");

        4. In consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Warwick Commercial Bank and Provident Municipal Bank hereby agree as follows:

1.      DEFINITIONS

        Each of the following terms shall have the meanings set forth below:

        1.1 "BANK MERGER" shall refer to the merger of The Warwick Savings Bank with and into Provident Bank as contemplated by the Bank Merger Agreement.

        1.2     "BANKING LAW" shall mean the banking law of the State of New
York.

        1.3     "DEPARTMENT" shall mean the New York State Department of
Banking.

        1.4 "EFFECTIVE TIME" shall refer to the date and time at which the Merger becomes effective in accordance with the rules and regulations of the Department.

        1.5     "FDIC" shall mean the Federal Deposit Insurance Corporation.

        1.6 "MERGER" shall refer to the merger of Warwick Commercial Bank with and into Provident Municipal Bank as provided in Section 2.1 of this Agreement.

        1.7 "MERGING INSTITUTIONS" shall collectively refer to Warwick Commercial Bank and Provident Municipal Bank.

        1.8 "RECEIVING CORPORATION" shall refer to Provident Municipal Bank as the receiving corporation of the Merger.

2.      TERMS OF THE MERGER

        2.1     THE MERGER.

        (a) Subject to the terms and conditions set forth in this Agreement, at the Effective Time, Warwick Commercial Bank shall be merged with and into Provident Municipal Bank pursuant to the Banking Law and the rules and regulations thereunder. Provident Municipal Bank shall be the Receiving Corporation of the Merger and shall continue as a commercial bank chartered by the State of New York and regulated by the Department. As of a result of the Merger, (i) each share of common stock, par value $________________ per share, of Warwick Commercial Bank issued and outstanding immediately prior to the Effective Time shall be canceled and (ii) each share of common stock, par value $______________ per share, of Provident Municipal Bank issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall constitute the only shares of capital stock of the Receiving Corporation issued and outstanding following consummation of the Merger.

        (b) The consummation of the transactions contemplated by this Agreement is specifically conditioned upon receipt of all necessary regulatory approvals, including the approval of the Department and the FDIC, and the expiration of all applicable waiting periods with respect to both the Bank Merger and the Merger. The stockholder of Warwick Commercial Bank and the stockholder of Provident Municipal Bank shall have taken appropriate action to vote to approve this Agreement and the Merger.

        (c) At the Effective Time, the Receiving Corporation shall be considered the same business and corporate entity as each of the Merging Institutions and thereupon and thereafter all the property, rights, powers and franchises of each of the Merging Institutions shall vest in the Receiving Corporation and the Receiving Corporation shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of the Merging Institutions and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, obligations, duties and relationship had been originally acquired, incurred or entered into by the Receiving Corporation. In addition, any reference to either of the Merging Institutions in any contract, will or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Receiving Corporation if not inconsistent with the other provisions of the contract, will or document; and any pending, action or other judicial proceeding to which either of the Merging Institutions is a party shall not be deemed to have abated or to have been discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not been made or the Receiving Corporation may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of the Merging Institutions if the Merger had not occurred.

        (d) All deposit accounts of Warwick Commercial Bank shall be and become deposit accounts in the Receiving Corporation without change in their respective terms, maturity, minimum required balances or withdrawal value. Appropriate evidence of the deposit account in the Receiving Corporation shall be provided by the Receiving Corporation to each deposit account holder of Warwick Commercial Bank, as necessary, after consummation of the Merger.

        (e) All deposit accounts of Provident Municipal Bank prior to consummation of the Merger shall continue to be deposit accounts in the Receiving Corporation after consummation of the Merger without any change whatsoever in any of the provisions of such deposit accounts, including, without limitation, their respective terms, maturity, minimum required balances or withdrawal value.

        (f) The principal office of Provident Municipal Bank shall continue to be 400 Rella Boulevard, Montebello, New York 10901 after the Effective Time. The former offices of Warwick Commercial Bank will be operated as offices of Provident Municipal Bank immediately following the Effective Time. Schedule 2.1(f) contains a list of the principal office and each branch office of each of Provident Municipal Bank and Warwick Commercial Bank.

        2.2 EFFECTIVE TIME; CLOSING DATE. A closing in respect of the transactions contemplated by this Agreement (the "Closing") shall be held at the offices of Provident Municipal Bank, at 4:00 p.m., New York time, on such date as Provident Municipal Bank shall designate, which date shall be the date of the Effective Time of the Bank Merger.

        2.3 NAME OF RECEIVING CORPORATION. The name of the Receiving Corporation shall be "Provident Municipal Bank."

        2.4 ORGANIZATION CERTIFICATE. On and after the Effective Time, the Restated Organization Certificate of Provident Municipal Bank as a New York-chartered commercial bank shall be the Restated Organization Certificate of the Receiving Corporation until amended in accordance with applicable law.

        2.5 BYLAWS. On and after the Effective Time, the Bylaws of Provident Municipal Bank as a New York-chartered commercial bank shall be the Bylaws of the Receiving Corporation until amended in accordance with applicable law.

        2.6 DIRECTORS. Except as otherwise provided in the Merger Agreement, on and after the Effective Time, until changed in accordance with the Restated Organization Certificate and Bylaws of the Receiving Corporation, the directors of the Receiving Corporation shall be those persons serving as directors of Provident Municipal Bank immediately prior to the Effective Time, subject to the provision of Section 2.5 of the Holding Company Merger Agreement. The directors of the Receiving Corporation shall hold office in accordance with the Restated Organization Certificate and Bylaws of the Receiving Corporation.

3.      MISCELLANEOUS

        3.1 CONDITIONS PRECEDENT. The respective obligations of each party under this Agreement shall be subject to: (i) the receipt or waiver of all required regulatory approvals and the expiration of any required waiting periods specified by applicable federal law; (ii) the completion of the Bank Merger;
(iii) the approval of this Agreement by Provident Bank in its capacity as sole stockholder of Warwick Commercial Bank; and (iv) the approval of this Agreement by Provident Municipal Bank in its capacity as sole stockholder of Warwick Commercial Bank.

        3.2 AMENDMENTS. To the extent permitted by the applicable federal banking law, this Agreement may be amended by a subsequent writing signed by the parties hereto upon the approval of the board of directors of each of the parties hereto.

        3.3 SUCCESSORS. This Agreement shall be binding on the successors of Warwick Commercial Bank and Provident Municipal Bank.

        3.4 GOVERNING LAW. This Agreement shall be governed by the laws of the State of New York.

        3.5 PARAGRAPH HEADINGS. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

        3.6 MISCELLANEOUS. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which constitute one and the same instrument.

        3.7. TERMINATION. This Agreement shall terminate upon the termination of the Holding Company Merger Agreement in accordance with its terms. This Agreement also may be terminated at any time prior to the Effective Time by mutual consent of the parties. In the event of the termination of this Agreement as provided in this Section 3.7, this Agreement shall forthwith become null and void and of no further force or effect and there shall be no liability or obligation under this Agreement on the part of any of the parties hereto or any of their respective directors, officers or affiliates.

                            [SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, Warwick Commercial Bank and Provident Municipal Bank have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

ATTEST:                                  WARWICK COMMERCIAL BANK


                                      By:
---------------------------------        ---------------------------------------
Secretary                                President and Chief Executive Officer


ATTEST:                                  PROVIDENT BANK


                                      By:
---------------------------------        ---------------------------------------
Daniel Rothstein                         George Strayton
Corporate Secretary                      President and Chief Executive Officer

                                    EXHIBIT D
                            FORM OF VOTING AGREEMENT

                                  March , 2004

Provident Bancorp, Inc.
400 Rella Boulevard
Montebello, New York  10901

Ladies and Gentlemen:

        Provident Bancorp, Inc. ("PBI") and Warwick Community Bancorp, Inc. ("WCBI") have entered into an Agreement and Plan of Merger dated as of March __, 2004 (the "Merger Agreement"), pursuant to which, subject to the terms and conditions set forth therein, (a) WCBI will merge with and into PBI, with PBI surviving the merger, to be followed by the mergers of Warwick Savings Bank and The Towne Center Bank with and into Provident Bank, with Provident Bank as the surviving institution, and by the merger of Warwick Commercial Bank with and into Provident Municipal Bank, with Provident Municipal Bank as the surviving institution (collectively referred to as the "Merger"); and (b) shareholders of WCBI will receive cash and/or common stock of PBI as stated in the Merger Agreement.

        PBI has requested, as a condition to its execution and delivery to WCBI of the Merger Agreement, that the undersigned, being a director of WCBI, execute and deliver to PBI this Letter Agreement.

        The undersigned, in order to induce PBI to execute and deliver to WCBI the Merger Agreement, and intending to be legally bound, hereby irrevocably:

        (a) Agrees to be present (in person or by proxy) at all meetings of shareholders of WCBI called to vote for approval of the Merger so that all shares of common stock of WCBI over which the undersigned or a member of the undersigned's immediate family now has sole or shared voting power will be counted for the purpose of determining the presence of a quorum at such meetings and to vote, or cause to be voted, all such shares (i) in favor of approval and adoption of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Board of Directors of WCBI), and (ii) against approval or adoption of any other merger, business combination, recapitalization, partial liquidation or similar transaction involving WCBI, it being understood that as to immediate family members and shares over which the undersigned has only shared voting power, the undersigned will use his/her reasonable efforts to cause the shares to be present and voted in accordance with (i) and (ii) above;

        (b) Agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of WCBI, to approve or adopt the Merger Agreement;

        (c) Agrees not to sell, transfer or otherwise dispose of any common stock of WCBI on or prior to the date of the meeting of WCBI shareholders to vote on the Merger Agreement or the earlier date of termination of the Merger Agreement in accordance with its terms, except for transfers to charities, charitable trusts, or other charitable organizations under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, transfers by will or operation of law, transfers to any pledgee pursuant to any pledge agreement existing as of the date hereof, transfers to lineal descendant or a spouse of the undersigned, or to a trust or other entity for the benefit of one or more of the foregoing persons, provided that the transferee agrees in writing to be bound by the terms of this letter agreement to the extent permitted under applicable law, and other than shares of common stock of WCBI surrendered to WCBI to satisfy tax obligations arising from the vesting of restricted WCBI common stock or the exercise of WCBI common stock options in accordance with applicable law and plan requirements; and

        (d) Represents that the undersigned has the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights and general equitable principles.

        The agreements contained herein shall apply to the undersigned solely in his or her capacity as a stockholder of WCBI, and no agreement contained herein shall apply to the undersigned in his or her capacity as a director, officer or employee of WCBI or in any other fiduciary capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of the undersigned to comply with his or her fiduciary duties as a director of WCBI.

        The obligations set forth herein shall terminate concurrently with any termination of the Merger Agreement.

                          ____________________________


        This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement.

                          ____________________________

        The undersigned intend to be legally bound hereby.


                                Sincerely,


                                ------------------------------------------------
                                Name


                                ------------------------------------------------
                                Title

                                    EXHIBIT E

                              AFFILIATES AGREEMENT

______________

Provident Bancorp, Inc.
400 Rella Boulevard
Montebello, New York  10901

Gentlemen:

        I have been advised that I might be considered to be an "affiliate" of Warwick Community Bancorp, Inc. ("WCBI"), a Delaware corporation ("WCBI"), for purposes of paragraphs (c) and (d) of Rule 145 of the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act").

        Provident Bancorp, Inc. ("Provident Bancorp") and WCBI have entered into an Agreement and Plan of Merger, dated as of March _____, 2004 (the "Agreement"). Upon consummation of the merger contemplated by the Agreement (the "Merger"), I may receive shares of common stock of Provident Bancorp or any successor thereto ("Provident Bancorp Common Stock") in exchange for my shares of common stock, par value $0.01 per share, of WCBI ("WCBI Common Stock"). This agreement is hereinafter referred to as the "Letter Agreement."

        I represent and warrant to, and agree with, Provident Bancorp as follows:

        1. I have read this Letter Agreement and the Agreement and have discussed their requirements and other applicable limitations upon my ability to sell, pledge, transfer or otherwise dispose of shares of the Provident Bancorp Common Stock, to the extent I felt necessary, with my counsel or counsel for WCBI.

        2. I have been advised that any issuance of shares of the Provident Bancorp Common Stock to me pursuant to the Merger will be registered with the SEC. I have also been advised, however, that, because I may be an "affiliate" of WCBI at the time the Merger will be submitted for a vote of the stockholders of WCBI and my disposition of such shares has not been registered under the Securities Act, I must hold such shares indefinitely unless (i) such disposition of such shares is subject to an effective registration statement and to the availability of a prospectus under the Securities Act, (ii) a sale of such shares is made in conformity with the provisions of Rule 145(d) under the Securities Act, (iii) a sale of such shares is made following expiration of the applicable restrictive period set forth in Rule 145(d) or (iv) in an opinion of counsel, in form and substance reasonably satisfactory to Provident Bancorp, I am advised that some other exemption from registration is available with respect to any such proposed disposition of such shares.

        3. I understand and agree that stop transfer instructions will be given to the transfer agent of Provident Bancorp with respect to the shares of Provident Bancorp Common Stock I receive pursuant to the Merger and that there will be placed on the certificate representing such shares, or any certificates delivered in substitution therefore, a legend stating in substance:

                The shares represented by this certificate were issued in a transaction to which Rule 145 under the Securities Act applies. The shares represented by this certificate may only be transferred in accordance with the terms of an agreement between the registered holder hereof and Provident Bancorp, a copy of which agreement is on file at the principal offices of Provident Bancorp. A copy of such agreement shall be provided to the holder hereof without charge upon receipt by Provident Bancorp of a written request.

        4. Unless a transfer of my shares of the Provident Bancorp Common Stock is a sale made in conformity with the provisions of Rule 145(d), made following expiration of the restrictive period set forth in Rule 145(d) or made pursuant to any effective registration statement under the Securities Act, Provident Bancorp reserves the right to put an appropriate legend on the certificate issued to my transferee.

                It is understood and agreed that this Letter Agreement shall terminate and be of no further force and effect if the Agreement is terminated in accordance with its terms. It is also understood and agreed that this Letter Agreement shall terminate and be of no further force and effect and the stop transfer instructions set forth above shall be lifted forthwith upon the delivery by the undersigned to Provident Bancorp of a copy of a letter from the staff of the SEC, an opinion of counsel in form and substance reasonably satisfactory to Provident Bancorp, or other evidence reasonably satisfactory to Provident Bancorp, to the effect that a transfer of my shares of the Provident Bancorp Common Stock will not violate the Securities Act or any of the rules and regulations of the SEC thereunder. In addition, it is understood and agreed that the legend set forth in Paragraph 2 above shall be removed from and the stop transfer restrictions set forth in Paragraph 3 above shall be lifted with respect to the certificate or certificates representing my shares of the Provident Bancorp Common Stock upon expiration of the restrictive period set forth in Rule 145(d)(2), so long as Provident Bancorp is then in compliance with SEC Rule 144(c), or 145(d)(3), as applicable, or if Provident Bancorp shall have received a copy of a letter from the staff of the SEC, an opinion of counsel in form and substance reasonably satisfactory to Provident Bancorp, or other evidence satisfactory to Provident Bancorp that a transfer of my shares of the Provident Bancorp Common Stock represented by such certificate or certificates will be a sale made in conformity with the provisions of Rule 145(d), or made pursuant to an effective registration statement under the Securities Act.

        5. I recognize and agree that the foregoing provisions also apply to (i) my spouse, (ii) any relative of mine or my spouse's occupying my home,
(iii) any trust or estate in which I, my spouse or any such relative owns at least 10% beneficial interest or of which any of us serves as trustee, executor or in any similar capacity and (iv) any corporation or other organization in which I, my spouse or any such relative owns at least 10% of any class of equity securities or of the equity interest.

        6. I further recognize that in the event I become a director or officer of Provident Bancorp upon consummation of the Merger, any sale of Provident Bancorp stock by me may be subject to further restrictions on transferability and additional liability pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended.

        7. Execution of this Letter Agreement should not be construed as an admission on my part that I am an "affiliate" of WCBI as described in the first paragraph of this Letter Agreement or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this Letter Agreement.

                                    * * * * *

        This Letter Agreement shall be binding on my heirs, legal representative and successors.

                                         Very truly yours,

                                         Signature


                                         ---------------------------------------
                                         Name (Please Print)

Accepted as of the date first above written

PROVIDENT BANCORP, INC.


By:
   ------------------------------------
    Name:
    Title:

                                                                      APPENDIX B

[Letterhead of Sandler O'Neill & Partners, L.P.]


August 16, 2004

Board of Directors
Warwick Community Bancorp, Inc.
18 Oakland Avenue
Warwick, New York 10990

Gentlemen:

        Warwick Community Bancorp, Inc. ("Warwick") and Provident Bancorp, Inc. ("Provident") have entered into an Agreement and Plan of Merger, dated as of March 15, 2004 (the "Agreement"), pursuant to which Warwick will be merged with and into Provident (the "Merger"). Under the terms of the Agreement, upon consummation of the Merger, each share of Warwick common stock, par value $0.01 per share, issued and outstanding immediately prior to the Merger (together with the rights associated therewith under the Rights Agreement, dated as of October 17, 2000, between Warwick and Registrar and Transfer Company, as Rights Agent, the "Warwick Shares"), other than certain shares specified in the Agreement, will be converted into the right to receive, at the election of the holder thereof, either (a) 2.7810 shares of common stock, par value $.01 per share, of Provident, or (b) $32.26 in cash without interest, subject to the election and proration procedures set forth in the Agreement which provide generally, among other things, that 50% of the total number of Warwick Shares shall be converted into Provident common stock and 50% shall be converted into cash (the "Merger Consideration"). The percentage of the total number of Warwick Shares to be converted into Provident common stock may be increased under certain circumstances as set forth in the Agreement. Subject to approval of the New York State Banking Department and other legal limitations, holders of Warwick Shares may also receive a special dividend (the "Special Dividend") relating to the completed sale of an automobile lease portfolio (the "Auto Lease Portfolio") by The Warwick Savings Bank, a wholly owned subsidiary of Warwick. Warwick and Provident have agreed that, subject to the New York State Banking Department approval and other limitations, the aggregate amount available for the Special Dividend is $4,150,000. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Warwick Shares.

        Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of Warwick that we deemed relevant;
(iii) certain publicly available financial statements and other historical financial information of Provident that we deemed relevant; (iv) internal financial projections for Warwick for the year ending December 31, 2004 prepared by and reviewed with management of Warwick; (v) internal financial projections for Provident for the year ending September 30, 2004 prepared by and reviewed with management of Provident and

Board of Directors
Warwick Community Bancorp, Inc.
August 16, 2004
Page 2


earnings per share estimates for Provident for the years ending December 31, 2004 and 2005 published by I/B/E/S; (vi) the pro forma financial impact of the Merger on Provident, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior managements of Warwick and Provident; (vii) the publicly reported historical price and trading activity for Warwick's and Provident's common stock, including a comparison of certain financial and stock market information for Warwick and Provident with similar publicly available information for certain other companies the securities of which are publicly traded; (viii) the financial terms of certain recent business combinations in the savings institution industry, to the extent publicly available; (ix) the current market environment generally and the banking environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of Warwick the business, financial condition, results of operations and prospects of Warwick and held similar discussions with certain members of senior management of Provident regarding the business, financial condition, results of operations and prospects of Provident.

        In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Warwick or Provident or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of Warwick and Provident that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Warwick or Provident or any of their subsidiaries, including, without limitation, the Auto Lease Portfolio, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Warwick or Provident nor have we reviewed any individual credit files relating to Warwick or Provident. We have assumed, with your consent, that the respective allowances for loan losses for both Warwick and Provident are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. With respect to the financial projections for Warwick and Provident and all projections of transaction costs, purchase accounting adjustments and expected cost savings prepared by and/or reviewed with the managements of Warwick and Provident and used by Sandler O'Neill in its analyses, Warwick's and Provident's managements confirmed to us that they reflected the best currently available estimates and judgments of the respective managements of the respective future financial performances of Warwick and Provident and we assumed that such performances would be achieved. We express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in Warwick's or Provident's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Warwick and Provident will remain as going concerns for all periods relevant to our analyses,

Board of Directors
Warwick Community Bancorp, Inc.
August 16, 2004
Page 3


that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the agreements are not waived and that the Merger will not be taxable for federal income tax purposes at the corporate level. Finally, with your consent, we have relied upon the advice Warwick has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

        Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of Provident's common stock will be when issued to Warwick's shareholders pursuant to the Agreement or the prices at which Warwick's or Provident's common stock may trade at any time. We also express no opinion regarding the payment or amount, if any, of any Special Dividend.

        We have acted as Warwick's financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. We have also received a fee for rendering this opinion. Warwick has also agreed to indemnify us against certain liabilities arising out of our engagement. In the past, we have provided certain other investment banking services for Warwick and have received compensation for such services, and we may provide additional services, and receive compensation for such services, prior to the closing of the merger. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Warwick and Provident and their affiliates. We may also actively trade the common stock of Warwick and Provident or their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

        Our opinion is directed to the Board of Directors of Warwick in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Warwick as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger or the form of consideration such shareholder should elect in the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to holders of Warwick Shares and does not address the underlying business decision of Warwick to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Warwick or the effect of any other transaction in which Warwick might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill's prior written consent; PROVIDED, HOWEVER, that we hereby consent to the inclusion of this opinion as an appendix to the Proxy Statement/Prospectus of Warwick and Provident dated the date hereof and to the references to this opinion therein.

Board of Directors
Warwick Community Bancorp, Inc.
August 16, 2004
Page 4


        Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Merger Consideration to be received by the holders of Warwick Shares is fair to such shareholders from a financial point of view.


                                            Very truly yours,



                                            /s/ Sandler O'Neill & Partners, L.P.

                                                                      APPENDIX C

                        DELAWARE GENERAL CORPORATION LAW

                                   SECTION 262

        SS. 262. APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stocK on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss. 251 (other than a merger effected pursuant to ss. 251(g) of this title), ss. 252, ss. 254, ss. 257, ss. 258, ss. 263 or ss. 264 of
this title:

                (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss. 251 of thiS title.

                (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                        a. Shares of stock of the corporation surviving or
                resulting from such merger or consolidation, or depository receipts in respect thereof;

                        b. Shares of stock of any other corporation, or
                depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                        c. Cash in lieu of fractional shares or fractional
                depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                        d. Any combination of the shares of stock, depository
                receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a.,
                b. and c. of this paragraph.

                (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

        (d) Appraisal rights shall be perfected as follows:

                (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

                (2) If the merger or consolidation was approved pursuant to ss. 228 or ss. 253 of this title, thEn either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                      APPENDIX D
                   CHARTER OF THE AUDIT COMMITTEE OF THE BOARD
                 OF DIRECTORS OF WARWICK COMMUNITY BANCORP, INC.

I. STATEMENT OF POLICY

        The Audit Committee (the "Committee") is appointed by the Board of Directors (the "Board") of Warwick Community Bancorp, Inc. (the "Corporation") to represent and provide assistance to the Board in fulfilling its oversight responsibility relating to the integrity of the Corporation's financial statements and the financial reporting processes; the systems of internal accounting and financial controls; the Corporation's compliance with legal and regulatory requirements; the annual independent audit of the Corporation's financial statements; the independent auditors' qualifications and independence; the performance of the Corporation's internal audit function and independent auditors and any other areas specified by the Board of potential financial risks to the Corporation. The Committee shall annually prepare a report to shareholders as required by the Securities and Exchange Commission (the "SEC") for inclusion in the Corporation's annual proxy statement. In discharging its duties and responsibilities, the Committee is empowered to investigate any matter brought to its attention, with full access to all necessary books, records, facilities and personnel of the Corporation, and has the authority to retain at the Corporation's expense special legal, accounting or other advisors, consultants or experts as it deems appropriate.

        In fulfilling its responsibilities, it is recognized that members of the Committee are not employees of the Corporation. The Corporation's management is responsible for preparing the Corporation's financial statements. The independent auditors are responsible for auditing the Corporation's annual financial statements and reviewing the Corporation's quarterly financial statements prior to the filing of the Corporation's annual and quarterly reports on Forms 10-K and 10-Q with the SEC. It is not the duty or responsibility of the Committee or its members to conduct auditing or accounting reviews or procedures or to determine that the Corporation's financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles ("GAAP") and applicable rules and regulations. These are the responsibilities of management and the independent auditors. Each member of the Committee shall be entitled to rely on the integrity of those persons and organizations within and outside the Corporation from whom and from which he or she receives information and the accuracy of the financial and other information provided to the Committee by such persons or organizations, absent actual knowledge to the contrary (which shall be promptly reported to the Board).

II. COMMITTEE COMPOSITION AND MEETINGS

        The Committee composition shall be in accordance with the Nasdaq Stock Market (the "Nasdaq") listing standards. The Committee shall be comprised of three or more directors (including a chairperson) as appointed annually by the Board, considering the recommendation of the Nominating Committee, each of whom shall meet the independence requirements of the Nasdaq and SEC for audit committee members, and each of whom shall be free from any relationship that would interfere with the exercise of his or her independent judgment. Each member of the Committee shall be financially literate, as such qualification is interpreted by the

Board in its business judgment. At least one member of the Committee may be designated annually by the Board as an "audit committee financial expert," as the SEC defines that term and as the Board interprets such qualification in its business judgment consistent with such definition. The Board shall have the power at any time to change the membership of the Committee and to fill vacancies, subject to the qualification requirements of this Charter.

        The Committee shall meet at least quarterly. The Committee chairperson shall prepare and/or approve an agenda in advance of each meeting. If the chairperson is not available for a meeting, the other members of the Committee may appoint a temporary chairperson for such meeting. The Committee may ask members of management or others to attend meetings and provide pertinent information as necessary. The Committee shall meet separately, periodically, with management, the chief internal auditor and/or other members of the Corporation's Internal Audit Department and the independent auditors, to discuss any matters that the Committee or any of these persons believes should be discussed. The Committee may also meet separately with regulatory examiners.

III. COMMITTEE DUTIES, RESPONSIBILITIES AND PROCESSES

        The following shall be the principal duties, responsibilities and recurring processes of the Committee in carrying out its oversight role. The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate. The Committee will cause to be kept adequate minutes of all its proceedings, and will report its actions at the next meeting of the Board. Committee members will be furnished with copies of the minutes of each meeting and any report of action taken by unanimous consent. The Committee is governed by the same rules regarding meetings (including meetings by conference telephone or similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board. The Committee is authorized and empowered to adopt its own rules of procedure not inconsistent with (a) any provision of this Charter,
(b) any provision of the Bylaws of the Corporation, or (c) the laws of its jurisdiction of incorporation.

        As part of its oversight responsibility, the Committee shall:

        REVIEW PROCEDURES

        1. Review and discuss the form of presentation and type of information to be contained in earnings press releases. The Committee need not discuss in advance each earnings release or each instance in which the Corporation may provide earnings guidance.

        2. Prior to the filing of quarterly and annual reports on Forms 10-Q and 10-K, review and discuss with management and the independent auditors: (i) the Corporation's quarterly and annual consolidated financial statements; (ii) matters that affect the Corporation's consolidated financial statements, including disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations;" (iii) the results of the independent auditors' reviews of the quarterly financial statements, the audit of the annual financial statements and the independent auditors' report, and any other matters required to be communicated to the Committee by the independent auditors, as well as discussions regarding qualitative judgments of the independent auditors about the appropriateness, not just the acceptability, of the Corporation's accounting principles, and the clarity of the financial statements; (iv) all critical accounting policies and practices to be used; (v) any matters required to be communicated to the Committee by the independent auditors in accordance with SAS Nos. 61 and 71 or any other SAS; and (vi) other material written communications between the independent auditors and management. Prior to the filing of the Corporation's Annual Report on Form 10-K, recommend to the Board whether the audited financial statements should be included in the Form 10-K.

        3. Regularly review with the independent auditors any problems or difficulties encountered in the course of the audit work and management's response, including any restrictions on the scope of activities or access to requested information and any significant disagreements with management.

        4. Review: (i) any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company's selection or application of accounting principles, and any major issues as to the adequacy of the Corporation's internal controls and any special audit steps adopted in light of any material control deficiencies; (ii) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; and (iii) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Corporation's financial statements. In consultation with management, the independent auditors and the internal auditors, monitor the integrity and effectiveness of the Corporation's financial reporting processes and systems of internal controls, including reviewing and discussing major financial risk exposures and the steps management has taken to monitor, control and report such exposures; and review significant findings relating to the foregoing prepared by the independent auditors or the internal auditors, together with management's responses and follow-up to these reports.

        5. Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Such procedures have been established by the Committee and are set forth in the Corporation's Code of Business Conduct and Ethics.

        INDEPENDENT AUDITORS AND OTHER EXTERNAL SERVICES

        6. The Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditors, including resolution of disagreements between management and the independent auditors regarding financial reporting. The independent auditors shall report directly to the Committee.

        7. Pre-approve the engagement letters and the fees to be paid to the independent auditors for all audit and permissible non-audit services to be provided by the independent auditors and consider the possible effect that any non-audit services could have on the independence of the auditors. The Committee may establish pre-approval policies and procedures, as permitted by applicable law and SEC regulations and consistent with this Charter, for the engagement of the independent auditors to render permissible non-audit services to the Corporation, including but not limited to policies that would allow the delegation of pre-approval authority to one or more members of the Committee, provided that any pre-approvals delegated to one or more members of the Committee are reported to the Committee at its next scheduled meeting.

        8. Evaluate the qualifications, independence and performance of the independent auditors annually. This evaluation shall include a review and discussion of the annual communication as to independence delivered by the independent auditors required by Independence Standards Board Standard No. 1. Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law and the rotation of any other audit partner whose rotation is required by the regulations of the SEC.

        9. Review the audit plan of the independent auditors -- discuss scope, staffing, timing, estimated and actual fees, reliance upon management and internal audit and general audit approach.

        10. Set clear hiring policies for employees or former employees of the independent auditors.

        INTERNAL AUDIT DEPARTMENT

        11. Review the budget, program, changes in program, activities, strategies, organizational structure and qualifications of the Internal Audit Department, as needed, it being understood that the Internal Audit Department functionally reports directly to the Committee. Evaluate whether the Internal Audit Department operation and structure permits unrestricted access by internal auditors to records, personnel and physical properties relevant to the performance of its responsibilities and to top management, the Committee and the Board. Assess the appropriateness of the resources allocated to internal auditing. Evaluate the effectiveness of the internal audit function.

        12. Review the appointment, performance and replacement, if appropriate, of the chief internal auditor. Decisions regarding hiring or termination of the chief internal auditor require endorsement by the Committee. The chairperson of the

                Committee will also be involved in performance evaluation and compensation decisions related to the chief internal auditor.

        13. Review significant issues presented by the Internal Audit Department together with management's response and follow-up to these reports.

        OTHER COMMITTEE RESPONSIBILITIES

        14. Review and reassess the adequacy of this Charter at least annually, and recommend any proposed changes to the Board for its approval. Ensure the publication of this Charter in accordance with SEC regulations.

        15. Maintain minutes of meetings and report regularly to the Board on the Committee's activities. Review with the Board any issues that arise with respect to the quality or integrity of the Corporation's financial statements, the Corporation's compliance with legal or regulatory requirements, the performance and independence of the independent auditors, or the performance of the internal audit function.

        16. Conduct an appropriate review of and approve all related party transactions on an ongoing basis, as required by the Nasdaq listing standards. For these purposes, the term "related party transactions" shall refer to transactions required to be disclosed pursuant to SEC Regulation S-K, Item 404.

        17. Review with the Corporation's chief corporate counsel: (i) any significant legal matter that could have a material impact on the Corporation's financial statements; (ii) legal compliance matters, including corporate securities trading policies and material notices to or inquiries received from governmental agencies; and (iii) reports of evidence of a material violation of securities laws or breaches of fiduciary duty.

        18. Review disclosures made to the Committee by the Corporation's CEO and CFO during their certification process for the Forms 10-K and 10-Q with respect to the financial statements and about any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting and any fraud, whether or not material, involving management or other employees who have a significant role in the Corporation's internal control over financial reporting.

        19. Ensure required certifications are made to Nasdaq: (i) that a formal written charter has been adopted for the Committee and that the Committee has reviewed and reassessed the adequacy of the charter on an annual basis; and (ii) as to the independence of the members of the Committee.

        20. Perform any other activities consistent with this Charter, the Corporation's bylaws or governing law as the Committee or the Board deems necessary or appropriate.

IV.     Funding

        The Corporation shall provide the Committee with appropriate funding, as determined by the Committee, in its capacity as a committee of the Board, for payment of: (i) compensation to the independent auditors and to any advisors employed by the Committee; and (ii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

                                                                      APPENDIX E
                       CHARTER OF THE NOMINATING COMMITTEE
                          OF THE BOARD OF DIRECTORS OF
                         WARWICK COMMUNITY BANCORP, INC.

I.      STATEMENT OF POLICY

        The Nominating Committee (the "Committee") shall be appointed by the Board of Directors (the "Board") of Warwick Community Bancorp, Inc. (the "Corporation") for the purpose of (i) identifying individuals qualified to serve as Board members, consistent with criteria approved by the Board; and (ii) recommending to the Board the director nominees for election or appointment to the Board of Directors.

II.      COMMITTEE COMPOSITION AND MEETINGS

        The Committee shall be comprised of three or more directors (including a chairperson) as appointed annually by the Board, each of whom shall be an independent director as defined by the Nasdaq Stock Market (the "Nasdaq") listing standards and each of whom shall be free from any relationship that would interfere with the exercise of his or her independent judgment. The Board shall have the power at any time to change the membership of the Committee and to fill vacancies, subject to the qualification requirements of this Charter. The Committee shall meet at least two times annually or more frequently as circumstances require.

III.    COMMITTEE DUTIES, RESPONSIBILITIES AND PROCESS

                The Committee will cause to be kept adequate minutes of all its proceedings, and will report its actions at the next meeting of the Board. Committee members will be furnished with copies of the minutes of each meeting and any action taken by unanimous consent. The Committee is governed by the same rules regarding meetings (including meetings by conference telephone or similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board. The Committee is authorized and empowered to adopt its own rules of procedure not inconsistent with (a) any provision of this Charter, (b) any provision of the Bylaws of the Corporation, or (c) the laws of its jurisdiction of incorporation.

        The Committee may request that any directors, officers or employees of the Corporation, or other persons whose advice and counsel are sought by the Committee, attend any meeting of the Committee to provide such pertinent information as the Committee requests.

        The Committee shall have the following responsibilities:

        1. Recommend to the Board the appropriate size of the Board and assist in identifying, interviewing and recruiting candidates for the Board.

        2. Recommend candidates (including incumbents) for election and appointment to the Board of Directors, subject to the provisions set forth in the Corporation's Articles or Certificate of Incorporation and Bylaws relating to the nomination or appointment of directors, based on the following criteria: business experience, education, integrity and reputation, independence, conflicts of interest, diversity, age, number of other directorships and commitments (including charitable obligations), tenure on the Board, attendance at Board and committee meetings, stock ownership, specialized knowledge (such as an understanding of banking, accounting, marketing, finance, regulation and public policy) and a commitment to the Corporation's communities and shared values, as well as overall experience in the context of the needs of the Board as a whole.

        3. Review nominations submitted by stockholders, which have been addressed to the corporate secretary, and which comply with the requirements of the Articles or Certificate of Incorporation and the Bylaws. Nominations from stockholders will be considered and evaluated using the same criteria as all other nominations.

        4. Annually recommend to the Board committee assignments and committee chairs on all committees of the Board, and recommend committee members to fill vacancies on committees as necessary.

        5. Perform any other duties or responsibilities expressly delegated to the Committee by the Board.

IV.     INVESTIGATIONS AND STUDIES; OUTSIDE ADVISERS

        The Committee may conduct or authorize studies of or investigations into matters within the Committee's scope of responsibilities, and may retain, at the Corporation's expense, such counsel or other advisers as it deems necessary (which may, if the Committee deems it appropriate, be the Corporation's regular counsel or advisers). The Committee shall have the authority to retain or terminate one or more search firms to assist the Committee in carrying out its responsibilities, including authority to approve the firm's fees and retention terms, which fees shall be borne by the Corporation.

                                                                      APPENDIX F

                  E.N.B. HOLDING COMPANY, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE

Independent Auditors' Report                                                 F-2

Consolidated Statement of Financial Condition as of
     December 31, 2003                                                       F-3

Consolidated Statement of Income for the Year Ended
     December 31, 2003                                                       F-4

Consolidated Statement of Changes in Stockholders'
     Equity for the Year Ended December 31, 2003                             F-5

Consolidated Statement of Cash Flows for the Year Ended
     December 31, 2003                                                       F-6

Notes to Consolidated Financial Statements                                   F-7

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
Provident Bancorp, Inc. (as successor to E.N.B. Holding Company, Inc.):


We have audited the accompanying consolidated statement of financial condition of E.N.B. Holding Company, Inc. and subsidiaries (the Company) as of December 31, 2003, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As discussed in note 16 to the accompanying consolidated financial statements, Provident Bancorp, Inc. completed its acquisition of the Company by acquiring all of the Company's outstanding shares of common stock on January 14, 2004.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of E.N.B. Holding Company, Inc. and subsidiaries as of December 31, 2003, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.



                                         /s/ KPMG LLP


Albany, New York
May 21, 2004


                                 E.N.B. HOLDING COMPANY, INC. AND SUBSIDIARIES

                                 Consolidated Statement of Financial Condition

                                               December 31, 2003

                                     (In thousands, except per share data)

                                                    ASSETS
Cash and due from banks (note 2)                                                      $        19,005
Securities available for sale, at estimated fair value (note 3)                               110,194
Investment securities, at amortized cost (estimated fair value of $5,847) (note 4)              5,528
Loans receivable, net (note 5)                                                                217,118
Accrued interest receivable                                                                     1,809
Premises, equipment, and leasehold improvements, net (note 6)                                   6,258
Other assets                                                                                    1,299
                                                                                        ----------------
                 Total assets                                                         $       361,211
                                                                                        ================
                                      LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
     Demand                                                                           $        85,452
     Regular savings and NOW accounts                                                         114,164
     Money market deposit accounts                                                             12,970
     Certificates of deposit (note 9)                                                         103,573
     Individual retirement accounts (note 9)                                                    9,251
                                                                                        ----------------
                 Total deposits                                                               325,410
Federal funds purchased                                                                         5,000
Accrued expenses and other liabilities                                                          2,698
                                                                                        ----------------
                 Total liabilities                                                            333,108
                                                                                        ----------------
Commitments and contingencies (note 10)

Stockholders' equity:
     Common stock, $20 par value. Authorized 250,000 shares;
        issued 20,000 shares; outstanding 15,227 shares                                           400
     Surplus                                                                                      945
     Undivided profits                                                                         31,248
     Accumulated other comprehensive loss, net of tax                                            (833)
     Treasury stock at cost, 4,773 shares                                                      (3,657)
                                                                                        ----------------
                 Total stockholders' equity                                                    28,103
                                                                                        ----------------
                 Total liabilities and stockholders' equity                           $       361,211
                                                                                        ================
See accompanying notes to consolidated financial statements.

                                                         F-3


                                       E.N.B. HOLDING COMPANY, INC. AND SUBSIDIARIES

                                             Consolidated Statement of Income

                                               Year ended December 31, 2003

                                           (In thousands, except per share data)

Interest and dividend income:
     Interest and fees on loans                                                              $       14,395
     Interest and dividends on securities available for sale and investment securities:
        U.S. government and agency obligations                                                        4,550
        Obligations of states and political subdivisions                                                964
        Other                                                                                            48
     Interest on federal funds sold                                                                      64
                                                                                                ---------------
                 Total interest and dividend income                                                  20,021
                                                                                                ---------------
Interest expense:

     Regular savings and NOW accounts                                                                 1,188
     Money market deposit accounts                                                                      118
     Certificates of deposit                                                                          2,340
     Individual retirement accounts                                                                     241
     Borrowings                                                                                           2
                                                                                                ---------------
                 Total interest expense                                                               3,889
                                                                                                ---------------
                 Net interest income                                                                 16,132
Provision for loan losses (note 5)                                                                      620
                                                                                                ---------------
                 Net interest income after provision for loan losses                                 15,512
                                                                                                ---------------
Non-interest income:

     Service charges on deposit accounts                                                              2,203
     Other service charges                                                                               73
     Gain on securities transactions (note 3)                                                            22
     Other                                                                                              136
                                                                                                ---------------
                 Total non-interest income                                                            2,434
                                                                                                ---------------
Non-interest expenses:

     Salaries and wages                                                                               6,300
     Pension and other employee benefits                                                              1,440
     Occupancy and equipment expenses                                                                 1,748
     Office supplies                                                                                    231
     Merger related expenses (note 16)                                                                1,147
     Other (note 12)                                                                                  2,487
                                                                                                ---------------
                 Total non-interest expense                                                          13,353
                                                                                                ---------------
                 Income before income tax expense                                                     4,593
Income tax expense (note 8)                                                                           1,917
                                                                                                ---------------
                 Net income                                                                  $        2,676
                                                                                                ===============
Basic earnings per share                                                                     $       175.74
                                                                                                ===============
See accompanying notes to consolidated financial statements.

                                                          F-4


                                            E.N.B. HOLDING COMPANY, INC. AND SUBSIDIARIES

                                      Consolidated Statement of Changes in Stockholders' Equity

                                                    Year ended December 31, 2003

                                                (In thousands, except per share data)

                                                                                ACCUMULATED
                                                                                    OTHER                  TOTAL
                                               COMMON               UNDIVIDED   COMPREHENSIVE  TREASURY  STOCKHOLDERS' COMPREHENSIVE
                                                STOCK     SURPLUS    PROFITS    INCOME (LOSS)   STOCK       EQUITY        INCOME
                                             ----------- --------- ----------- --------------- --------- ------------ --------------
Balance at January 1, 2003                    $     400       945      29,729             765     (3,657)      28,182
 Comprehensive income:
   Net income                                        --        --       2,676              --         --        2,676        2,676
   Other comprehensive income, net of tax:
    Unrealized net holding loss arising
      during the year (pre-tax loss $2,455)          --        --          --          (1,498)        --       (1,498)      (1,498)
    Reclassification adjustment for gain
      realized in net income during the year
      (pre-tax gain $22)                             --        --          --             (14)        --          (14)         (14)
    Minimum pension liability adjustment
      (pre-tax loss $141)                            --        --          --             (86)        --          (86)         (86)
                                                                                                                      --------------
         Comprehensive income                                                                                          $     1,078
                                                                                                                      ==============
 Cash dividends declared ($76 per share)             --        --      (1,157)             --         --       (1,157)
                                             ----------- --------- ----------- --------------- --------- ------------
Balance at December 31, 2003                  $     400       945      31,248            (833)    (3,657)      28,103
                                             =========== ========= =========== =============== ========= ============

See accompanying notes to consolidated financial statements.


                                                                 F-5

                                        E.N.B. HOLDING COMPANY, INC. AND SUBSIDIARIES

                                            Consolidated Statement of Cash Flows

                                                Year ended December 31, 2003

                                                       (In thousands)


Increase (decrease) in cash and cash equivalents:
    Cash flows from operating activities:
        Net income                                                                           $            2,676
        Adjustments to reconcile net income to net cash provided by operating activities:
           Depreciation and amortization                                                                    603
           Provision for loan losses                                                                        620
           Deferred tax benefit                                                                            (261)
           Gain on securities transactions                                                                  (22)
           Increase in accrued interest receivable                                                         (208)
           Decrease in other assets                                                                          20
           Decrease in accrued expenses and other liabilities                                              (316)
                                                                                                ----------------
                 Net cash provided by operating activities                                                3,112
                                                                                                ----------------
Cash flows from investing activities:
    Proceeds from the sale of securities available for sale                                               6,022
    Proceeds from maturity, calls, and paydowns of securities available for sale                         86,418
    Proceeds from maturity and calls of investment securities                                             4,026
    Purchase of securities available for sale                                                          (112,489)
    Purchase of investment securities                                                                    (2,274)
    Net increase in loans to customers                                                                  (35,440)
    Proceeds from sale of other real estate owned                                                            22
    Capital expenditures                                                                                   (535)
                                                                                                ----------------
                 Net cash used in investing activities                                                  (54,250)
                                                                                                ----------------
Cash flows from financing activities:
    Net increase in deposits                                                                             47,534
    Net increase in federal funds purchased                                                               5,000
    Dividends paid                                                                                       (1,157)
                                                                                                ----------------
                 Net cash provided by financing activities                                               51,377
                                                                                                ----------------
                 Net increase in cash and cash equivalents                                                  239
Cash and cash equivalents at beginning of year                                                           18,766
                                                                                                ----------------
Cash and cash equivalents at end of year                                                     $           19,005
                                                                                                ================
Supplemental disclosures of cash flow information:
    Cash paid during the year for:
        Interest                                                                             $           3,921
        Income taxes                                                                                     2,401
Supplemental schedule of noncash activities:
    Transfer of loans to other real estate owned                                             $              22
    Adjustment of securities available for sale to fair value, net of tax                               (1,512)
    Minimum pension liability adjustment, net of tax                                                       (86)


See accompanying notes to consolidated financial statements.

                                                               F-6

                  E.N.B. HOLDING COMPANY, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 2003

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (A)  BASIS OF PRESENTATION

          E.N.B. Holding Company, Inc. (Company) was organized as a bank holding company in 1989. The Company acquired substantially all of the outstanding stock of the Ellenville National Bank (Bank) in exchange for 20,000 shares of its own common stock. In March 1994, a subsidiary was formed, Shawangunk Holding Co., Inc., to hold real estate acquired through foreclosure or otherwise intended for disposition. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries after elimination of all significant intercompany transactions. The investments in the subsidiaries are carried under the equity method of accounting. The consolidated financial statements have been prepared, in all material respects, in conformity with accounting principles generally accepted in the United States of America.

     (B)  BUSINESS

          The Bank's lending activities are conducted principally in Ulster, Orange, and Sullivan Counties of New York State. The Bank grants single family and multi-family residential loans, commercial real estate loans, commercial loans, and a variety of consumer loans. In addition, the Bank grants loans for the construction of residential homes, multi-family properties, commercial real estate properties, and for land development. Most loans granted by the Bank are either secured by real estate or other collateral or guaranteed by Federal and/or local government authorities. The ability and willingness of the single family residential and consumer borrowers to honor their repayment commitments is generally dependent on the level of overall economic activity within the borrowers' geographic areas and real estate values. The ability and willingness of commercial real estate, commercial, and construction loan borrowers to honor their repayment commitments is generally dependent on the health of the real estate economic sector within the borrowers' geographic areas and the general economy. In addition, the other real estate owned, if any, is also located in the same market area. Accordingly, the ultimate collectability of a substantial portion of the Company's loan portfolio and the recovery of the carrying amount of other real estate owned are susceptible to changes in market conditions in this area.

          The determination of the allowance for loan losses is based on material estimates that are susceptible to change based on such factors as economic conditions in the market area serviced by the Company, financial conditions of individual borrowers, and changes in underlying collateral values. In connection with the determination of the allowance for loan losses, management obtains independent appraisals for significant properties.

          Management believes that the allowance for loan losses represents the amount of probable losses inherent in the loan portfolio. While management uses available information to estimate losses on loans, future additions to the allowance may be necessary based on changes in economic conditions, particularly in Ulster, Orange, and Sullivan Counties of New York State. In addition, various Federal and State regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination which may not be currently available to management.

                                      F-7                            (Continued)

                  E.N.B. HOLDING COMPANY, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 2003

     (C)  SECURITIES AVAILABLE FOR SALE AND INVESTMENT SECURITIES

          Management determines the appropriate classification of securities at the time of purchase. If management has the positive intent and ability to hold debt securities to maturity, they are classified as investment securities and are stated at amortized cost. If securities are purchased for the purpose of selling them in the near term, they are classified as trading securities and they are reported at fair value with unrealized holding gains and losses reflected in current earnings. All other debt and marketable equity securities are classified as securities available for sale and are reported at fair value, with net unrealized gains or losses reported, net of income taxes, in a separate component of stockholders' equity. At December 31, 2003, the Company did not hold any securities considered to be trading securities.

          Nonmarketable equity securities, which include Federal Home Loan Bank Stock and Federal Reserve Bank Stock, are carried at cost since there is no readily available market value and are included with securities available for sale. These investments are required for membership.

          Gains and losses on the disposition of all securities are based on the adjusted cost of the specific security sold. The adjusted cost of each debt security sold is determined based on the stated cost adjusted for any amortization of premiums or accretion of discounts to the earlier of call or maturity date. Unrealized losses on securities that reflect a decline in value which is other than temporary, if any, are charged to income.

     (D)  LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

          Loans are stated at the unpaid principal amount, net of the allowance for loan losses. Interest on loans is credited to income on an accrual basis based on the principal amount outstanding.

          Nonperforming loans include nonaccrual loans, loans which are contractually past due 90 days or more and still accruing interest and troubled debt restructurings. Generally, loans are placed on nonaccrual status, either due to the delinquency status of principal and/or interest payments, or a judgment by management that, although payments of principal and/or interest are current, such action is prudent. Loans are generally placed on nonaccrual status when principal and/or interest payments are contractually past due 90 days or more. When a loan is placed on nonaccrual status, all interest previously accrued but not collected is generally reversed against current year interest income. Interest income on nonaccrual loans is recognized only if received, and if considered appropriate by management. Loans are removed from nonaccrual status when they become current as to principal and interest payments or when, in the opinion of management, the loans are expected to be fully collectible as to principal and interest.

          Loans are considered impaired when it is probable that the borrower will not make principal and interest payments according to the original contractual terms of the loan agreement. Smaller balance, homogenous loans which are collectively evaluated such as consumer and residential mortgage loans, are specifically excluded from the classification of impaired loans unless such loans are restructured in a troubled debt restructuring. Impaired loans are generally included in nonperforming loans, as nonaccrual commercial-type loans.

                                      F-8                            (Continued)

                  E.N.B. HOLDING COMPANY, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 2003

          Impairment is measured based on the present value of the expected future cash flows, discounted at the loan's effective interest rate, or on the underlying value of collateral for collateral dependent loans. The impaired loan's carrying value in excess of expected cash flows or collateral value is specifically reserved for or is charged to the allowance for loan losses. The Company's impaired loans are generally collateral dependent. The Company considers estimated costs to sell, on a discounted basis, when determining the fair value of collateral in the measurement of impairment if those costs are expected to reduce the cash flows available to repay or otherwise satisfy the loans.

          The allowance for loan losses represents the amount of probable losses inherent in the loan portfolio. Additions are made to the allowance through periodic provisions, which are charged to expense. All losses of principal are charged to the allowance when incurred or when a determination is made that a loss is expected. Subsequent recoveries, if any, are credited to the allowance.

          The adequacy of the allowance for loan losses is determined through a quarterly review of outstanding loans. The impact of economic conditions on the creditworthiness of the borrowers is considered, as well as loan loss experience, changes in the composition and volume of the loan portfolio, and management's assessment of the risks inherent in the loan portfolio. These and other factors are considered in assessing the overall adequacy of the allowance for loan losses and the related provisions for loan losses.

     (E)  PREMISES, EQUIPMENT, AND LEASEHOLD IMPROVEMENTS

          The Company's premises, equipment, and leasehold improvements are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are computed on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the terms of the related leases or the useful lives of the assets.

     (F)  OTHER REAL ESTATE OWNED

          Other real estate owned, representing properties acquired in settlement of loans, is recorded on an individual asset basis at the lower of cost or the fair value of the asset acquired less an estimate of the costs to sell the property. Fair value of other real estate owned is generally determined through independent appraisals. At the time of foreclosure, the excess, if any, of the loan value over the fair value of the asset received is charged to the allowance for loan losses. Subsequent declines in the fair value of such assets, or increases in the estimated costs to sell the properties and net operating expenses of such assets, are charged directly to other expenses.

     (G)  INCOME TAXES

          Income taxes are provided on income regardless of when such taxes are payable. Deferred taxes result from the recognition of certain items of income, expense and other comprehensive income (loss) in different time periods for financial statement and tax return purposes.


                                      F-9                            (Continued)

                  E.N.B. HOLDING COMPANY, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 2003

          Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date. Deferred tax assets are reduced by a valuation reserve if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

     (H)  CASH AND CASH EQUIVALENTS

          The Company includes cash, due from banks and federal funds sold (if any) as cash and cash equivalents.

     (I)  FINANCIAL INSTRUMENTS

          The Company is a party to certain financial instruments with off-balance sheet risk such as commitments to extend credit, unused lines of credit, and standby and commercial letters of credit. The Company's policy is to record such instruments when funded.

     (J)  EARNINGS PER SHARE

          Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the year. The Company has a simple capital structure with no dilutive or potentially dilutive securities outstanding during the year ended December 31, 2003. The weighted average number of common shares outstanding in 2003 for the basic earnings per share calculation was 15,227.

     (K)  USE OF ESTIMATES

          The preparation of the consolidated financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (L)  COMPREHENSIVE INCOME OR LOSS

          Comprehensive income or loss represents the sum of net income and items of other comprehensive income or loss, which are reported directly in stockholders' equity (net of tax) such as the change in the net unrealized gain or loss on securities available for sale and minimum pension liability adjustments. Accumulated other comprehensive loss, which is a component of stockholders' equity at December 31, 2003, represents the net unrealized loss on securities available for sale (net of tax) of $187,000 and the minimum pension liability adjustment (net of tax) of $646,000.

                                     F-10                            (Continued)

                  E.N.B. HOLDING COMPANY, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 2003

     (2)  CASH AND DUE FROM BANKS

          The Bank is required to maintain certain reserves of vault cash and/or deposits with the Federal Reserve Bank. The amount of this reserve requirement, included in cash and due from banks (non-interest bearing), was approximately $7.5 million at December 31, 2003.

     (3)  SECURITIES AVAILABLE FOR SALE

          The amortized cost and estimated fair value of securities available for sale at December 31, 2003 are as follows (in thousands):

                                                                     GROSS        GROSS
                                                    AMORTIZED     UNREALIZED    UNREALIZED     ESTIMATED
                                                       COST          GAINS        LOSSES      FAIR VALUE
                                                   ------------  ------------  ------------  ------------
          U.S. Treasury securities and
               obligations of U.S. government

               corporations and agencies         $      89,221           397        (1,593)       88,025
          Mortgage-backed securities                     4,734           259            --         4,993
          Obligations of states and political
               subdivisions                             15,749           645           (21)       16,373
          Debt securities issued by foreign
               governments                                 300             6            --           306
                                                   ------------  ------------  ------------  ------------
                           Total debt securities       110,004         1,307        (1,614)      109,697
          Nonmarketable equity securities                  497            --            --           497
                                                   ------------  ------------  ------------  ------------
                           Total                 $     110,501         1,307        (1,614)      110,194
                                                   ============  ============  ============  ============

          Gross unrealized losses on securities available for sale and the related fair value of those securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2003 were as follows (in thousands):

                                                  LESS THAN 12 MONTHS         12 MONTHS OR MORE               TOTAL
                                              -------------------------  -------------------------  -------------------------
                                                ESTIMATED    UNREALIZED    ESTIMATED    UNREALIZED    ESTIMATED    UNREALIZED
                                               FAIR VALUE      LOSSES     FAIR VALUE      LOSSES     FAIR VALUE      LOSSES
                                              -------------  ----------  -------------  ----------  -------------  ----------
          U.S. Treasury securities and
            obligations of U.S. government
            corporations and agencies          $    54,265       1,593            --            --        54,265       1,593

          Obligations of states and political
            subdivisions                             2,217          21            --            --         2,217          21
                                              -------------  ----------  -------------  ----------  -------------  ----------
              Total temporarily-impaired
                securities                     $    56,482       1,614            --            --        56,482       1,614
                                              =============  ==========  =============  ==========  =============  ==========

                                     F-11                            (Continued)

                  E.N.B. HOLDING COMPANY, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 2003

          The unrealized losses on securities available for sale were caused by increases in market interest rates. The contractual terms of these investments require the issuer to settle the investments at par upon maturity of the securities. Therefore, these investments are not considered other-than-temporarily impaired.

          The amortized cost and estimated fair value (in thousands) of debt securities available for sale at December 31, 2003, by contractual maturity, are shown below (mortgage-backed securities are included by final contractual maturity). Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                       AMORTIZED      ESTIMATED
                                                          COST       FAIR VALUE
                                                      ------------  ------------
          Due in one year or less                   $         902           916
          Due after one year through five years            25,083        25,232
          Due after five years through ten years           45,056        44,001
          Due after ten years                              38,963        39,548
                                                      ------------  ------------
                           Total                    $     110,004       109,697
                                                      ============  ============

          During the year ended December 31, 2003, proceeds from sales of securities available for sale totaled approximately $6,022,000 with gross gains of approximately $22,000 and no gross losses.

          The amortized cost of securities available for sale pledged to secure public funds on deposit, as required by law, or for other purposes amounted to approximately $41.2 million at December 31, 2003.

     (4)  INVESTMENT SECURITIES

          The amortized cost and estimated fair value of investment securities at December 31, 2003 are as follows (in thousands):

                                                                     GROSS        GROSS
                                                    AMORTIZED     UNREALIZED    UNREALIZED     ESTIMATED
                                                       COST          GAINS        LOSSES      FAIR VALUE
                                                   ------------  ------------  ------------  ------------
          Obligations of states and political
               subdivisions                      $       5,485           315            --         5,800
          Debt securities issued by foreign
               governments                                  43             4            --            47
                                                   ------------  ------------  ------------  ------------
                           Total                 $       5,528           319            --         5,847
                                                   ============  ============  ============  ============

                                     F-12                            (Continued)

                  E.N.B. HOLDING COMPANY, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 2003

          The amortized cost and estimated fair value (in thousands) of debt securities held to maturity at December 31, 2003, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                       AMORTIZED      ESTIMATED
                                                          COST       FAIR VALUE
                                                      ------------  ------------
          Due in one year or less                   $       2,244         2,270
          Due after one year through five years             2,309         2,481
          Due after five years through ten years              735           829
          Due after ten years                                 240           267
                                                      ------------  ------------
                           Total                    $       5,528         5,847
                                                      ============  ============

          The amortized cost of investment securities pledged to secure public funds on deposit, as required by law, or for other purposes amounted to approximately $2.3 million at December 31, 2003.

     (5)  LOANS RECEIVABLE, NET

          Loans receivable consisted of the following at December 31, 2003 (in thousands):

             Loans secured by real estate:

                Residential                             $          22,301
                Commercial                                        111,480
                Construction                                       14,634
                                                          ----------------
                         Total real estate loans                  148,415
                                                          ----------------
             Commercial business loans                             39,092
                                                          ----------------
             Home equity lines of credit                           10,153
             Other consumer loans                                  22,215
                                                          ----------------
                         Total consumer loans                      32,368
                                                          ----------------
                         Total gross loans                        219,875
             Less allowance for loan losses                        (2,757)
                                                          ----------------
                         Net loans                      $         217,118
                                                          ================

                                     F-13                            (Continued)

                  E.N.B. HOLDING COMPANY, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 2003

          A summary of transactions in the allowance for loan losses for the year ended December 31, 2003 is as follows (in thousands):

                 Balance, beginning of year                   $         2,314
                 Provision for loan losses                                620
                 Recoveries of previous charge-offs                        32
                 Loans charged-off                                       (209)
                                                                --------------
                 Balance, end of year                         $         2,757
                                                                ==============

          Nonperforming loans at December 31, 2003 are as follows (in thousands):

                 Loans on nonaccrual status                   $           784
                 Loans past due 90 days or more and still
                    on an accrual basis                                   985
                                                                --------------
                            Total nonperforming loans         $         1,769
                                                                ==============

          There are no commitments to extend further credit on the nonperforming loans. The reduction in interest income from the above nonperforming loans for the year ended December 31, 2003 is as follows (in thousands):

                 Originally contracted interest                $           77
                 Recorded interest                                         53
                                                                --------------
                            Reduction in interest income       $           24
                                                                ==============

          The recorded investment in loans that are considered to be impaired totaled approximately $784,000 at December 31, 2003. The related allowance for loan losses on impaired loans was approximately $4,000 at December 31, 2003. Included in total impaired loans was approximately $759,000 of impaired loans that, as a result of charge-offs or the adequacy of collateral values, did not require an allowance for loan losses at December 31, 2003. During 2003, the average balance of impaired loans was approximately $626,000. There was no interest income collected on impaired loans during 2003.

          Certain directors, executive officers, and principal stockholders of the Bank are also customers and had other transactions with the Bank in the ordinary course of business. Such loans were made in the ordinary course of business at the Bank's normal credit terms, including interest rate, and collateralization, and do not represent more than a normal risk of collection. The aggregate of such loans to these persons, their immediate families and the companies in which they are principal owners totaled approximately $2,026,000 at December 31, 2003. Advances and repayments on these loans amounted to approximately $1,771,000 and $2,557,000, respectively, for the year ended December 31, 2003.

                                     F-14                            (Continued)

                  E.N.B. HOLDING COMPANY, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 2003


     (6)  PREMISES, EQUIPMENT, AND LEASEHOLD IMPROVEMENTS

          Bank premises, equipment, and leasehold improvements at cost less accumulated depreciation and amortization at December 31, 2003 are as follows (in thousands):

                 Land                                          $          517
                 Buildings                                              6,522
                 Fixtures and equipment                                 4,971
                 Leasehold improvements                                   295
                                                                --------------
                                                                       12,305

                 Less: Accumulated depreciation and
                      amortization                                     (6,047)
                                                                --------------
                                                               $        6,258
                                                                ==============

          Depreciation and amortization expense on premises, equipment, and leasehold improvements aggregated approximately $603,000 for the year ended December 31, 2003.

     (7)  PENSION AND PROFIT SHARING PLANS

          The Company has a contributory defined-benefit pension plan covering substantially all employees meeting certain eligibility requirements which provides benefits upon reaching normal retirement age of 65 and five years of service. The normal retirement benefit is 2.75% of average monthly earnings multiplied by years of benefit service up to 15 years. Employees who participate contribute 2% of their earnings. Early retirement is available upon attainment of age 55.

                                     F-15                            (Continued)

                  E.N.B. HOLDING COMPANY, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 2003

          The following is a summary of changes in the projected benefit obligation and plan assets for the pension plan, and a reconciliation of the plan's funded status to the net amount recognized in the consolidated statement of financial condition at December 31, 2003 (in thousands):

                 Change in projected benefit obligation:

                   Beginning of year                        $           7,484
                   Service cost                                           291
                   Interest cost                                          476
                   Participant contributions                               70
                   Actuarial gain                                         (96)
                   Change in actuarial assumptions                        557
                   Benefits paid                                         (230)
                                                               ---------------
                   End of year                                          8,552
                                                               ---------------
                 Change in fair value of plan assets:

                   Beginning of year                                    5,179
                   Actual return on plan assets                           537
                   Employer contributions                                 599
                   Participant contributions                               70
                   Benefits paid and plan expenses                       (250)
                                                               ---------------
                   End of year                                          6,135
                                                               ---------------
                   Funding deficiency at end of year                   (2,417)
                   Unamortized net transition obligation                   24
                   Unrecognized net actuarial loss                      2,531
                   Unamortized prior service cost                         298
                                                               ---------------
                           Net amount recognized            $             436
                                                               ===============

                   Amounts recognized in the consolidated
                      statement of financial condition
                      consist of:

                       Minimum liability                    $            (944)
                       Intangible asset                                   322
                       Adjustment included in accumulated
                          other comprehensive loss, pre-tax             1,058
                                                               ---------------
                                Net amount recognized       $             436
                                                               ===============

          The accumulated benefit obligation related to the plan was approximately $7,079,000 at December 31, 2003.

                                     F-16                            (Continued)

                  E.N.B. HOLDING COMPANY, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 2003

          The components of net periodic pension cost for the year ended December 31, 2003 were as follows (in thousands):

                 Service cost                                 $            291
                 Interest cost                                             476
                 Expected return on plan assets                           (433)
                 Amortization of prior service cost                         36
                 Amortization of transition obligation                       5
                 Recognized net actuarial loss                              94
                                                                ---------------
                                  Net periodic pension cost   $            469
                                                                ===============

          Weighted average assumptions used to determine the projected benefit obligation at December 31, 2003 were as follows:

                 Discount rate                                            6.0%
                 Rate of compensation increase                            4.0%

          Weighted average assumptions used to determine net periodic pension cost for the year ended December 31, 2003 were as follows:

                 Discount rate                                            6.5%
                 Expected long-term rate of return on plan assets         8.0%
                 Rate of compensation increase                            4.0%

          All eligible employees of the Company are also covered by a noncontributory profit sharing plan. The amount of the contribution is determined annually at the discretion of the Company's board of directors. Total profit sharing expense for the year ended December 31, 2003 amounted to approximately $312,000.

     (8)  INCOME TAXES

          The components of income tax expense are as follows for the year ended December 31, 2003 (in thousands):

                 Current tax expense:

                      Federal                               $          1,683
                      State                                              495
                                                             ----------------
                              Total current tax expense                2,178
                 Deferred tax benefit                                   (261)
                                                             ----------------
                              Total income tax expense      $          1,917
                                                             ================

                                     F-17                            (Continued)

                  E.N.B. HOLDING COMPANY, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 2003

          Total income tax expense differed from the amount computed by applying the U.S. Federal income tax rate to income before income taxes. The reasons for these differences for the year ended December 31, 2003 were as follows (dollars in thousands):

                                                                             AMOUNT       % OF PRETAX
                                                                          -------------  -------------
          Tax expense at statutory rate                                 $        1,562          34.0%
          Tax-exempt bond income                                                  (325)         (7.1)
          State and local income tax, net of Federal tax benefit                   271           5.9
          Nondeductible merger related expenses                                    366           8.0
          Other                                                                     43           0.9
                                                                          -------------  -------------
                    Total income tax expense                            $        1,917          41.7%
                                                                          =============  =============

          The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2003 are presented below (in thousands):

                 Gross deferred tax asset:
                      Differences in reporting the provision for
                         loan losses and loan charge offs           $          902
                      Accrued donations                                          8
                      Deferred directors compensation                          150
                                                                      -------------
                                  Total gross deferred tax asset             1,060
                                                                      -------------
                 Gross deferred tax liabilities:
                      Depreciation                                             507
                      Pension                                                  169
                      Prepaid items                                             77
                                                                      -------------
                                  Total gross deferred tax
                                     liabilities                               753
                                                                      -------------
                 Net deferred tax asset at end of year              $          307
                                                                      =============

          In addition to the deferred tax amounts described above, the Company had a deferred tax asset of approximately $120,000 related to net unrealized losses on securities available for sale at December 31, 2003. The Company also had a deferred tax asset of approximately $412,000 related to the charge to accumulated other comprehensive income for recognition of a minimum pension liability at December 31, 2003.

          In determining whether a deferred tax asset valuation allowance is necessary, the Company considers the nature and timing of the deferred tax items, the amount of available open tax carrybacks and estimates of future taxable income. No valuation allowance was considered necessary at December 31, 2003.

                                     F-18                            (Continued)

                  E.N.B. HOLDING COMPANY, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 2003

     (9)  CERTIFICATES OF DEPOSIT AND INDIVIDUAL RETIREMENT ACCOUNTS

          The Bank had approximately $50,662,000 of certificates of deposit and individual retirement accounts of $100,000 or more at December 31, 2003. At December 31, 2003, the scheduled maturities of total certificates of deposit and individual retirement accounts were as follows (in thousands):

                 Within one year                      $      104,078
                 One to three years                            8,097
                 Three to five years                             649
                                                         ------------
                                                      $      112,824
                                                         ============

          Certain executive officers and directors of the Company, as well as certain affiliates of these officers and directors were customers of, and had deposit balances with, the Company in the ordinary course of business. The aggregate of such deposit relationships was approximately $12.5 million as of December 31, 2003.

     (10) COMMITMENTS AND CONTINGENT LIABILITIES

          (A)  OFF-BALANCE SHEET FINANCING AND CONCENTRATIONS OF CREDIT

               The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, unused lines of credit, and standby and commercial letters of credit. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated statement of financial condition. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

               The Bank's exposure to credit loss in the event of nonperformance by the other party to the commitments to extend credit, unused lines of credit, and standby and commercial letters of credit is represented by the contract or notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

               Financial instruments at December 31, 2003 with off-balance sheet risk are as follow (in thousands):


                 Financial instruments whose contract
                      amounts represent credit risk:
                         Commitments to originate loans       $       21,469
                         Unused lines of credit                       36,134
                         Standby and commercial letters
                            of credit                                  3,746
                                                                 ------------
                                                              $       61,349
                                                                 ============

                                     F-19                            (Continued)

                  E.N.B. HOLDING COMPANY, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 2003

     Commitments to extend credit are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being fully drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower.

     Standby and commercial letters of credit are conditional commitments issued by the Bank to guarantee the performance by a customer to a third party. The credit risk involved in issuing these instruments is essentially the same as that involved in extending loans to customers. Since a portion of these instruments will expire unused, the total amounts do not necessarily represent future cash requirements.

     The Bank has available lines of credit with correspondent banks of $32.7 million at December 31, 2003. Advances on these lines are secured by the Bank's real estate mortgages, investment securities, and securities available for sale. There were no advances on these lines of credit at December 31, 2003.

     FASB Interpretation No. 45 (FIN No. 45), GUARANTOR'S ACCOUNTING AND DISCLOSURE REQUIREMENTS FOR GUARANTEES, INCLUDING INDIRECT GUARANTEES OF INDEBTEDNESS OF OTHERS; AN INTERPRETATION OF FASB STATEMENTS NO. 5, 57, AND 107 AND RESCISSION OF FASB INTERPRETATION NO. 34, requires certain disclosures and liability-recognition for the fair value at issuance of guarantees that fall within its scope. Under FIN No. 45, the Bank does not issue any guarantees that would require liability-recognition or disclosure, other than its standby letters of credit.

     The Bank has issued conditional commitments in the form of standby letters of credit to guarantee payment on behalf of a customer and guarantee the performance of a customer to a third party. Standby letters of credit generally arise in connection with lending relationships. The credit risk involved in issuing these instruments is essentially the same as that involved in extending loans to customers. Contingent obligations under standby letters of credit totaled approximately $3,636,000 at December 31, 2003 and represent the maximum potential future payments the Bank could be required to make. Typically, these instruments have terms of twelve months or less and expire unused; therefore, the total amounts do not necessarily represent future cash requirements. Each customer is evaluated individually for creditworthiness under the same underwriting standards used for commitments to extend credit and on-balance sheet instruments. Bank policies governing loan collateral apply to standby letters of credit at the time of credit extension. Loan-to-value ratios are generally consistent with loan-to-value requirements for other commercial loans secured by similar types of collateral. The fair value of the Bank's standby letters of credit at December 31, 2003 was not significant.

                                     F-20                            (Continued)

                  E.N.B. HOLDING COMPANY, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 2003

     (B)  LEASES

     The Company leases certain branches, office space, and equipment under leases classified as operating leases. Minimum rental commitments under noncancelable operating leases with initial or remaining terms of one year or more are as follows at December 31, 2003 (in thousands):

                 Due in one year or less                   $             122
                 Due after one year through two years                     69
                                                             ---------------
                              Total                        $             191
                                                             ===============

     Rent expense was approximately $156,000 for the year ended December 31, 2003.

     (C)  LITIGATION

     E.N.B. Holding Company, Inc. and its subsidiaries may, from time to time, be defendants in legal proceedings relating to the conduct of their business. In the best judgment of management, the consolidated financial position of E.N.B. Holding Company, Inc. and its subsidiaries will not be affected materially by the outcome of any pending legal proceedings or other contingent liabilities and commitments.

(11) FAIR VALUES

     SFAS No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (SFAS No. 107), requires that the Company disclose estimated fair values for its financial instruments. Fair value estimates are made at a specific point in time, based on relevant market information, and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected net cash flows, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     Fair value estimates are based on existing on-and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include the deferred tax assets and liabilities and premises, equipment and leasehold improvements. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates of fair value under SFAS No. 107. In addition, there are significant intangible assets that SFAS No. 107 does not recognize, such as the value of "core deposits", the Bank's branch network and other items generally referred to as "goodwill".

                                     F-21                            (Continued)

                  E.N.B. HOLDING COMPANY, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 2003

     The following summarizes the estimated fair value of financial instruments at December 31, 2003 with comparisons to carrying amounts (in thousands):

                                                                 CARRYING      ESTIMATED
                                                                  AMOUNT      FAIR VALUE
                                                              -------------  -------------
Financial assets:
     Cash and due from banks                                 $       19,005         19,005
     Securities available for sale                                  110,194        110,194
     Investment securities                                            5,528          5,847
     Net loans                                                      217,118        222,440
     Accrued interest receivable                                      1,809          1,809

Financial liabilities:
     Deposits:

        Demand                                                $      85,452         85,452
        Regular savings and NOW accounts                            114,164        114,164
        Money market deposit accounts                                12,970         12,970
        Certificates of deposit and individual
          retirement accounts                                       112,824        113,610
                                                              -------------  -------------
                 Total deposits                                     325,410        326,196
     Federal funds purchased                                          5,000          5,000
     Accrued interest payable                                           384            384

     The specific estimation methods and assumptions used can have a substantial impact on the resulting fair values ascribed to financial instruments. Following is a brief summary of the significant methods and assumptions used in estimating the fair values shown in the above table.

     SECURITIES

     The carrying amounts for short-term investment securities and short-term securities available for sale approximate fair value because they mature or reprice in 90 days or less. The fair value of longer-term securities is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value of certain state and municipal securities is not readily available through market sources, so fair value estimates are based on quoted market prices of similar instruments, adjusted for differences between the quoted instrument and the instruments being valued. See notes 3 and 4 for fair value information related to securities available for sale and investment securities, respectively.

                                     F-22                            (Continued)

                  E.N.B. HOLDING COMPANY, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 2003

     LOANS

     Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as real estate, commercial, and installment. Each loan category is further segregated into fixed-and adjustable-rate interest terms and by performing and nonperforming categories. The fair value of performing loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the contractual term of the loans to maturity and repricing opportunities.

     Fair value for nonperforming loans is based on recent external appraisals or discounting of cash flows. Estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.

     DEPOSIT LIABILITIES

     The fair value of deposits with no stated maturity, such as non-interest-bearing demand deposits, regular savings, NOW accounts, and money market deposit accounts is estimated to be the amount payable on demand as of December 31, 2003. The fair value of certificates of deposit and individual retirement accounts is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities. These fair value estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

     OTHER FINANCIAL INSTRUMENTS

     The fair values of cash and due from banks, accrued interest receivable, federal funds purchased, and accrued interest payable are estimated to approximate their carrying amounts at December 31, 2003.

     COMMITMENTS TO EXTEND CREDIT, AND STANDBY AND COMMERCIAL LETTERS OF CREDIT

     The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of standby and commercial letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties. Fees such as these are not a major part of the Company's business and management believes that the carrying amount approximates fair value.

                                     F-23                            (Continued)

                  E.N.B. HOLDING COMPANY, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 2003

(12) OTHER NON-INTEREST EXPENSES

     Other non-interest expenses for the year ended December 31, 2003 are made up of the following components (in thousands):

            Professional and outside service fees     $          796
            Advertising and public relations                     311
            Director fees                                        334
            Other                                              1,046
                                                        -------------
                                                      $        2,487
                                                        =============

(13) DIVIDEND RESTRICTIONS

     Under the National Bank Act, the approval of the Office of the Comptroller of the Currency (OCC) is required if dividends declared by the Bank in any year exceed the net profits of that year as defined, combined with the retained net profits for the two preceding years. At December 31, 2003, the Company's subsidiary bank could, without approval of the OCC, declare dividends aggregating approximately $6.6 million.

(14) REGULATORY CAPITAL REQUIREMENTS

     The OCC capital regulations require banks to maintain minimum levels of regulatory capital. Under the regulations in effect at December 31, 2003, the Bank was required to maintain (i) a minimum leverage ratio of Tier 1
     (core) capital to total adjusted average assets of 4.0%, and (ii) minimum ratios of Tier 1 capital and total capital to risk-weighted assets of 4.0% and 8.0%, respectively. The Federal Reserve Board (FRB) has adopted similar requirements for the consolidated capital of bank holding companies.

     Under its prompt corrective action regulations, the OCC is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized bank. Such actions could have direct material effect on an institution's financial statements. The regulations establish a framework for the classification of banks into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Generally, an institution is considered well capitalized if it has a Tier 1 (core) capital ratio of at least 5.0% (based on total adjusted average assets); a Tier 1 risk-based capital ratio of at least 6.0%; and a total risk-based capital ratio of at least 10.0%.

     The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the regulators about capital components, risk weightings, and other factors.

     Management believes that, as of December 31, 2003, the Company and the Bank met all capital adequacy requirements to which they are subject. Further, the most recent OCC notification categorized the Bank as a well-capitalized institution under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed the Bank's capital classification.

                                     F-24                            (Continued)

                  E.N.B. HOLDING COMPANY, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 2003

     The following is a summary of the actual capital amounts and ratios for the Bank and the company (on a consolidated basis) as of December 31, 2003:

                                                                       ACTUAL
                                                           -------------------------------
                                                               AMOUNT           RATIO
                                                           --------------   --------------
                                                               (Dollars in thousands)
     Tier 1 (core) Capital:
        Ellenville National Bank                          $       27,941             7.84%
        E.N.B. Holding Company, Inc.                              28,290              7.94
     Tier 1 Risk-Based Capital:

        Ellenville National Bank                                  27,941             11.33
        E.N.B. Holding Company, Inc.                              28,290             11.46
     Total Risk-Based Capital:

        Ellenville National Bank                                  30,698             12.45
        E.N.B. Holding Company, Inc.                              31,047             12.57

(15) PARENT COMPANY ONLY FINANCIAL STATEMENTS

     The following information presents the financial position of E.N.B. Holding Company, Inc. (Parent Company) at December 31, 2003 and the results of its operations and cash flows for the year ended December 31, 2003.

     Condensed statement of financial condition (Parent Company only):

     Assets:
          Cash                                                   $         995
          Investment in subsidiaries                                    27,755
                                                                    -----------
                 Total assets                                    $      28,750
                                                                    ===========
     Liabilities and stockholders' equity:
          Accrued expenses and other liabilities                 $         647
          Total stockholders' equity                                    28,103
                                                                    -----------
                 Total liabilities and stockholders' equity      $      28,750
                                                                    ===========

                                     F-25                            (Continued)

                  E.N.B. HOLDING COMPANY, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 2003

     Condensed statement of income (Parent Company only):

     Revenues:
          Cash dividends from subsidiaries                                             $         3,022
                                                                                         --------------
     Expenses:
          Merger related expenses                                                                1,147
          Salaries and wages                                                                       685
          Other expenses                                                                            75
                                                                                         --------------
                                                                                                 1,907

                                                                                         --------------
     Income tax benefit                                                                           (323)
                                                                                         --------------
                      Income before equity in undistributed income of subsidiaries               1,438

     Equity in undistributed income of subsidiaries                                              1,238
                                                                                         --------------
                      Net income                                                       $         2,676
                                                                                         ==============

       Condensed statement of cash flows (Parent Company only):

     Increase (decrease) in cash:
          Cash flows from operating activities:
             Net income                                                                 $        2,676
             Adjustments to reconcile net income to net cash provided by operating activities:
                   Decrease in accrued expenses and other liabilities                             (289)
                   Equity in undistributed income of subsidiaries                               (1,238)
                                                                                         --------------
                      Net cash provided by operating activities                                  1,149
                                                                                         --------------
          Cash flows from financing activities:
             Dividends paid                                                                     (1,157)
                                                                                         --------------
                      Net cash used in financing activities                                     (1,157)
                                                                                         --------------
                      Net decrease in cash                                                          (8)
     Cash at beginning of year                                                                   1,003
                                                                                         --------------
     Cash at end of year                                                                $          995
                                                                                         ==============

                                     F-26                            (Continued)

                  E.N.B. HOLDING COMPANY, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 2003

(16) MERGER

     On July 2, 2003, Provident Bancorp, Inc. (Provident) announced that it had entered into a definitive merger agreement with the Company. During the year ended December 31, 2003, the Company recorded approximately $1,147,000 of merger related expenses which consisted primarily of legal, accounting and other professional service fees. On January 14, 2004, Provident completed its acquisition of the Company by acquiring all of the Company's outstanding shares of common stock.










                                      F-27